As filed with the Securities and Exchange Commission on February 5, 2008
Registration No. 333-[      ]
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AngloGold Ashanti Limited
(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant’s Name Into English)

Republic of South Africa	1040	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

76 Jeppe Street
Newtown, Johannesburg, 2001
(P.O. Box 62117, Marshalltown, 2107)
South Africa
Tel: +27 (11) 637-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

AngloGold Ashanti North America Inc.
7400 East Orchard Road, Suite 350
Greenwood Village, CO 80111
Tel: +1 (303) 889-0700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard J.B. Price Shearman & Sterling LLP 9 Appold Street London EC2A 2AP, United Kingdom Tel: + 44 (20) 7655-5000	Ronald R. Levine, II Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, CO 80202 Tel: +1 (303) 892-9400	Kenneth G. Sam Dorsey & Whitney LLP 370 17th Street, Suite 4700 Denver, CO 80202-5647 Tel: +1 (303) 629-3400

Approximate date of commencement of proposed sale of the securities to the public:  Upon completion of the merger described herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered(1)	Registered(2)	per Unit	Price(3)	Registration Fee
Ordinary shares, par value 25 South African cents per share	3,002,733	Not Applicable	$123,940,373	$4,871(4)

Notes:

(1)	All of the securities being offered hereby will be issued in the form of American Depositary Shares of the registrant (each an “AngloGold Ashanti ADS”) evidenced by American Depositary Receipts. Each AngloGold Ashanti ADS represents one ordinary share, par value 25 South African cents per share, of the registrant (each an “AngloGold Ashanti ordinary share”). The AngloGold Ashanti ADSs will be issuable upon deposit of AngloGold Ashanti ordinary shares and have been registered under a registration statement on Form F-6.

(2)	Represents the maximum number of ordinary shares of the registrant, AngloGold Ashanti Limited, estimated to be deliverable upon completion of the merger of Golden Cycle Gold Corporation with and into GCGC LLC, an indirect wholly owned subsidiary of the registrant.

(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and (f)(1) under the Securities Act. The proposed maximum aggregate offering price of the registrant’s ordinary shares was calculated based upon the market value of shares of Golden Cycle Gold Corporation common stock in accordance with Rule 457(c) under the Securities Act as follows: the product of (A) $11.97, the average of the high and low prices of Golden Cycle Gold Corporation common stock as reported on the New York Stock Exchange on January 30, 2008, and (B) 10,354,250, the maximum number of ordinary shares of Golden Cycle Gold Corporation common stock expected to be exchanged in connection with the merger, which is the sum of (x) 9,769,250 issued and outstanding shares of Golden Cycle Gold Corporation common stock and (y) 585,000 shares of Golden Cycle Gold Corporation common stock issuable under various plans and options, as of January 30, 2008.

(4)	Computed in accordance with Rule 457(f) under the Securities Act by multiplying the proposed maximum aggregate offering price by 0.00003930.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not distribute and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2008

[ • ], 2008

To Golden Cycle Gold Corporation Shareholders:

I am pleased to invite you to the special shareholders’ meeting to consider the proposed merger of Golden Cycle Gold Corporation and a subsidiary of AngloGold Ashanti Limited. The meeting will be held at Elks Lodge, 367 North 3rd Street, Victor, Colorado on [ • ], 2008 at 10:00 a.m., local time.

In the merger, Golden Cycle shareholders will be entitled to receive 0.29 American Depositary Shares, or ADSs, of AngloGold Ashanti, rounded up to the next whole ADS, in exchange for each share of Golden Cycle common stock held by them prior to the merger.

AngloGold Ashanti’s ADSs, each representing one AngloGold Ashanti ordinary share, par value 25 South African cents per share, are listed on the New York Stock Exchange under the symbol “AU”. AngloGold Ashanti’s ordinary shares are listed on the JSE Limited under the symbol “ANG”, the London Stock Exchange under the symbol “AGD”, Euronext Paris under the symbol “VA”, the Australian Stock Exchange in the form of CHESS depositary interests, each representing one-fifth of an ordinary share, under the symbol “AGG”, the Ghana Stock Exchange where its shares are quoted under the symbol “AGA” and in the form of Ghanaian Depositary Shares, or GhDSs, under the symbol “AADS”, each representing one-hundredth of an ordinary share, and Euronext Brussels where its shares are quoted in the form of unsponsored international depositary receipts under the symbol “ANG”.

You should carefully consider the risk factors relating to the proposed merger beginning on page 15.

Whether or not you plan to attend the meeting, please complete and return your proxy card in the envelope enclosed for your convenience. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation is greatly appreciated.

Sincerely yours,

James C. Ruder
Chairman of the Board

If you have any questions concerning the proposed merger, please call Golden Cycle’s Chief Executive Officer, R. Herbert Hampton, at +1 (719) 471-9013. Please do not send in your stock certificates with your proxy card.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [ • ], 2008, and is first being mailed to Golden Cycle shareholders on or about [that date].

GOLDEN CYCLE GOLD CORPORATION
1515 South Tejon Street, Suite 201, Colorado Springs, Colorado 80906

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On [ • ], 2008 at 10:00 a.m.

TO GOLDEN CYCLE GOLD CORPORATION SHAREHOLDERS:

Notice is hereby given that a special meeting of shareholders of Golden Cycle Gold Corporation relating to the proposed merger of Golden Cycle with a subsidiary of AngloGold Ashanti Limited will be held on [ • ], 2008, at 10:00 a.m., local time, at Elks Lodge, 367 North 3rd Street, Victor, Colorado, to consider and vote upon:

(1) A proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 11, 2008, by and among AngloGold Ashanti Limited, AngloGold Ashanti USA Incorporated, GCGC LLC, a wholly owned subsidiary of AngloGold Ashanti USA, and Golden Cycle; and

(2) A proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposed merger.

Information regarding the merger and related matters is contained in the accompanying proxy statement/prospectus and the annexes to the proxy statement/prospectus. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

The board of directors has fixed the close of business on [ • ], 2008 as the record date for the determination of Golden Cycle shareholders entitled to notice of, and to vote at, the special meeting or any adjournment thereof. Only the holders of record of shares of Golden Cycle common stock on the record date are entitled to have their votes counted at the special meeting. A list of shareholders entitled to vote at the special meeting will be available for examination by any Golden Cycle shareholder, for any purpose concerning the meeting, during ordinary business hours at Golden Cycle’s principal executive offices, located at 1515 South Tejon Street, Suite 201, Colorado Springs, Colorado 80906, beginning from [date that is two business days following the date of this notice], 2008 at the time of the special meeting.

Adoption of the merger agreement requires the votes represented by the holders of two-thirds of the outstanding shares of Golden Cycle common stock entitled to vote to be voted “FOR” the proposal. Failure to vote your shares of Golden Cycle common stock at the special meeting has the same effect as a vote “AGAINST” the merger.

You have the power to revoke your proxy at any time prior to its use at the special meeting. If you attend the special meeting, you may withdraw your proxy and vote in person.

You may attend the special meeting in person. It is important that your shares of Golden Cycle common stock are represented at the special meeting regardless of the number of shares that you hold. Your early attention to the proxy card is greatly appreciated because it will reduce the cost Golden Cycle incurs in obtaining voting instructions from its shareholders.

The Golden Cycle board of directors has approved and declared advisable the merger agreement and the merger and unanimously recommends that you vote or give instructions to vote “FOR” the proposal to approve and adopt the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

You should not return your Golden Cycle common stock certificates with the enclosed proxy card.

By Order of the Board of Directors

Wilma L. Delacruz
Secretary
Colorado Springs, Colorado
[ • ], 2008

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about AngloGold Ashanti and Golden Cycle from other documents that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information” on page 100 for a listing of documents incorporated by reference. These documents are available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at one of the following addresses:

AngloGold Ashanti Limited	Golden Cycle Gold Corporation

In South Africa: AngloGold Ashanti Limited 76 Jeppe Street Newtown, Johannesburg, 2001 (P.O. Box 62117, Marshalltown, 2107) South Africa Telephone: +27 (11) 637-6385 Attention: Investor Relations	1515 South Tejon Street, Suite 201 Colorado Springs, CO 80906 Telephone: +1 (719) 471-9013 Fax: +1 (719) 520-1442

In the United States: AngloGold Ashanti North America Inc. 7400 E. Orchard Road, Suite 350 Greenwood Village, CO 80111 Telephone: +1 (303) 889-0700 Fax: +1 (303) 889-0707 Attention: Investor Relations

If you would like to request any documents, you must do so by [ • ], 2008 in order to receive them before the special meeting of Golden Cycle shareholders.

i

Annexes

Annex A	Agreement and Plan of Merger, dated as of January 11, 2008, by and among AngloGold Ashanti Limited, AngloGold Ashanti USA Incorporated, GCGC LLC and Golden Cycle Gold Corporation
Annex B	Form of Shareholder Support Agreement, between the shareholder party thereto and AngloGold Ashanti Limited
Annex C	Opinion of PI Financial (US) Corp.

QUESTIONS AND ANSWERS ABOUT THE GOLDEN CYCLE SPECIAL MEETING
AND THE PROPOSED MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting of Golden Cycle shareholders and the proposed merger. These questions and answers may not address all questions that may be important to you as a Golden Cycle shareholder. Please refer to the more detailed information contained in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to, or incorporated by reference in, this proxy statement/prospectus.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	The proposed transaction is the merger of Golden Cycle with an indirect wholly owned subsidiary of AngloGold Ashanti. Assuming the closing conditions to the merger agreement are satisfied or waived, Golden Cycle will be merged with and into GCGC LLC, a Colorado limited liability company and a wholly owned subsidiary of AngloGold Ashanti USA Incorporated, or AngloGold Ashanti USA, which is a Delaware corporation and a wholly owned subsidiary of AngloGold Ashanti. GCGC LLC will continue as the surviving company in the merger and will continue to be an indirect wholly owned subsidiary of AngloGold Ashanti.

Q:	What will the Golden Cycle shareholders receive in the merger?

A:	In the merger, Golden Cycle shareholders will receive 0.29 of an AngloGold Ashanti ADS as consideration for each share of Golden Cycle common stock held. AngloGold Ashanti will not issue fractional AngloGold Ashanti ADSs in the merger. Rather than receive a fractional AngloGold Ashanti ADS, each shareholder who would otherwise have been entitled to receive a fraction of an AngloGold Ashanti ADS (after taking into account all stock certificates delivered by such holder) will receive, in lieu of any fractional AngloGold Ashanti ADS, one AngloGold Ashanti ADS.

Q:	What is an AngloGold Ashanti ADS?

A:	An American Depositary Share, or ADS, is a security that allows shareholders in the United States to more easily hold and trade interests in foreign-based companies. AngloGold Ashanti is a South African company that issues ordinary shares that are equivalent in many respects to common stock of a U.S. company. Each AngloGold Ashanti ADS represents one AngloGold Ashanti ordinary share. AngloGold Ashanti ADSs are listed on the New York Stock Exchange and trade under the symbol “AU”. The Bank of New York Mellon is the depositary of the ordinary shares underlying the AngloGold Ashanti ADSs and will be responsible for issuing AngloGold Ashanti ADSs to Golden Cycle shareholders.

Q:	Will Golden Cycle shareholders be able to trade the AngloGold Ashanti ADSs that they receive in the transaction?

A:	Yes. AngloGold Ashanti ADSs are currently listed on the New York Stock Exchange (under the symbol “AU”) and the AngloGold Ashanti ADSs that will be issued in connection with the transaction will be listed on the New York Stock Exchange. AngloGold Ashanti ADSs received in exchange for shares of Golden Cycle common stock in the transaction will be freely transferable under United States federal securities laws.

Q:	How will the merger affect options to acquire shares of Golden Cycle common stock?

A:	Each unexpired and unexercised option to purchase Golden Cycle common stock granted under Golden Cycle stock option plans will be automatically converted into an option to purchase a number of AngloGold Ashanti ADSs equal to the number of shares of Golden Cycle common stock that could have been purchased (assuming full vesting) under such option multiplied by the exchange ratio of 0.29 (rounded down to the nearest whole number of AngloGold Ashanti ADSs) at a price per AngloGold Ashanti ADS equal to the per share option exercise price specified in the Golden Cycle option divided by the exchange ratio of 0.29 (rounded up to the nearest whole cent). Each substituted option will otherwise be subject to the same terms and conditions as the option to purchase Golden Cycle common stock that it was issued in respect of. Any document or agreement previously evidencing Golden Cycle options will thereafter evidence and be deemed to evidence options to purchase AngloGold Ashanti ADSs. If AngloGold Ashanti determines that the substituted options give rise upon exercise to compensation subject to withholding, then AngloGold Ashanti (or the appropriate subsidiary thereof) will withhold the amount required by applicable law.

Q:	What are the implications to Golden Cycle shareholders of AngloGold Ashanti being a “foreign private issuer” under the U.S. securities laws?

A:	AngloGold Ashanti is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement/prospectus as the “Exchange Act”), applicable to foreign private issuers. As a foreign private issuer, AngloGold Ashanti is required to file an annual report on Form 20-F with the Securities and Exchange Commission, or “SEC”, within six months after the end of each fiscal year. In addition, AngloGold Ashanti is required to furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by AngloGold Ashanti in South Africa, including interim financial statements, or regarding information distributed or required to be distributed by AngloGold Ashanti to its shareholders. As a foreign private issuer, AngloGold Ashanti is exempt from certain rules under the Exchange Act, including the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies with securities registered under the Exchange Act, the requirement to file financial statements prepared in accordance with U.S. GAAP, although AngloGold Ashanti currently prepares the financial statements included in its annual report on Form 20-F in accordance with U.S. GAAP, and the proxy rules, which impose disclosure and procedural requirements for proxy solicitations under the Exchange Act. In addition, among other matters, AngloGold Ashanti’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of AngloGold Ashanti ordinary shares and ADSs.

Q:	When do you expect to complete the transaction?

A:	AngloGold Ashanti and Golden Cycle are working toward completing the merger as quickly as possible, and anticipate that it will be completed in the second quarter of 2008. In order to complete the merger, Golden Cycle must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	What vote is required by the Golden Cycle shareholders to adopt the merger agreement or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A:	The adoption of the merger agreement requires the affirmative vote of two-thirds of the issued and outstanding shares of Golden Cycle common stock entitled to vote. The adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the votes cast in person or by proxy at the Golden Cycle special meeting. A majority of the outstanding Golden Cycle common stock entitled to vote at the Golden Cycle special meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Golden Cycle special meeting.

Q:	How does the Golden Cycle board of directors recommend that I vote?

A:	The Golden Cycle board of directors recommends that Golden Cycle shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. You should read “The Merger — Golden Cycle’s Reasons for the Merger” beginning on page 28 for a discussion of the factors that the Golden Cycle board of directors considered in deciding to recommend the adoption of the merger agreement to Golden Cycle shareholders.

Q:	Who is entitled to vote?

A:	You can vote at the special meeting if you owned Golden Cycle common stock at the close of business on [ • ], 2008, the record date. As of the record date, there were [ • ] shares of Golden Cycle common stock outstanding, all of which are entitled to be voted at the special meeting.

Q:	How do I vote my shares of Golden Cycle common stock?

A:	You should carefully read and consider the information contained in or incorporated by reference into this proxy statement/prospectus, including the annexes. You should also determine whether you hold your shares of Golden Cycle common stock directly in your name as a registered shareholder or through a broker or other

v

nominee, because this will determine the procedure that you must follow in order to vote. If you are a registered shareholder of Golden Cycle, you may vote in any of the following ways:

•	in person at the Golden Cycle special meeting — complete and sign the enclosed proxy card and bring either the admission ticket attached to the proxy card or evidence of your stock ownership with you to the Golden Cycle special meeting (the ticket or evidence of your stock ownership will serve as your right to admission and your authorization to vote in person);

•	by mail — complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible to Golden Cycle Gold Corporation, 1515 South Tejon Street, Suite 201, Colorado Springs, Colorado 80906, Attention: Wilma L. Delacruz, Secretary;

•	by facsimile — complete, sign and date the enclosed proxy card and fax it to Golden Cycle’s transfer agent at the number provided with the enclosed proxy card; or

•	by telephone — follow the instructions included with the enclosed proxy card.

If you are a non-registered holder of shares of Golden Cycle common stock (which for purposes of this proxy statement/prospectus means that your shares of Golden Cycle common stock are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person if you obtain written authorization in your name from your broker or other nominee and either bring the admission ticket attached to the proxy card or evidence of your stock ownership from your broker or other nominee. Please contact your broker or other nominee to determine how to vote by mail. If you do not provide instructions to your broker on how to vote, your shares of Golden Cycle common stock will not be voted and construed as a vote “AGAINST” the adoption of the merger agreement.

Q:	What happens if I do not vote?

A:	Because the adoption of the merger agreement requires the affirmative vote of two-thirds of the outstanding shares of Golden Cycle common stock entitled to vote at the special meeting, your failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Q:	What happens if I return my proxy card but don’t indicate how to vote?

A:	If you properly return your proxy card, but do not include instructions on how to vote, your shares of Golden Cycle common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Golden Cycle’s management does not currently intend to bring any proposals to the Golden Cycle special meeting other than the proposal to adopt the merger agreement and to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies and does not expect any shareholder proposals. If other proposals requiring a vote of shareholders are brought before the Golden Cycle special meeting in a proper manner, the persons named in the enclosed proxy card intend to vote the shares they represent in accordance with their best judgment in respect of such proposals.

Q:	What happens if I abstain from voting on the proposal?

A:	If you return your proxy with instructions to abstain from voting on either proposal, your shares will be counted for purposes of determining whether a quorum is present at the Golden Cycle special meeting. An abstention with respect to the proposal to adopt the merger agreement has the legal effect of a vote “AGAINST” the adoption of the merger agreement.

Q:	May I change my vote after I have mailed my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by either:

•	advising Golden Cycle’s Secretary, Wilma L. Delacruz, in writing prior to 12:00 p.m. Mountain Daylight Time on [ • ], 2008; or

•	delivering a new proxy so long as it is received prior to 12:00 p.m. Mountain Daylight Time on [ • ], 2008.

In addition, you may revoke your proxy by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I receive more than one Golden Cycle proxy card?

A:	This means that you own shares of Golden Cycle common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own postage paid return envelope. If you vote by mail, please make sure you return each proxy card in the return envelope that accompanied that proxy card. All of your shares of Golden Cycle common stock will be aggregated for purposes of determining whether you are entitled to receive an additional ADS in lieu of a fractional AngloGold Ashanti ADS.

Q:	Am I entitled to exercise any dissenters’ or appraisal rights in connection with the merger?

A:	No. Under Colorado law, you will not have any right to dissent or receive an appraisal of the value of your shares of Golden Cycle common stock in connection with the merger if the adoption of the merger agreement is approved.

Q:	As a Golden Cycle shareholder, should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Golden Cycle stock certificates for the merger consideration. Please DO NOT send in your Golden Cycle stock certificates with your proxy or with your form of election.

Q:	Where and when is the special meeting?

A:	Golden Cycle will hold the special meeting at 10:00 a.m., local time, on [ • ], 2008 at the Elks Lodge, 367 North 3rd Street, Victor, Colorado.

Q:	What do I need to do now if I hold shares of Golden Cycle common stock?

A:	AngloGold Ashanti and Golden Cycle urge you to read this proxy statement/prospectus carefully, including its annexes and the documents incorporated by reference herein, and consider how the merger affects you. As soon as possible after you have read this proxy statement/prospectus, please complete, sign and date your proxy card and mail it in the enclosed postage paid return envelope.

Q:	Is the approval of AngloGold Ashanti shareholders required for the Golden Cycle merger?

A:	No, AngloGold Ashanti shareholder approval is not required in order to complete the Golden Cycle merger.

Q:	Did AngloGold Ashanti and Golden Cycle have a business relationship prior to entering into the merger agreement?

A:	Yes. AngloGold Ashanti (through its indirect wholly owned subsidiary, AngloGold Ashanti (Colorado) Corp.) and Golden Cycle are co-owners of the Cripple Creek & Victor Gold Mining Company joint venture (which we refer to in this proxy statement/prospectus as the CC&V joint venture). The CC&V joint venture engages in gold mining activity at the Cresson mine located in the Cripple Creek area of Colorado. AngloGold Ashanti holds a 67 percent interest in the CC&V joint venture and Golden Cycle holds the remaining 33 percent. AngloGold Ashanti serves as the manager of the CC&V joint venture. Golden Cycle’s participation in the CC&V joint venture constitutes its primary business activity.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which you are referred for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A. In addition, we incorporate by reference in this proxy statement/prospectus important business and financial information about AngloGold Ashanti and Golden Cycle, see “Where You Can Find More Information” on page 100. We have included page references in this summary to direct you to more complete descriptions of the topics presented in this summary.

The Companies (Page 58)

AngloGold Ashanti (Page 58)

AngloGold Ashanti is headquartered in Johannesburg, South Africa, and is a global gold mining company with a diversified portfolio of assets in many key gold producing regions. As at December 31, 2006, AngloGold Ashanti had gold reserves of 66.0 million ounces. For the year ended December 31, 2006, AngloGold Ashanti had consolidated revenues of $2,715 million and gold production of 5.6 million ounces.

AngloGold Ashanti was formed following the consolidation of the gold interests of Anglo American plc into a single company in 1998. At that time, its production and reserves were primarily located in South Africa (97 percent of 1997 production and 99 percent of reserves as at December 31, 1997) and one of its objectives was to achieve greater geographic and orebody diversity. Through a combination of mergers, acquisitions, disposal initiatives and organic growth, and through the operations in which AngloGold Ashanti has an interest, AngloGold Ashanti has developed a high quality, well diversified asset portfolio, including:

•	production from 21 operations in ten countries: Argentina, Australia, Brazil, Ghana, Guinea, Mali, Namibia, South Africa, Tanzania and the United States;

•	production and reserves for the year ended December 31, 2006 of 55 percent and 59 percent, respectively, from operations outside South Africa; and

•	production from a broad variety of orebody types as well as a variety of surface (11 mines) and underground (ten mines) operations.

AngloGold Ashanti’s principal executive office is located at 76 Jeppe Street, Newtown, 2001 (P.O. Box 62117, Marshalltown, 2107) South Africa (Telephone: +27 (11) 637-6000).

AngloGold Ashanti USA Incorporated (Page 62)

AngloGold Ashanti USA Incorporated is a Delaware corporation and a direct wholly owned subsidiary of AngloGold Ashanti Limited. AngloGold Ashanti USA Incorporated has no employees and serves as the holding company for all of AngloGold Ashanti’s North American interests.

GCGC LLC (Page 62)

GCGC LLC is a Colorado limited liability company and a direct wholly owned subsidiary of AngloGold Ashanti USA and was created solely for the purpose of entering into the transactions contemplated by the merger agreement and has not conducted any other business activities.

Golden Cycle (Page 62)

Golden Cycle was incorporated under the laws of the State of Colorado on May 19, 1972 for the purpose of acquiring and developing the mining properties of the Golden Cycle Corporation, located in the Cripple Creek Mining District of Colorado. The primary business of Golden Cycle has been its participation in the Cripple Creek & Victor Gold Mining Company (CC&V), a joint venture (the CC&V joint venture) with AngloGold Ashanti (Colorado) Corp., formerly Pikes Peak Mining Company. The CC&V joint venture engages in gold mining activity in the Cripple Creek area of Colorado. AngloGold Ashanti holds a 67 percent interest in the CC&V joint venture and Golden Cycle holds the remaining 33 percent. AngloGold Ashanti serves as the manager of the CC&V joint venture. Golden Cycle’s participation in the CC&V joint venture constitutes its primary business activity.

Golden Cycle’s principal executive office is located at 1515 South Tejon, Suite 201, Colorado Springs, Colorado 80906 (Telephone: + 1 (719) 471-9013). As of December 31, 2007, the Company had two employees.

The Merger (Page 24)

Golden Cycle and AngloGold Ashanti have agreed and the boards of directors of Golden Cycle and AngloGold Ashanti have each approved an acquisition of Golden Cycle by AngloGold Ashanti pursuant to the merger agreement. At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and in accordance with the Colorado Business Corporations Act, Golden Cycle will merge with and into GCGC LLC, a direct wholly owned subsidiary of AngloGold Ashanti USA and the separate corporate existence of Golden Cycle will cease. AngloGold Ashanti USA is a direct wholly owned subsidiary of AngloGold Ashanti Limited. GCGC LLC will be the surviving entity in the merger.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options (Page 37)

In the merger, each issued and outstanding share of Golden Cycle common stock (other than shares of Golden Cycle owned by Golden Cycle as treasury shares), will be automatically converted into the right to receive 0.29 of an AngloGold Ashanti ADS, with each whole ADS representing one AngloGold Ashanti ordinary share.

Each unexpired and unexercised option to purchase Golden Cycle common stock granted under Golden Cycle stock option plans will be automatically converted into an option to purchase a number of AngloGold Ashanti ADSs equal to the number of shares of Golden Cycle common stock that could have been purchased (assuming full vesting) under the option multiplied by the exchange ratio of 0.29 (rounded down to the nearest whole number of AngloGold Ashanti ADSs) at a price per AngloGold Ashanti ADS equal to the per-share option exercise price specified in the Golden Cycle option divided by the exchange ratio of 0.29 (rounded up to the nearest whole cent).

Special Meeting of Golden Cycle Shareholders (Page 21)

Golden Cycle will hold a special meeting of Golden Cycle shareholders to approve and adopt the merger agreement and to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. The special meeting will be will be held on [ • ], 2008 at the Elks Lodge, 367 North 3rd Street, Victor, Colorado, beginning at 10:00 a.m. Proxies for the special meeting are being solicited by Golden Cycle’s board of directors.

Golden Cycle’s board of directors has fixed the close of business on [ • ], 2008 as the record date for the determination of Golden Cycle shareholders entitled to notice of, and to vote at, the special meeting or any adjournment thereof.

To conduct the special meeting, Golden Cycle must have a quorum, which, pursuant to Golden Cycle’s by-laws, means a majority of issued and outstanding voting shares of Golden Cycle common stock as of the record date must be present at the meeting, in person or by proxy. As of [ • ], 2008, Golden Cycle had [ • ] shares of common stock issued and outstanding. Each share of Golden Cycle common stock is entitled to one vote. Golden Cycle has no other voting shares issued and outstanding.

Vote Required for Approval of the Merger (Page 22)

At the special meeting of the Golden Cycle shareholders, the shareholders will be asked to vote on a resolution approving the merger of Golden Cycle into an indirect wholly owned subsidiary of AngloGold Ashanti, on the terms and subject to the conditions of the merger agreement. The Golden Cycle shareholders will also be asked to vote on a resolution to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger. The resolution to adopt the merger agreement will require the affirmative vote of two-thirds of the shares of the Golden Cycle shareholders entitled to vote at the special meeting. The resolution to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies will require the affirmative vote of a majority of the votes cast in person or by proxy at the special meeting.

Recommendation of the Board of Directors of Golden Cycle (Page 27)

After careful consideration, the Golden Cycle board of directors has unanimously determined to recommend that the Golden Cycle shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Reasons for the Merger (Page 27)

AngloGold Ashanti’s Reasons for the Merger (Page 27)

AngloGold Ashanti’s principal reason to enter into the merger agreement is to acquire Golden Cycle’s investment in the CC&V joint venture, thereby enabling AngloGold Ashanti to own a 100 percent interest in the CC&V joint venture and to own and consolidate a 100 percent interest in the Cresson mine.

Golden Cycle’s Reasons for the Merger (Page 28)

Golden Cycle’s principal reason to enter into the merger agreement is that the offered merger consideration of 0.29 AngloGold Ashanti ADSs per one share of Golden Cycle common stock, with each AngloGold Ashanti ADS representing one AngloGold Ashanti ordinary share, represents a premium to Golden Cycle shareholders, based on, among other things, the historical trading price of AngloGold Ashanti ADSs relative to that of Golden Cycle common stock.

Fairness Opinion (Page 31)

Golden Cycle engaged PI Financial (US) Corp., or “PI Financial”, in connection with the merger pursuant to the terms of an engagement letter dated December 18, 2007. Pursuant to the engagement letter, PI Financial delivered its opinion to Golden Cycle’s board of directors, dated as of January 11, 2008, to the effect that, as of the date of the opinion and based on and subject to various qualifications, factors, assumptions and limitations described in its opinion, the merger consideration to be received by the shareholders of Golden Cycle pursuant to the merger was fair from a financial point of view to such shareholders. The full text of PI Financial’s written fairness opinion is attached as Annex C to this proxy statement. Golden Cycle shareholders are encouraged to read PI Financial’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PI Financial in connection with its opinion. PI Financial provided its opinion for the information and assistance of the Golden Cycle board of directors, its opinion was only one of many factors considered by the board of directors in its evaluation of the merger transaction and it only addresses the fairness, from a financial point of view, to Golden Cycle’s shareholders of the merger consideration to be received by the Golden Cycle shareholders pursuant to the merger. PI Financial’s opinion does not address the relative merits of the merger or any related transaction as compared to any other transaction or business strategy in which Golden Cycle might engage or the merits of the underlying decision by Golden Cycle to engage in the merger or any related transaction and is not intended to, and does not, constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating to the merger. PI Financial’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to PI Financial as of, January 11, 2008, the date of the written opinion. PI Financial assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. Please refer to “The Merger — Fairness Opinion” beginning on page 31. We urge you to, and you should, read the PI Financial opinion in its entirety.

Risk Factors (Page 15)

In determining whether to approve the merger agreement and the transactions contemplated by the merger agreement, you should carefully consider, along with the other information set forth in or incorporated by reference in this proxy statement/prospectus, the specific factors set forth under “Risk Factors” for risks related to AngloGold Ashanti, the merger and the AngloGold Ashanti ordinary shares and ADSs, as well as the risk factors included in

AngloGold Ashanti’s 2006 Annual Report on Form 20-F, which is incorporated by reference into this proxy statement/prospectus.

The Merger Agreement (Page 37)

The terms and conditions of the merger are governed by the merger agreement. The merger agreement is attached as Annex A to this proxy statement/prospectus and incorporated herein by this reference. We urge you to read the merger agreement carefully and in its entirety as it is the legal document that governs the merger.

Conditions to the Merger (Page 45)

The completion of the merger is subject to the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•	adoption of the merger agreement by the Golden Cycle shareholders;

•	obtaining the approval of the New York Stock Exchange for the issuance and listing of the AngloGold Ashanti ADSs that will be issued as consideration in the merger;

•	the absence of any statute, rule, regulation, executive order, decree, temporary restraining order, injunction or other order issued by a court or other governmental entity preventing the completion of the merger;

•	this proxy statement/prospectus must be effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus may be in effect and no proceeding for the purpose of suspending or stopping the effectiveness of this proxy statement/prospectus may be pending before or threatened by the SEC;

•	approval of any governmental authority of competent jurisdiction (including the South African Reserve Bank) or expiration or satisfaction of waiting periods under any applicable law of any governmental authority of competent jurisdiction (without the imposition of any condition that is likely to have a material adverse effect).

•	the representations and warranties of Golden Cycle and AngloGold Ashanti must generally be true and correct in all material respects as of the closing date of the merger except to the extent that the representation or warranty speaks as of another date;

•	Golden Cycle and AngloGold Ashanti must have performed in all material respects all obligations and complied in all material respects with all agreements and covenants in the merger agreement to be performed and complied with by them;

•	from the date of agreement through the effective time of the merger, no material adverse effect must have occurred with respect to Golden Cycle and no event, change or circumstance that would reasonably be likely to result in a material adverse effect with respect to Golden Cycle must have occurred;

•	Each of AngloGold Ashanti and Golden Cycle must have delivered to its respective legal counsel and to each other a certificate signed on its behalf certifying as to specified tax representations;

•	AngloGold Ashanti and Golden Cycle each must have received an opinion, dated as of the closing date of the merger, of its legal counsel, based upon facts, representations and assumptions set forth in the opinion that are consistent with the state of facts at the effective time of the merger, to the effect that the acquisition of shares of Golden Cycle common stock will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	AngloGold Ashanti must have received a “comfort” letter from Golden Cycle’s independent public accountants; and

•	AngloGold Ashanti must have received evidence reasonably satisfactory to it that the aggregate amount of all unpaid costs and expenses incurred by Golden Cycle or its subsidiaries in connection with the merger agreement and related transactions is not in excess of $200,000.

For a more complete description of these and other conditions that must be satisfied or waived, see “The Merger Agreement — Conditions to the Merger” beginning on page 45.

Termination of the Merger Agreement (Page 47)

The merger agreement may be terminated by AngloGold Ashanti or Golden Cycle at any time before the effective time of the merger:

•	by mutual written consent of AngloGold Ashanti and Golden Cycle;

•	if the merger is not completed on or before June 30, 2008;

•	if any applicable law makes completion of the merger illegal or if any judgment, injunction, order or decree of a court restrains or prohibits the completion of the merger; or

•	if Golden Cycle shareholders’ approval is not obtained.

The merger agreement may be terminated by Golden Cycle at any time before the effective time of the merger:

•	if there has been a breach by AngloGold Ashanti or GCGC LLC of any representation, warranty, covenant or agreement set forth in the merger agreement that results in the failure of a closing condition to be satisfied; or

•	if (i) Golden Cycle delivers to AngloGold Ashanti a written notice of its intent to enter into a merger, acquisition or other agreement to consummate a “superior proposal”, (ii) five business days elapse following delivery to AngloGold Ashanti of the notice of “superior proposal”, (iii) during the five business day period Golden Cycle fully cooperates with AngloGold Ashanti, including providing AngloGold Ashanti with the terms and conditions of such proposal, the identity of the person making such proposal and a copy of the acquisition agreement, (iv) Golden Cycle pays to AngloGold Ashanti the termination fee as described in “The Merger Agreement — Termination Fees and Expenses” beginning on page 48 and (v) Golden Cycle enters into a merger, acquisition or other agreement to consummate the “superior proposal”.

The merger agreement may be terminated by AngloGold Ashanti at any time before the effective time of the merger:

•	if (i) Golden Cycle breaches or fails to perform in any material respect its non-solicitation obligations, the obligation of its board of directors to recommend the merger to the Golden Cycle shareholders or its obligation to hold the special meeting of its shareholders to approve the merger agreement, or (ii) the Golden Cycle board of directors or any committee thereof makes an “adverse recommendation change” as described in “The Merger Agreement — Recommendations of Golden Cycle’s Board of Directors” on page 27; or

•	if there has been a breach by Golden Cycle of any representation, warranty, covenant or agreement set forth in the merger agreement that results in the failure of a closing condition to be satisfied.

Termination Fees (Page 48)

If the merger agreement is terminated by either party in some circumstances, either Golden Cycle is obligated to pay to AngloGold Ashanti a termination fee of $5,760,000 or AngloGold Ashanti is required to pay to Golden Cycle a termination fee of $1,440,000. In addition, under the merger agreement, Golden Cycle agreed to pay AngloGold Ashanti’s reasonable, documented costs and expenses up to an amount equal to $500,000 if AngloGold Ashanti terminates the merger agreement as the result of an “adverse recommendation change”. For a complete description of termination fees and the conditions that trigger the obligation to pay a termination fee, see “The Merger Agreement — Termination Fees and Expenses” beginning on page 48.

The Shareholder Support Agreements (Page 50)

Concurrently with the signing of the merger agreement, AngloGold Ashanti entered into separate shareholder support agreements with each of the following shareholders of Golden Cycle: David W. Tice & Associates, Inc., OCM Gold Fund, R. Herbert Hampton, Estate of Rex H. Hampton, Dr. Taki N. Anagnoston, James C. Ruder, Robert T. Thul, Donald L. Gustafson and MIDAS Fund, Inc./Midas Management Corporation (we collectively refer to these shareholders as the “supporting shareholders”). Together, the shareholder support agreements cover an aggregate of 4,318,680 shares of Golden Cycle common stock, which, as of January 11, 2008, represented approximately 44.2 percent of all of the issued and outstanding shares of Golden Cycle common stock.

Pursuant to the shareholder support agreements, each supporting shareholder granted to AngloGold Ashanti an irrevocable proxy to exercise all voting, consent and similar rights with respect to their shares of Golden Cycle common stock at every annual, special or other meeting of shareholders of Golden Cycle, and in any consent in lieu of a meeting for the purpose of voting in favor of the merger and any other matter necessary to the consummation of the merger. The complete form of shareholder support agreement is attached as Annex B to this proxy statement/prospectus and incorporated herein by this reference. We urge you to read the form of shareholder support agreement carefully and in its entirety for a more complete description of its terms and conditions.

Directors and Senior Management Following the Merger (Page 52)

Upon completion of the merger, the board of directors and executive officers of AngloGold Ashanti will remain the same.

Regulatory Approvals Required for the Merger (Page 36)

The merger agreement provides that each of Golden Cycle and AngloGold Ashanti will use their commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the completion of the merger. In addition, each of Golden Cycle and AngloGold Ashanti agreed to make all regulatory filings that it is required to make in connection with completing the merger.

The approval of the South African Reserve Bank and the approval of the New York Stock Exchange of the listing on the New York Stock Exchange of the AngloGold Ashanti ADSs issued in the merger each must be obtained before the merger may be completed.

Approval of the South African Reserve Bank (Page 36)

The issuance of AngloGold Ashanti ADSs as contemplated by the merger agreement is subject to the approval of the South African Reserve Bank. AngloGold Ashanti does not envisage any material difficulty in obtaining the necessary approval of the South African Reserve Bank prior to the date of the special meeting of Golden Cycle shareholders.

Stock Exchange Listings (Page 36)

AngloGold Ashanti’s ADSs, each representing one AngloGold Ashanti ordinary share, par value 25 South African cents per share, are listed on the New York Stock Exchange under the symbol “AU”. AngloGold Ashanti’s ordinary shares are listed on the JSE Limited under the symbol “ANG”, the London Stock Exchange under the symbol “AGD”, Euronext Paris under the symbol “VA”, the Australian Stock Exchange in the form of CHESS depositary interests, each representing one-fifth of an ordinary share, under the symbol “AGG”, the Ghana Stock Exchange where its shares are quoted under the symbol “AGA” and in the form of Ghanaian Depositary Shares, or GhDSs, under the symbol “AADS”, each representing one-hundredth of an ordinary share, and Euronext Brussels where its shares are quoted in the form of unsponsored international depositary receipts under the symbol “ANG”.

In accordance with the terms of the merger agreement, AngloGold Ashanti has made an application to list on the New York Stock Exchange the AngloGold Ashanti ADSs that will be issued as consideration in the merger. The AngloGold Ashanti ADSs that will be issued as consideration in the merger have been approved for listing by the New York Stock Exchange, subject to official notice of issuance. Listing and trading of the AngloGold Ashanti ADSs that will be issued as consideration in the merger will commence on the New York Stock Exchange on the date of effectiveness of the merger, which is expected to be on or around [ • ], 2008.

Interests of Certain Persons in the Merger (Page 55)

In considering the recommendation of the Golden Cycle board of directors to vote for the adoption of the merger agreement, you should be aware that certain members of the Golden Cycle board of directors and executive officers of Golden Cycle may have interests in the merger that differ from, or are in addition to, their interests as Golden Cycle shareholders. The Golden Cycle board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. In summary, these interests include:

•	an agreement by AngloGold Ashanti to provide directors’ and officers’ insurance;

•	an agreement to provide executive officers and directors of Golden Cycle with continuing indemnification rights; and

•	an agreement by Golden Cycle to pay Mr. Hampton severance following the closing of the merger in a lump sum amount equal to $8,404 per month from the closing of the merger through August 1, 2008.

Material U.S. Federal Income Tax Consequences of the Merger to Golden Cycle Shareholders (Page 64)

The U.S. federal income tax consequences of the merger to a Golden Cycle shareholder will depend on whether the shareholder is a “U.S. Holder” or “non-U.S. Holder” as such terms are defined under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” on pages 65 and 68, respectively. A U.S. Holder that receives AngloGold Ashanti ADSs pursuant to the merger will not recognize any gain or loss for U.S. federal income tax purposes. A non-U.S. Holder that receives AngloGold Ashanti ADSs pursuant to the merger will not recognize any gain for U.S. federal income tax purposes unless (i) shares of Golden Cycle common stock are not regularly traded on an established securities market within the meaning of applicable U.S. Treasury Regulations or (ii) such non-U.S. Holder was a more than 5 percent owner of Golden Cycle, either actually or under certain attribution rules, during the five-year period ending on the date of the merger. A non-U.S. Holder that receives AngloGold Ashanti ADSs pursuant to the merger generally will not recognize any loss for U.S. federal income tax purposes.

The consequences described above assume that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that Section 367(a)(1) of the Internal Revenue Code does not apply to the receipt of AngloGold Ashanti ADSs by Golden Cycle shareholders. Completion of the merger is conditioned on receipt of certain tax opinions, including an opinion that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, as described under “Material Tax Considerations — Material U.S. Federal Income Tax Considerations — Tax Status of the Merger” beginning on page 65.

THE TAX CONSEQUENCES OF THE MERGER TO GOLDEN CYCLE SHAREHOLDERS WILL DEPEND ON EACH SHAREHOLDER’S INDIVIDUAL SITUATION. GOLDEN CYCLE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER.

Accounting Treatment (Page 36)

AngloGold Ashanti will account for the merger as a purchase for financial reporting purposes under U.S. GAAP.

Dissenters’ Rights of Appraisal (Page 36)

Under the Colorado Business Corporations Act, you will not have any right to dissent or receive an appraisal of the value of your shares of Golden Cycle common stock in connection with the merger if the adoption of the merger agreement is approved.

Comparison of Rights of Shareholders under Colorado and South African Law (Page 83)

Upon consummation of the merger and receipt of the merger consideration, holders of Golden Cycle shares will become holders of AngloGold Ashanti ADSs, which represent a beneficial ownership interest in AngloGold Ashanti ordinary shares, with each AngloGold Ashanti ADS representing one AngloGold Ashanti ordinary share. Golden Cycle is organized under the laws of the State of Colorado while AngloGold Ashanti is organized under the laws of the Republic of South Africa. Therefore, your rights as a holder of AngloGold Ashanti ADSs will be governed by South African law, by AngloGold Ashanti’s memorandum and articles of association and by the deposit agreement pursuant to which the AngloGold Ashanti ADSs will be issued. These rights differ in certain respects from the current rights of Golden Cycle shareholders, which are governed by Colorado law and by Golden Cycle’s articles of incorporation and by-laws. For a further description of the differences between Colorado law and South African law with respect to the rights of shareholders, please see “Comparison of Rights of Shareholders under Colorado and South African Law” beginning on page 83.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ANGLOGOLD ASHANTI

The selected financial information set forth below for the years ended December 31, 2004, 2005 and 2006 and as at December 31, 2004, 2005 and 2006 has been derived from, and should be read in conjunction with, the U.S. GAAP financial statements included in AngloGold Ashanti’s 2006 Form 20-F, which is incorporated herein by reference. The selected financial information for the years ended December 31, 2002 and 2003 and as at December 31, 2002 and 2003, has been derived from U.S. GAAP financial statements not included or incorporated by reference herein. The selected financial information for the nine months ended September 30, 2006 and for the nine months ended and as at September 30, 2007 has been derived from, and should be read in conjunction with, the unaudited condensed consolidated U.S. GAAP financial statements included in AngloGold Ashanti’s reports on Form 6-K submitted to the SEC on November 7, 2006 and February 4, 2008, respectively.

						Nine Months Ended
	Year Ended December 31,					September 30,
	2002(1)(2)	2003(5)	2004(6)(7)	2005	2006	2006	2007
						(Unaudited)	(Unaudited)
	(In U.S. $ millions, except share and per share amounts)

Consolidated statement of income (loss) data
Sales and other income	1,493	1,670	2,151	2,485	2,715	2,009	2,290

Product sales(8)	1,458	1,641	2,096	2,453	2,683	1,985	2,259
Interest, dividends and other	35	29	55	32	32	24	31

Costs and expenses	1,137	1,329	2,176	2,848	2,811	2,109	2,432

Operating costs(9)	912	1,135	1,517	1,842	1,785	1,294	1,534
Royalties	9	11	27	39	59	43	51
Depreciation, depletion and amortization	257	247	445	593	699	498	459
Impairment of assets	—	75	3	141	6	—	—
Interest expense	22	28	67	80	77	59	56
Accretion expense	—	2	8	5	13	11	13
Loss (profit) on sale of assets, realization of loans and indirect taxes	11	(55)	(14)	(3)	(36)	(11)	(24)
Mining contractor termination costs	—	—	—	9	—	—	—
Non-hedge derivative (gain) loss	(74)	(114)	123	142	208	215	343

Income (loss) from continuing operations before income tax, equity income, minority interests and cumulative effect of accounting change	356	341	(25)	(363)	(96)	(100)	(142)
Taxation (expense) benefit	(64)	(143)	132	121	(122)	(47)	(106)
Minority interest	(16)	(17)	(22)	(23)	(29)	(23)	(22)
Equity income in affiliates	80	71	23	39	99	76	20

Income (loss) from continuing operations before cumulative effect of accounting change	356	252	108	(226)	(148)	(94)	(250)
Discontinued operations(10)	—	(2)	(11)	(44)	6	2	(4)

Income (loss) before cumulative effect of accounting change	356	250	97	(270)	(142)	(92)	(254)
Cumulative effect of accounting change	—	(3)	—	(22)	—	—	—

Net income (loss) — applicable to ordinary stockholders	356	247	97	(292)	(142)	(92)	(254)

						Nine Months Ended
	Year Ended December 31,					September 30,
	2002(1)(2)	2003(5)	2004(6)(7)	2005	2006	2006	2007
						(Unaudited)	(Unaudited)
	(In U.S. $ millions, except share and per share amounts)

Other financial data
Basic earnings (loss) per ordinary share (in $)(11)(12)
From continuing operations	1.60	1.13	0.43	(0.85)	(0.54)	(0.35)	(0.89)
Discontinued operations	—	(0.01)	(0.04)	(0.17)	0.02	0.01	(0.01)

Before cumulative effect of accounting change	1.60	1.12	0.39	(1.02)	(0.52)	(0.34)	(0.90)
Cumulative effect of accounting change	—	(0.01)	—	(0.08)	—	—	—

Net income (loss) — applicable to ordinary stockholders	1.60	1.11	0.39	(1.10)	(0.52)	(0.34)	(0.90)

Diluted earnings (loss) per ordinary share (in $)(11)(12)
From continuing operations	1.60	1.13	0.42	(0.85)	(0.54)	(0.35)	(0.89)
Discontinued operations	—	(0.01)	(0.04)	(0.17)	0.02	0.01	(0.01)

Before cumulative effect of accounting change	1.60	1.12	0.38	(1.02)	(0.52)	(0.34)	(0.90)
Cumulative effect of accounting change	—	(0.01)	—	(0.08)	—	—	—

Net income (loss) — applicable to ordinary stockholders	1.60	1.11	0.38	(1.10)	(0.52)	(0.34)	(0.90)

Dividend per ordinary share (cents)(12)	113	133	76	56	39	39	45

						As at
	As at December 31,					September 30,
	2002(1)(2)	2003(3)(4)(5)	2004(6)(7)	2005	2006	2007
						(Unaudited)
	(In U.S. $ millions, except share and per share amounts)

Consolidated balance sheet data (at period end)
Cash and cash equivalents and restricted cash	362	479	302	204	482	521
Other current assets	524	822	1,115	1,197	1,394	1,529
Property, plants and equipment, deferred stripping, and acquired properties, net	2,449	3,037	6,654	6,439	6,266	6,664
Goodwill and other intangibles, net	166	226	591	550	566	592
Materials on the leach pad — long-term	79	7	22	116	149	183
Other long-term assets, derivatives, deferred taxation assets and other long-term inventory	770	772	712	607	656	663

Total assets	4,350	5,343	9,396	9,113	9,513	10,152

Current liabilities	694	1,116	1,469	1,874	2,467	3,614
Provision for environmental rehabilitation	133	124	209	325	310	342
Deferred taxation liabilities	505	789	1,518	1,152	1,275	1,288
Other long-term liabilities, and derivatives	1,158	1,194	2,295	2,539	2,092	1,775
Minority interest	40	52	59	60	61	59
Stockholders’ equity	1,820	2,068	3,846	3,163	3,308	3,074

Total liabilities and stockholders’ equity	4,350	5,343	9,396	9,113	9,513	10,152

						As at
	As at December 31,					September 30,
	2002(1)(2)	2003(3)(4)(5)	2004(6)(7)	2005	2006	2007
						(Unaudited)
	(In U.S. $ millions, except share and per share amounts)

Capital stock (exclusive of long-term debt and redeemable preferred stock)	9	9	10	10	10	10
Number of ordinary shares as adjusted to reflect changes in capital stock	222,622,022	223,136,342	264,462,894	264,938,432	276,236,153	276,919,836
Net assets	1,860	2,120	3,905	3,223	3,369	3,133

(1)	Includes the results of operations and financial condition of an additional 46.25 percent interest acquired in the Cerro Vanguardia mine located in Argentina from July 1, 2002.

(2)	Excludes the results of operations and financial condition of Stone and Allied Industries sold with effect from October 1, 2002.

(3)	Excludes the financial condition of the Amapari Project sold with effect from May 19, 2003.

(4)	Excludes the Gawler Craton Joint Venture sold with effect from June 6, 2003.

(5)	Excludes the results of operations and financial condition of the Jerritt Canyon Joint Venture sold with effect from June 30, 2003.

(6)	Includes the results of operations and financial condition of Ashanti Goldfields Company Limited as of April 26, 2004.

(7)	Excludes the results of operations and financial condition of the Freda-Rebecca mine sold with effect from September 1, 2004.

(8)	Product sales represent revenue from the sale of gold.

(9)	Operating costs include production costs, exploration costs, related party transactions, general and administrative, market development costs, research and development, employment severance costs and other.

(10)	The selected financial information presented for the year ended December 31, 2002 have not been reclassified to reflect Ergo as a discontinued operation.

(11)	The calculations of basic and diluted earnings (loss) per ordinary share are described in note 9 to the consolidated financial statements “(loss) earnings per common share” found in AngloGold Ashanti’s 2006 Form 20-F. Amounts reflected exclude E ordinary shares.

(12)	Per share information gives effect to the December 2002 two-for-one stock split and the issuance of a total of 278,196 ordinary shares under AngloGold Limited’s odd-lot offer. Dividends paid exclude E ordinary shares.

For further information regarding footnotes (1) through (7) see “Item 4.A: History and development of the company” of AngloGold Ashanti’s 2006 Form 20-F, which is incorporated herein by reference.

SELECTED HISTORICAL FINANCIAL INFORMATION OF GOLDEN CYCLE

The selected financial information set forth below for the years ended December 31, 2004, 2005 and 2006 and as of December 31, 2005 and 2006 has been derived from, and should be read in conjunction with, the U.S. GAAP financial statements included in Golden Cycle’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated herein by reference. The selected financial information for the years ended December 31, 2002 and 2003 and as of December 31, 2002, 2003, and 2004 has been derived from U.S. GAAP financial statements not included or incorporated by reference herein.

The selected financial information for the nine months ended September 30, 2006 and for the nine months ended and as at September 30, 2007 has been derived from, and should be read in conjunction with, the unaudited consolidated U.S. GAAP financial statements included in Golden Cycle’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which is incorporated herein by reference.

						Nine Months Ended
	Year Ended December 31,					September 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)	(Unaudited)
	(In U.S. $, except share amounts)

Consolidated statement of operations data
Revenue:
Distributions from mining joint venture in excess of carrying value	250,000	250,000	250,000	250,000	250,000	250,000	250,000
Payment from Tornado Gold Intl Corp. (Common Stock)	—	—	—	—	—	—	58,500
Other operating revenue	—	—	—	—	—	50,000	—

	250,000	250,000	250,000	250,000	250,000	300,000	308,500
Expenses:
General and administrative expense	345,209	464,348	542,510	603,044	1,502,938	1,402,147	800,131
Depreciation expense	3,759	1,217	5,286	3,973	2,224	3,757	1,786
Exploration expense	153,934	141,851	54,372	305,661	8,410	8,091	9,096

	502,902	607,416	602,168	912,678	1,513,572	1,413,995	811,013

Operating loss	(252,902)	(357,416)	(352,168)	(662,678)	(1,263,572)	(1,113,995)	(502,513)
Net income (loss)	(223,430)	224,135	(322,582)	(602,025)	(1,097,135)	(1,064,809)	(448,972)
Basic income (loss) per share	(0.02)	0.02	(0.03)	(0.06)	(0.11)	(0.11)	(0.05)
Diluted income (loss) per share	(0.02)	0.02	(0.03)	(0.06)	(0.11)	(0.11)	(0.04)
Basic weighted average shares outstanding	9,442,250	9,529,100	9,597,231	9,738,086	9,744,250	9,744,250	9,757,345
Diluted weighted average shares outstanding	9,442,250	10,364,100	9,597,231	9,738,086	9,744,250	9,744,250	9,757,345

						As of
	As of December 31,					September 30,
	2002	2003	2004	2005	2006	2007
	(In U.S. $)

Consolidated balance sheet data
Current assets:
Cash and cash equivalents	578,212	202,099	457,000	167,169	53,142	31,647
Short-term investments	640,788	923,669	1,120,273	888,627	677,944	725,960
Interest receivable and other assets	12,618	7,014	13,524	15,753	19,168	19,177
Prepaid insurance	19,144	24,580	24,380	24,827	25,203	31,890
Account receivable from sale of water rights	—	679,098	—	—	—	—

Total current assets	1,250,762	1,836,460	1,615,177	1,096,376	775,457	808,674
Assets held for sale — water rights	132,680	—	—	—	—	—
Property and equipment, at cost:
Land	2.025	2,025	2,025	2,025	2,025	2,025
Mineral claims	20,657	20,657	20,657	20,657	20,657	20,657
Furniture and fixtures	10,056	10,037	10,030	10,064	9,354	9,354
Machinery and equipment	30,247	33,806	31,819	33,013	21,516	21,516

	62,985	66,525	64,531	65,759	53,551	53,552
Less accumulated depreciation	(29,452)	(30,601)	(33,126)	(37,224)	(26,130)	(27,917)

	33,533	35,924	31,405	28,535	27,421	25,635

Total assets	1,416,975	1,872,384	1,646,582	1,124,911	802,878	834,309

Current liabilities:
Accounts payable and accrued liabilities	18,252	58,479	56,868	43,808	18,373	10,250

Total current liabilities	18,252	58,479	56,868	43,808	18,373	10,250
Shareholders equity:
Common stock, no par value, authorized 100,000,000 shares; issued and outstanding 9,769,250 shares at September 30, 2007, 9,744,250 shares at December 31, 2006	7,116,604	7,307,854	7,406,317	7,499,429	7,499,429	7,544,429
Additional paid-in capital	1,927,736	1,927,736	1,927,736	1,927,736	2,278,273	3,189,799
Accumulated comprehensive loss	(31,538)	(31,741)	(31,813)	(31,511)	(31,511)	(49,511)
Accumulated deficit	(7,614,079)	(7,389,944)	(7,712,526)	(8,314,551)	(9,411,686)	(9,860,658)

Total shareholders’ equity	1,398,723	1,813,905	1,589,714	1,081,103	784,505	824,059

Total liabilities and shareholders’ equity	1,416,975	1,872,384	1,646,582	1,124,911	802,878	834,309

SUMMARY COMPARATIVE HISTORICAL PER SHARE INFORMATION

	Year Ended	Nine Months Ended
	December 31, 2006	September 30, 2007
	(U.S. $ per share)
	(Audited)	(Unaudited)

AngloGold Ashanti
Net income (loss) per share — basic	(0.52)	(0.90)
Net income (loss) per share — diluted	(0.52)	(0.90)
Cash dividend	0.39	0.45
Book value at period end	11.98	11.10

Golden Cycle
Net income (loss) per share — basic	(0.11)	(0.05)
Net income (loss) per share — diluted	(0.11)	(0.05)
Cash dividend	0	0
Book value at period end	0.08	0.08

SUMMARY COMPARATIVE PER SHARE MARKET INFORMATION

AngloGold Ashanti’s ADSs, each representing one AngloGold Ashanti ordinary share, par value 25 South African cents per share, are listed on the New York Stock Exchange under the symbol “AU”. AngloGold Ashanti’s ordinary shares are listed on the JSE Limited under the symbol “ANG”, the London Stock Exchange under the symbol “AGD”, Euronext Paris under the symbol “VA”, the Australian Stock Exchange in the form of CHESS depositary interests, each representing one-fifth of an ordinary share, under the symbol “AGG”, the Ghana Stock Exchange where its shares are quoted under the symbol “AGA” and in the form of Ghanaian Depositary Shares, or GhDSs, under the symbol “AADS”, each representing one-hundredth of an ordinary share, and Euronext Brussels where its shares are quoted in the form of unsponsored international depositary receipts under the symbol “ANG”. Golden Cycle Gold Corporation common stock is listed and traded on the NYSE Arca under the symbol “GCGC”.

The following table sets forth closing sales prices per share of AngloGold Ashanti ordinary shares, AngloGold Ashanti ADSs and Golden Cycle common stock as reported on the JSE Limited, the New York Stock Exchange and the NYSE Arca, as applicable, on January 11, 2008, the last full trading day before the public announcement of the merger, and on [ • ], 2008, the most recent date for which quotations were available prior to the date hereof.

AngloGold Ashanti
	AngloGold Ashanti	ADSs	Golden Cycle
	Ordinary Shares	New York Stock	Common Stock
	JSE Limited	Exchange	NYSE Arca
	(South African rands per share)	(U.S. dollars per ADS)	(U.S. dollars per share)

January 11, 2008	346.99	49.59	10.50
[ • ], 2008	[ • ]	[ • ]	[ • ]

See “Market Price and Dividend Data” beginning on page 96 for further information about the historical market prices of these securities.

The following table presents the implied equivalent value per share of Golden Cycle common stock. The implied equivalent value of a share of Golden Cycle common stock was calculated by multiplying the closing market price per AngloGold Ashanti ADS by 0.29, the exchange ratio for each share of Golden Cycle common stock in the merger.

Golden Cycle Common Stock
(U.S. dollars per share)

January 11, 2008	14.38
[ • ], 2008	[ • ]

The market prices of AngloGold Ashanti ADSs and shares of Golden Cycle common stock are likely to fluctuate prior to the consummation of the merger and cannot be predicted. We urge you to obtain current market information regarding AngloGold Ashanti ADSs and Golden Cycle common stock.

RISK FACTORS

You should carefully consider the risks and the risk factors incorporated by reference in this proxy statement/prospectus including, among others, those disclosed in the categories “Risks related to the gold mining industry generally” and “Risks related to AngloGold Ashanti’s operations” under Item 3.D “Risk Factors” from AngloGold Ashanti’s 2006 Annual Report on Form 20-F, together with all of the other information included or incorporated by reference in this proxy statement/prospectus (including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20), before you decide whether to vote or instruct your vote to be cast to approve and adopt the merger agreement. In addition, you should carefully consider the following risks relating to the merger and the AngloGold Ashanti ordinary shares and ADSs.

Risks Relating to the Merger

Because the exchange ratio is fixed and the market price of AngloGold Ashanti ADSs may fluctuate, you cannot be certain of the dollar value of the consideration that you will receive in the merger.

Upon completion of the merger, each share of Golden Cycle common stock issued and outstanding immediately prior to the effective time will be exchanged for 0.29 of an AngloGold Ashanti ADS. Because the exchange ratio of 0.29 is fixed, the value of the AngloGold Ashanti ADSs issued in connection with the merger will depend on the price of an AngloGold Ashanti ADS at the time they are issued.

The market prices of AngloGold Ashanti ADSs and Golden Cycle common stock when the merger is completed may vary from and be less or more than their respective market prices on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Golden Cycle special meeting.

These variations may be the result of various factors, including changes in the business, operations or prospects of AngloGold Ashanti, general market and economic conditions, including the price of gold, and the timing of completion of the merger.

The merger might not be completed until a period of time has passed after the Golden Cycle special meeting. At the time of the special meeting, Golden Cycle shareholders will not know the exact value of the AngloGold Ashanti ADSs that will be issued in connection with the merger. Golden Cycle shareholders are urged to obtain current market quotations for AngloGold Ashanti ADSs.

The market prices of AngloGold Ashanti ADSs and Golden Cycle common stock may be affected by different factors.

Upon completion of the merger, the holders of shares of Golden Cycle common stock will become holders of AngloGold Ashanti ADSs. AngloGold Ashanti’s businesses and ADSs differ from the business and shares of common stock of Golden Cycle, and AngloGold Ashanti’s results of operations, as well as the trading price of AngloGold Ashanti ADSs, may be affected by factors different from those affecting Golden Cycle’s results of operations and the trading price of Golden Cycle common stock as a separate company. Therefore, events or circumstances that might not have caused shares of Golden Cycle common stock to decline or rise in value might result in a decline or rise in value of AngloGold Ashanti ADSs. For a summary of the differences in rights between Golden Cycle common stock and AngloGold Ashanti ADSs, see “Comparison of Rights of Shareholders under Colorado and South African Law” beginning on page 83. For a discussion of the businesses of AngloGold Ashanti and Golden Cycle and of factors to consider in connection with those businesses, see the documents incorporated by reference in this document, in particular AngloGold Ashanti’s 2006 Annual Report on Form 20-F, and referred to in “Where You Can Find More Information” beginning on page 100.

Golden Cycle’s directors and executive officers have interests in the transaction that may be different from, or in addition to, the interests of Golden Cycle shareholders generally, and these interests may have influenced their decision to pursue and approve the merger.

You should be aware of potential conflicts of interest and of the benefits to be received by the directors and executive officers of Golden Cycle when considering the recommendation of the Golden Cycle board of directors to approve the merger. The directors and executive officers of Golden Cycle have interests in the transaction that may be different from, or in addition to, the interests of Golden Cycle shareholders generally. These interests include:

•	an agreement by AngloGold Ashanti to provide directors’ and officers’ insurance;

•	an agreement to provide executive officers and directors of Golden Cycle with continuing indemnification rights; and

•	an agreement by Golden Cycle to pay Mr. Hampton severance following the closing of the merger in a lump sum amount equal to $8,404 per month from the closing of the merger through August 1, 2008.

The Golden Cycle board of directors was aware of these potential conflicts of interest and benefits during its deliberations on the merits of the merger and in determining to recommend to the Golden Cycle shareholders that they vote “FOR” the proposal to adopt the merger agreement. For a more detailed description of such interests, see “Interests of Certain Persons in the Merger” beginning on page 55.

The rights of holders of AngloGold Ashanti ADSs to be issued in the merger will not be the same as the rights of holders of Golden Cycle common stock or AngloGold Ashanti ordinary shares.

Golden Cycle is a corporation organized under the laws of Colorado. The rights of holders of Golden Cycle common stock are governed by the Colorado Business Corporation Act, the articles of incorporation and by-laws of Golden Cycle and the listing rules of NYSE Arca. AngloGold Ashanti is a company organized under the laws of the Republic of South Africa. Upon completion of the merger, the former holders of Golden Cycle common stock will receive AngloGold Ashanti ADSs, which represent a beneficial ownership interest in AngloGold Ashanti ordinary shares. The rights of holders of AngloGold Ashanti ADSs will be governed by the South African Companies Act, AngloGold Ashanti’s memorandum and articles of association, the listing rules of the New York Stock Exchange and the deposit agreement pursuant to which the AngloGold Ashanti ADSs will be issued. There are differences between the rights presently enjoyed by holders of Golden Cycle common stock and the rights to which the holders of AngloGold Ashanti ADSs will be entitled following the merger. In some cases, the holders of AngloGold Ashanti ADSs to the issued in the merger may not be entitled to important rights to which they would have been entitled as holders of Golden Cycle common stock. The rights and terms of the AngloGold Ashanti ADSs are designed to replicate, to the extent reasonably practicable, the rights attendant to AngloGold Ashanti ordinary shares, for which there is currently no active trading market in the United States. However, because of aspects of South African law, AngloGold Ashanti’s memorandum and articles of association and the terms of the deposit agreement under which the AngloGold Ashanti ADSs will be issued, the rights of holders of AngloGold Ashanti ADSs will not be identical to, and, in some respects, may be less favorable than, the rights of holders of AngloGold Ashanti ordinary shares. For more information regarding the characteristics of, and differences between, Golden Cycle common stock, AngloGold Ashanti ordinary shares and AngloGold Ashanti ADSs, please refer to “Description of AngloGold Ashanti Ordinary Shares” beginning on page 71, “Description of AngloGold Ashanti American Depositary Shares” beginning on page 76 and “Comparison of Rights of Shareholders under Colorado and South African Law” beginning on page 83.

AngloGold Ashanti is a “foreign private issuer” under the rules and regulations of the SEC and, as a result, is exempt from a number of rules under the Exchange Act and is permitted to file less information with the SEC than a company incorporated in the United States.

AngloGold Ashanti is a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, AngloGold Ashanti is exempt from certain rules under the Exchange Act that would otherwise apply if AngloGold Ashanti were a company incorporated in the United States, including:

•	the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies with securities registered under the Exchange Act;

•	the requirement to file financial statements prepared in accordance with United States generally accepted accounting principles, although AngloGold Ashanti currently prepares the financial statements included in its annual report on Form 20-F in accordance with United States generally accepted accounting principles; and

•	the proxy rules, which impose disclosure and procedural requirements for proxy solicitations.

In addition, AngloGold Ashanti’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the related rules with respect to their purchases and sales of AngloGold Ashanti securities. Accordingly, after the completion of the merger, as a holder of AngloGold Ashanti ADSs, you may receive less information about the combined company than you currently receive about Golden Cycle and be afforded less protection under the United States federal securities laws than you are entitled to currently.

Risks Relating to the AngloGold Ashanti Ordinary Shares and ADSs

Sales of large quantities of AngloGold Ashanti ordinary shares or ADSs, or the perception that these sales may occur, could adversely affect the prevailing market price of such securities.

The market price of AngloGold Ashanti ordinary shares and ADSs could fall if large quantities of ordinary shares or ADSs are sold in the public market, or there is the perception in the marketplace that such sales could occur. Subject to applicable securities laws, holders of AngloGold Ashanti ordinary shares or ADSs may decide to sell them at any time.

AngloGold Ashanti has entered into a registration rights agreement with Anglo American plc that would facilitate registration under the Securities Act of additional offers and sales of AngloGold Ashanti securities that Anglo American makes in the future, subject to certain conditions. Sales of ordinary shares or ADSs, if substantial, or the perception that sales may occur and be substantial, could exert downward pressure on the prevailing market prices for AngloGold Ashanti ordinary shares or ADSs, causing their market prices to decline. In April 2006, Anglo American sold 19,685,170 ordinary shares it held in AngloGold Ashanti and in October 2007, sold an additional 67,100,000 ordinary shares it held in AngloGold Ashanti. These and certain other sales by Anglo American, combined with the dilutive effect of AngloGold Ashanti’s issuance of 9,970,732 ordinary shares in April 2006, reduced Anglo American’s shareholding in AngloGold Ashanti from approximately 51 percent of outstanding shares as at April 19, 2006 to 16.58 percent as at December 31, 2007. Anglo American has stated that it intends to reduce and ultimately exit its gold company holdings and that it will continue to explore all available options to exit AngloGold Ashanti in an orderly manner. In connection with Anglo American’s above mentioned sale of AngloGold Ashanti ordinary shares in October 2007, Anglo American agreed (the “AA lock-up agreement”) with the underwriters of such sale, subject to certain exceptions, not to offer or sell any AngloGold Ashanti ordinary shares and securities that are substantially similar to such ordinary shares until May 31, 2008. The underwriters of such sale may release any of the securities subject to the AA lock-up agreement at any time without notice. Sales or distributions of substantial amounts of AngloGold Ashanti ordinary shares or ADSs, or the perception that such sales or distributions may occur, could adversely affect prevailing market prices for AngloGold Ashanti ordinary shares and ADSs.

Fluctuations in the exchange rate of the U.S. dollar to the South African rand may reduce the market value of AngloGold Ashanti ADSs, as well as the market value of any dividends or distributions paid by AngloGold Ashanti.

AngloGold Ashanti has historically declared all dividends in South African rand. As a result, exchange rate movements may have affected and may continue to affect the U.S. dollar value of these dividends, as well as of any other distributions paid by the AngloGold Ashanti ADS depositary to AngloGold Ashanti ADS holders.

Furthermore, the market value of AngloGold Ashanti ADSs is expressed in U.S. dollars and will continue to fluctuate in part as a result of foreign exchange fluctuations.

The proposal by the South African government to replace Secondary Tax on Companies with withholding tax on dividends and other distributions may impact on the amount of dividends or other distributions received by AngloGold Ashanti shareholders and holders of ADSs.

On February 21, 2007, the South African government announced a proposal to replace the Secondary Tax on Companies with a 10 percent withholding tax on dividends and other distributions payable to shareholders. This proposal is expected to be implemented in phases between 2008 and 2009. Although this may reduce the tax payable by AngloGold Ashanti’s South African operations, thereby increasing distributable earnings, the withholding tax will generally reduce the amount of dividends or other distributions received by AngloGold Ashanti shareholders and holders of ADSs.

PRESENTATION OF CERTAIN FINANCIAL AND OTHER INFORMATION

Company Names

Unless indicated otherwise, or the context otherwise requires, references in this proxy statement/prospectus to “AngloGold”, “AngloGold Ashanti”, “we”, “us” and “our” or similar terms are references to AngloGold Ashanti Limited or, as appropriate, subsidiaries and associate companies of AngloGold Ashanti.

References to “Golden Cycle” refer to Golden Cycle Gold Corporation, a Colorado corporation, having its registered office at 1515 South Tejon Street, Suite 201, Colorado Springs, Colorado 80906, and, where applicable, its consolidated subsidiaries.

Financial Information

The financial information and certain other information presented in a number of tables in this proxy statement/prospectus have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this proxy statement/prospectus reflect calculations based upon the underlying information prior to rounding, and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

AngloGold Ashanti

All of the financial statements incorporated by reference in this proxy statement/prospectus for AngloGold Ashanti have been prepared in accordance with U.S. GAAP, except that the financial statements for the nine months ended September 30, 2006, and for the nine months ended and as at September 30, 2007, do not contain a full set of related notes, as would be required under U.S. GAAP. For consolidation purposes, financial statements have been prepared in conformity with U.S. GAAP and expressed in U.S. dollars, the reporting currency.

As a company incorporated in the Republic of South Africa and for purposes of its regulatory filings in Europe relating to its listings in London, Paris and Brussels, AngloGold Ashanti also prepares annual consolidated financial statements and unaudited consolidated quarterly financial statements in accordance with International Financial Reporting Standards (“IFRS”). IFRS differs in certain significant respects from U.S. GAAP and therefore AngloGold Ashanti’s financial statements prepared under IFRS are not comparable with its financial statements prepared under U.S. GAAP that are incorporated by reference herein.

Incorporated by reference in this proxy statement/prospectus are: (i) the audited consolidated financial statements of AngloGold Ashanti Limited and its consolidated subsidiaries, including the consolidated balance sheets as of December 31, 2005 and 2006, and the consolidated statements of income, stockholders’ equity and cash flows for each of the years ended December 31, 2004, 2005 and 2006 and (ii) the unaudited consolidated financial statements of AngloGold Ashanti Limited for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007.

Golden Cycle

All of the financial statements incorporated by reference into this proxy statement/prospectus for Golden Cycle have been prepared in accordance with U.S. GAAP. For consolidation purposes, financial statements have been prepared in conformity with U.S. GAAP and expressed in U.S. dollars, the reporting currency.

Incorporated by reference in this proxy statement/prospectus are: (i) the audited consolidated financial statements of Golden Cycle Gold Corporation and its consolidated subsidiaries, including the consolidated balance sheets as of December 31, 2005 and 2006, and the consolidated statements of operations, shareholders’ equity, comprehensive income (loss) and cash flows for each of the years ended December 31, 2004, 2005 and 2006 and (ii) the unaudited consolidated financial statements of Golden Cycle Gold Corporation for the quarterly periods ended March 31, 2007, June 30, 2007 and September 30, 2007.

Non-GAAP Financial Measures

In the documents incorporated by reference herein, we present the financial items “total cash costs”, “total cash costs per ounce”, “total production costs” and “total production costs per ounce” which are used within the gold mining industry but are not measures under U.S. GAAP. An investor should not consider these items in isolation or as alternatives to any measure of financial performance presented in accordance with U.S. GAAP either in this proxy statement/prospectus or in any document incorporated by reference herein.

While we have provided definitions for the calculation of “total cash costs”, “total cash costs per ounce”, “total production costs” and “total production costs per ounce” (see page 112 of AngloGold Ashanti’s 2006 Form 20-F, which is incorporated herein by reference), the definitions of certain non-GAAP financial measures included herein may vary significantly from those of other gold mining companies, and by themselves do not necessarily provide a basis for comparison with other gold mining companies. However, AngloGold Ashanti believes that total cash costs and total production costs in total by mine and per ounce by mine are useful indicators to investors and management of a mine’s performance because they provide:

•	an indication of a mine’s profitability, efficiency and cash flows;

•	the trend in costs as the mine matures over time on a consistent basis; and

•	an internal benchmark of performance to allow for comparison against other mines, both within the AngloGold Ashanti group and of other gold mining companies.

No Internet Site is Part of This Proxy Statement/Prospectus

Each of AngloGold Ashanti and Golden Cycle maintains an internet site. The AngloGold Ashanti internet site is at www.anglogoldashanti.com. The Golden Cycle internet site is at www.goldencycle.com. Information contained in or otherwise accessible through these internet sites is not a part of this proxy statement/prospectus. All references in this proxy statement/prospectus to these internet sites are inactive textual references to these internet addresses and are for your information only.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this proxy statement/prospectus, other than statements of historical fact, contain forward-looking statements regarding AngloGold Ashanti’s operations, economic performance or financial condition and the transactions described herein, including those concerning: the economic outlook for the gold mining industry, expectations regarding gold prices, production, cash costs and other operating results, growth prospects and the outlook of AngloGold Ashanti’s operations including the completion and commencement of commercial operations of certain of AngloGold Ashanti’s exploration and production projects, its liquidity and capital resources and expenditure, the anticipated closing date of the merger and AngloGold Ashanti’s intentions regarding dividends.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause AngloGold Ashanti’s actual results, performance or achievements and the outcome of the transactions described herein to differ materially from the anticipated results, performance or achievements expressed or implied by these forward-looking statements. Although AngloGold Ashanti believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. Accordingly, results and the outcome of the transactions described herein could differ materially from those set out in the forward-looking statements as a result of, among other factors, changes in economic and market conditions, success of business and operating initiatives, changes in the regulatory environment and other government actions, fluctuations in gold prices and exchange rates, business and operational risk management and other factors disclosed in or incorporated by reference in this proxy statement/prospectus. See “Risk Factors” and “Where You Can Find More Information” on pages 15 and 100, respectively, and “Risks related to the gold mining industry generally” and “Risks related to AngloGold Ashanti’s operations” under Item 3.D “Risk Factors” from AngloGold Ashanti’s 2006 Annual Report on Form 20-F, which is incorporated herein by reference. These factors are not necessarily all of the important factors that could cause AngloGold Ashanti’s actual results and the outcome of the transactions described herein to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results and the outcome of the transactions described herein.

AngloGold Ashanti undertakes no obligation to update publicly or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SPECIAL MEETING OF GOLDEN CYCLE SHAREHOLDERS

Date, Time, Place and Purpose of the Special Meeting

Golden Cycle will hold the special meeting on [ • ], 2008 at the Elks Lodge, 367 North 3rd Street, Victor, Colorado, beginning at 10:00 a.m. to consider and vote on the proposal to approve and adopt the merger agreement and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Golden Cycle does not expect that any matter other than the proposal to adopt the merger agreement and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, will be brought before the special meeting. If, however, such a matter, which is unknown a reasonable time before the solicitation of proxies in connection with the special meeting, is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment in respect of such matter.

Proxy; Revocability of Proxy

If you vote your shares of Golden Cycle common stock by signing a proxy, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares of Golden Cycle common stock will be voted “FOR” the adoption of the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

You may revoke your proxy and change your vote at any time before the polls close at the special meeting. You may do this by:

•	signing another proxy with a later date and mailing it to Golden Cycle’s Secretary, Wilma L. Delacruz, at Golden Cycle’s principal executive offices, so long as it is received prior to 12:00 p.m., Mountain Daylight Time, on [ • ], 2008;

•	voting in person at the special meeting; or

•	giving written notice to Golden Cycle’s Secretary, Wilma L. Delacruz, at Golden Cycle’s principal executive offices, prior to 12:00 p.m., Mountain Daylight Time, on [ • ], 2008, that you revoke your proxy.

If you hold shares through a broker, trustee or other nominee, you must contact your broker, trustee or other nominee for information on how to revoke your proxy or change your vote. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Persons Making the Solicitation

This proxy statement/prospectus is being furnished to Golden Cycle shareholders as part of the solicitation of proxies by Golden Cycle’s board of directors for use at the special meeting in connection with the proposed merger. This proxy statement/prospectus provides Golden Cycle shareholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting. No director of Golden Cycle has informed Golden Cycle that he intends to recommend against the action to be taken at this special meeting in his capacity as a director of Golden Cycle.

Record Date; Shares Entitled to Vote; Quorum

Golden Cycle’s board of directors has fixed [ • ], 2008, as the record date for the special meeting. Only holders of Golden Cycle common stock as of the close of business on that date will be entitled to vote at the special meeting.

As of [ • ], 2008, Golden Cycle had [ • ] shares of common stock issued and outstanding and entitled to vote at the special meeting. No other securities of Golden Cycle are entitled to vote at the special meeting. Pursuant to the by-laws of Golden Cycle, a majority of issued and outstanding voting stock must be present in person or by proxy for a quorum to be present at the special meeting.

Required Vote

Approval and adoption of the merger agreement requires the approval of two-thirds of Golden Cycle’s issued and outstanding common stock entitled to vote. Shareholders representing [ • ] shares of common stock must vote in favor of the merger agreement. Pursuant to the shareholder support agreements described in “The Shareholder Support Agreements” beginning on page 50, the holders of approximately 44.2 percent of all of the issued and outstanding shares of Golden Cycle common stock have agreed to vote their shares in favor of the merger.

If the proposal to adjourn the special meeting is submitted to Golden Cycle shareholders for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting of Golden Cycle shareholders.

Voting

Each share of Golden Cycle common stock entitles the holder on the record date of the special meeting to one vote with respect to all matters on which the holders of Golden Cycle common stock are entitled to vote at the special meeting.

If you are a holder of record, there are four ways to vote your shares of Golden Cycle common stock at the special meeting:

• in person at the Golden Cycle special meeting — complete and sign the enclosed proxy card and bring either the admission ticket attached to the proxy card or evidence of your stock ownership with you to the Golden Cycle special meeting (the ticket or evidence of your stock ownership will serve as your right to admission and your authorization to vote in person);

• by mail — complete, sign and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible to Golden Cycle Gold Corporation, 1515 South Tejon Street, Suite 201, Colorado Springs, Colorado 80906, Attention: Wilma L. Delacruz, Secretary;

• by facsimile — complete, sign and date the enclosed proxy card and fax it to Golden Cycle’s transfer agent at the number provided with the enclosed proxy card; or

• by telephone — follow the instructions included with the enclosed proxy card.

If your shares are held in an account with a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your broker, trustee or other nominee. At the special meeting, Golden Cycle will pass out written ballots to anyone who is registered to vote at the special meeting.

When you sign the enclosed proxy card you are appointing R. Herbert Hampton, Chief Executive Officer of Golden Cycle, as your representative at the special meeting. As your representative, he will vote your shares at the special meeting (or any adjournments thereof) as you have instructed on the proxy card. With proxy voting, your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting, just in case your plans change.

Your shares will be voted as you indicate. A returned, signed proxy card without an indication of how shares should be voted will be voted “FOR” the approval of the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Abstentions with respect to the proposals are counted for the purposes of establishing a quorum at the special meeting. An abstention with respect to the proposal to adopt the merger agreement has the legal effect of a vote “AGAINST” the adoption of the merger agreement.

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares.

If your shares are registered in your name and you do not sign and return your proxy card, your shares will not be voted at the meeting.

Dissenters’ Rights of Appraisal

The merger is to be effected as a statutory merger under Colorado law. Under Colorado law, no right to dissent or appraisal is available for shareholders of Golden Cycle with respect to the merger and the merger agreement. Pursuant to Colorado Revised Statutes Section 7-113-102(1.3), Golden Cycle shareholders are not entitled to dissent and obtain payment upon appraisal because Golden Cycle common stock is listed on a national securities exchange registered under the Exchange Act.

Shareholder Support Agreements

Concurrently with the signing of the merger agreement, AngloGold Ashanti entered into separate shareholder support agreements with each of the following shareholders of Golden Cycle: David W. Tice & Associates, Inc., OCM Gold Fund, R. Herbert Hampton, Estate of Rex H. Hampton, Dr. Taki N. Anagnoston, James C. Ruder, Robert T. Thul, Donald L. Gustafson and Midas Fund, Inc./Midas Management Corporation. Together, the shareholder support agreements cover an aggregate of 4,318,680 shares of Golden Cycle common stock, which, as of January 11, 2008, represented approximately 44.2 percent of all of the issued and outstanding shares of Golden Cycle common stock.

Pursuant to the shareholder support agreements, each supporting shareholder granted to AngloGold Ashanti an irrevocable proxy to exercise all voting, consent and similar rights with respect to their shares of Golden Cycle common stock at every annual, special or other meeting of shareholders of Golden Cycle, and in any consent in lieu of a meeting for the purpose of voting in favor of the merger and any other matter necessary to the consummation of the merger. For a more complete summary of the shareholder support agreements, please see “Shareholder Support Agreements” beginning on page 50.

Means of Solicitation; Fees and Expenses

AngloGold Ashanti and Golden Cycle have agreed to pay all of their own expenses and fees incurred in connection with the merger, including those relating to the printing, filing and mailing of this proxy statement/prospectus. All costs of solicitation of proxies from Golden Cycle shareholders will be paid by Golden Cycle. Golden Cycle may retain a proxy solicitor to assist in the solicitation of proxies and to verify certain records related to the solicitations and may pay fees and expenses to any proxy solicitor. In addition to soliciting proxies by mail, directors, officers and employees of Golden Cycle may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Golden Cycle may, upon request, reimburse brokers, trustees and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE MERGER

The following description contains material information pertaining to the merger, including, among other things, the merger agreement. This description is subject, and qualified in its entirety by reference, to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated herein by this reference. We urge you to read the merger agreement carefully and in its entirety because it, and not this description or this proxy statement/prospectus, is the legal document that governs the merger.

This section provides selected information about the merger of Golden Cycle with and into GCGC LLC, an indirect wholly owned subsidiary of AngloGold Ashanti and the circumstances surrounding the transaction. The next section of this proxy statement/prospectus, entitled “The Merger Agreement” beginning on page 37, contains more detailed information regarding the legal document that governs the merger transaction, including information about the conditions to completion of the merger and the provisions for terminating the merger agreement.

General

The board of directors of Golden Cycle has approved the merger agreement by unanimous vote. Under the terms of the merger agreement, it is proposed that the transaction will be implemented as a statutory merger under Colorado law pursuant to which Golden Cycle will merge with and into GCGC LLC, an indirect wholly owned subsidiary of AngloGold Ashanti, and GCGC LLC will continue as the surviving entity and as an indirect wholly owned subsidiary of AngloGold Ashanti.

Under the terms and subject to the conditions set forth in the merger agreement, upon completion of the merger:

•	each issued and outstanding share of Golden Cycle common stock will be automatically converted into the right to receive 0.29 of an AngloGold Ashanti ADS, with each whole AngloGold Ashanti ADS representing one AngloGold Ashanti ordinary share, par value 25 South African cents per share; and

•	each unexpired and unexercised option to purchase Golden Cycle common stock granted under Golden Cycle stock option plans will be automatically converted into an option to purchase a number of AngloGold Ashanti ADSs equal to the number of shares of Golden Cycle common stock that could have been purchased (assuming full vesting) under such option multiplied by the exchange ratio of 0.29 (rounded down to the nearest whole number of AngloGold Ashanti ADSs) at a price per AngloGold Ashanti ADS equal to the per-share option exercise price specified in the Golden Cycle option divided by the exchange ratio of 0.29 (rounded up to the nearest whole cent). Such substituted option shall otherwise be subject to the same terms and conditions as the option to purchase Golden Cycle common stock that it was issued in respect of.

The completion of the merger is subject to a number of conditions, including, among other things, the approval of the merger agreement by the Golden Cycle shareholders. For a complete discussion of the conditions to the merger, see “The Merger Agreement — Conditions to the Merger” beginning on page 45.

For a discussion of the principal United States federal income tax consequences of the merger, see “Material Tax Considerations — Material U.S. Federal Income Tax Considerations” below beginning on page 64.

Background of the Merger

From time to time beginning in 2004, representatives from AngloGold Ashanti and Golden Cycle held informal and non-specific discussions regarding the possibility of AngloGold Ashanti acquiring either Golden Cycle’s interest in the CC&V joint venture or all of the outstanding stock of Golden Cycle. More specifically, some combination of Mr. Don Ewigleben (President & CEO — AngloGold Ashanti North America Inc. and then Executive Officer — Law, Health, Safety and Environment for AngloGold Ashanti in 2006/2007), Mr. Peter O’Connor (General Counsel — AngloGold Ashanti North America Inc.) and Mr. Jerry Bateman (then Director of Business Development — AngloGold Ashanti North America Inc.) discussed various acquisition strategies with Mr. R. Herbert Hampton (Chief Executive Officer — Golden Cycle) on multiple occasions. These preliminary discussions, while productive, did not lead to the parties entering into definitive negotiations with respect to an acquisition transaction at that time.

Early in 2007, AngloGold Ashanti once again held internal discussions regarding the possible acquisition of Golden Cycle or its interest in the CC&V joint venture. As a result of these discussions, AngloGold Ashanti’s board approved an acquisition strategy based on an all stock transaction (i.e., shareholders of Golden Cycle would receive AngloGold Ashanti ADSs as consideration for their shares of Golden Cycle common stock). Consistent with the AngloGold Ashanti board’s approval, Mr. Ewigleben entered into preliminary discussions, both in person and via the telephone, with Mr. Hampton regarding a possible acquisition of Golden Cycle.

On March 6, 2007, AngloGold Ashanti delivered a letter of interest to Golden Cycle outlining a possible transaction whereby AngloGold Ashanti would acquire all of the outstanding common stock of Golden Cycle by means of an all stock merger at an exchange ratio of 0.19 AngloGold Ashanti ADSs for each share of Golden Cycle common stock. Mr. Ewigleben delivered the letter to Mr. Hampton during a meeting between the two in Colorado Springs, Colorado.

In a subsequent telephonic meeting with the Golden Cycle board of directors, Mr. Hampton outlined the specific details of the proposed transaction. After consideration of the same, on March 7, 2007, Golden Cycle’s board sent a letter to AngloGold Ashanti expressing interest in a transaction but stating that AngloGold Ashanti’s proposed exchange ratio was inadequate, and that the exchange ratio must be at least 0.25.

From March 7 to March 15, 2007, AngloGold Ashanti conducted a series of internal meetings among personnel in Greenwood Village, Colorado and Johannesburg, South Africa to discuss the possible transaction and a valuation for Golden Cycle. On March 13, 2007, Mr. Hampton and Mr. Jim Ruder (Chairman of the Board of Golden Cycle) met with Mr. Ewigleben and Mr. Roberto Carvalho Silva (then Chief Operating Officer — International, AngloGold Ashanti Limited). During the brief meeting, the parties discussed the present status of the negotiations, and Mr. Carvalho Silva expressed AngloGold Ashanti’s position that the proposed merger exchange ratio had not changed. Mr. Hampton responded that Golden Cycle’s significant shareholders were seeking an exchange ratio of at least 0.25. In a letter delivered to Golden Cycle on March 15, 2007, AngloGold Ashanti extended the deadline for agreeing to a transaction to March 20, 2007, without increasing the proposed exchange ratio. On or before March 20, 2007, Mr. Hampton, on behalf of Golden Cycle, in a telephone conversation with Mr. Ewigleben, declined to pursue a transaction on the terms proposed by AngloGold Ashanti in its letter of March 6, 2007.

Over the course of the next several months several informal meetings and discussions were held between AngloGold Ashanti and Golden Cycle to discuss the possibility of an acquisition of Golden Cycle. More specifically, during this period Mr. Ewigleben and Mr. Hampton met in person or telephonically at least once a month and discussed the positions of the respective companies toward a proposed merger and general status regarding each side’s considerations. During this same time period Golden Cycle engaged Strata Partners, LLC as a consultant to assist in negotiations with several potential buyers of Golden Cycle. On August 17, 2007, Mr. Hampton, Golden Cycle’s legal advisors, Mr. Ewigleben, Mr. O’Connor and Mr. Bateman met and held informal discussions regarding the status of negotiations, the valuation of Golden Cycle and possible structuring alternatives. None of the potential buyers introduced by Strata Partners, LLC resulted in a viable transaction.

Mr. Ewigleben met with Mr. Hampton in Colorado Springs, Colorado on September 7, 2007, and on October 8, 2007, Mr. Ewigleben and Mr. Hampton had a telephone conversation during which the subject of a merger was discussed. Mr. Ewigleben and Mr. Hampton met again in Colorado Springs, Colorado on October 12, 2007. The discussions continued to center around the valuation of Golden Cycle and Mr. Hampton’s direction from the Golden Cycle board that a minimum exchange ratio of 0.25 AngloGold Ashanti ADSs for each share of Golden Cycle common stock was required before Golden Cycle’s board would consider supporting a transaction.

On November 12, 2007, Mr. Ewigleben met once again with Mr. Hampton to informally discuss a merger transaction. Mr. Hampton reported that while Golden Cycle’s board remained generally in favor of pursuing a transaction with AngloGold Ashanti, the issue of valuation remained open. No definitive exchange ratios were discussed, and the conversation terminated without either party committing to further negotiations.

On December 4, 2007, AngloGold Ashanti decided to approach Golden Cycle with a proposal of an exchange ratio greater than the exchange ratio previously presented. On December 5, 2007, AngloGold Ashanti delivered to Golden Cycle a letter offering to purchase all the outstanding shares of Golden Cycle common stock at an exchange ratio of 0.29 AngloGold Ashanti ADSs for each share of Golden Cycle common stock. The offer was subject to a number of standard terms and conditions for a transaction of the proposed type, including a requirement that all directors and officers of Golden Cycle, and all shareholders owning ten percent or more of Golden Cycle’s common stock, enter into shareholder support agreements with AngloGold Ashanti pursuant to which they would agree to vote in favor of the merger. A deadline of December 12, 2007 was set for Golden Cycle to determine whether to pursue a transaction.

From December 6 to December 12, 2007, AngloGold Ashanti and its outside legal counsel, Davis Graham & Stubbs LLP, began drafting the merger agreement and the shareholder support agreements. During that same period Mr. Hampton and Mr. Ewigleben spoke on the phone several times regarding the specific details of AngloGold Ashanti’s offer. On December 12, 2007, Golden Cycle’s board determined to pursue a transaction with AngloGold Ashanti subject to clarification of a number of issues relating to the merger and corresponding costs. The transaction terms that Golden Cycle sought resolution and clarification of related to, among other things, the circumstances under which Golden Cycle would be required to pay a termination fee and the circumstances under which AngloGold Ashanti would be required to pay a reverse termination fee.

In a letter dated December 13, 2007, AngloGold Ashanti clarified certain terms and conditions of the merger, and on December 14, 2007, AngloGold Ashanti and Golden Cycle determined to move towards negotiation of the definitive transaction documents. A deadline of December 21, 2007 was set for the signing of the definitive merger agreement and the required shareholder support agreements.

On December 18, 2007, Golden Cycle engaged PI Financial to provide a fairness opinion letter in connection with the transaction.

Over the course of the next several days, AngloGold Ashanti and Golden Cycle, and their legal advisors, Davis, Graham & Stubb LLP and Dorsey & Whitney LLP, respectively, exchanged drafts of the merger agreement and shareholder support agreement. Multiple discussions were held between AngloGold Ashanti and Golden Cycle, and their respective legal advisors, in order to finalize the details of the transaction.

On December 20, 2007, Mr. Hampton, Mr. O’Connor, Mr. Wayne Chancellor (Assistant General Counsel — AngloGold Ashanti North America Inc.), and representatives of Davis Graham & Stubbs LLP and Dorsey & Whitney LLP met at the offices of Davis, Graham & Stubbs LLP to sign a confidentiality agreement and finalize the terms of the merger agreement. During the course of the meeting, and in subsequent telephone conversations on December 20 and 21, 2007, the terms and conditions of the merger agreement and the form of the shareholder support agreement were negotiated and finalized.

On December 21, 2007, Mr. Tom Winmill, the manager of MIDAS Fund, Inc., the owner of approximately 20% of Golden Cycle’s common stock, expressed concern regarding several terms of the transaction and expressed an unwillingness to enter into a shareholder support agreement in the form requested by AngloGold Ashanti.

On the morning of December 21, 2007, Mr. Hampton presented the merger agreement to Golden Cycle’s board for the board’s consideration and approval. Attending the board meeting were the members of Golden Cycle’s board of directors and representatives of Dorsey & Whitney LLP and PI Financial. At the meeting, the participants reviewed the merger agreement, the terms and conditions of the merger and the advisability of the merger. The board was advised of Mr. Winmill’s objection to the shareholder support agreement. In addition, Dorsey & Whitney LLP gave a presentation regarding the directors’ fiduciary duties and the terms of the merger agreement, and PI Financial rendered its opinion to the Golden Cycle board that the proposed exchange ratio of 0.29 was fair, from a financial point of view, to holders of Golden Cycle common stock. After deliberation on the matter, the Golden Cycle board unanimously approved the merger agreement and authorized Mr. Hampton to negotiate to resolve the issues related to the objections of MIDAS Fund, Inc.

Following the meeting of the Golden Cycle board, Golden Cycle notified AngloGold Ashanti that the Golden Cycle board had approved the merger agreement (subject to the resolution of the remaining outstanding issues) but that MIDAS Fund, Inc. was unwilling to execute a shareholder support agreement. On December 21, 2007, AngloGold Ashanti informed Golden Cycle that it was unwilling to enter into the merger agreement without an executed shareholder support agreement from MIDAS Fund, Inc. Between December 21, 2007 and January 2, 2008, representatives of AngloGold Ashanti and Golden Cycle held several conversations regarding the status of the transaction and the position of MIDAS Fund, Inc. and, during this period, AngloGold Ashanti and Golden Cycle agreed to extend the deadline for signing the definitive merger agreement and shareholder support agreements to January 4, 2008.

Mr. Ewigleben and Mr. Hampton had a telephone conversation on January 2, 2008 to discuss the status of the merger agreement and the position of MIDAS Fund, Inc. Mr. Hampton informed Mr. Ewigleben that a representative of MIDAS Fund, Inc. would not be available for discussions with Golden Cycle until January 7, 2008. AngloGold Ashanti and Golden Cycle therefore agreed to extend the deadline for execution of a definitive merger agreement to January 11, 2008.

On January 10, 2008, a conference call was held among Mr. Hampton, Mr. Winmill, Mr. Ewigleben and Mr. O’Connor during which Mr. Winmill outlined his concerns regarding the transaction and the shareholder support agreement. Mr. Ewigleben informed Mr. Winmill that AngloGold Ashanti would not accept any further changes to the merger agreement, but considered Mr. Winmill’s proposed revisions to the shareholders support agreement. Subsequent to the January 10, 2008 call, Mr. Ewigleben informed Mr. Hampton that AngloGold Ashanti would not accept any changes to the shareholder support agreement.

On January 11, 2008, AngloGold Ashanti sent a letter to Golden Cycle stating its December 5, 2007 offer to acquire Golden Cycle would lapse as of 11:59 pm, Mountain Standard Time, that night. Later that same day, MIDAS Fund, Inc. signed a shareholder support agreement and AngloGold Ashanti and Golden Cycle entered into the merger agreement. On January 14, 2008, the next business day, AngloGold Ashanti and Golden Cycle each issued a press release announcing the transaction.

Other than as set forth in this proxy statement/prospectus, including in this section, since January 1, 2006, to the best knowledge of AngloGold Ashanti, there have been no negotiations, transactions or material contacts between AngloGold Ashanti or any of its affiliates and Golden Cycle or any of its affiliates relating to any merger, consolidation, acquisition, tender offer for Golden Cycle’s common stock, election of the directors of Golden Cycle, or any sale or other transfer of a material amount of the assets of Golden Cycle.

Recommendation of Golden Cycle’s Board of Directors

After careful consideration, the Golden Cycle board of directors unanimously determined that the merger is fair to and in the best interests of Golden Cycle and its stockholders. The Golden Cycle board of directors unanimously approved and declared advisable the merger agreement and recommends that you vote or give instructions to vote “FOR” the proposal to adopt the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

In considering the recommendation of the Golden Cycle board of directors to vote for the adoption of the merger agreement, you should be aware that certain members of the Golden Cycle board of directors and executive officers of Golden Cycle may have interests in the merger that differ from, or are in addition to, their interests as Golden Cycle stockholders. The Golden Cycle board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Please see “Interests of Certain Persons in the Merger” beginning on page 55.

AngloGold Ashanti’s Reasons for the Merger

In reaching its decision to approve the merger agreement, AngloGold Ashanti consulted its legal advisors regarding the terms of the merger agreement and related issues and with senior management of AngloGold Ashanti regarding, among other things, the industry, management’s plans, AngloGold Ashanti’s prospects and operational matters. AngloGold Ashanti’s principal reason for entering into the merger agreement is to acquire Golden Cycle’s interest in the CC&V joint venture, thereby enabling AngloGold Ashanti to own 100 percent of the CC&V joint venture and the Cresson mine. The principal benefits of owning 100 percent of the CC&V joint venture include the following:

•	Under the terms of the CC&V joint venture agreement, following the “initial phase,” Golden Cycle would be entitled to 33 percent of the metal production from the CC&V joint venture and, as a result, AngloGold Ashanti would no longer be able to continue to consolidate a 100 percent interest in the Cresson mine, its ore reserves and its annual gold production; by acquiring 100 percent of the CC&V joint venture, AngloGold

Ashanti can continue to consolidate a 100 percent interest in the Cresson mine, its ore reserves and its annual gold production;

•	Under the terms of the CC&V joint venture agreement, during the “initial phase”, which the CC&V joint venture currently is in, Golden Cycle is entitled to a minimum annual distribution of $250,000; by acquiring 100 percent of the CC&V joint venture, the CC&V joint venture would no longer be required to make $250,000 annual distributions to Golden Cycle;

•	As operator of the CC&V joint venture, AngloGold Ashanti has reporting, meeting and other obligations to Golden Cycle and, by acquiring 100 percent of the CC&V joint venture, AngloGold Ashanti would no longer incur costs associated with satisfying these obligations; and

•	Under the CC&V joint venture agreement, although AngloGold Ashanti is the operator of the CC&V joint venture (and consequently the Cresson mine), certain actions require unanimous consent of the joint venture partners and, by acquiring 100 percent of the CC&V joint venture, AngloGold Ashanti will have greater flexibility regarding and exclusive control over all aspects of the management of, and significant corporate decisions in respect of, the Cresson mine.

In deciding to enter into the merger agreement, AngloGold Ashanti also carefully considered and balanced the potential benefits of the merger with the potential risks, including:

•	the risks associated with integrating Golden Cycle’s business operations other than its interest in the CC&V joint venture and of assuming the liabilities associated with those operations;

•	Golden Cycle’s public disclosures about its business and financial condition;

•	the terms of the merger agreement, including the provisions that allow Golden Cycle to accept a “superior proposal” if it pays a termination fee and the provisions that require AngloGold Ashanti to pay a termination fee if Golden Cycle terminates the merger agreement because of a breach by AngloGold Ashanti of its representations, warranties or covenants or if AngloGold Ashanti terminates the merger agreement at the termination date and at the time of such termination all of the conditions to closing the merger have been satisfied or, if possible, waived by Golden Cycle;

•	the risk that the conditions to closing would not be satisfied;

•	the financial terms of the merger, including the fixed exchange ratio of 0.29 AngloGold Ashanti ADSs for each share of Golden Cycle common stock and the opportunity for Golden Cycle shareholders to benefit from any increase in the trading price for AngloGold Ashanti ADSs between the announcement of the merger and the closing of the merger;

•	the likelihood that the regulatory approvals and clearances necessary to complete the merger would be obtained; and

•	the costs and expenses incurred and to be incurred by AngloGold Ashanti in negotiating the merger agreement and closing the merger.

The foregoing description of the information and factors considered by AngloGold Ashanti is not exhaustive, but includes all material factors considered. In view of the wide variety of factors considered by AngloGold Ashanti in connection with its evaluation of the merger and the complexity of these matters, AngloGold Ashanti did not consider it practical, nor did it try, to rank or weigh the importance of each factor.

Golden Cycle’s Reasons for the Merger

In evaluating the merger agreement and the merger, Golden Cycle’s board of directors consulted with Golden Cycle’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and to recommend that Golden Cycle shareholders vote for the approval and adoption of the merger agreement, Golden Cycle’s board of directors considered a variety of factors, including:

•	The offered merger consideration of 0.29 AngloGold Ashanti ADSs for each share of Golden Cycle common stock, with each AngloGold Ashanti ADS representing one AngloGold Ashanti ordinary share, represents a premium of approximately:

•	32.93 percent above the closing price of Golden Cycle common stock of $11.00 on January 10, 2008, the last trading date prior to the meeting of Golden Cycle’s board of directors to approve the merger agreement (based on the closing price of AngloGold Ashanti ADSs of $50.42 on the same date);

•	18.83 percent above the volume-weighted average price of Golden Cycle common stock for the 30 trading days ending on January 10, 2008 of $11.17 (based on the volume-weighted average price of AngloGold Ashanti ADSs of $45.76 over the same period); and

•	43.28 percent above the volume-weighted average price of Golden Cycle common stock for the 90 trading days ending on January 10, 2008 of $9.06 (based on the volume-weighted average price of AngloGold Ashanti ADSs of $44.78 over the same period);

•	The merger consideration represents a significant premium to Golden Cycle shareholders, based on, among other things, the historical trading price of AngloGold Ashanti ADSs relative to that of Golden Cycle common stock;

•	Golden Cycle’s current portfolio of properties contains only one significant property and the merger consideration is in AngloGold Ashanti ADSs, which will allow shareholders of Golden Cycle to participate in the benefits of AngloGold Ashanti’s diversified portfolio of worldwide properties held by a company with greater resources to realize future growth;

•	Golden Cycle common stock is currently thinly traded and therefore has low liquidity (the average daily trading volume for Golden Cycle common stock over the 30 trading days prior to January 10, 2008, the last trading date prior to the meeting of Golden Cycle’s board of directors to approve the merger agreement, was 1,900 shares having a market value of approximately $21,217); whereas AngloGold Ashanti ADSs are regularly traded (the average daily trading volume for AngloGold Ashanti ADSs over the 30 trading days prior to January 10, 2008 was 1,619,676 AngloGold Ashanti ADSs having a market value of approximately $74.1 million);

•	Under the current terms of the CC&V joint venture agreement, the CC&V joint venture must repay AngloGold Ashanti substantial loans before any distributions from the CC&V joint venture may be made to Golden Cycle and therefore such distributions are not anticipated for several years;

•	Golden Cycle currently receives a recoupable payment from the CC&V joint venture of $250,000 each year to cover administrative and other expenses, but the increasing costs of public company corporate governance and compliance with federal securities regulation and increasing general and administrative expenses may render such payment insufficient to cover Golden Cycle’s expenses;

•	Golden Cycle would be required to raise capital to acquire new properties and diversify, which would dilute Golden Cycle’s current shareholders’ equity interests in Golden Cycle and would not necessarily yield future results, given the nature of mineral exploration and development;

•	As early as 2006, Golden Cycle’s board of directors determined that the best strategy for the future of Golden Cycle and its shareholders was to actively seek a merger with another company that had a substantial operating history, could offer an increase in liquidity and could offer diversified holdings; Golden Cycle engaged in multiple discussions with potential buyers, but was unsuccessful in negotiating a successful transaction;

•	Golden Cycle’s board of directors’ knowledge and understanding of AngloGold Ashanti, gained through the CC&V joint venture, led to the determination that AngloGold Ashanti represented the best prospect for a merger or acquisition;

•	The fact that the merger agreement permits Golden Cycle’s board of directors to furnish information to and conduct negotiations with an unsolicited third party in certain circumstances in connection with an alternative transaction proposal, if the failure to do so would be reasonably likely to violate the fiduciary obligations of Golden Cycle’s board of directors under applicable law;

•	The fact that the merger agreement permits Golden Cycle’s board of directors to change its recommendation of the merger to Golden Cycle shareholders in connection with an unsolicited superior proposal by a third party for an alternative transaction if such action is necessary for Golden Cycle’s board of directors to comply with its fiduciary duties under applicable law;

•	The amount of the termination fee payable by Golden Cycle to AngloGold Ashanti and the circumstances under which it is payable; notwithstanding that the termination payment provisions of the merger agreement could have the effect of discouraging alternative transaction proposals, on balance, Golden Cycle’s board of directors determined that the amount of the termination fee that Golden Cycle may be obligated to pay to AngloGold Ashanti, and the circumstances under which it may be payable, are typical for transactions of this size and type, and would not likely discourage an alternative transaction proposal from an interested bidder and were necessary to induce AngloGold Ashanti to enter into the merger agreement; and

•	The financial presentation of PI Financial, made to Golden Cycle’s board of directors on December 20, 2007, and the opinion of PI Financial delivered to Golden Cycle’s board of directors, dated as of January 11, 2008, to the effect that, as of the date of the opinion and based on and subject to various qualifications, factors, assumptions and limitations described in its opinion, the merger consideration to be received by the shareholders of Golden Cycle pursuant to the merger was fair from a financial point of view to such shareholders, as more fully described in “Fairness Opinion” beginning on page 31.

Golden Cycle’s board of directors also considered the following factors supporting the procedural fairness of the merger:

•	The merger requires the approval of the holders of two-thirds of the issued and outstanding shares of Golden Cycle common stock entitled to vote at the special meeting;

•	Subject to certain conditions, the terms of the merger agreement allow Golden Cycle’s board of directors to consider unsolicited alternative transaction proposals if necessary to comply with its fiduciary duties; and

•	The belief that the amount of the termination fee under the merger agreement is reasonable compared to other similar public company merger transactions, and would not unreasonably deter another potential bidder from considering a transaction with Golden Cycle at a higher price.

Golden Cycle’s board of directors also considered a variety of risks and other potentially negative factors, including:

•	The possibility that, although the merger provides shareholders of Golden Cycle the opportunity to realize a substantial premium over the price at which Golden Cycle common stock traded prior to public announcement of the merger, the price of Golden Cycle common stock might increase in the future relative to the price of AngloGold Ashanti ADSs, resulting in a decrease in the premium per share of Golden Cycle common stock;

•	The merger agreement precludes Golden Cycle from actively soliciting alternative transaction proposals from third parties;

•	If the merger is not consummated for certain reasons, Golden Cycle may be required to pay a termination fee to AngloGold Ashanti equal to $5,760,000; and

•	The risks and costs to Golden Cycle if the merger is not consummated, including the diversion of management attention and the expenditure of Golden Cycle’s limited capital resources.

Fairness Opinion

General Information

Golden Cycle engaged PI Financial to provide a fairness opinion in connection with the merger pursuant to an engagement letter dated December 18, 2007. Pursuant to the engagement letter, PI Financial delivered its opinion to Golden Cycle’s Board of Directors, dated as of January 11, 2008, to the effect that, as of the date of the opinion and based on and subject to various qualifications, factors, assumptions, and limitations described in its opinion, the merger consideration to be received by the shareholders of Golden Cycle pursuant to the merger was fair from a financial point of view to such shareholders.

PI Financial was formed in December 2003 and is a member of the Financial Industry Regulatory Authority (FINRA), the Securities Investor Protection Corporation and the International Financial Centre (British Columbia). PI Financial is a full service registered securities firm engaged in corporate finance, mergers and acquisitions, equity and fixed income sales and trading. PI Financial is a wholly owned subsidiary of PI Financial Corp. PI Financial Corp. is a leading Western Canadian based full-service investment dealer serving over 30,000 individual, institutional and corporate clients. In the ordinary course of its business, PI Financial and its affiliates may actively trade the equity securities of Golden Cycle for its own account and for the accounts of its customers and, accordingly, may at any time hold a long- or short-term position in such securities.

Golden Cycle’s board of directors selected PI Financial to provide a fairness opinion in connection with the merger on the basis of Golden Cycle’s previous experience in engaging PI Financial to advise Golden Cycle on other transaction opportunities, the board of directors’ knowledge and understanding of PI Financial’s reputation in the financial community, and PI Financial’s ability to render a fairness opinion on a cost-effective basis.

Terms of Engagement

Pursuant to the terms of the engagement letter, Golden Cycle agreed to pay PI Financial a fee of $500,000 contingent upon the consummation of the merger. Golden Cycle has also agreed to reimburse PI Financial for its reasonable out-of-pocket expenses in connection with the engagement, which expenses will be deducted from the total fee payable to PI Financial upon closing. Golden Cycle has also agreed to indemnify PI Financial and certain related parties against certain liabilities that may arise out of or in connection with PI Financial’s engagement, including certain liabilities under applicable securities laws. In the past two years, Golden Cycle has engaged PI Financial to provide financial services to Golden Cycle in connection with the consideration by Golden Cycle’s board of directors of other third party offers to enter into transactions with Golden Cycle.

Summary of Opinion and Methodology

On January 10, 2008, at a meeting of Golden Cycle’s board of directors held to evaluate the merger, PI Financial delivered to Golden Cycle’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 11, 2008, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, the per share merger consideration to be received by holders of Golden Cycle common stock from AngloGold Ashanti was fair, from a financial point of view, to such holders.

The amount of merger consideration was determined through negotiations between Golden Cycle and AngloGold Ashanti. PI Financial did not recommend to Golden Cycle, prior to or during negotiations, or determine the amount of merger consideration ultimately negotiated between the parties.

The full text of PI Financial’s written opinion to Golden Cycle’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is included as Annex C to this proxy statement/prospectus. The following summary of PI Financial’s opinion is qualified in its entirety by reference to the full text of the opinion. Golden Cycle shareholders are encouraged to read PI Financial’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, factors considered and limitations on the review undertaken by PI Financial in connection with its opinion. PI Financial provided its opinion for the information and assistance of the board of directors of Golden Cycle in connection with and for purposes of its evaluation of the merger consideration and only addresses the fairness, from a financial point of view, to the shareholders of Golden Cycle of the merger consideration to be received by them pursuant to the merger. PI Financial was not requested to consider, and its opinion does not address, the relative merits of the merger or any related transactions as compared to any other transaction or business strategy in which Golden Cycle might engage or the merits of the underlying decision by Golden Cycle to engage in the merger or any related transaction and is not intended to, and does not, constitute a recommendation to any Golden Cycle shareholder as to how to vote or act in connection with the proposed merger or any related matters. PI Financial’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to PI Financial as of, January 11, 2008, the date of the written opinion. PI Financial assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

Scope of Engagement

PI Financial was engaged by Golden Cycle’s board of directors to prepare an opinion with respect to the fairness from a financial point of view of the consideration to be received by the shareholders of Golden Cycle in the merger. PI Financial was not engaged to provide a formal valuation of Golden Cycle or AngloGold Ashanti.

Analysis and Methodology

In analyzing the merger, PI Financial considered, among other things, the following:

•	The process undertaken by Golden Cycle prior to receiving AngloGold Ashanti’s offer to consider and pursue strategic alternatives;

•	Historical share trading prices and share price ratios in comparison with the merger exchange ratio;

•	Comparison of the consideration offered for Golden Cycle to current market trading values for selected comparable companies;

•	Comparison of the consideration offered for Golden Cycle to values paid in selected recent and historical comparable transactions;

•	Comparison of the consideration offered for Golden Cycle with estimated net asset values for Golden Cycle; and

•	Various other considerations including strategic benefits and risks associated with the merger.

Scope of Review

In connection with rendering its opinion, PI Financial reviewed and relied upon, among other things, the following:

•	Site visits to the CC&V joint venture’s operations on three occasions, most recently September 2007, hosted by Golden Cycle;

•	The CC&V Mine Life Extension Project Pre-feasibility Study (January 2007) as more fully described in “— Assumptions Relating to the CC&V Joint Venture” beginning on page 34 below;

•	The 2008 CC&V Joint Venture Business Plan;

•	CC&V Gold Mining Company Monthly Activities Reports;

•	Various internal reports and documents and presentations by Golden Cycle and AngloGold Ashanti personnel;

•	The audited financial statements for the years ended December 31, 2005 and 2006 for Golden Cycle and the interim financial statements for the quarters ending September 30, 2007, June 30, 2007 and March 31, 2007;

•	The audited financial statements for the years ended December 31, 2005 and 2006 for AngloGold Ashanti and the interim financial statements for quarters ending June 30, 2007 and March 31, 2007;

•	The draft Agreement and Plan of Merger dated December 17, 2007;

•	Discussions with senior management and operational personnel of Golden Cycle concerning the CC&V joint venture, Golden Cycle’s financial condition, its future business prospects, the background to the merger and potential alternatives to the merger; and

•	Various other disclosure documents filed by Golden Cycle and AngloGold Ashanti with the SEC.

Assumptions and Limitations

PI Financial relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with PI Financial by Golden Cycle’s and AngloGold Ashanti’s management or obtained by PI Financial from public sources, including, without limitation, the Pre-feasibility Study referred to below. PI Financial relied upon Golden Cycle’s management’s due diligence regarding the accuracy and completeness of all data and information it provided to or discussed with PI Financial. With respect to the Pre-feasibility Study, PI Financial was directed by Golden Cycle, based on Golden Cycle’s assessments as to the relative likelihood of achieving the future results reflected in the Pre-feasibility Study, to rely upon the Pre-feasibility Study for purposes of PI Financial’s opinion. PI Financial assumed, at the direction of the Golden Cycle board of directors, that the Pre-feasibility Study was reasonably prepared on bases reflecting the best currently available estimates and judgments as to reserves, resources and future production. PI Financial did not assume any responsibility for the independent verification of any such information, including, without limitation, the Pre-feasibility Study, and PI Financial further relied upon the assurances of Golden Cycle’s management that they are unaware of any facts that would make the information and Pre-feasibility Study incomplete or misleading. The Golden Cycle board of directors reviewed the financial and other information provided to or discussed with PI Financial for accuracy and completeness, and determined that PI Financial’s reliance on such information was reasonable. Although the Pre-feasibility Study did not form the principal basis for PI Financial’s opinion, but rather constituted one of many items that PI Financial employed in forming its opinion, changes to such Pre-feasibility Study could affect its opinion.

In arriving at its opinion, PI Financial did not conduct any independent valuation or appraisal of any assets or liabilities (contingent or otherwise) of Golden Cycle or of the solvency or fair value of Golden Cycle, and PI Financial was not furnished with any such valuation or appraisal, other than the Pre-feasibility Study, nor did PI Financial assume any responsibility to obtain any such valuations or appraisals, and other than visiting the CC&V joint venture operations, PI Financial did not complete site visits to AngloGold Ashanti’s operations. PI Financial relied on a certificate of representation executed by two senior officers of Golden Cycle as to the accuracy and completeness of the all information, data and material provided (financial or otherwise).

The Golden Cycle board of directors advised PI Financial, and PI Financial assumed, that the merger would be consummated in a timely manner and in accordance with the terms described in the merger agreement, without any waiver, modification or amendment of any material terms or conditions. PI Financial also assumed that obtaining the necessary regulatory or third party approvals and consents for the merger would not have an adverse effect on Golden Cycle or the merger. In addition, PI Financial assumed that there was no material change in the assets, financial condition, business or prospects of Golden Cycle since the date of the most recent financial statements of Golden Cycle made available to PI Financial. PI Financial expressed no opinion as to any tax or other consequences that might result from the merger, and PI Financial’s opinion did not address any legal, tax, regulatory or accounting matters, as to which PI Financial understood that Golden Cycle obtained such advice as it deemed necessary from qualified professionals. Except as described above, the Golden Cycle board of directors imposed no other instructions or limitations on PI Financial with respect to the investigations made or the procedures followed by PI Financial in rendering its opinion.

In its analyses, PI Financial considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Golden Cycle. An evaluation of the results of those analyses is not entirely mathematical. None of the public companies used in the comparable company analysis described below are identical to Golden Cycle, and none of the transactions used in the precedent transactions analysis described below are identical to the merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies analyzed. The estimates contained in PI Financial’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, PI Financial’s analyses are inherently subject to substantial uncertainty. In addition, PI Financial did not express any opinion as to the price or range of prices at which the shares of Golden Cycle’s common stock may trade subsequent to the announcement of the merger.

The summary of PI Financial’s analyses described below is not a complete description of the analyses underlying PI Financial’s opinion. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out below, without considering the analysis as a whole, would, in the view of PI Financial, create an incomplete and misleading picture of the processes underlying the analyses considered by PI Financial in rendering the fairness opinion. In preparing its opinion, PI Financial has considered the results of all of its analyses as a whole and did not necessarily attribute any particular weight to any analysis or factor considered. In addition, PI Financial may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be PI Financial’s view of Golden Cycle’s actual value. Accordingly, the conclusions reached by PI Financial are based on all analyses and factors taken as a whole and also on the application of PI Financial’s own experience and judgment.

Assumptions Relating to the CC&V Joint Venture

In considering its opinion, PI Financial considered four primary scenarios for the CC&V joint venture reserves and resources and future production. The first was based on the current disclosed reserves and resources for the CC&V joint venture operations. The other three were based on the CC&V January 2007 “Mine Life Extension Project Pre-feasibility Study” (the “Pre-feasibility Study”). Some key assumptions for the three Pre-feasibility Study scenarios are summarized in the following chart:

		CC&V
		Base	CC&V 94M	CC&V 212M

Ore tons mined	million tons	131	224	343
Recoverable grade	oz/ton	0.0157	0.0157	0.0149
Recoverable oz mined	million oz	2.04	3.49	5.17
Ounces produced	million oz	2.59	3.98	5.67
Exploration budget	$US million		12	45
Total capex	$US million	32	198	332
Cash cost per oz	$US/oz	256	272	292
Last mining year		2012	2016	2022
Last gold production year		2020	2024	2030

The Pre-feasibility Study assumes material in addition to the CC&V joint venture-disclosed reserves in non-reportable “reserve”, “resource” and “pre-resource” categories. Estimates of material in these non-reportable categories were based on various CC&V joint venture internal assumptions including with respect to permitting, land acquisition, costing and geotechnical and metallurgical parameters. The CC&V Base case (or BP2007 Level 1 case) was based on placing 131 million tons of ore on the existing valley fill leach facility (VLF-1), filling VLF-1 to its capacity of 300 million tons. The CC&V 94M case assumed the construction of a second valley fill leach facility (VLF-2) and with the placement of 94 million tons on VLF-2. The CC&V 94M case assumed successful permitting and construction of the VLF-2 facility (total life-of-mine capital expenditures $198 million). The 94 million tons includes material in the “reserve”, “resource” and “pre-resource” categories. The CC&V 212M case assumed an expanded VLF-2 facility and the placement of a total of 212 million tons on VLF-2. The CC&V 212M case as well assumed successful permitting and construction of the expanded VLF-2 facility (total life-of-mine capital expenditures $332 million). The additional 115 million tons placed on the expanded VLF-2 facility (as compared to the CC&V 94M case) under the CC&V 212M case is all in the “pre-resource” category.

PI Financial identified significant risks in the CC&V 94M and 212M cases, including with respect to permitting, land acquisition, costing and geotechnical and metallurgical parameters. Further, “resource” and “pre-resource” estimates were based on wide spaced drilling in some areas.

PI Financial noted that the previous expansion of the CC&V operations (completed in late 2002) did not meet AngloGold Ashanti’s performance projections, and it believes it was prudent to recognize the potential for significant deviation from the current Pre-feasibility Study projections.

Approaches

PI Financial analyzed the fairness of the merger consideration under four different approaches:

1. Trading Price versus Transaction Price:  Pursuant to this approach, PI Financial analyzed the premium offered by the merger consideration. PI Financial calculated premiums based on 20, 30, 60 and 90 day volume-weighted average prices to December 19, 2007. The offer premiums calculated varied from 16.3 percent to 45.6 percent. PI Financial determined that the timing of the merger was favorable to Golden Cycle based on the last 12 months of trading. PI Financial cautioned that the calculation of offer premiums based on spot prices is subject to considerable variability based on share price volatility.

2. Comparable Companies:  Pursuant to this approach, PI Financial analyzed selected comparable junior gold mining companies. PI Financial determined that Golden Cycle’s estimated enterprise value per ounce of contained reserve and resource ounce was $153 per reserve and resource ounce based on December 19, 2007 closing prices, ranging from $79 to $176 per reserve ounce depending upon the assumed scenario relating to CC&V. The selected comparable companies trade at an estimated average enterprise value of $4,026 per ounce of annual production. Assuming 93,000 ounces of annual production attributable to Golden Cycle, the consideration offered by AngloGold Ashanti to Golden Cycle equates to $2,377 per ounce of annual production. However, since Golden Cycle is years away from realizing 33 percent of the CC&V production, PI Financial expected Golden Cycle to trade at a discount to market multiples of comparables.

3. Precedent Transactions:  Pursuant to this approach, PI Financial compared the merger consideration to the estimated enterprise value per reserve and resource ounce paid in selected precedent transactions over the last two years. The average estimated enterprise value per reserve and resource ounce paid over the last two years in selected precedent transactions was $85. In comparison, the merger consideration (based on AngloGold Ashanti’s closing price on December 19, 2007) represented an estimated enterprise value per reserve and resource ounce of $91 based on published reserves and resources, and ranged from $79 to $176 based on the assumptions in the Pre-feasibility Study. In addition, PI Financial compared the premium to market represented by the merger consideration to market transaction premiums paid in selected precedent transactions over the last two years.

4. Net Asset Value:  Pursuant to this approach, PI Financial estimated Golden Cycle’s net asset value under the various CC&V joint venture assumptions, as described above. The analysis concluded that at current gold prices the merger consideration ranged from a premium to a discount to Golden Cycle’s net asset value, depending on the Pre-feasibility Study assumptions. At gold prices significantly below the current price the merger consideration represents a significant premium to Golden Cycle’s net asset value, and at gold prices significantly above the current price the merger consideration represents a significant discount to Golden Cycle’s estimated net asset value.

The above analysis assumes successful execution of the scenarios identified in the Pre-feasibility Study. As previously noted PI Financial believes there is significant risk of variation in the actual performance of the CC&V joint venture.

On the basis of the above analyses, PI Financial delivered to Golden Cycle’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 11, 2008, to the effect that, as of the date of the opinion and based on and subject to various qualifications, factors, assumptions and limitations described in its opinion, the merger consideration to be received by the shareholders of Golden Cycle pursuant to the merger was fair from a financial point of view to such shareholders.

PI Financial’s opinion and financial analyses were only one of many factors taken into consideration by the Golden Cycle board of directors in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Golden Cycle board of directors with respect to the merger consideration or as to whether the Golden Cycle board of directors would have been willing to determine that a different merger consideration was fair. Furthermore, the summary of the opinion contained herein does not constitute a recommendation to the Golden Cycle board of directors or any shareholder as to how to vote in connection with the merger or otherwise.

Dissenters’ Rights of Appraisal

Under the Colorado Business Corporations Act, you will not have any right to dissent or receive an appraisal of the value of your shares of Golden Cycle common stock in connection with the merger if the adoption of the merger agreement is approved.

Accounting Treatment

The merger of Golden Cycle with GCGC LLC will be accounted for as a “purchase”, as such term is used under U.S. GAAP, for accounting and financial reporting purposes. Golden Cycle will be treated as the acquired corporation for such purposes. Therefore, the total merger consideration paid by AngloGold Ashanti in connection with the merger, together with the direct costs of the merger, will be allocated to Golden Cycle’s assets and liabilities based on their estimated fair market values, with any excess being accounted for as goodwill.

Regulatory Approvals Required for the Merger

The merger agreement provides that each of Golden Cycle and AngloGold Ashanti will use their commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the completion of the merger. In addition, each of Golden Cycle and AngloGold Ashanti agreed to make all regulatory filings that it is required to make in connection with completing the merger.

Approval of the South African Reserve Bank

The issuance of AngloGold Ashanti ADSs as contemplated by the merger agreement is subject to the approval of the South African Reserve Bank. AngloGold Ashanti does not envisage any material difficulty in obtaining the necessary approval of the South African Reserve Bank prior to the date of the special meeting of Golden Cycle shareholders.

Stock Exchange Listing and Deregistration

In accordance with the terms of the merger agreement, AngloGold Ashanti has made an application to list on the New York Stock Exchange the AngloGold Ashanti ADSs that will be issued as consideration in the merger. The AngloGold Ashanti ADSs that will be issued as consideration in the merger have been approved for listing by the New York Stock Exchange, subject to official notice of issuance. Listing and trading of the AngloGold Ashanti ADSs that will be issued as consideration in the merger will commence on the New York Stock Exchange on the date of effectiveness of the merger, which is expected to be on or around [ • ], 2008.

Shares of Golden Cycle common stock currently are listed and traded on NYSE Arca under the symbol “GCGC”. If the merger is completed, the shares of Golden Cycle common stock will be delisted from NYSE Arca and cease to be publicly traded. In addition, shares of Golden Cycle common stock are currently registered under the Exchange Act. Following the merger, AngloGold will make a filing with the SEC requesting the suspension and termination of registration of Golden Cycle’s common stock under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement carefully and in its entirety because it, and not this summary or this proxy statement/prospectus, is the legal document that governs the merger.

General; The Merger

At the effective time of the merger, upon the terms and subject to the conditions of the merger agreement and in accordance with the Colorado Business Corporations Act, Golden Cycle will merge with and into GCGC LLC, a direct wholly owned subsidiary of AngloGold Ashanti USA and the separate corporate existence of Golden Cycle will cease. AngloGold Ashanti USA is a direct wholly owned subsidiary of AngloGold Ashanti Limited. GCGC LLC will be the surviving entity in the merger and is referred to in this summary as such.

When the Merger Becomes Effective

If Golden Cycle shareholders adopt the merger agreement, the parties intend to close the merger as soon as practicable after the day on which the last condition to the completion of the merger set forth in the merger agreement is satisfied or validly waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction of those conditions).

GCGC LLC will file a statement of merger with the Secretary of State of the State of Colorado as soon as practicable after the satisfaction or waiver of all the closing conditions to the merger but in no event prior to the closing of the merger. The merger will become effective when the statement of merger is filed with the Secretary of State of the State of Colorado or at a later date and time as Golden Cycle and GCGC LLC agree and specify in the statement of merger.

Consideration to be Received Pursuant to the Merger; Treatment of Stock Options

The merger agreement provides that, at the effective time of the merger:

•	each issued and outstanding share of Golden Cycle common stock (other than shares of Golden Cycle owned by Golden Cycle as treasury shares), will be automatically converted into the right to receive 0.29 AngloGold Ashanti ADSs, with each whole AngloGold Ashanti ADS representing one AngloGold Ashanti ordinary share; and

•	each unexpired and unexercised option to purchase Golden Cycle common stock granted under Golden Cycle stock option plans will be automatically converted into an option to purchase a number of AngloGold Ashanti ADSs equal to the number of shares of Golden Cycle common stock that could have been purchased (assuming full vesting) under the option multiplied by the exchange ratio of 0.29 (rounded down to the nearest whole number of AngloGold Ashanti ADSs) at a price per AngloGold Ashanti ADS equal to the per-share option exercise price specified in the Golden Cycle option divided by the exchange ratio of 0.29 (rounded up to the nearest whole cent).

If AngloGold Ashanti determines that the substituted options give rise upon exercise to compensation subject to withholding, then AngloGold Ashanti (or the appropriate subsidiary thereof) will withhold the amount required by applicable law. The exchange ratio in the merger will be adjusted to reflect any stock dividend, distribution, subdivision, reorganization, reclassification, recapitalization, split, combination or exchange of shares having a record date after the date of the merger agreement and prior to the completion of the merger.

Upon conversion in the merger as described above, all of the shares of Golden Cycle common stock will be retired, will cease to be outstanding and will automatically be cancelled, and the holder of a certificate that, immediately prior to the effective time of the merger, represented shares of Golden Cycle common stock, will cease to have any rights with respect thereto, except the right to receive, upon the surrender of the certificate, the AngloGold Ashanti ADSs as described above, without interest, together with any dividends, if applicable.

Procedures for Exchange of Certificates; No Fractional Shares

At or prior to the effective time of the merger, AngloGold Ashanti will:

•	authorize one or more transfer agent(s) to act as exchange agent with respect to the merger;

•	deposit with The Bank of New York Mellon, as depositary for the AngloGold Ashanti ADSs, or any successor depositary to the AngloGold Ashanti ADSs, a number of AngloGold Ashanti ordinary shares equal to the aggregate number of AngloGold Ashanti ADSs to be issued in connection with the conversion of the shares of Golden Cycle common stock; and

•	deposit with the exchange agent the receipts representing the aggregate number of AngloGold Ashanti ADSs.

As soon as practicable after the effective time of the merger, the exchange agent will send to each holder of record of a Golden Cycle common stock share certificate a letter of transmittal and instructions for use in effecting the surrender of certificates in exchange for the applicable AngloGold Ashanti ADSs. You should not send in your Golden Cycle common stock share certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by AngloGold Ashanti or the exchange agent, post a bond in a reasonable amount and upon such terms as AngloGold Ashanti and the exchange agent may require as indemnity against any claim that may be made against it with respect to the lost, stolen or destroyed certificate. The exchange agent will pay in exchange for the lost, stolen or destroyed certificate the AngloGold Ashanti ADSs payable in respect of the shares of Golden Cycle common stock represented by the certificate, without interest.

The exchange agent will pay your AngloGold Ashanti ADSs to you (subject to any applicable withholding taxes) after you have surrendered your certificates for cancellation to the exchange agent and provided, together with the letter of transmittal, properly completed and duly executed, any other documents as may be required by the exchange agent.

If payment is to be made to a person other than the person in whose name the Golden Cycle common stock share certificate surrendered is registered, it will be a condition of payment that the surrendered certificate be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment pay any transfer or other taxes required as a result of the issuance to a person other than the registered holder or establish to the exchange agent’s satisfaction that the tax has been paid or is not applicable.

Any portion of the exchange fund held by the exchange agent that remains unclaimed by holders of Golden Cycle common stock one year after the effective time of the merger will be returned to AngloGold Ashanti, and any holder who has not exchanged stock certificates in accordance with the letter of transmittal and exchange instructions will thereafter look only to the surviving entity, as a general creditor, for payment of the AngloGold Ashanti ADSs in the amount due to them under the merger agreement.

No dividends or other distributions declared or made with respect to AngloGold Ashanti ADSs with a record date after the effective time of the merger will be paid to the holder of any unsurrendered Golden Cycle common stock share certificate. Following surrender of any Golden Cycle common stock share certificate, the holder of AngloGold Ashanti ADSs will be paid, without interest, the amount of any such dividends or other distributions.

No certificates or scrip or fractional ADSs or book-entry credit representing any fractional share interests will be issued upon the surrender of Golden Cycle common stock share certificates. Each holder of Golden Cycle common stock exchanged pursuant to the merger agreement who would otherwise have been entitled to receive a fraction of an AngloGold Ashanti ADS (after taking into account all stock certificates delivered by such holder) will receive, in lieu of such fractional share, one AngloGold Ashanti ADS. The rounding up of fractional ADSs was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional ADSs.

Representations and Warranties

Golden Cycle has made customary representations and warranties in the merger agreement to AngloGold Ashanti, AngloGold Ashanti USA and GCGC LLC, including, among other things, as to:

•	corporate organization and valid existence, power to conduct business, qualification and good standing of Golden Cycle;

•	validity of organizational documents and absence of a breach of those documents;

•	ownership of subsidiaries and other investments;

•	capitalization of Golden Cycle;

•	Golden Cycle’s corporate authority to enter into and carry out the obligations under the merger agreement, enforceability of the merger agreement against Golden Cycle and the approval of the board of directors of Golden Cycle;

•	absence of a conflict with its certificate of incorporation, by-laws, permits, contracts, or any laws or the creation of any liens or payment obligations as a result of the merger;

•	compliance of documents filed by it with all applicable requirements of the Securities Act and Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the accuracy and completeness of the information in those documents;

•	absence of undisclosed liabilities;

•	absence of any “material adverse effect” and other selected changes since December 31, 2006;

•	tax matters;

•	litigation;

•	employee benefit plans;

•	environmental matters;

•	compliance with applicable laws and regulations;

•	insurance;

•	properties and mining claims;

•	material contracts;

•	required shareholder vote at Golden Cycle;

•	accuracy and completeness of the information supplied for use in this proxy statement/prospectus or any related filing;

•	intellectual property;

•	transactions with affiliates;

•	brokers’ and other transaction fees;

•	the opinion of its financial advisor;

•	maintenance of disclosure controls and procedures; and

•	inapplicability of anti-takeover statutes and rights agreements.

Many of the representations and warranties of Golden Cycle are qualified by the concept of “material adverse effect”. For the purposes of the merger agreement, a “material adverse effect” on Golden Cycle means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any other occurrences, is materially adverse to the financial condition, business, assets, liabilities or results of operations of Golden Cycle and its subsidiaries taken as a whole. However, the merger agreement provides that when determining whether any material adverse effect has occurred with respect to Golden Cycle and its subsidiaries, taken as a whole, any occurrence affecting the CC&V joint venture that is either (i) caused by AngloGold Ashanti or its affiliates or (ii) within the reasonable control of AngloGold Ashanti or its affiliates acting in a commercially reasonable manner, will not be taken into account.

The merger agreement also contains representations and warranties made by AngloGold Ashanti, GCGC LLC and AngloGold Ashanti USA to Golden Cycle, including, among other things, as to:

•	their organization and valid existence, power to conduct business, qualification and good standing;

•	validity of organizational documents of GCGC LLC and AngloGold Ashanti and absence of a breach of those documents;

•	ownership by AngloGold Ashanti and GCGC LLC of subsidiaries and other investments;

•	their authority to enter into and carry out the obligations under the merger agreement, enforceability of the merger agreement and the approval of the board;

•	in respect of AngloGold Ashanti and GCGC LLC, absence of a conflict with the organizational documents, permits, contracts, or any laws or the creation of any liens or payment obligations as a result of the merger;

•	compliance of documents filed by AngloGold Ashanti with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the accuracy and completeness of the information in those documents;

•	lack of required vote of the AngloGold Ashanti shareholders with respect to the merger;

•	formation of GCGC LLC for purposes of the merger;

•	accuracy and completeness of the information supplied for use in this proxy statement/prospectus or any related filing;

•	absence of past discussions regarding the sale of the assets of or AngloGold Ashanti’s interests in the CC&V joint venture;

•	tax matters;

•	maintenance of disclosure controls and procedures; and

•	validity of the AngloGold Ashanti ADSs and options issued in connection with the merger.

Many of the representations and warranties of AngloGold Ashanti, GCGC LLC and AngloGold Ashanti USA are qualified by the concept of “material adverse effect”. For the purposes of the merger agreement, a “material adverse effect” on AngloGold Ashanti or its subsidiaries means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any other occurrences, is materially adverse to the financial condition, business, assets, liabilities or results of operations of AngloGold Ashanti and its subsidiaries taken as a whole.

The representations and warranties contained in the merger agreement do not survive the effective time of the merger.

Agreements Relating to Golden Cycle’s Operations Prior to Completion of the Merger

In the merger agreement, Golden Cycle has agreed that until the completion of the merger, it will conduct its business and the business of its subsidiaries in the ordinary course consistent with past practice and will use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties. In addition, Golden Cycle has agreed, subject to limited exceptions, that neither it nor any of its subsidiaries will, prior to the completion of the merger, do any of the following without the prior written consent of AngloGold Ashanti:

•	adopt or propose any change to its articles of incorporation or by-laws or other organizational documents;

•	(i) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, (ii) repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other securities or (iii) split, combine or reclassify any shares of its capital stock;

•	issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise, other than upon the exercise of its stock options outstanding on the date of merger agreement), or enter into any amendment of any term of any outstanding security;

•	(i) incur or assume any indebtedness except in the ordinary course of business and consistent with past practice and in no event exceeding $25,000 in the aggregate, (ii) modify the terms of any indebtedness, (iii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person (other than a wholly owned subsidiary), except in the ordinary course of business and consistent with past practice and in no event exceeding $25,000 in the aggregate, (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to or from wholly owned subsidiaries of Golden Cycle and other than short-term investments of cash in the ordinary course of business);

•	subject any assets to any lien other than those specifically permitted by the merger agreement;

•	increase the compensation payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business;

•	adopt, amend or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person;

•	engage in any transaction which could subject Golden Cycle or its subsidiaries to either a civil penalty assessed pursuant to specified sections of the Employee Retirement Income Security Act of 1974, as amended (which we sometimes refer to in this proxy statement/prospectus as ERISA), or a tax penalty assessed pursuant to specified sections of the Internal Revenue Code;

•	terminate any of its benefit plans, or take any other action with respect to a benefit plan that could result in liability;

•	take any action that could adversely affect Golden Cycle’s compliance with the applicable requirements of ERISA;

•	fail to make full payment when due of all amounts under Golden Cycle’s benefit plans;

•	fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any benefit plans;

•	acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or in any other manner, any business or person, or enter a new line of business or commence business operations in any country in which it is not operating as of the date of the merger agreement;

•	sell, lease, license or otherwise surrender, relinquish or dispose of any assets with an aggregate fair market value exceeding $25,000;

•	incur or commit to any capital expenditures, or become bound or obligated to participate in any operation, or consent to participate in any operation;

•	make any change to any material tax method of accounting, make or change any material tax election, authorize any indemnities for taxes, extend any period for assessment of any tax, file any request for ruling or determination, amend any material tax return or settle or compromise any material tax liability, except where the action would not have a material effect on the tax position of Golden Cycle and its subsidiaries taken as a whole;

•	(i) pay, discharge or satisfy any material account payable or other material liability beyond or in advance of its due date or the date when the account payable or liability would have been paid in the ordinary course of business and consistent with past practice or (ii) compromise, settle, grant any waiver or release relating to any action, suit or proceeding, other than settlements or compromises where the amount paid or to be paid does not exceed $25,000 in the aggregate for all claims;

•	change any method of accounting or accounting practice or procedure except for any change required by U.S. GAAP;

•	enter into any agreement, understanding or commitment that materially restrains, limits or impedes its ability, or would materially limit the ability of the surviving entity or any of its affiliates after the effective time, to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time;

•	enter into any joint venture, partnership or other similar arrangement or materially amend or modify the terms of (or waive any material rights under) any existing joint venture, partnership or other similar arrangement (other than (i) any arrangement between Golden Cycle and its wholly owned subsidiaries and (ii) the CC&V joint venture);

•	terminate or modify any material contract to which it is a party or waive or assign any of its rights or claims under any contract or enter into any new material contract;

•	enter into any agreement or transaction with any officers, directors or affiliates (or affiliates of the officers and directors) of Golden Cycle or any of its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, or reorganization; or

•	agree or commit to do any of the foregoing.

No Solicitation of Competing Proposals; Fiduciary Termination Right

The merger agreement provides that Golden Cycle and its subsidiaries, and their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives, will not:

•	initiate, solicit or knowingly encourage or facilitate (including by furnishing non-public information) any inquiries regarding, or the making or submission of any proposal that constitutes, or that may reasonably be expected to lead to, an “acquisition proposal” of the type described below;

•	participate or engage in discussions or negotiations with, or disclose any non-public information regarding Golden Cycle or any of its subsidiaries or afford access to the properties, books or records of Golden Cycle or any of its subsidiaries to any person that has made an “acquisition proposal” or to any person that Golden Cycle, any of its subsidiaries or any of their respective representatives knows or has reason to believe is contemplating making an “acquisition proposal”; or

•	accept an “acquisition proposal” or enter into any agreement, including any letter of intent, (i) constituting or related to an “acquisition proposal” (other than a confidentiality agreement) or (ii) requiring it to abandon, terminate or fail to consummate the merger with an indirect subsidiary of AngloGold Ashanti.

Under the merger agreement, Golden Cycle also agreed to cease and terminate any existing activities, discussions or negotiations as of the date of the merger agreement relating to any possible “acquisition proposal”.

However, under the merger agreement, Golden Cycle and its board of directors may participate or engage in discussions or negotiations with respect to any person that has made an “acquisition proposal” or is contemplating making an “acquisition proposal” at any time prior to obtaining the Golden Cycle shareholders’ approval at the special meeting if, prior to that time:

•	Golden Cycle receives an “acquisition proposal” from a person (and the proposal was not initiated, solicited or knowingly encouraged or facilitated by Golden Cycle, its subsidiaries or any of their respective representatives after the date of the merger agreement and in violation of the restrictions on solicitation described above);

•	Golden Cycle’s board of directors determines in good faith (after consultation with outside legal counsel and receipt of the written opinion of an independent investment bank that the “acquisition proposal” constitutes a

“superior proposal” of the type described below, a copy of which will immediately be provided to AngloGold Ashanti) that the proposal constitutes a “superior proposal”, and that engaging in discussion or negotiations with the person making the “superior proposal” is necessary for Golden Cycle’s board of directors to comply with its fiduciary duties under applicable law;

•	contemporaneously with furnishing any information to, or entering into discussions with the person, Golden Cycle (i) enters into a confidentiality agreement with the person on terms no less restrictive than those in its confidentiality agreement with AngloGold Ashanti and (ii) provides written notice to AngloGold Ashanti to the effect that it is furnishing information to, or entering into discussions or negotiations with, the person; and

•	to the extent permitted by applicable law, Golden Cycle keeps AngloGold Ashanti promptly informed, in all material respects, of the status and terms of any negotiations or discussions (including the identity of the person with whom the negotiations or discussions are being held) and promptly provides to AngloGold Ashanti copies of any written proposals, amendments or related correspondence.

For purposes of the merger agreement, an “acquisition proposal” means any proposal or indication of interest (other than by AngloGold Ashanti or any of its subsidiaries), whether or not in writing, for the (i) merger, consolidation or other business combination of Golden Cycle or any of its subsidiaries, (ii) a restructuring, recapitalization or liquidation of Golden Cycle or any of its subsidiaries, or (iii) an acquisition or disposition of any stock or material assets of Golden Cycle or any of its subsidiaries.

For purposes of the merger agreement, a “superior proposal” means any bona fide written “acquisition proposal” with respect to Golden Cycle that was not initiated, solicited or knowingly facilitated or encouraged in violation of the restrictions on solicitation described above, made by a third party on terms which the majority of the Golden Cycle’s board of directors determines (after consultation with its outside legal counsel and receipt of the written opinion of an independent investment bank concluding that the proposal constitutes a “superior proposal”) in good faith by resolution duly adopted (i) would result in a transaction that, if completed, is more favorable to the shareholders of Golden Cycle from a financial point of view, than the merger and the other transactions with AngloGold Ashanti, taking into account all the terms and conditions of both proposals, and (ii) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of the proposal. However, no proposal will be deemed to be a “superior proposal” if any financing required to consummate the proposal is not committed (unless it is reasonable to conclude that the proposed acquiror has adequate financial resources to consummate the transaction without the financing).

Recommendation of Golden Cycle’s Board of Directors

The Golden Cycle board of directors unanimously recommends that the Golden Cycle shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Subject to limited exceptions, the merger agreement prohibits Golden Cycle’s board of directors or any committee thereof from withdrawing or amending in a manner adverse to AngloGold Ashanti, its approval, recommendation or declaration in support of the merger or recommending, adopting or approving any “acquisition proposal” other than that of AngloGold Ashanti. Either of these actions is referred to in this proxy statement/prospectus as an “adverse recommendation change”.

However, if Golden Cycle’s board of directors determines in good faith (after consultation with its outside legal counsel and receipt of the written opinion from an independent investment bank that an “acquisition proposal” constitutes a “superior proposal”) that changing its recommendation is necessary to comply with its fiduciary duties under applicable law, it may make an “adverse recommendation change” if:

•	Golden Cycle receives a bona fide written “acquisition proposal” from a third party (and the “acquisition proposal” was not initiated, solicited or knowingly encouraged or facilitated in violation of the merger agreement); and

•	Golden Cycle provides written notice to AngloGold Ashanti advising that it is contemplating making an adverse recommendation change and specifying the material facts and information constituting the basis for the contemplated determination, together with a copy of the written opinion of an independent investment bank that the “acquisition proposal” constitutes a “superior proposal”.

In addition, Golden Cycle’s board of directors may not make an adverse recommendation change until the fourth business day after receipt by AngloGold Ashanti of the notice of the “adverse recommendation change” and during the four business day period, at the request of AngloGold Ashanti, Golden Cycle must negotiate in good faith with respect to any changes or modifications to the merger agreement which would allow Golden Cycle’s board of directors not to make the “adverse recommendation change” consistent with its fiduciary duties.

Even if Golden Cycle’s board of directors withdraws or modifies its recommendation of the merger, Golden Cycle is still required to submit the merger agreement at the special meeting of the Golden Cycle shareholders, unless the merger agreement is otherwise terminated.

Indemnification and Insurance of Golden Cycle’s Directors and Officers

The merger agreement provides that for a period of six years after the effective time of the merger, the surviving entity will honor all rights to indemnification and exculpation existing in favor of a director or officer of Golden Cycle and its subsidiaries under Golden Cycle’s articles of incorporation and by-laws as in effect on the date of the merger agreement.

In addition, for a period of three years after the closing date of the merger, the surviving entity will also maintain in effect, for the benefit of Golden Cycle’s officers and directors with respect to acts or omissions occurring prior to the closing date, the existing policy of directors’ and officers’ liability insurance maintained by Golden Cycle as of the date of the merger agreement. However, the surviving entity may substitute the existing policy for a policy or policies of comparable coverage. In addition, if the aggregate amount paid for this insurance at any time during the three year period exceeds $42,000, then the surviving entity will only be required to provide the amount of coverage as may be obtained for an aggregate amount equal to $42,000.

Employee Matters

The merger agreement provides that:

•	other than Golden Cycle’s stock option plans, all Golden Cycle benefit plans covering its employees will be terminated on or before the effective time of the merger;

•	all obligations of Golden Cycle to its employees as of the effective date of the merger will have been paid by Golden Cycle; and

•	at the effective time of the merger, all officers and employees of Golden Cycle or its subsidiaries will resign and, following payment at the closing of any applicable severance obligations, the surviving entity will have no liability to any persons following the effective time.

Listing of AngloGold Ashanti ADSs on the New York Stock Exchange

The merger agreement provides that AngloGold Ashanti will use its reasonable best efforts to cause the AngloGold Ashanti ADSs to be issued in the merger to be approved for listing on the New York Stock Exchange at or prior to the effective time of the merger, subject to official notice of issuance.

CC&V Joint Venture

The merger agreement provides that, during the period commencing on the date of the agreement and ending on the 90th day following the closing date of the merger, AngloGold Ashanti, its subsidiaries and their representatives will refrain from participating or engaging in discussions or negotiations with, or disclosing any non-public information regarding Golden Cycle or the CC&V joint venture or affording access to the properties, books or records of Golden Cycle or the CC&V joint venture to, any person that has made an offer to purchase all or substantially all of the capital stock or assets of Golden Cycle or the CC&V joint venture.

Other Agreements

The merger agreement further provides that:

•	from the date of the merger agreement until the effective time of the merger, Golden Cycle will (i) provide to AngloGold Ashanti (and AngloGold Ashanti’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives) reasonable access during normal business hours, upon prior notice, to its officers, employees, agents, properties, offices and other facilities and to its books and records and (ii) furnish promptly to AngloGold Ashanti any information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of Golden Cycle as reasonably requested;

•	subject to compliance with applicable law, from the date of the merger agreement until the effective time of the merger, Golden Cycle will confer on a regular and frequent basis with AngloGold Ashanti to report Golden Cycle’s material operational matters and the general status of ongoing operations;

•	each of Golden Cycle and AngloGold Ashanti will make all required filings in connection with the merger agreement, including with respect to obtaining the approval of the South African Reserve Bank;

•	Golden Cycle will use its reasonable best efforts to obtain and deliver a letter from its independent auditors, a “comfort” letter, dated (i) the date that is two business days prior to the effectiveness of this proxy statement/prospectus and (ii) the closing date of the merger, and addressed to AngloGold Ashanti;

•	Golden Cycle and AngloGold Ashanti will promptly notify the other after becoming aware of:

•	the occurrence or non-occurrence of any event which would be reasonably likely to cause any representation or warranty of any party contained in the merger agreement to be untrue or inaccurate in any material respect or otherwise cause any condition to the obligations of any party not to be satisfied;

•	any failure of Golden Cycle or AngloGold Ashanti to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied pursuant to the merger agreement; and

•	each party will use its reasonable best efforts to cause the merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code.

Conditions to the Merger

The obligation of each of Golden Cycle and AngloGold Ashanti to complete the merger is subject to the satisfaction or waiver of the conditions described in this section.

Closing Conditions for Each Party

The obligations of Golden Cycle and AngloGold Ashanti to complete the merger are subject to the fulfillment, at or prior to the effective time of the merger, of the following conditions:

•	approval of the Golden Cycle shareholders at the special meeting of Golden Cycle shareholders;

•	the absence of any statute, rule, regulation, executive order, decree, temporary restraining order, injunction or other order issued by a court or other governmental entity preventing the completion of the merger;

•	this proxy statement/prospectus must be effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus may be in effect and no proceeding for the purpose of suspending or stopping the effectiveness of this proxy statement/prospectus may be pending before or threatened by the SEC;

•	the issuance of the AngloGold Ashanti ADSs in the merger must be approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and

•	approval of any governmental authority of competent jurisdiction (including the South African Reserve Bank) or expiration or satisfaction of waiting periods under any applicable law of any governmental authority of competent jurisdiction (without the imposition of any condition that is likely to have a material adverse effect).

Additional Closing Conditions for AngloGold Ashanti

AngloGold Ashanti’s obligation to complete the merger is subject to satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	the representations and warranties of Golden Cycle set forth in the merger agreement that are qualified by material adverse effect or materiality must be true and accurate and the representations and warranties of Golden Cycle set forth in the merger agreement that are not qualified by material adverse effect or materiality must be true and accurate in all material respects, in each case, as of the closing date of the merger (except, in either case, to the extent that the representation or warranty speaks as of another date);

•	Golden Cycle must have performed in all material respects all obligations and complied in all material respects with all agreements and covenants in the merger agreement to be performed and complied with by it;

•	AngloGold Ashanti must have received a certificate signed on behalf of Golden Cycle to the effect that the conditions described in the preceding two bullet points have been satisfied;

•	from the date of the merger agreement through the effective time of the merger, no material adverse effect must have occurred with respect to Golden Cycle and no event, change or circumstance that would reasonably be likely to result in a material adverse effect with respect to Golden Cycle must have occurred;

•	Golden Cycle must have delivered to its counsel, AngloGold Ashanti and AngloGold Ashanti’s counsel a certificate signed on behalf of Golden Cycle certifying as to specified tax representations;

•	AngloGold Ashanti must have received an opinion, dated as of the closing date of the merger, of its counsel, based upon facts, representations and assumptions set forth in the opinion which are consistent with the state of facts at the effective time of the merger, to the effect that the acquisition of shares of Golden Cycle common stock will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	AngloGold Ashanti must have received a “comfort” letter from Golden Cycle’s independent public accountants; and

•	AngloGold Ashanti must have received evidence reasonably satisfactory to it that the aggregate amount of all unpaid costs and expenses incurred by Golden Cycle or its subsidiaries in connection with the merger agreement and related transactions is not in excess of $200,000.

Additional Closing Conditions for Golden Cycle

Golden Cycle’s obligation to complete the merger is subject to satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	Representations and Warranties:

(1) the representations and warranties of AngloGold Ashanti and GCGC LLC set forth in the merger agreement relating to organization and valid existence, authority to enter into and carry out the obligations under the merger agreement and enforceability of the merger agreement (in each case, read without giving effect to any materiality or material adverse effect qualifiers set forth in those representations and warranties) must be true and correct in all material respects as of the closing date of the merger except to the extent that the representation or warranty speaks as of another date; and

(2) the remainder of the representations and warranties of AngloGold Ashanti and GCGC LLC set forth in the merger agreement (in each case, read without giving effect to any materiality or material adverse effect qualifiers set forth in those representations and warranties) must be true and accurate as of the closing date of the merger except to the extent that the representation or warranty speaks as of another date, except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a material adverse effect with respect to AngloGold Ashanti;

•	AngloGold Ashanti and GCGC LLC must have performed in all material respects all obligations and complied in all material respects with all agreements and covenants in the merger agreement to be performed and complied with by them;

•	Golden Cycle must have received a certificate signed on behalf of AngloGold Ashanti and GCGC LLC to the effect that the conditions described in the preceding two bullet points have been satisfied;

•	AngloGold Ashanti must have delivered to its counsel, Golden Cycle and Golden Cycle’s counsel a certificate signed on behalf of AngloGold Ashanti certifying as to specified tax representations; and

•	Golden Cycle must have received an opinion, dated as of the closing date of the merger, of its counsel, based upon facts, representations and assumptions set forth in the opinion which are consistent with the state of facts at the effective time of the merger, to the effect that the acquisition of shares of Golden Cycle common stock will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

Termination of the Merger Agreement

Circumstances Under Which Either Party May Terminate the Merger Agreement

The merger agreement may be terminated by either party at any time before the effective time of the merger:

•	by mutual written consent of AngloGold Ashanti and Golden Cycle;

•	if the merger is not completed on or before June 30, 2008 (however, the right to terminate will not be available to a party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to have been completed on or before June 30, 2008);

•	if any applicable law makes completion of the merger illegal or if any judgment, injunction, order or decree of a court restrains or prohibits the completion of the merger (however, the right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of or resulted in court action); or

•	if Golden Cycle shareholders’ approval is not obtained because of the failure to obtain approval for the merger upon a vote of the shareholders at the Golden Cycle special meeting.

Circumstances Under Which Golden Cycle May Terminate the Merger Agreement

The merger agreement may be terminated by Golden Cycle at any time before the effective time of the merger:

•	if there has been a breach by AngloGold Ashanti or GCGC LLC of any representation, warranty, covenant or agreement set forth in the merger agreement that (i) would give rise to the failure of selected closing conditions and (ii) if susceptible to cure, has not been cured in all material respects prior to the earlier to occur of (x) 20 business days following delivery by Golden Cycle and receipt by AngloGold Ashanti of written notice of the breach or (y) June 30, 2008; or

•	if (i) Golden Cycle delivers to AngloGold Ashanti a written notice of its intent to enter into a merger, acquisition or other agreement to consummate a “superior proposal”, (ii) five business days elapse following delivery to AngloGold Ashanti of the notice of “superior proposal”, (iii) during the five business day period Golden Cycle fully cooperates with AngloGold Ashanti, including providing AngloGold Ashanti with the terms and conditions of such proposal, the identity of the person making such proposal and a copy of the acquisition agreement, (iv) Golden Cycle pays to AngloGold Ashanti the termination fee as described below in “Termination Fees and Expenses” and (v) Golden Cycle enters into a merger, acquisition or other agreement to consummate the “superior proposal”.

Circumstances Under Which AngloGold Ashanti May Terminate the Merger Agreement

The merger agreement may be terminated by AngloGold Ashanti at any time before the effective time of the merger:

•	if (i) Golden Cycle breaches or fails to perform in any material respect its non-solicitation obligations, the obligation of its board of directors to recommend the merger to the Golden Cycle shareholders or its obligation to hold the special meeting of its shareholders to approve the merger agreement, or (ii) the Golden Cycle board of directors or any committee thereof makes an “adverse recommendation change”; or

•	if there has been a breach by Golden Cycle of any representation, warranty, covenant or agreement set forth in the merger agreement which breach (i) would give rise to the failure of the applicable closing condition and (ii) if susceptible to cure, has not been cured in all material respects prior to the earlier to occur of (x) 20 business days following delivery by AngloGold Ashanti and receipt by Golden Cycle of written notice of the breach or (y) June 30, 2008.

Effects of Terminating the Merger Agreement

If the merger agreement is terminated, the merger agreement becomes null and void and there will be no liability or obligation on the part of AngloGold Ashanti, GCGC LLC or Golden Cycle except for the provisions relating to confidentiality, expenses (including the payment of the termination fee described below) and other general provisions contained in Article XI of the merger agreement.

Termination Fees and Expenses

Under the merger agreement, Golden Cycle has agreed to pay AngloGold Ashanti a termination fee of $5,760,000 in any of the following circumstances:

•	AngloGold Ashanti terminates the merger agreement because Golden Cycle breached or failed to perform in any material respect its non-solicitation obligations, the obligation of its board of directors to recommend the merger to the Golden Cycle shareholders or its obligation to hold the special meeting of its shareholders to approve the merger agreement;

•	(i) AngloGold Ashanti terminates the merger agreement because the Golden Cycle board of directors or any committee thereof makes an adverse recommendation change and (ii) within 18 months after the termination of the merger agreement Golden Cycle consummates a transaction constituting an “acquisition proposal”;

•	Golden Cycle terminates the merger agreement by delivering to AngloGold Ashanti a written notice of its intent to enter into an agreement in order to consummate a “superior proposal”;

•	(i) after the date of the merger agreement any person publicly proposes an “acquisition proposal” to Golden Cycle, (ii) AngloGold Ashanti terminates the merger agreement because the closing of the merger has not occurred on or before June 30, 2008 and (iii) within 18 months after the termination of the merger agreement Golden Cycle consummates a transaction constituting an “acquisition proposal”;

•	(i) after the date of the merger agreement any person publicly proposes an “acquisition proposal” to Golden Cycle, (ii) AngloGold Ashanti or Golden Cycle terminates the merger agreement because Golden Cycle shareholders fail to approve the merger agreement and (iii) within 18 months after the termination of the merger agreement Golden Cycle consummates a transaction constituting an “acquisition proposal”;

•	AngloGold Ashanti terminates the merger agreement because there has been a breach by Golden Cycle of any representation, warranty, covenant or agreement set forth in the merger agreement which would give rise to the failure of the applicable closing condition; or

•	Golden Cycle terminates the merger agreement because the merger has not been completed on or before June 30, 2008 and at the time of the termination all closing conditions have been satisfied or waived by AngloGold Ashanti and AngloGold Ashanti is willing and able to consummate the merger.

Under the merger agreement, AngloGold Ashanti has agreed to pay Golden Cycle a termination fee of $1,440,000 in any of the following circumstances:

•	Golden Cycle terminates the merger agreement because there has been a breach by AngloGold Ashanti or GCGC LLC of any representation, warranty, covenant or agreement set forth in the merger agreement that would give rise to the failure of the applicable closing condition; or

•	AngloGold Ashanti terminates the merger agreement because the merger has not been completed on or before June 30, 2008 and at the time of the termination all closing conditions have been satisfied or waived by Golden Cycle and Golden Cycle is willing and able to consummate the merger.

Unless otherwise described in the bullet points above, any termination fee payable by either Golden Cycle or AngloGold Ashanti is required to be paid within one business day after termination of the merger agreement.

Under the merger agreement, Golden Cycle also agreed to pay AngloGold Ashanti’s reasonable, documented costs and expenses up to an amount equal to $500,000 in the event that AngloGold Ashanti terminates the merger agreement as the result of an “adverse recommendation change”. However, in the event that Golden Cycle is also required to pay a termination fee in connection with such termination, the amount of expenses paid by Golden Cycle will be deducted from the termination fee.

Amendment of the Merger Agreement

At any time before or after approval of the merger agreement by Golden Cycle shareholders and prior to the effective time, the merger agreement may be amended or supplemented in writing by AngloGold Ashanti and Golden Cycle with respect to any of its terms, except as otherwise provided by law.

Following approval of the merger agreement by Golden Cycle shareholders, there will be no amendment or change to its provisions unless permitted by the Colorado Business Corporations Act without further approval by the Golden Cycle shareholders.

Governing Law

The merger agreement is to be governed by and construed in accordance with the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

THE SHAREHOLDER SUPPORT AGREEMENTS

The following is a summary of the material terms of the shareholder support agreements. This summary does not purport to describe all the terms of the shareholder support agreements and is qualified by reference to the complete form of shareholder support agreement which is attached as Annex B to this proxy statement/prospectus and incorporated herein by this reference. We urge you to read the form of shareholder support agreement carefully and in its entirety for a more complete description of its terms and conditions.

Concurrently with the signing of the merger agreement, AngloGold Ashanti entered into separate shareholder support agreements with each of the following shareholders of Golden Cycle: David W. Tice & Associates, Inc., OCM Gold Fund, R. Herbert Hampton, Estate of Rex H. Hampton, Dr. Taki N. Anagnoston, James C. Ruder, Robert T. Thul, Donald L. Gustafson and MIDAS Fund, Inc./Midas Management Corporation. Together, the shareholder support agreements cover an aggregate of 4,318,680 shares of Golden Cycle common stock, which, as of January 11, 2008, represented approximately 44.2 percent of all of the issued and outstanding shares of Golden Cycle common stock.

Agreement to Vote and Irrevocable Proxy

Pursuant to the shareholder support agreements, each supporting shareholder granted to AngloGold Ashanti an irrevocable proxy and irrevocably appointed a representative or representatives to be determined by AngloGold Ashanti as proxies to exercise all voting, consent and similar rights with respect to their shares of Golden Cycle common stock at every annual, special or other meeting of shareholders of Golden Cycle, and in any consent in lieu of a meeting, as follows:

•	in favor of the merger, the adoption of the merger agreement and the approval of its terms and each of the other transactions contemplated by the merger agreement;

•	in favor of any other matter necessary to the consummation of the merger and the other transactions contemplated by the merger agreement;

•	against any other merger agreement or merger (other than the merger agreement with AngloGold Ashanti and the merger with an indirect subsidiary of AngloGold Ashanti), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Golden Cycle or any of its subsidiaries or any other acquisition proposal;

•	against any amendment of Golden Cycle’s articles of incorporation or by-laws or other proposal or transaction involving Golden Cycle or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the merger with an indirect subsidiary of AngloGold Ashanti, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of any class of capital stock of Golden Cycle; and

•	against any action that would result in a breach of any representation, warranty or covenant made by Golden Cycle in the merger agreement.

Nothing in the irrevocable proxy will prohibit a supporting shareholder who is a director or officer of Golden Cycle from acting in his or her capacity as a director or officer or from taking any action as a director or officer of Golden Cycle that may be required as a director or officer of Golden Cycle, including acting in compliance with the merger agreement or his or her fiduciary duties.

Transfer Restrictions

In addition, each of the supporting shareholders agreed not to:

•	sell, transfer (including by operation of law), pledge, assign, encumber or otherwise dispose of (including by gift), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the transfer of the supporting shareholder’s shares to any person; or

•	enter into any voting arrangement (other than the shareholder support agreements with AngloGold Ashanti), whether by proxy, voting agreement or otherwise, or grant or appoint any power of attorney in relation to the supporting shareholder’s shares.

Other Covenants

Each of the supporting shareholders agreed not to authorize any investment banker, consultant, attorney, agent or other advisor or representative of that shareholder to:

•	initiate, solicit or knowingly encourage or facilitate (including by furnishing non-public information) any inquiries regarding, or the making or submission of any proposal that constitutes, or that may reasonably be expected to lead to, an acquisition proposal (as defined in the merger agreement); or

•	participate or engage in discussions or negotiations with, or disclose any non-public information regarding Golden Cycle or any of its subsidiaries or afford access to the properties, books or records of Golden Cycle or any of its subsidiaries to any person that has made an acquisition proposal (as defined in the merger agreement) or to any person that the supporting shareholder knows or has reason to believe is contemplating making an acquisition proposal (as defined in the merger agreement).

DIRECTORS AND SENIOR MANAGEMENT FOLLOWING THE MERGER

Upon completion of the merger, the board of directors and executive officers of AngloGold Ashanti will remain unchanged. See AngloGold Ashanti’s 2006 Form 20-F, which is incorporated herein by reference, for further information concerning the board of directors and executive officers of AngloGold Ashanti. To the extent the information below differs from the information in AngloGold Ashanti’s 2006 Form 20-F, the information below supersedes the information in AngloGold Ashanti’s 2006 Form 20-F.

Upon completion of the merger the entire board of directors and all the management of Golden Cycle will resign.

Directors

Certain information with respect to AngloGold Ashanti’s directors is set forth below:

Directors(1)	Position

Russell P. Edey(2)	Independent non-executive director and chairman
Thokoana J. (James) Motlatsi(2)	Independent non-executive director and deputy chairman
Mark Cutifani(3)	Executive director and Chief Executive Officer
Frank B. Arisman(2)	Independent non-executive director
Reginald E. Bannerman(2)	Independent non-executive director
Elisabeth le R. Bradley(2)	Independent non-executive director
Joseph H. Mensah(2)	Independent non-executive director
William (Bill) A. Nairn(2)	Non-executive director
Wiseman L. Nkuhlu(2)	Independent non-executive director
Sipho M. Pityana(2)(4)	Independent non-executive director
Simon R. Thompson(2)	Non-executive director
Srinivasan Venkatakrishnan (Venkat)(2)	Executive director and Chief Financial Officer

(1)	The following individuals resigned as directors of AngloGold Ashanti during 2007:

Name	Date Resignation Effective

Colin B. Brayshaw	May 4, 2007
Arthur H. (Harry) Calver	July 11, 2007
Cynthia Carroll	October 9, 2007
Robert (Bobby) M. Godsell	September 30, 2007
Samuel E. Jonah	February 12, 2007
Réne Médori	October 9, 2007
Neville F. Nicolau	November 12, 2007
Roberto Carvalho Silva	September 30, 2007
Anthony (Tony) J. Trahar	May 4, 2007
Peter G. Whitcutt	October 9, 2007

(2)	See AngloGold Ashanti’s 2006 Form 20-F, which is incorporated herein by reference, for further information concerning this director.

(3)	Appointed as a director on September 17, 2007.

(4)	Appointed as a director on February 13, 2007.

Directors Appointed During 2007

Mr. M. Cutifani (49) — B.E.

Chief Executive Officer

Mark Cutifani was appointed to the board of AngloGold Ashanti on September 17, 2007 and to the position of Chief Executive Officer following the retirement of Bobby Godsell on October 1, 2007. He was also appointed a member of the Executive Committee upon his becoming Chief Executive Officer. Prior to joining AngloGold Ashanti, Mr. Cutifani held the position of Chief Operating Officer at CVRD Inco where he was responsible for Inco’s global nickel business and associated products. He has been involved in the mining industry since 1976, in a career which covers operational, corporate and industry leadership in a range of minerals including nickel, gold, copper, tantalum and coal.

See AngloGold Ashanti’s 2006 Form 20-F for further information concerning Mr. Sipho Pityana.

Executive Officers

In December 2007, AngloGold Ashanti reorganized its senior management team. A decentralized regional operating structure was established with three executive vice presidents for Africa, the Americas and Australia reporting directly to the Chief Executive Officer. In addition, the heads of business strategy, business development, business effectiveness, sustainability and organizational development were also made executive vice presidents.

These operational and functional executive vice presidents, together with the Chief Executive Officer, the Chief Financial Officer and the heads of treasury and compliance and corporate administration, are the members of AngloGold Ashanti’s Executive Committee. The Chief Executive Officer and the Chief Financial Officer remain the only executive directors.

Certain information with respect to AngloGold Ashanti’s executive officers is set forth below:

Executive Officers(1)	Position

Mark Cutifani(2)	Chief Executive Officer
Srinivasan Venkatakrishnan (Venkat)(3)	Chief Financial Officer
Graham Ehm(4)	Executive Vice President — Australia
Ron Largent(5)	Executive Vice President — Americas
Robert L. Lazare(3)	Executive Vice President — Africa
Charles E. Carter(3)	Executive Vice President — Business Strategy
Thero Setiloane(3)	Executive Vice President — Sustainability
Richard N. Duffy(3)	Executive Vice President — Business Development
Peter Rowe(3)	Executive Vice President — Business Effectiveness
Nigel W. Unwin(3)	Executive Vice President — Organizational Development
Mark P. Lynam(3)	Vice President — Treasurer
Fritz R. L. Neethling(3)	Vice President — Mali Operations
Yedwa Z. Simelane(3)	Vice President — Compliance and Corporate Administration

Office of corporate administration

Lynda Eatwell(6)	Company Secretary

(1)	The following individuals resigned as executive officers of AngloGold Ashanti during 2007:

Name	Date Resignation Effective

Robert (Bobby) M. Godsell	September 30, 2007
Neville F. Nicolau	November 12, 2007
Roberto Carvalho Silva	September 30, 2007

In addition, David Diering, Don Ewigleben, Benjamin Guenther, Hester Hickey and Steven Lenahan remain in their positions with AngloGold Ashanti but due to the reorganization of senior management in December 2007, their positions are no longer part of the executive officers of AngloGold Ashanti.

(2)	Appointed as Chief Executive Officer on October 1, 2007.

(3)	See AngloGold Ashanti’s 2006 Form 20-F, which is incorporated herein by reference, for further information concerning this executive officer.

(4)	Appointed as Executive Vice President — Australia on December 1, 2007.

(5)	Appointed as Executive Vice President — Americas on December 1, 2007.

(6)	See AngloGold Ashanti’s 2006 Form 20-F, which is incorporated herein by reference, for further information concerning Lynda Eatwell.

Executive Officers Appointed During 2007

Mr. G. Ehm (51) — BSc Hons, MAusIMM, MAICD

Executive Vice President — Australia

Graham Ehm has 30 years of diverse experience in mine operations and project management, covering the nickel, phosphate, copper, uranium and gold sectors. He was appointed General Manager Sunrise Dam Gold Mine in 2000, Regional Head — Australia in 2006 and took up his current role as Executive Vice President — Australia in December 2007.

Mr. R. Largent (47) — BSc, MBA

Executive Vice President — Americas

Ron Largent has been with AngloGold Ashanti for 13 years. He has nearly 25 years of mining experience in the United States and Australia. He was Vice President/General Manager of the Jerritt Canyon mine in Elko, Nevada before becoming Vice President and General Manager of the CC&V joint venture in 2001. He took up his current role as Executive Vice President — Americas in December 2007.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of Golden Cycle’s board of directors to vote for the approval and adoption of the merger agreement, you should be aware that certain members of Golden Cycle’s board of directors and executive officers of Golden Cycle may have interests in the merger that differ from, or are in addition to, their interests as Golden Cycle shareholders. Golden Cycle’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

The directors of AngloGold Ashanti have unanimously confirmed that they have no interest, direct or indirect, in the merger other than in their capacities as directors of AngloGold Ashanti.

Shareholder Support Agreements

In connection with the merger agreement, AngloGold Ashanti required that each of Messrs. Hampton, Anagnoston, Ruder, Thul and Gustafson and their respective affiliates enter into shareholder support agreements in which, among other things, they each severally agree to grant an irrevocable proxy to AngloGold Ashanti to vote their shares of Golden Cycle common stock:

•	in favor of (i) the merger, the adoption of the merger agreement and the approval of its terms and each of the other transactions contemplated by the merger agreement and (ii) any other matter necessary to the consummation of the merger and the other transactions contemplated by the merger agreement;

•	against other any merger agreement or merger (other than the merger agreement with AngloGold Ashanti and the merger with an indirect subsidiary of AngloGold Ashanti), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Golden Cycle or any of its subsidiaries or any other acquisition proposal;

•	against any amendment of Golden Cycle’s articles of incorporation or by-laws or other proposal or transaction involving Golden Cycle or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the merger with an indirect subsidiary of AngloGold Ashanti, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of any class of capital stock of Golden Cycle; and

•	against any action that would result in a breach of any representation, warranty or covenant made by Golden Cycle in the merger agreement.

Messrs. Hampton, Anagnoston, Ruder, Thul and Gustafson and their respective affiliates beneficially owned approximately 0.6 percent, 5.0 percent, less than 0.1 percent, less than 0.1 percent and zero percent, respectively, of the shares of Golden Cycle common stock outstanding as of [ • ] (excluding shares of Golden Cycle common stock which such person had the right to acquire as of such date upon exercise of stock options). For a more detailed description of the shareholder support agreements, see “The Shareholder Support Agreements” beginning on page 50.

Indemnification and Insurance of Golden Cycle’s Directors and Officers

The merger agreement requires the surviving company in the merger to indemnify Golden Cycle directors and officers and to honor all rights to indemnification and exculpation existing in favor of a director or officer of Golden Cycle and its subsidiaries under Golden Cycle’s articles of incorporation and by-laws as in effect on the date of the merger agreement for a period of six years after the effective time of the merger and to maintain for a period of three years after the closing date of the merger director and officer liability insurance for the benefit of Golden Cycle’s officers and directors with respect to acts or omissions occurring prior to the closing date. Please see “The Merger Agreement — Indemnification and Insurance of Golden Cycle’s Directors and Officers” on page 44.

Stock Options

All of the issued and outstanding options to purchase Golden Cycle common stock are held by the following executive officers and directors of Golden Cycle:

Individual	Title	Options Held

R. Herbert Hampton	Chief Executive Officer and Director	225,000
Donald L. Gustafson	Director	85,000
James Ruder	Director	75,000
Dr. Taki Anagnoston	Director	75,000
Robert Thul	Director	100,000

In connection with the merger, each unexpired and unexercised option to purchase Golden Cycle common stock granted under Golden Cycle stock option plans, whether vested or unvested, will be automatically converted into an option to purchase a number of AngloGold Ashanti ADSs equal to the number of shares of Golden Cycle common stock that could have been purchased (assuming full vesting) under such option multiplied by the exchange ratio of 0.29 (rounded down to the nearest whole number of AngloGold Ashanti ADSs) at a price per AngloGold Ashanti ADS equal to the per share option exercise price specified in the Golden Cycle option divided by the exchange ratio of 0.29 (rounded up to the nearest whole cent). Each substituted option shall otherwise be subject to the same terms and conditions as the option to purchase Golden Cycle common stock that it was issued in respect of. Prior to the closing of the merger, each director and officer of Golden Cycle will voluntarily tender his resignation and, under the terms of the option plans pursuant to which the Golden Cycle stock options were issued, each substituted option will therefore expire six months following the closing of the merger.

Severance Pay

Pursuant to a resolution of Golden Cycle’s board of directors, Golden Cycle has agreed to pay Mr. Hampton severance following the closing of the merger in a lump sum amount equal to $8,404 per month from the closing of the merger through August 1, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF GOLDEN CYCLE

The following table sets forth the number and percentage of outstanding shares of Golden Cycle common stock beneficially owned as of [ • ], 2008 by:

•	each director and named executive officer of Golden Cycle;

•	all Golden Cycle directors and executive officers as a group; and

•	beneficial owners of 5 percent or more of Golden Cycle’s common stock.

As at January 30, 2008, 9,769,250 shares of Golden Cycle common stock were issued and outstanding.

For purposes of the following table a person or group of persons is deemed to have beneficial ownership of any shares of Golden Cycle common stock as of a given date which such person or group of persons has the right to acquire within 60 days after January 30, 2008 upon exercise of vested portions of stock options.

	Number of Shares
Beneficial Owner	Beneficially Owned	Percentage of Ownership

MIDAS Fund, Inc.(1)	1,964,500	20.1%
11 Hanover Square
New York, NY 10005
David W. Tice & Associates, LLC(2)	1,298,265	13.2%
Prudent Bear Funds, Inc. 8140 Walnut Hill Lane, Ste 300 Dallas, Texas 75231
R. Herbert Hampton(3)	338,510	3.3%
Donald L. Gustafson(4)	85,000	0.9%
James Ruder(5)	101,000	1.0%
Dr. Taki Anagnoston(6)	559,280	5.7%
Robert Thul(7)	100,125	1.0%

(1)	MIDAS Fund, Inc. is a registered, open-end, investment company and is an advisory client of Midas Management Corporation (MMC). Mr. Thomas B. Winmill, a former director of Golden Cycle, is President of MIDAS Fund, Inc., and its investment manager. MMC is a wholly owned subsidiary of Winmill & Co. Incorporated (Winco). Mr. Bassett S. Winmill owns 100% of the outstanding voting stock of Winco and is the principal shareholder of Winco. MMC, Winco and Mr. Bassett S. Winmill each disclaim any economic interest or beneficial ownership in the securities shown above owned by advisory clients of Winco subsidiaries.

(2)	David W. Tice & Associates, LLC is a registered investment advisor and Prudent Bear Funds, Inc. is a registered investment company. Prudent Bear Funds, Inc. includes two operating portfolios, Prudent Bear Fund and Prudent Global Income Fund. David W. Tice and Associates, LLC is the investment adviser to Prudent Bear Funds, Inc.

(3)	R. Herbert Hampton is an officer and director of Golden Cycle. Beneficial ownership includes 56,110 shares of common stock and 225,000 stock options exercisable to acquire common stock. 57,400 shares of common stock beneficially owned by R. Herbert Hampton are held by the Estate of Rex H. Hampton.

(4)	Donald L. Gustafson is a director of Golden Cycle. Beneficial ownership includes 85,000 stock options exercisable to acquire common stock.

(5)	James Ruder is a director of Golden Cycle. Beneficial ownership includes 1,000 shares of common stock and 100,000 stock options exercisable to acquire common stock.

(6)	Dr. Taki Anagnoston is a director of Golden Cycle. Beneficial ownership includes 484,280 shares of the common stock and 75,000 stock options exercisable to acquire common stock.

(7)	Robert Thul is a director of Golden Cycle. Beneficial ownership includes 125 shares of common stock and 100,000 stock options exercisable to acquire common stock.

THE COMPANIES

AngloGold Ashanti Limited

Company Overview

AngloGold Ashanti is headquartered in Johannesburg, South Africa, and is a global gold company with a diversified portfolio of assets in many key gold producing regions. As at December 31, 2006, AngloGold Ashanti had gold reserves of 66.0 million ounces. For the year ended December 31, 2006, AngloGold Ashanti had consolidated revenues of $2,715 million and gold production of 5.6 million ounces.

AngloGold Ashanti was formed following the consolidation of the gold interests of Anglo American plc into a single company in 1998. At that time, AngloGold Ashanti’s production and reserves were primarily located in South Africa (97 percent of 1997 production and 99 percent of reserves as at December 31, 1997) and one of AngloGold Ashanti’s objectives was to achieve greater geographic and orebody diversity. Through a combination of mergers, acquisitions, disposal initiatives and organic growth, and through the operations in which AngloGold Ashanti has an interest, AngloGold Ashanti has developed a high quality, well diversified asset portfolio, including:

•	production from 21 operations in ten countries: Argentina, Australia, Brazil, Ghana, Guinea, Mali, Namibia, South Africa, Tanzania and the United States;

•	production and reserves for the year ended December 31, 2006 of 55 percent and 59 percent, respectively, from operations outside South Africa; and

•	production from a broad variety of orebody types as well as a variety of surface (11 mines) and underground (ten mines) operations.

AngloGold Ashanti (formerly AngloGold Limited) (Registration number 1944/017354/06) was incorporated in the Republic of South Africa in 1944 under the name of Vaal Reefs Exploration and Mining Company Limited and in South Africa is subject to the South African Companies Act. On April 26, 2004, AngloGold Ashanti acquired the entire issued share capital of Ashanti Goldfields Company Limited and changed its name to AngloGold Ashanti Limited on the same day. AngloGold Ashanti’s principal executive office is located at 76 Jeppe Street, Newtown, 2001 (P.O. Box 62117, Marshalltown, 2107) South Africa (Telephone +27 (11) 637-6000).

Strategy

AngloGold Ashanti’s strategy has three principal elements:

•	optimizing the value of its asset base;

•	realizing growth initiatives to enhance shareholder value; and

•	developing and sustaining the gold market.

Optimizing the Value of Asset Base.  AngloGold Ashanti seeks to enhance margins by managing costs through a number of initiatives. These initiatives, which continued in 2007, resulted in estimated savings relative to budget of $160 million in 2005 and $73 million in 2006. They include:

•	increasing efficiency by optimizing material usage, enhancing productivity and reducing the use of contractors. Specific initiatives have included human resource development through re-evaluation and optimization of training, increased focus on technological innovation, improved consumable standards, optimized ore reserve development and critical reviews of stay-in-business capital expenditure;

•	a focused procurement strategy aimed at reductions in purchase prices, reductions in internal costs (including logistics, warehousing and administration) and reductions of external costs. Initially, AngloGold Ashanti’s procurement strategy aimed at cost escalation management and strategic cost reduction and it has now also adopted a commodity strategy targeting the largest cost categories to identify opportunities in global pricing, leverage, usage, substitutes, re-engineering and best-in-class mining practice; and

•	restructuring initiatives aimed at matching operations to their production capability with a view to maximizing profitability levels, including appropriate design and structuring of management, overhead and support functions and services.

In addition to these cost saving initiatives, AngloGold Ashanti has implemented, and may implement in the future, various asset disposals where it has deemed this to be most appropriate in the context of its strategy.

Realizing Growth Initiatives to Enhance Shareholder Value.  AngloGold Ashanti is focused on seeking to further enhance shareholder value:

•	through the development of organic growth projects at its existing operations;

•	through brownfields and greenfields exploration focused in certain key prospective regions;

•	by pursuing merger and acquisition opportunities;

•	by seeking alliances to explore opportunities in prospective areas; and

•	by enhancing growth potential from by-products produced from its operations.

•	Organic Growth Projects. AngloGold Ashanti has a number of organic growth projects designed to meet, and which are assessed against, a strict set of financial criteria with the objective of enhancing shareholder value. Examples of current and proposed projects include:

•	Boddington (Australia). AngloGold Ashanti holds a 33.33 percent interest in the Boddington Mine. In March 2006, the Boddington expansion project was approved by AngloGold Ashanti and Newmont Mining Corporation, which holds the remaining interest. Based on the current mine plan, mine life was estimated to be approximately 17 years, with attributable life of mine gold production totaling 4.7 million ounces (with average attributable gold production expected to be between 270,000 and 300,000 ounces per annum) and attributable life of mine copper production, which will be sold as a concentrate, totaling 166,650 tonnes (with average attributable copper production expected to be between 10,000 and 12,500 tonnes per annum). AngloGold Ashanti expected its attributable capital expenditure for 2007 to be approximately $291 million. AngloGold Ashanti’s attributable share of the total projected capital cost for the project to commissioning was estimated to be between $540 million and $590 million depending upon exchange rate and capital cost escalation assumptions, which are currently being reviewed. At the end of August 2007, overall project progress was estimated to be approximately 48 percent complete (with engineering approximately 78 percent complete and construction approximately 21 percent complete). Production is scheduled to start in late 2008 or early 2009.

•	Sunrise Dam (Australia). The Sunrise Dam underground mining project involves the development of two declines and drilling from surface and underground that could allow for the extension of life of this Australian operation once mining in the current surface mine comes to an end. This project began in 2004 and is expected to produce a total of 750,000 ounces of gold over its life at an estimated total capital cost of $380 million.

•	Cuiabá Expansion (Brazil). This project, which is in the final stages of commissioning, seeks to increase production at the Cuiabá mine from 830,000 tonnes per annum currently to an estimated 1.3 million tonnes per annum and includes the deepening of the mine from 11 level to 21 level and construction of new treatment and tailings storage facilities, roaster and acid plant at an estimated total capital cost of $180 million. The project is expected to result in an average gold production increase from 190,000 ounces per annum to 260,000 ounces per annum. Life of mine gold production is anticipated to be 2.4 million ounces.

•	Córrego do Sítio and Lamego (Brazil). The Córrego do Sítio project focuses on exploiting the existing sulphide mineral resources and potential mineral resources of the Córrego do Sítio underground orebodies, which include Cachorro Bravo, Laranjeira and Carvoaria. In 2006, the development of a decline ramp, and the exposure and trial stoping of the Cachorro Bravo orebody was completed. In 2007, the development drives to access the Laranjeira and Carvoaria orebodies commenced. This project is expected to produce 1.4 million ounces of gold from 6.8 million tonnes of milled ore over a life of

14 years. The Lamego Project is exploring the orebodies that are considered to have a geological setting similar to that of the nearby Cuiabá mine. Underground development has reached the orebodies from a portal access, and both underground and surface drilling took place in 2007. The project is currently expected to produce 450,000 ounces of gold from 2.5 million tonnes of milled ore over a life of nine years. The ore is planned to be trucked to the new Cuiabá Plant as supplemental feed.

•	Iduapriem (Ghana). The project, which was approved and commenced in the fourth quarter of 2006, is expected to increase treatment capacity from 3.7 to 4.3 million tonnes per annum and is expected to be commissioned in the third quarter of 2008 at a total capital cost of $48 million.

•	Obuasi (Ghana). The development of the deep-level ore deposits has the potential to extend the life of the Obuasi Mine by 35 years. Various studies (including a focused exploration program) are currently underway to test this potential. Depending upon the results of these studies, the development of Obuasi Deeps may proceed.

•	TauTona (South Africa). Three projects are currently underway to increase production and extend the life of the TauTona Mine, comprising the below 120 level project (the Carbon Leader Reef reserve block below 120 level is being accessed at a total capital cost of $168 million to produce an estimated 2.6 million ounces of gold over nine years from 2009), the Carbon Leader Reef shaft pillar project (the extraction of this shaft pillar up to the infrastructural zone of influence to produce an estimated 534,000 ounces of gold over the life of the project at a total capital cost of $45 million) and the Ventersdorp Contact Reef development project (the extraction of part of this shaft pillar area outside the zone of influence to produce an estimated 200,000 ounces of gold over the life of the project at a total capital cost of $19 million).

•	Mponeng Ventersdorp Contact Reef below 120 level (South Africa). The project, from which production is expected to commence in 2013, is expected to produce 2.5 million ounces of gold over a period of ten years. The total capital cost is $252 million, and is expected to extend the life of the mine by approximately eight years. Construction began in early 2007.

•	Moab Khotsong (South Africa). This project, which comprised the entire development of a deep level underground mine, is in the stage of final commissioning and production build-up phase. AngloGold Ashanti believes that Moab Khotsong will become a major producer of gold and help to replace production as production declines at its more mature South African operations. In addition to this project, a further initiative to further extend the life of Moab Khotsong is currently under consideration.

•	Cripple Creek & Victor (USA). A pre-feasibility study was approved in January 2007 resulting in the initiation of a feasibility study to examine the extension of the CC&V joint venture mine life which, as currently conceived, would involve the staged construction of an additional heap leach facility together with the development of new ore sources within the existing claims. The proposed project has the potential to extend the mine life by as much as ten years at current production rates. Completion of the feasibility study is anticipated to occur in the second half of 2008.

•	Brownfields/Greenfields Exploration. AngloGold Ashanti has a well-established exploration capability, currently having active brownfields and greenfields exploration in ten and seven countries, respectively. In 2006, exploration expenditure amounted to $103 million, of which $52 million was spent on brownfields exploration. Brownfields exploration is underway at all of its operations, to a greater or lesser extent, with particular focus in Argentina (at Cerro Vanguardia), Guinea (at the Siguiri mine), and Tanzania (at the Geita mine) and in Australia, Brazil, Ghana, Mali, South Africa and the United States, including those operations where organic growth projects, as outlined above, are under consideration. The $51 million spent on greenfields exploration in 2006 was primarily invested in three key areas: Western Australia (at the Tropicana joint venture in which AngloGold Ashanti holds a 70 percent interest and where a pre-feasibility study has commenced), Colombia (where AngloGold Ashanti holds a sizeable tenement position and where it has entered into joint ventures with local and international mining companies) and the Democratic Republic of Congo, with the remainder being spent in Russia, China, the Philippines and Laos. Exploration expenditure was budgeted to be $163 million in 2007, with $77 million to be spent on brownfields exploration (at AngloGold Ashanti’s various operations as outlined above) and $86 million to be spent on greenfields exploration (primarily at the Tropicana joint venture in Western Australia, in Colombia and in the Democratic Republic of Congo).

•	Mergers and Acquisitions. Since its formation in 1998, AngloGold Ashanti has been transformed through a number of large mergers and acquisitions. It continues to consider and assess potential acquisitions against a set of financial criteria designed to enhance shareholder value, which AngloGold Ashanti believes could result in the growth of its business in regions where it currently operates and in its “new frontier” greenfields exploration regions.

•	Alliances. AngloGold Ashanti has developed a strategy of working with other companies in order to explore opportunities in prospective areas. To that end, AngloGold Ashanti has acquired minority interests in Red 5 Limited, with assets in the Philippines, Trans-Siberian Gold plc, with assets in Russia, Dynasty Gold Corporation, with assets in China, and ITH in Alaska (into which AngloGold Ashanti transferred its previously wholly owned exploration assets in Alaska), and has established an alliance with Oxiana Limited in Laos. In addition, in 2006, AngloGold Ashanti entered into a 50:50 strategic alliance with the Russian gold and silver producer, Polymetal, in terms of which AngloGold Ashanti will cooperate in exploration, acquisition and development of gold mining opportunities in Russia, including various assets which it has acquired from Trans-Siberian Gold plc. The strategic alliance is in the implementation phase, which is expected to be completed in the first quarter of 2008.

•	Value-enhancing Growth Potential in By-products. AngloGold Ashanti produces uranium, silver and sulfuric acid as by-products of its existing gold production and, once the Boddington mine commences production, will also produce copper and additional silver as by-products of this mine’s gold production. AngloGold Ashanti is in the process of completing a study to expand its Vaal River South uranium plant and is in the process of refurbishing the plant at a cost of $23 million. It anticipates that these initiatives could enhance its uranium by-product capability from existing operations from around 2009 (including uranium production associated with increased gold production from the Moab Khotsong mine as it increases production following its commissioning). As part of the Cuiabá mine expansion project it has also invested $39.5 million in sulfuric acid plant capacity and additional storage facilities. As at December 31, 2006, AngloGold Ashanti published uranium reserves of 11,800 tonnes, sulfur reserves of 500,000 tonnes, silver reserves of 24.5 million ounces and copper reserves of 190,000 tonnes. In 2006, it produced 600 tonnes of uranium, 133,000 tonnes of sulfuric acid and 3.2 million ounces of silver.

Developing and Sustaining the Gold Market.  Since its formation in 1998, AngloGold Ashanti has been committed to growing the market for gold, particularly as gold jewelry sales in many developed markets have declined materially in recent years. It is committed to increasing the desirability of gold in order to sustain and grow existing markets for gold as well as to develop new markets for gold through collaborative marketing initiatives with the World Gold Council, and its own gold jewelry design, manufacturing and promotional activities, which include:

•	Strategic market development projects undertaken in important jewelry offtake markets (United States, India, China, Italy and Middle East), which also aim to develop positive corporate identification and recognition;

•	Downstream jewelry sector development projects, undertaken in certain countries where its operations are located and where this activity is consistent with local beneficiation objectives; and

•	AuDITIONS, AngloGold Ashanti’s own gold jewelry design competition, which has been successfully undertaken in South Africa, Brazil, China and India.

Please refer to AngloGold Ashanti’s 2006 Annual Report on Form 20-F, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, for information about AngloGold Ashanti.

AngloGold Ashanti USA Incorporated

AngloGold Ashanti USA Incorporated is a Delaware corporation and a direct wholly owned subsidiary of AngloGold Ashanti Limited. AngloGold Ashanti USA Incorporated has no employees and serves as the holding company for all of AngloGold Ashanti’s North American interests.

GCGC LLC

GCGC LLC is a Colorado limited liability company and a direct wholly owned subsidiary of AngloGold Ashanti USA. It was created solely for the purpose of entering into the transactions contemplated by the merger agreement and has not conducted any other business activities.

Golden Cycle Gold Corporation

Company Overview

Golden Cycle was incorporated under the laws of the State of Colorado on May 19, 1972 for the purpose of acquiring and developing the mining properties of the Golden Cycle Corporation, located in the Cripple Creek Mining District of Colorado. The primary business of Golden Cycle has been its participation in the Cripple Creek & Victor Gold Mining Company (CC&V), a joint venture (the CC&V joint venture) with AngloGold Ashanti (Colorado) Corp., formerly Pikes Peak Mining Company. The CC&V joint venture engages in gold mining activity in the Cripple Creek area of Colorado. Golden Cycle’s interest in the CC&V joint venture is Golden Cycle’s primary asset.

In addition to its CC&V joint venture activities, Golden Cycle incorporated Golden Cycle Philippines, Inc. (GCPI), a wholly-owned subsidiary, under the laws of the Philippines on November 12, 1996. GCPI entered into an agreement with Benguet Corporation, a Philippine mining company, providing for their joint participation in the exploration, development and production of mining properties in certain areas of the Philippines. All GCPI exploration work has currently been placed on a standby basis.

In 2002, Golden Cycle incorporated Golden Cycle Gold Exploration, Inc., a wholly-owned subsidiary, to conduct exploration activities for Golden Cycle. As of the date of this proxy statement/prospectus, Golden Cycle has not funded Golden Cycle Gold Exploration, Inc.

Description of CC&V Joint Venture Interest

Golden Cycle’s interest in the CC&V joint venture was received in exchange for Golden Cycle’s rights to gold mining properties in the Cripple Creek Mining District of Colorado. The rights and obligations of the parties are covered by an Amended and Restated Joint Venture Agreement (the CC&V joint venture agreement) dated and effective as of January 1, 1991, between AngloGold Ashanti (Colorado) Corp. and Golden Cycle. The CC&V joint venture engages in gold mining activity in the Cripple Creek area of Colorado and the Company’s participation in the CC&V joint venture constitutes its primary business activity. The CC&V joint venture’s principal mining operations are conducted at the Cresson mine, where commercial production commenced in the first half of 1995.

The CC&V joint venture completed construction of the required infrastructure for the Cresson mine and began mining operations in 1995, with the first Cresson mine gold pour occurring on February 14, 1995. In 1996, the CC&V joint venture completed its first full year of Cresson mine operations. The development of the East and North Cresson mines began during the second quarter of 1999. The CC&V joint venture began construction of expanded facilities during early 2002, completing the new truck shop, crushing facility, expanded process facility, and expanded valley leach facility by September 2003. The last step in the mine expansion, a $15.5 million expansion of the valley fill leach facility, was completed during the fall of 2004.

Golden Cycle’s rights and obligations relating to its CC&V joint venture interest are governed by the CC&V joint venture agreement. The CC&V joint venture is currently, and for the foreseeable future will be, operating in the initial phase, as defined in the CC&V joint venture agreement. In accordance with the CC&V joint venture agreement, AngloGold Ashanti (Colorado) Corp. manages the CC&V joint venture, and is required to finance all operations and capital expenditures during the initial phase.

During the initial phase or until the mining of ore by the CC&V joint venture ceases due to the exhaustion of economically recoverable reserves, Golden Cycle is generally entitled to receive an annual minimum distribution of $250,000.

The CC&V joint venture agreement provides that, during the period from January 1, 1991 until the end of the initial phase, all funds required for operations and mine development by the CC&V joint venture will be loaned to the CC&V joint venture by either AngloGold Ashanti (Colorado) Corp. or, if such loans are available at a lower cost than from AngloGold Ashanti (Colorado) Corp., financial institutions. Except for the annual minimum distribution to Golden Cycle, the initial loans and interest thereon must be repaid prior to distributions of net proceeds to the CC&V joint venturers. As of the end of the third quarter of 2007, the balance of the initial loans and interest due to AngloGold Ashanti was approximately $336,384,000.

The CC&V joint venture agreement states that the initial phase will end when (i) the initial loans to AngloGold Ashanti (Colorado) Corp. have been repaid, (ii) a cash reserve has been established to fund accrued reclamation and severance tax obligations, plus an amount approximating nine months of estimated operating costs, plus an amount approximating twelve months of estimated capital costs, and (iii) net proceeds (defined in the CC&V joint venture agreement generally as gross revenues less costs) in the amount of $58 million have been distributed as follows: 80% to AngloGold Ashanti (Colorado) Corp. and 20% to Golden Cycle. After the initial phase, the CC&V joint venture will distribute metal in kind in the proportion of 67% to AngloGold Ashanti (Colorado) Corp. and 33% to Golden Cycle, and the venture participants will be responsible for their proportionate share of the CC&V joint venture costs.

Other Projects

Golden Cycle Philippines, Inc. (GCPI)

In addition to its CC&V joint venture activities, Golden Cycle incorporated Golden Cycle Philippines, Inc. (GCPI), a wholly-owned subsidiary, under the laws of the Philippines on November 12, 1996. GCPI entered into an agreement with Benguet Corporation, a Philippine mining company, providing for their joint participation in the exploration, development and production of mining properties in certain areas of the Philippines. All GCPI exploration work has currently been placed on a standby basis.

Illipah

Pursuant to the Mining Claims Purchase and Royalty Agreement with Options to Terminate Operations and Obligations, effective August 31, 2001, among Golden Cycle, Carl Pescio and Janet Pescio, Golden Cycle acquired 139 unpatented mining claims located in White Pine County, Nevada in consideration for the payment by Golden Cycle to Pescio of a series of advance mineral royalties. Golden Cycle subsequently located an additional 52 unpatented mining claims located in White Pine County, Nevada, which are collectively referred to as the Illipah property. Golden Cycle transferred the Illipah property to Tornado Gold International Corp. pursuant to the Asset Purchase Agreement, dated August 23, 2006, in consideration for: (1) cash payments by Tornado Gold equal to approximately $200,000; (2) the issuance of an aggregate of 350,000 shares of common stock of Tornado Gold (50,000 shares to be issued on the 90-day anniversary of the agreement, 100,000 shares to be issued on the 180-day anniversary of the agreement and 200,000 shares to be issued on the one-year anniversary of the agreement); (3) production royalties granted to Golden Cycle; and (4) a commitment by Tornado Gold to undertake an exploration program on the Illipah property and incur exploration and development expenditures in the amount of at least $250,000 within one year of the agreement and at least $750,000 within two years of the agreement.

Tornado Gold subsequently defaulted under the agreement by failing to issue 200,000 shares of common stock to Golden Cycle on August 23, 2007 and failing to provide evidence of exploration and development expenditures on the Illipah property. Golden Cycle has notified Tornado Gold of its delinquency, but has not yet pursued legal enforcement of its rights under the agreement.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following is a summary of material anticipated U.S. federal income tax consequences of the merger and the ownership of AngloGold Ashanti ADSs received by Golden Cycle shareholders in the merger. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, its legislative history, regulations promulgated under the Internal Revenue Code, administrative rulings, judicial decisions, and the convention between the Governments of the United States of America and the Republic of South Africa for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains, signed February 17, 1997 (the “Treaty”), all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

This summary is general in nature and does not address the effects of any state or local taxes, federal taxes other than income taxes, or the tax consequences in jurisdictions other than the United States. This summary applies to you only if you hold shares of Golden Cycle common stock and will hold AngloGold Ashanti ADSs as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. In addition, it does not address all tax consequences that may be relevant to you in your particular circumstances, nor does it apply to you if you are a holder of Golden Cycle common stock or AngloGold Ashanti ADSs with a special status, such as:

•	a person that has owned, owns or will own, directly or under certain attribution rules, 5 percent or more of Golden Cycle’s voting stock;

•	a person that owns or will own, directly or under certain attribution rules, 5 percent or more, by vote or value, of AngloGold Ashanti ordinary shares;

•	a broker, dealer or trader in securities or currencies;

•	a bank, mutual fund, life insurance company or other financial institution;

•	a tax-exempt organization;

•	a qualified retirement plan or individual retirement account;

•	a person who received shares of Golden Cycle common stock pursuant to the exercise of employee stock options or similar securities or otherwise as compensation;

•	a person that holds options to purchase Golden Cycle common stock;

•	a person that holds shares of Golden Cycle common stock as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

•	a partnership, S corporation, small business investment company or pass-through entity;

•	an investor in a partnership, S corporation, small business investment company or pass-through entity;

•	a person whose functional currency for tax purposes is not the U.S. dollar, or who will sell AngloGold Ashanti ADSs for payment in a currency other than the U.S. dollar;

•	a person liable for alternative minimum tax; or

•	a person who recognizes passive activity losses.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Golden Cycle common stock or AngloGold Ashanti ADSs, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership that owns shares of Golden Cycle common stock should consult the partner’s tax advisor regarding the specific tax consequences of the merger and subsequent ownership of AngloGold Ashanti ADSs.

This summary is based upon certain assumptions, including the assumptions that there will be full compliance without waiver with all of the provisions in the merger agreement, that no substantive condition to the merger will be waived or the merger agreement amended and that the representations and covenants contained in the merger agreement, this proxy statement/prospectus and certificates of officers of AngloGold Ashanti, AngloGold USA, Golden Cycle, and others are currently true, correct and complete and will remain so, and will be complied with, at all relevant times. This discussion also assumes that AngloGold Ashanti is not, and will not become, a passive foreign investment company for U.S. federal income tax purposes, as described below.

YOU SHOULD CONSULT YOUR OWN ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND SUBSEQUENT OWNERSHIP OF ANGLOGOLD ASHANTI ADSs IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, AND REGARDING APPLICABLE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER AND OWNERSHIP OF ANGLOGOLD ASHANTI ADSs.

Tax Status of the Merger

Under the merger agreement, it is a condition to the obligation of each of AngloGold Ashanti and Golden Cycle to effect the merger that such party receives an opinion from counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is also a condition to the obligation of Golden Cycle to effect the merger that Golden Cycle receives an opinion of its counsel to the effect that the requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(1) (other than subsections (iii)(A) and (B)) are satisfied with respect to the merger. In rendering such opinion, counsel may require and rely upon factual representations contained in certificates of the officers of the parties to the merger agreement. Except where otherwise noted, this summary assumes that such opinions will be given and that the foregoing conclusions of such opinions are accurate.

No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) as to the U.S. federal income tax consequences to Golden Cycle shareholders of the merger or the ownership of AngloGold Ashanti ADSs received in the merger. Opinions of counsel are not binding on the IRS or the courts, and there can be no assurance that the IRS will not take a position contrary to the opinions of counsel or that a court will not agree with a contrary position of the IRS in the event of litigation.

As described below, the U.S. federal income tax consequences of the merger to a particular Golden Cycle shareholder may depend on whether the shareholder is a “U.S. Holder” or a “non-U.S. Holder” (each as defined below).

Tax Consequences to U.S. Holders

The following description applies to you if you are a “U.S. Holder”. For purposes of this description, a U.S. Holder means a beneficial owner of shares of Golden Cycle common stock and AngloGold Ashanti ADSs that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (1) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or (2) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

Exchange of Shares of Golden Cycle Common Stock for AngloGold Ashanti ADSs in the Merger

A U.S. Holder who exchanges shares of Golden Cycle common stock for AngloGold Ashanti ADSs pursuant to the merger will not recognize a gain or loss on the exchange. The aggregate adjusted tax basis of the ADSs received by a Golden Cycle shareholder will equal the Golden Cycle shareholder’s aggregate adjusted tax basis in the shares of Golden Cycle common stock surrendered in the merger. The holding period of the AngloGold Ashanti ADSs received pursuant to the merger will include the holding period of the shares of Golden Cycle common stock surrendered in the merger. Golden Cycle shareholders who bought shares of Golden Cycle common stock at different prices or times, or otherwise own shares with unequal bases or holding periods, must determine the holding period and adjusted tax basis for ADSs received in the merger by taking into account the adjusted tax basis and holding period of each surrendered share and a pro rata portion of the aggregate consideration received by the Golden Cycle shareholder.

A U.S. Holder that receives AngloGold Ashanti ADSs pursuant to the merger will be treated as the owner of the underlying AngloGold Ashanti ordinary shares for U.S. federal income tax purposes. Accordingly, if the AngloGold Ashanti ADSs are later exchanged for AngloGold Ashanti ordinary shares, no gain or loss will be recognized on the exchange.

A U.S. Holder that receives AngloGold Ashanti ADSs in the merger will be required to retain permanent records regarding the amount, basis and fair market value of Golden Cycle common stock surrendered in the merger.

The foregoing discussion applies only if the merger qualifies as a reorganization for U.S. federal income tax purposes. If the IRS were to successfully challenge the qualification of the merger as a reorganization, a U.S. Holder would generally be required to recognize U.S.-source gain or loss with respect to the shares of Golden Cycle common stock surrendered in the merger equal to the difference between such holder’s adjusted tax basis in the surrendered stock and the fair market value, as of the effective time of the merger, of the AngloGold Ashanti ADSs received or to be received in the merger. Generally, in such event, the U.S. Holder’s tax basis in the AngloGold Ashanti ADSs received would equal the fair market value of such ADSs as of the date of the merger, and the U.S. Holder’s holding period for the AngloGold Ashanti ADSs would begin on the day after the merger. Any loss that a U.S. Holder recognizes with respect to its shares of Golden Cycle common stock will be a capital loss, the deductibility of which will be subject to limitation. U.S. Holders should consult their tax advisors regarding the allowance or deductibility of any loss they may have with respect to their shares of Golden Cycle common stock should the merger not qualify as a reorganization.

Tax Consequences of Ownership of AngloGold Ashanti ADSs Received in the Merger

Taxation of Dividends

The gross amount of any distribution (including the amount of any South African withholding tax paid thereon) paid to a U.S. Holder with respect to AngloGold Ashanti ordinary shares or ADSs generally will be taxable as dividend income to the U.S. Holder for U.S. federal income tax purposes on the date the distribution is actually or constructively received by the U.S. Holder, in the case of AngloGold Ashanti ordinary shares, or by the depositary, in the case of AngloGold Ashanti ADSs. Corporate U.S. Holders will not be eligible for the deduction in respect of dividends paid by AngloGold Ashanti. For foreign tax credit limitation purposes, dividends paid by AngloGold Ashanti will be income from sources outside the United States. At present, South Africa does not impose a withholding tax or any other form of tax on dividends paid to U.S. Holders with respect to shares. The South African government, however, has recently announced its intent to enact a 10 percent dividend withholding tax, which will be phased in during 2008 and 2009. See “Material Tax Considerations — Material South African Income Taxation Considerations — Taxation of Dividends”.

The amount of any distribution paid in foreign currency (including the amount of any South African withholding tax paid thereon) generally will be includible in the gross income of a U.S. Holder of AngloGold Ashanti ordinary shares in an amount equal to the U.S. dollar value of the foreign currency calculated by reference to the spot rate in effect on the date of receipt by the U.S. Holder, in the case of AngloGold Ashanti ordinary shares, or by the depositary, in the case of AngloGold Ashanti ADSs, regardless of whether the foreign currency is converted into U.S. dollars on such date. If the foreign currency is converted into U.S. dollars on the date of receipt, a U.S. Holder of AngloGold Ashanti ordinary shares generally should not be required to recognize foreign currency gain or loss in respect of the dividend. If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder of AngloGold Ashanti ordinary shares generally will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss recognized upon a subsequent conversion or other disposition of the foreign currency generally will be treated as U.S. source ordinary income or loss. In the case of a U.S. Holder of AngloGold Ashanti ADSs, the amount of any distribution paid in a foreign currency generally will be converted into U.S. dollars by the depositary upon its receipt. Accordingly, a U.S. Holder of AngloGold Ashanti ADSs generally will not be required to recognize foreign currency gain or loss in respect of the distribution. Special rules govern and specific elections are available to accrual method taxpayers to determine the U.S. dollar amount includible in income in the case of taxes withheld in a foreign currency. Accrual basis taxpayers are therefore urged to consult their own tax advisors regarding the requirements and elections applicable in this regard.

Subject to certain limitations, it is anticipated that South African withholding taxes will be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividend income generally will constitute “passive category” income or, in the case of certain U.S. Holders, “general category” income. The use of foreign tax credits is subject to complex conditions and limitations. In lieu of a credit, a U.S. Holder who itemizes deductions may elect to deduct all of such holder’s foreign taxes in the taxable year. A deduction does not reduce U.S. tax on a dollar-for-dollar basis like a tax credit, but the deduction for foreign taxes is not subject to the same limitations applicable to foreign tax credits. U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits.

Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax (currently a maximum of 15 percent) in respect of “qualified dividend income” received in taxable years beginning before January 1, 2011. For this purpose, qualified dividend income generally includes dividends paid by a non-U.S. corporation if, among other things, the U.S. Holder meets certain minimum holding period and other requirements and the non-U.S. corporation satisfies certain requirements, including either that (i) the ordinary shares (or ADSs) with respect to which the dividend has been paid are readily tradable on an established securities market in the United States, or (ii) the non-U.S. corporation is eligible for the benefits of a comprehensive U.S. income tax treaty (such as the Treaty) which provides for the exchange of information. We currently believe that dividends paid with respect to AngloGold Ashanti ordinary shares and ADSs should constitute qualified dividend income for U.S. federal income tax purposes. We anticipate that AngloGold Ashanti dividends will be reported as qualified dividends on Forms 1099-DIV delivered to U.S. Holders. Each individual U.S. Holder of AngloGold Ashanti ordinary shares or ADSs is urged to consult his or her own tax advisor regarding the availability of the reduced dividend tax rate in light of his or her own particular situation.

The U.S. Treasury has expressed concern that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits for U.S. Holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax described above, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of South African withholding taxes or the availability of qualified dividend treatment could be affected by future actions that may be taken by the U.S. Treasury with respect to ADSs.

Taxation of Capital Gains and Losses

A U.S. Holder that sells or otherwise disposes of AngloGold Ashanti ADSs (or that is deemed to have sold or disposed of them) in a taxable disposition:

•	will recognize a gain or loss equal to the difference (if any) between the U.S. dollar value of the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis, determined in U.S. dollars, in such AngloGold Ashanti ADSs; and,

•	any gain or loss will be U.S.-source capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the AngloGold Ashanti ADSs sold is more than one year at the time of such sale or other taxable disposition.

If the U.S. Holder is an individual, any capital gain generally will be subject to U.S. federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations. Deposits or withdrawals by a U.S. Holder of shares for ADSs, or of ADSs for shares, will not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation will be classified as a passive foreign investment company (which we refer to as a “PFIC”) for any taxable year in which at least 75 percent of its gross income consists of passive income (such as dividends, interest, rents or royalties other than rents or royalties derived in the active conduct of a trade or business and received from an unrelated person, certain commodities income, or gains on the disposition of certain minority interests), or at least 50 percent of the average value of its assets consists of assets that produce, or are held for the production of, passive income. We believe that AngloGold Ashanti was not a PFIC for the taxable year ended December 31, 2007 and we do not expect AngloGold Ashanti to become a PFIC in the foreseeable future. If AngloGold Ashanti is a PFIC for any taxable year, a U.S. Holder would suffer adverse tax consequences. These consequences may include having gains realized on the disposition of AngloGold Ashanti ordinary shares or ADSs treated as ordinary income rather than capital gains and being subject to punitive interest charges on the receipt of certain dividends and on the proceeds of the sale or other disposition of AngloGold Ashanti ordinary shares or ADSs. Furthermore, dividends paid by AngloGold Ashanti would not be “qualified dividend income” and would be taxed at the higher rates applicable to other items of ordinary income. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to ownership of AngloGold Ashanti ordinary shares or ADSs.

Tax Consequences to Non-U.S. Holders

The following summary applies to you if you are a “non-U.S. Holder” of Golden Cycle common stock. A non-U.S. Holder is a beneficial owner of Golden Cycle common stock that is not a U.S. Holder, as defined above.

Exchange of Shares of Golden Cycle Common Stock for AngloGold Ashanti ADSs in the Merger

A non-U.S. Holder who exchanges shares of Golden Cycle common stock for AngloGold Ashanti ADSs pursuant to the merger will generally be subject to U.S. federal income tax on gain realized in the merger if Golden Cycle is or has been a “United States real property holding corporation” for U.S. federal income tax purposes, unless Golden Cycle’s shares are “regularly traded on an established securities market” within the meaning of Section 897 of the Internal Revenue Code as described below. A non-U.S. Holder who exchanges Golden Cycle shares for AngloGold Ashanti ADSs in the merger will not recognize loss with respect to such exchange for U.S. federal income tax purposes. A “United States real property holding corporation” is a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”. We believe that Golden Cycle is, and has been, a United States real property holding corporation.

If shares of Golden Cycle common stock are treated as regularly traded on an established securities market, a non-U.S. Holder will not recognize taxable gain on the exchange of shares of Golden Cycle common stock for AngloGold Ashanti ADSs pursuant to the merger unless the non-U.S. Holder has owned, either actually or under certain attribution rules, more than 5 percent of shares of Golden Cycle common stock at any time during the five-year period ending on the date of the merger or, if shorter, the non-U.S. Holder’s holding period for such shares. Shares of Golden Cycle common stock will be treated as regularly traded on an established securities market for any calendar quarter during which they are regularly quoted by brokers or dealers making a market in shares of Golden Cycle common stock, provided the shares are traded on an established securities market in the United States. Although shares of Golden Cycle common stock may not have been regularly traded on an established securities market when the merger agreement was executed, Golden Cycle warrants in the merger agreement that its shares will, as of the closing date of the merger, be regularly traded on an established securities market under applicable Treasury Regulations. Thus, if shares of Golden Cycle common stock are regularly traded on an established securities market on the closing date of the merger, a non-U.S. Holder should not recognize taxable gain for U.S. federal income tax purposes with respect to the exchange of shares of Golden Cycle common stock in the merger, unless the non-U.S. Holder has owned, either actually or under certain attribution rules, more than 5 percent of Golden Cycle’s shares at any time during the time period described above.

The foregoing discussion applies only if the merger qualifies as a reorganization for U.S. federal income tax purposes. If the IRS were to successfully challenge the qualification of the merger as a reorganization, a non-U.S. Holder will generally not recognize gain or loss for U.S. federal income tax purposes unless (i) gain with respect to the Golden Cycle shares transferred in the merger is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States, (ii) in the case of gain realized by an individual non-U.S. Holder, such non-

U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) Golden Cycle common stock is not treated under applicable U.S. Treasury Regulations as regularly traded on an established securities market.

Tax Consequences of Ownership of AngloGold Ashanti ADSs Received in the Merger

A non-U.S. Holder of ADSs will not be subject to U.S. federal income or withholding tax on dividends received on such ADSs, unless such income is effectively connected with the conduct of such non-U.S. Holders’s trade or business in the United States. A non-U.S. Holder will also generally not be subject to U.S. federal income or withholding tax in respect of gain realized on the sale or other disposition of AngloGold Ashanti ADSs unless (i) such gain is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States or (ii) in the case of gain realized by an individual non-U.S. Holder, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. A corporate non-U.S. Holder with income effectively connected with the conduct of a trade or business in the United States may, under certain circumstances, be subject to an additional branch profits tax. The provisions of an applicable tax treaty may provide for more favorable treatment of dividends or gains with respect to AngloGold Ashanti ADSs.

Information Reporting and Backup Withholding

U.S. Holders of AngloGold Ashanti ADSs (i) may be subject to information reporting and (ii) may be subject to backup withholding (currently at a rate of 28 percent) on distributions with respect to AngloGold Ashanti ADSs or on the proceeds from a sale or exchange of AngloGold Ashanti ADSs. Payments of distributions on, or the proceeds from the disposition of, AngloGold Ashanti ADSs through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances. Backup withholding will generally not apply, however, to a U.S. Holder who:

•	furnishes a correct taxpayer identification number and certifies that the U.S. Holder is not subject to backup withholding on IRS Form W-9 (or substitute form); or

•	is otherwise exempt from backup withholding.

In general, a non-U.S. Holder will not be subject to information reporting and backup withholding. However, a non-U.S. Holder may be required to establish an exemption from information reporting and backup withholding by certifying the non-U.S. Holder’s status by submitting a Form W-8BEN in connection with payments received in the United States or through certain U.S.-related intermediaries.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner.

Material South African Income Taxation Considerations

The following description summarizes material South African tax consequences of the acquisition, ownership and disposition of AngloGold Ashanti ordinary shares or ADSs by a U.S. Holder (as defined above). This summary is based upon current South African tax law and South African tax authorities’ practice, the Treaty, and in part upon representations of the depositary, and assumes that each obligation provided for in, or otherwise contemplated by, a deposit agreement and any related agreement will be performed in accordance with its respective terms. The following summary of South African tax considerations does not address the tax consequences to a U.S. Holder that is resident in South Africa for South African tax purposes, whose holding of AngloGold Ashanti ordinary shares or ADSs is effectively connected with a permanent establishment in South Africa through which such U.S. Holder carries on business activities or, in the case of an individual who performs independent personal services, with a fixed base situated therein, or who is otherwise not entitled to full benefits under the Treaty. The statements of law set forth below are subject to any changes (which may be applied retroactively) in South African law or in the interpretation thereof by the South African tax authorities, or in the Treaty, occurring after the date hereof. It should be expressly noted that South African tax law does not specifically address the treatment of ADSs. However, it is reasonable to assume (although no assurance can be made) that the tax treatment of U.S. Holders of shares is also applicable to U.S. Holders of ADSs. Holders are strongly urged to consult their own tax advisors as to the consequences under South African, U.S. federal, state and local, and other applicable laws, of the acquisition, ownership and disposition of AngloGold Ashanti ordinary shares or ADSs.

Taxation of Dividends

South Africa imposes a corporate tax known as Secondary Tax on Companies (“STC”) on the distribution of earnings in the form of dividends. Under the terms of an option granted to gold mining corporations, AngloGold Ashanti has elected not to be subject to STC. As a result, although AngloGold Ashanti dividend payments are not subject to STC, AngloGold Ashanti pays corporate income tax at a slightly higher rate than would otherwise have been the case. STC is being phased out over the next two years and replaced by a dividend withholding tax. South Africa does not currently impose any withholding tax or any other form of tax on dividends paid to U.S. Holders with respect to shares, but there has been a recent announcement (referred to below) that this is about to change. In the case of a South African withholding tax on dividends paid to a U.S. Holder with respect to shares, the Treaty would limit the rate of this tax to 5 percent of the gross amount of the dividends if a U.S. Holder holds directly at least 10 percent of AngloGold Ashanti voting stock and 15 percent of the gross amount of the dividends in all other cases. The above provisions will not apply if the beneficial owner of the dividends is a U.S. resident who carries on business in South Africa through a permanent establishment situated in South Africa, or performs in South Africa independent personal services from a fixed base situated in South Africa, and the dividends are attributable to such permanent establishment or fixed base.

On February 21, 2007, the South African Minister of Finance, Mr. Trevor Manuel, delivered his 2007 budget speech in which he stated that the STC, currently levied at 12.5 percent, would be replaced by a 10 percent withholding tax that will be levied on shareholders in respect of dividends distributed by South African companies. This change is being implemented in two phases. On October 1, 2007, the STC rate would be reduced from 12.5 percent to 10 percent and thereafter STC would be phased out and replaced by a 10 percent withholding tax. When STC is finally replaced by the new withholding tax system, the marginal tax rates of AngloGold Ashanti’s South African operations are expected to reduce by a further 6 to 8 percent. However, since STC is being replaced by the 10 percent withholding tax referred to, the dividend received after the withholding tax is deducted will result in holders of AngloGold Ashanti ordinary shares and ADSs receiving a net after-tax dividend amount which is equivalent to the after-tax dividend they would have received under the STC regime at a rate of 10 percent.

Taxation of Gains on Sale or Other Disposition

South Africa imposes a tax on capital gains, which applies mainly to South African residents and only to a limited extent to non-residents. The meaning of the word “residents” is different for individuals and corporations and is governed by the South African Income Tax Act of 1962 and by the Treaty. Gains on the disposal of securities which are not capital in nature are usually subject to income tax. In either case, a U.S. Holder will not be subject to South African tax on the disposal of AngloGold Ashanti ordinary shares or ADSs unless the U.S. Holder carries on business in South Africa through a permanent establishment situated therein to which the AngloGold Ashanti ordinary shares or ADSs are attributable.

Uncertificated Securities Tax (“UST”)

The change of beneficial ownership of shares listed on an exchange in South Africa is subject to UST at the rate of 0.25 percent of the taxable amount of the shares. Any change of beneficial ownership of shares listed on an exchange outside South Africa and/or the transfer of ADSs is not subject to UST or to any other South African tax. Where a change in beneficial ownership on a purchase of shares listed on an exchange in South Africa:

•	takes place through a sharebroker, UST will be payable on the actual consideration; and,

•	takes place off market (where either the change in beneficial ownership is effected by the Central Securities Depository Participant (CSDP) or the seller continues to hold the securities as nominee on behalf of the purchaser) and the consideration for the shares is less than the lowest traded price of the securities on the date of the relevant transaction, UST is payable on the closing traded price of the shares.

DESCRIPTION OF ANGLOGOLD ASHANTI ORDINARY SHARES

AngloGold Ashanti Ordinary Shares

There are 400,000,000 authorized AngloGold Ashanti ordinary shares of par value 25 South African cents each. The ordinary shares have voting rights though there is no provision in AngloGold Ashanti’s memorandum and articles of association for cumulative voting. There is no limitation imposed by the memorandum and articles of association or by South African law on the rights of any persons, including non-residents, to own AngloGold Ashanti ordinary shares or to exercise voting rights in respect of AngloGold Ashanti ordinary shares. As of December 31, 2007, 277,457,471 ordinary shares were issued and fully-paid and are not subject to further calls or assessment by AngloGold Ashanti. The number of authorized but unissued ordinary shares in the capital of AngloGold Ashanti at December 31, 2007 was 122,542,529.

The table below details changes in the ordinary issued share capital of AngloGold Ashanti since December 31, 2003.

Period to	Description	Number of Shares

December 31, 2003		223,136,342
Ordinary shares issued during 2004	AngloGold Share Incentive Scheme	192,800
	Business combination — swap shares	38,400,021
	Business combination — regulatory shares	2,658,000
	Business combination — warrants	75,731

December 31, 2004		264,462,894
Ordinary shares issued during 2005	AngloGold Share Incentive Scheme	475,538

December 31, 2005		264,938,432
Ordinary shares issued during 2006	AngloGold Share Incentive Scheme	398,399
	$500 million equity raise	9,970,732
	Bokamoso Employee Share ownership programme	928,590

December 31, 2006		276,236,153
Ordinary shares issued to December 31, 2007	AngloGold Share Incentive Scheme	1,181,882
	Bokamoso Employee Share ownership programme	39,436

		277,457,471

All existing AngloGold Ashanti ordinary shares are in registered form. The holding of ordinary shares in uncertificated form is permitted under South African law and AngloGold Ashanti’s articles of association and the transfer of ordinary shares is permitted through the STRATE (Share Transactions Totally Electronic) settlement system. Ordinary shares are not eligible for settlement within CREST.

Registration

AngloGold Ashanti is governed by its memorandum and articles of association, which are available for inspection as set out in “Documents on Display” under Item 10.H of AngloGold Ashanti’s 2006 Annual Report on Form 20-F, which is incorporated herein by reference, and a summary of pertinent provisions, including rights of the holders of shares in AngloGold Ashanti, are set out below.

This summary does not contain all the information concerning the rights of holders of AngloGold Ashanti’s ordinary shares and is qualified in its entirety by reference to the law of South Africa and AngloGold Ashanti’s governing corporate documents. As well as being governed by the provisions of the memorandum and articles of association, the rights of holders of AngloGold Ashanti ordinary shares are governed by the South African Companies Act, the South African Securities Regulation Code on Take-Overs and Mergers and the Listing Requirements of the JSE Limited. In addition, rights of holders of AngloGold Ashanti ADSs are governed by the deposit agreement between AngloGold Ashanti and The Bank of New York Mellon.

Allotment and Issue of AngloGold Ashanti Ordinary Shares

Any unissued ordinary shares can be disposed of or dealt with in such manner as AngloGold Ashanti shareholders may direct in a general meeting. AngloGold Ashanti shareholders may resolve that all or any of such ordinary shares are at the disposal of the directors who may allot, grant options over or otherwise deal with or dispose of the ordinary shares to such persons at such times and on such terms and conditions and for such consideration as the directors may determine.

Any ordinary shares may be issued with such rights or restrictions as AngloGold Ashanti shareholders in a general meeting may from time to time determine.

No ordinary shares may be issued at a discount except in accordance with section 81 of the South African Companies Act. Section 81 states that a company can issue shares at a discount to the par value shares of such shares, if such shares are of a class already in issue, if such issue is authorized by a special resolution, if the company has been trading for at least one year, if the issue is sanctioned by the court and if the issue occurs within one month of the sanction. If shares are issued at a discount, every prospectus issued by the company thereafter relating to the issue of any shares shall contain particulars of the discount allowed on the issue of those shares, or so much of the discount as has not been written off at the date of the issue of such prospectus.

Dividends, Rights and Distributions

The ordinary shares participate fully in all dividends, other distributions and entitlements as and when declared by AngloGold Ashanti in respect of fully paid ordinary shares. Under South African law, AngloGold Ashanti may declare and pay dividends from any reserves included in total shareholders’ equity calculated in accordance with IFRS, subject to its solvency and liquidity. AngloGold Ashanti’s memorandum and articles of association prohibit any larger dividend being declared by shareholders in general meeting than is recommended by the directors. Dividends are payable to shareholders registered at a record date that is after the date of declaration.

Dividends may be declared in any currency at the discretion of the board of directors. Currently, dividends are declared in South African rand and paid in Australian dollars, South African rand, Ghanaian cedis or British pounds. Dividends paid to registered holders of AngloGold Ashanti ADSs are paid in U.S. dollars converted from South African rand by The Bank of New York Mellon, as depositary, in accordance with the deposit agreement.

Any dividend may be paid and satisfied, either wholly or in part, by the distribution of specific assets, or in paid-up securities of AngloGold Ashanti or of any other company, or in cash, or in any one or more of such ways as the directors or the shareholders of AngloGold Ashanti in general meeting may at the time of declaring the dividend determine and direct.

All dividends remaining unclaimed for a period of not less than three years from the date on which they became payable may be forfeited by resolution of the directors for the benefit of AngloGold Ashanti.

All of the issued ordinary shares are fully paid and are not subject to further calls or assessment by AngloGold Ashanti.

Voting Rights

Each ordinary share confers upon the member the right to vote at all general meetings. Each member present in person or, in the case of a corporate entity, represented, has one vote on a show of hands. If a poll is held, members present or any duly appointed proxy or proxies will have one vote for each ordinary share held. A holder of ordinary shares is entitled to appoint a proxy to attend, speak and vote at any meeting on his or her behalf and the proxy need not be a shareholder. Holders of ADSs are not entitled to vote in person at meetings, but may vote by way of proxy through The Bank of New York Mellon as the ADS issuer.

There are no limitations on the right of non-South African shareholders to hold or exercise voting rights attaching to any of the ordinary shares.

AngloGold Ashanti’s memorandum and articles of association do not provide for cumulative voting in respect of any of the classes of AngloGold Ashanti shares.

AngloGold Ashanti’s memorandum and articles of association specify that if new classes of shares are issued, the rights relating to any class of shares may be modified or abrogated either with the consent in writing of the holders of at least 75 percent of the issued shares of that class, or with the sanction of a resolution passed as if it were a special resolution of the company at a separate general meeting of the holders of the shares of that class.

Transfer of Ordinary Shares

Dematerialized shares which have been traded on the JSE Limited are transferred on the STRATE settlement system and delivered within five business days after each trade.

The dematerialization of shares is not mandatory and holders of ordinary shares in AngloGold Ashanti may elect to retain their certificated securities. Subject to any statutory restrictions on transfer, any member may transfer all or part of his or her certificated securities, to the extent it is not prohibited by section 91A of the South African Companies Act. Every transfer of certificated shares must be in writing in the usual common form or in such other form as the directors may approve and must be left at the transfer office where the register of transfers is kept or at such other place as the directors prescribe and must be accompanied by the share certificate and such other evidence as the directors or registrar may require to prove title and capacity of the intending transferor or transferee.

The directors may refuse to register any transfer of certificated securities unless the instrument of transfer, duly stamped, is lodged with AngloGold Ashanti accompanied by the share certificate, the transfer is in respect of only one class of securities or the transfer, if in respect of securities subject to any of AngloGold Ashanti’s incentive schemes, is permitted by the terms of the relevant scheme.

Conversion of Ordinary Shares into Stock

AngloGold Ashanti may by special resolution convert any paid-up shares into stock and may reconvert any stock into paid-up shares of any denomination. The holders of stock may transfer their respective interests but the directors may fix the minimum amount of stock transferable. The holders of stock have the same rights, privileges and advantages as regards participation in profits and voting at general meetings of AngloGold Ashanti as if they held the shares from which the stock arose. All of the provisions of AngloGold Ashanti’s memorandum and articles of association apply equally to stock as to shares.

Increase and Reduction of Capital

AngloGold Ashanti shareholders may by way of special resolution in a general meeting and in accordance with the provisions of the South African Companies Act resolve to:

•	increase its capital by any sum divided into shares of any amount;

•	consolidate and divide all or any part of its share capital into shares of larger amounts;

•	sub-divide its shares or any of them into shares of smaller amounts than fixed by the memorandum and articles of association;

•	vary, modify or amend any rights attached to any shares whether issued or not, including the conversion of any shares into preference shares; and

•	convert any of its shares whether issued or not into shares of another class.

In addition, AngloGold Ashanti shareholders may by ordinary resolution in a general meeting and subject to the requirements of the South African Companies Act and the rules and requirements of the stock exchange on which the securities are listed, reduce, dispose of, distribute or otherwise deal with in any manner its share capital, share premium, stated capital, reserves and capital redemption reserve fund.

Share Premium Account and Capital Redemption Reserve Fund

AngloGold Ashanti shareholders may by ordinary resolution in a general meeting authorize the directors to distribute or deal with, in any way recommended by the directors, all or any part of the amount outstanding to the credit of any share premium account or capital redemption reserve fund of AngloGold Ashanti, subject to compliance with the provisions of the South African Companies Act.

Rights upon Liquidation

In the event of a winding up of AngloGold Ashanti:

•	The B redeemable preference shares confer the right, in priority to any payment in respect of the ordinary shares or the A preference shares in the capital of AngloGold Ashanti, to receive only so much of the net proceeds from the disposal of the assets relating to the Moab Lease Area as is available for distribution, but not exceeding a return for each B redeemable preference share of the capital paid up on that share and any share premium paid on the issue of the B redeemable preference shares outstanding at that time.

•	The A redeemable preference shares confer the right, in priority to any payment in respect of the ordinary shares but after any payment in respect of the B preference shares, to receive only so much of the net proceeds from the disposal of the assets relating to the Moab Lease Area as is then available for distribution.

•	The A redeemable and B redeemable shares do not confer the right to participation in the surplus funds of AngloGold Ashanti arising in any other manner.

•	The ordinary shares and E ordinary shares confer the equal rights to any surplus arising from the liquidation of all other assets of AngloGold Ashanti.

Please see Items 10.A and 10.B of AngloGold Ashanti’s 2006 Form 20-F, which is incorporated herein by reference, for a description of the A redeemable preference shares, B redeemable preference shares and E ordinary shares.

Shareholders’ Meetings

The directors may convene general meetings of AngloGold Ashanti shareholders. Subject to the provisions of the South African Companies Act, the shareholders may requisition for the convening of a general meeting.

An AngloGold Ashanti annual general meeting and a meeting of AngloGold Ashanti shareholders for the purpose of passing a special resolution may be called by giving 21 clear days’ notice in writing of that shareholders’ meeting. For any other meeting of AngloGold Ashanti shareholders, 14 clear days’ notice must be given. “Clear days” means calendar days excluding the day on which the notice is given and the date of the meeting. All shareholders are entitled to attend.

AngloGold Ashanti’s memorandum and articles of association provide that a quorum for a general meeting of members (other than a meeting at which a special resolution will be passed) consists of three members present personally, or if the member is a corporate entity, represented and entitled to vote. If a general meeting requisitioned by members is not quorate, the meeting is dissolved and a new meeting will have to be called following the relevant notice provision. In any other case, the meeting will stand adjourned and if at the adjourned meeting a quorum is not present then those members present will constitute a quorum.

The quorum for a members’ meeting convened for the purpose of passing a special resolution consists of three members holding at least 25 percent of the total member votes and present in person or by proxy. If the meeting is not quorate, it will be adjourned to a date between seven and 21 days after the adjourned meeting, and the members present at the second meeting will constitute a quorum as long as there are at least three of them at the second meeting. A special resolution must be passed on a show of hands by a majority of 75 percent of the members entitled to vote and present at the meeting, personally or by proxy or, on a poll, by a majority of 75 percent of the total votes to which these members present in person or by proxy are entitled to vote.

If the meeting is not quorate and is convened upon the requisition of members, the meeting is dissolved.

Disclosure of Interest in Shares

Under South African law, a registered holder of AngloGold Ashanti ordinary shares who is not the beneficial owner of such shares is required to disclose, every three months to AngloGold Ashanti, the identity of the beneficial owner and the number and class of securities held on behalf of the beneficial owner. Moreover, AngloGold Ashanti may, by notice in writing, require a person who is a registered shareholder, or whom AngloGold Ashanti knows or has reasonable cause to believe has a beneficial interest in AngloGold Ashanti ordinary shares, to confirm or deny whether or not such person holds the ordinary shares or beneficial interest and, if the ordinary shares are held for another person, to disclose to AngloGold Ashanti the identity of the person on whose behalf the ordinary shares are held. AngloGold Ashanti may also require the person to give particulars of the extent of the beneficial interest held during the three years preceding the date of the notice. AngloGold Ashanti is obligated to establish and maintain a register of the disclosures described above and to publish in its annual financial statements a list of the persons who hold beneficial interest equal to or in excess of 5 percent of the total number of ordinary shares issued by AngloGold Ashanti together with the extent of those beneficial interests.

Rights of Minority Shareholders

Majority shareholders of South African companies have no fiduciary obligations under South African common law to minority shareholders. However, under the South African Companies Act, a shareholder may, under certain circumstances, seek relief from the court if he or she has been unfairly prejudiced by the company. There may also be common law personal actions available to a shareholder of a company.

DESCRIPTION OF ANGLOGOLD ASHANTI AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon issues AngloGold Ashanti ADSs. Each AngloGold Ashanti ADS represents the ownership interest of one AngloGold Ashanti ordinary share.

The Unrestricted ADS Deposit Agreement and the Restricted ADS Deposit Agreement

AngloGold Ashanti has entered into the following Deposit Agreements with The Bank of New York Mellon as depositary and the owners and beneficial owners of American Depositary Receipts (the “Deposit Agreements”):

•	the Deposit Agreement, amended and restated as of August 5, 1998, filed with the SEC as an exhibit to AngloGold Ashanti’s registration statement on Form F-6 (Registration Statement No. 333-133049) (the “Unrestricted ADS Deposit Agreement”); and

•	the Deposit Agreement, dated February 27, 2004, filed with the SEC as an exhibit to AngloGold Ashanti’s registration statement on Form F-6 (Registration Statement No. 333-14066) (the “Restricted ADS Deposit Agreement”).

As this section is a summary, it may not contain all the information that may be important to a holder of AngloGold Ashanti ADSs. For more complete information, see “Documents On Display” under Item 10.H of AngloGold Ashanti’s 2006 Annual Report on Form 20-F, which is incorporated herein by reference. Copies of the Deposit Agreements for each facility are also available for inspection at the Corporate Trust Office of The Bank of New York Mellon currently located at 101 Barclay Street, New York, New York, 10286.

Under the Unrestricted ADS Deposit Agreement, The Bank of New York Mellon, as depositary, issues ADSs which are not subject to transfer restrictions under the Securities Act and are listed and trade on the New York Stock Exchange (the “Unrestricted ADSs”). The AngloGold Ashanti ADSs issued to Golden Cycle shareholders in the merger will be Unrestricted ADSs and therefore will be issued under the Unrestricted ADS Deposit Agreement

The description below generally applies to the ADSs issued under the Unrestricted ADS facility.

Description of the AngloGold Ashanti ADSs

AngloGold Ashanti ordinary shares (or the right to receive AngloGold Ashanti ordinary shares) are deposited with The Bank of New York Mellon custodians in South Africa: The Standard Bank of South Africa Limited, Société Générale South Africa Limited, FirstRand Bank Limited, National Australia Bank Limited and Australia and New Zealand Banking Group Limited (each, a “custodian”). Each ADS also represents securities, cash or other property deposited with The Bank of New York Mellon but not distributed to ADS holders. The Bank of New York Mellon’s Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286. The principal executive office of The Bank of New York Mellon is located at One Wall Street, New York, New York 10286.

AngloGold Ashanti ADSs may be held either directly or indirectly through a broker or other financial institution. If AngloGold Ashanti ADSs are held indirectly, such holders must rely on the procedures of their broker or other financial institution to assert the rights of ADS holders described in this section and should consult with their broker or financial institution in this regard.

The Bank of New York Mellon is the actual holder of the AngloGold Ashanti ordinary shares, and therefore holders of AngloGold Ashanti ADSs may, in certain circumstances, not be treated by AngloGold Ashanti as shareholders of AngloGold Ashanti. The rights of AngloGold Ashanti ADS holders and the rights of and obligations of The Bank of New York Mellon as depositary are set out in the Deposit Agreements among The Bank of New York Mellon, the registered holders and beneficial owners of AngloGold Ashanti ADSs and AngloGold Ashanti. The Deposit Agreements and the AngloGold Ashanti ADSs are generally governed by the laws of the State of New York.

Dividends and Other Distributions

The Bank of New York Mellon has agreed to pay to holders of AngloGold Ashanti ADSs the cash dividends or other distributions it or a custodian receives on AngloGold Ashanti ordinary shares or other deposited securities after deducting any fees and expenses and any applicable withholding taxes. Holders of AngloGold Ashanti ADSs will receive these distributions in proportion to the number of AngloGold Ashanti ordinary shares that their AngloGold Ashanti ADSs represent.

Cash

The Bank of New York Mellon will convert any cash dividend or other cash distribution AngloGold Ashanti pays on AngloGold Ashanti ordinary shares into U.S. dollars (unless AngloGold Ashanti pays it in U.S. dollars), if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. Currently, AngloGold Ashanti pays dividends on ordinary shares in South African rand. AngloGold Ashanti may declare dividends and distributions on ordinary shares in any currency that the board of directors or shareholders at a general meeting approve.

In accordance with the Deposit Agreements, The Bank of New York Mellon, via its appointed South African bank, will convert the South African rand it receives from AngloGold Ashanti to U.S. dollars and distribute dividends in U.S. dollars to registered holders of AngloGold Ashanti ADSs. If that is no longer possible or if any approval from any government is needed and cannot be obtained, The Bank of New York Mellon may distribute non-U.S. currency only to those AngloGold Ashanti ADS holders to whom it is possible to make this type of distribution.

The Bank of New York Mellon may hold the non-U.S. currency it cannot convert for the account of holders of AngloGold Ashanti ADSs who have not been paid, unless a holder of AngloGold Ashanti ADSs requests in writing to receive the non-U.S. currency distribution. It will not invest the non-U.S. currency, and it will not be liable for the interest. Before making a distribution, any withholding taxes that must be paid will be deducted. See “Payment of Taxes” below. The Bank of New York Mellon will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York Mellon cannot convert the non-U.S. currency, holders of AngloGold Ashanti ADSs may lose some or all of the value of the distribution.

Ordinary Shares

The Bank of New York Mellon may distribute to holders of AngloGold Ashanti ADSs additional ADSs representing AngloGold Ashanti ordinary shares that AngloGold Ashanti distributes as a dividend or free distribution, if AngloGold Ashanti provides it promptly with satisfactory evidence that it is legal to do so. If The Bank of New York Mellon does not distribute additional ADSs, the outstanding ADSs will also represent the newly distributed AngloGold Ashanti ordinary shares. The Bank of New York Mellon will only distribute whole ADSs. It will sell AngloGold Ashanti ordinary shares that would require it to deliver a fraction of an ADS and distribute the net proceeds in the same way as it distributes cash.

Rights to Subscribe for Additional Ordinary Shares

If AngloGold Ashanti offers holders of AngloGold Ashanti ordinary shares any rights to subscribe for additional AngloGold Ashanti ordinary shares or any other rights, The Bank of New York Mellon, after consultation with AngloGold Ashanti, may make these rights available to holders of AngloGold Ashanti ADSs or sell the rights and distribute the proceeds in the same way as it distributes cash. If The Bank of New York Mellon cannot do either of these things for any reason, it may allow these rights to lapse. In that case, holders of AngloGold Ashanti ADSs will receive no value for them.

If The Bank of New York Mellon makes these types of subscription rights available to holders of AngloGold Ashanti ADSs upon instruction from holders of AngloGold Ashanti ADSs, it will exercise the rights and purchase AngloGold Ashanti ordinary shares on their behalf. The Bank of New York Mellon will then deposit the AngloGold Ashanti ordinary shares and deliver ADSs to the holders of AngloGold Ashanti ADSs. It will only exercise these rights if holders of AngloGold Ashanti ADSs pay it the exercise price and any other charges the rights require them to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. For example, holders of ADSs may not be able to trade the ADSs freely in the United States. In this case, The

Bank of New York Mellon may deliver ADSs which are “restricted securities” within the meaning of Rule 144 which will have the same provisions as the ADSs described here, except for the changes needed to put the restrictions in place.

Other Distributions

The Bank of New York Mellon will send to holders of AngloGold Ashanti ADSs any other distributions that AngloGold Ashanti makes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York Mellon may decide to sell what AngloGold Ashanti distributes, and then distribute the net proceeds in the same way as it distributes cash, or it may decide to hold what AngloGold Ashanti distributes, in which case the outstanding ADSs will also represent the newly distributed property.

The Bank of New York Mellon is not responsible if it decides that it is unlawful or impractical to make a distribution available to any AngloGold Ashanti ADS holders. AngloGold Ashanti has no obligation to register AngloGold Ashanti ADSs, AngloGold Ashanti ordinary shares, rights or other securities under the Securities Act. AngloGold Ashanti also has no obligation to take any other action to permit the distribution of AngloGold Ashanti ADSs, AngloGold Ashanti ordinary shares, rights or anything else to AngloGold Ashanti ADS holders. This means that the holders of AngloGold Ashanti ADSs may not receive the distribution AngloGold Ashanti makes on its ordinary shares or any value for them if it is illegal or impracticable for AngloGold Ashanti to make them available to the holders of AngloGold Ashanti ADSs.

Deposit, Withdrawal and Cancellation

The Bank of New York Mellon will deliver AngloGold Ashanti ADSs if a holder of AngloGold Ashanti ordinary shares or its broker deposits AngloGold Ashanti ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York Mellon will register the appropriate number of AngloGold Ashanti ADSs in the names such holder of AngloGold Ashanti ordinary shares requests and will deliver the AngloGold Ashanti ADSs at its Corporate Trust Office to the persons such holders request.

Holders of AngloGold Ashanti ADSs may turn in their ADSs at The Bank of New York Mellon’s Corporate Trust Office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York Mellon will deliver (1) the underlying AngloGold Ashanti ordinary shares to an account designated by the relevant holder of AngloGold Ashanti ADSs and (2) any other deposited securities underlying the AngloGold Ashanti ADSs at the office of the custodian. Or, at the request, risk and expense of AngloGold Ashanti ADS holders, The Bank of New York Mellon will deliver the deposited securities at its Corporate Trust Office.

Voting Rights

Holders of AngloGold Ashanti ADSs may instruct The Bank of New York Mellon to vote the AngloGold Ashanti ordinary shares underlying their AngloGold Ashanti ADSs, but only if AngloGold Ashanti asks, in writing, The Bank of New York Mellon to request their instruction. Otherwise, holders of AngloGold Ashanti ADSs will not be able to exercise their right to vote unless they withdraw the AngloGold Ashanti ordinary shares. However, the holders of AngloGold Ashanti ADSs may not know about the meeting enough in advance to withdraw the ordinary shares.

If AngloGold Ashanti asks for the instructions of holders of AngloGold Ashanti ADSs, The Bank of New York Mellon will notify them of the upcoming vote and arrange to deliver AngloGold Ashanti voting materials to them. The materials will (1) describe the matters to be voted on and (2) explain how holders of AngloGold Ashanti ADSs, on or before a certain date, may instruct The Bank of New York Mellon to vote the AngloGold Ashanti ordinary shares or other deposited securities underlying their AngloGold Ashanti ADSs as they direct. For instructions to be valid, The Bank of New York Mellon must receive them on or before the date specified.

The Bank of New York Mellon will try, as far as practicable, to vote or to have its agents vote the AngloGold Ashanti ordinary shares or other deposited securities as holders of AngloGold Ashanti ADSs instruct, but this is subject to South African law, the provisions of AngloGold Ashanti’s memorandum and articles of association and of the deposited securities and any applicable rule of the JSE Limited. The Bank of New York Mellon will only vote or attempt to vote as such holders of AngloGold Ashanti ADSs instruct.

However, if and to the extent that The Bank of New York Mellon does not receive their voting instructions, it will give a proxy to vote the relevant ordinary shares to a person designated by AngloGold Ashanti, unless AngloGold Ashanti does not wish the proxy to be given, or substantial opposition exists, or the issue at hand materially and adversely affects the rights of holders of AngloGold Ashanti ordinary shares.

AngloGold Ashanti cannot assure the holders of AngloGold Ashanti ADSs that they will receive the voting materials in time for them to instruct The Bank of New York Mellon to vote their AngloGold Ashanti ordinary shares. In addition, The Bank of New York Mellon and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that holders of AngloGold Ashanti ADSs may not be able to exercise their right to vote and there may be nothing they can do if their ordinary shares are not voted as they requested.

Fees and Expenses

AngloGold Ashanti ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs	Each issuance of an ADS, including as a result of a distribution of AngloGold Ashanti ordinary shares or rights or other property

Each cancellation of an ADS, including if the Deposit Agreement terminates
$0.02 (or less) per ADS	Any cash payment

Registration or transfer fees	Transfer and registration of AngloGold Ashanti ordinary shares on the AngloGold Ashanti register to or from the name of The Bank of New York Mellon or its agent when AngloGold Ashanti ordinary shares are deposited or withdrawn

Expenses of The Bank of New York Mellon	Conversion of non-U.S. currency to U.S. dollars

Cable, telex and facsimile transmission expenses

Taxes and other governmental charges The Bank of New York Mellon or any custodian has to pay on any ADS or AngloGold Ashanti ordinary share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

A fee equivalent to the fee that would have been payable if the securities distributed had been ordinary shares deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities that are distributed by The Bank of New York Mellon to ADS holders

All fees are at the discretion of The Bank of New York Mellon, and are subject to change without notice.

Payment of Taxes

Holders of AngloGold Ashanti ADSs will be responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities underlying their ADSs. The Bank of New York Mellon may refuse to transfer their ADSs or allow them to withdraw the deposited securities underlying their ADSs until such taxes or other charges are paid. It may apply payments owed to holders of AngloGold Ashanti ADSs or sell deposited securities underlying their ADSs to pay any taxes they owe, and they will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to holders of ADSs any proceeds, or send to them any property, remaining after it has paid the taxes.

Reclassifications

If AngloGold Ashanti:	Then:

Changes the nominal or par value of the ordinary shares; Reclassifies, splits up or consolidates any of the deposited securities;	The cash, ordinary shares or other securities received by The Bank of New York Mellon will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

Distributes securities on the ordinary shares that are not distributed to holders of ADSs; or

Recapitalizes, reorganizes, merges, liquidates, sells all or substantially all of AngloGold Ashanti’s assets, or takes any similar action.	The Bank of New York Mellon may, and will if AngloGold Ashanti asks it to, distribute some or all of the cash, AngloGold Ashanti ordinary shares or other securities it receives. It may also issue new ADSs or ask holders of ADSs to surrender their outstanding ADSs in exchange for new ADSs identifying the new deposited securities.

Amendment and Termination

AngloGold Ashanti may agree with The Bank of New York Mellon to amend the Deposit Agreement and the AngloGold Ashanti ADSs without the consent of holders for any reason. If the amendment adds or increases fees or charges (except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses) or if the amendment prejudices an important right of AngloGold Ashanti ADS holders, it will only become effective 30 days after The Bank of New York Mellon notifies holders of AngloGold Ashanti ADSs of the amendment. At the time an amendment becomes effective, holders of AngloGold Ashanti ADSs are considered, by continuing to hold their ADSs, to agree to the amendment and to be bound by the AngloGold Ashanti ADSs and the agreement as amended.

The Bank of New York Mellon may terminate the Deposit Agreements by mailing notice of termination to AngloGold Ashanti ADS holders at least 30 days prior to the date fixed in the notice if AngloGold Ashanti asks it to do so. The Bank of New York Mellon may also terminate the Deposit Agreement if The Bank of New York Mellon has told AngloGold Ashanti that it would like to resign and AngloGold Ashanti has not appointed a new depositary bank within 90 days. In both cases, The Bank of New York Mellon must notify holders of AngloGold Ashanti ADSs at least 30 days before termination.

After termination, The Bank of New York Mellon and its agents will be required to do only the following under the Deposit Agreement: collect distributions on the deposited securities, sell rights, and, upon surrender of AngloGold Ashanti ADSs, deliver AngloGold Ashanti ordinary shares and other deposited securities. One year after the date of termination or later, The Bank of New York Mellon may sell any remaining deposited securities by public or private sale and will hold the proceeds of the sale, as well as any other cash it is holding under the Deposit Agreement, for the pro rata benefit of the AngloGold Ashanti ADS holders who have not surrendered their ADSs. It will not invest the money and will have no liability for interest. The Bank of New York Mellon’s only obligations will be to account for the proceeds of the sale and other cash. After termination, AngloGold Ashanti’s only obligations will be with respect to indemnification of, and payment of certain amounts to, The Bank of New York Mellon.

Limitations on Obligations and Liability to ADS Holders

The Deposit Agreements expressly limit AngloGold Ashanti’s obligations and the obligations of The Bank of New York Mellon, and they limit AngloGold Ashanti’s liability and the liability of The Bank of New York Mellon. AngloGold Ashanti and The Bank of New York Mellon:

•	are only obligated to take the actions specifically set forth in the applicable Deposit Agreement without negligence or bad faith;

•	are not liable if either of AngloGold Ashanti or The Bank of New York Mellon is prevented or delayed by law or circumstances beyond AngloGold Ashanti’s control from performing AngloGold Ashanti’s obligations under the applicable Deposit Agreement;

•	are not liable if either of AngloGold Ashanti or The Bank of New York Mellon exercises discretion permitted under the applicable Deposit Agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the AngloGold Ashanti ADSs or the agreement on behalf of the holders of AngloGold Ashanti ADS holders or on behalf of any other party;

•	may rely on advice of or information from legal counsel, accountants, and any persons presenting AngloGold Ashanti ordinary shares for deposit, any registered holder or any other person believed by AngloGold Ashanti in good faith to be competent to give such advice or information; and

•	agree to indemnify each other under certain circumstances, pursuant to the Deposit Agreements.

Requirements for Depositary Action

Before The Bank of New York Mellon will issue, transfer or register the transfer of an AngloGold Ashanti ADS, make a distribution on an AngloGold Ashanti ADS, or allow withdrawal of AngloGold Ashanti ordinary shares, The Bank of New York Mellon may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The Bank of New York Mellon may refuse to deliver, transfer or register transfers of AngloGold Ashanti ADSs generally when the books of The Bank of New York Mellon or AngloGold Ashanti are closed, or at any time if either AngloGold Ashanti or The Bank of New York Mellon thinks it advisable to do so.

Holders of Unrestricted ADSs have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•	when temporary delays arise because: (1) either AngloGold Ashanti or The Bank of New York Mellon have closed AngloGold Ashanti’s transfer books; (2) the transfer of the AngloGold Ashanti ordinary shares is blocked in connection with voting at a general meeting of shareholders; or (3) AngloGold Ashanti is paying a dividend on the AngloGold Ashanti ordinary shares;

•	when AngloGold Ashanti ADS holders seeking to withdraw the ordinary shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to AngloGold Ashanti ADSs or to the withdrawal of the ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the Unrestricted Deposit Agreement.

Pre-release of ADSs

In certain circumstances, subject to the provisions of the Deposit Agreement, The Bank of New York Mellon may deliver AngloGold Ashanti ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADS.

The Bank of New York Mellon may also deliver AngloGold Ashanti ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying AngloGold Ashanti ordinary shares are delivered to The Bank of New York Mellon. The Bank of New York Mellon may receive ADSs instead of ordinary shares to close out a pre-release.

The Bank of New York Mellon may pre-release ADSs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York Mellon in writing that it or its customer: (a) owns the ordinary shares or ADSs to be remitted, (b) assigns all beneficial rights, title and interest in such ADSs or ordinary shares, as the case may be, to The Bank of New York Mellon in its capacity as the depositary and for the benefit of the ADS holders, and (c) will not take any action with respect to such ADSs or ordinary shares, as the case may be, that is consistent with the transfer of beneficial ownership (including, without the consent of The Bank of New York Mellon, disposing of such ADSs or ordinary shares, as the case may be) other than satisfaction of such pre-release;

•	the pre-release must be fully collateralized with cash, U.S. government securities, or other collateral that The Bank of New York Mellon considers appropriate; and

•	The Bank of New York Mellon must be able to close out the pre-release on not more than five business days’ notice. Each pre-release will be subject to any further indemnities and credit regulations that The Bank of New York Mellon deems appropriate. The Bank of New York Mellon will normally limit the number of AngloGold Ashanti ordinary shares not deposited but represented by AngloGold Ashanti ADSs outstanding at any time as a result of pre-release so that they do not exceed 30 percent of the ordinary shares deposited, although The Bank of New York may disregard this limit from time to time, if it thinks it is appropriate to do so.

COMPARISON OF RIGHTS OF SHAREHOLDERS UNDER COLORADO AND
SOUTH AFRICAN LAW

Upon consummation of the merger, holders of Golden Cycle shares will become holders of AngloGold Ashanti ordinary shares, and their rights will be governed by AngloGold Ashanti’s memorandum and articles of association, which differ in material respects from Golden Cycle’s articles of incorporation and by-laws. The following is a summary of certain material differences between the rights of holders of Golden Cycle shares and holders of AngloGold Ashanti ordinary shares. These differences arise from differences between the Colorado Business Corporation Act (CBCA), and the corporate laws of South Africa as well as from differences between the respective governing documents of Golden Cycle and AngloGold Ashanti. This summary is not a complete description of the laws of the State of Colorado or of the Republic of South Africa, Golden Cycle’s articles of incorporation and by-laws or AngloGold Ashanti’s memorandum and articles of association. For information on how to obtain Golden Cycle’s articles of incorporation and by-laws and AngloGold Ashanti’s memorandum and articles of association, see “Where You Can Find More Information”. This summary should be read in conjunction with “Description of AngloGold Ashanti Ordinary Shares” and “Description of AngloGold Ashanti American Depositary Shares” beginning on pages 71 and 76, respectively.

Voting Rights

Golden Cycle	AngloGold Ashanti

Under the CBCA, each shareholder is entitled to one vote per share, unless the articles of incorporation provide otherwise. In addition, the articles of incorporation may provide for cumulative voting at all elections of directors of the corporation. A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum unless otherwise provided in the articles of incorporation, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.	Each AngloGold Ashanti ordinary share confers upon the member the right to vote at all general meetings. Each member present in person or, in the case of a corporate entity, represented, has one vote on a show of hands. If a poll is held, members present or any duly appointed proxy will have one vote for each ordinary share held. A holder of AngloGold Ashanti ordinary shares is entitled to appoint a proxy or proxies to attend, speak and vote at any meeting on his or her behalf and the proxy need not be a member.

Golden Cycle’s articles of incorporation and by- laws prohibit shareholders from cumulating their shares in the election of its directors.

Golden Cycle’s by-laws provide that the holders of a majority of the stock issued and outstanding entitled to vote, present in person or represented by proxy, shall constitute a quorum at all shareholders meetings. If such a majority is not present at a shareholder meeting, the shareholders present and entitled to vote shall have the power to adjourn the meeting until a quorum is present. The by-laws state further that when a quorum is present, the vote of the holders of a majority of the stock having power to vote shall govern and control the decision.

Pursuant to Golden Cycle’s by-laws, any proxy seeking to vote at any meeting must be appointed as such by the shareholder’s written instrument bearing a date not more than 90 days prior to the meeting, unless the instrument specifically confers the right to vote for a longer period.

There are no limitations on the right of non-South African shareholders to hold or exercise voting rights attaching to any of the ordinary shares.

AngloGold Ashanti’s memorandum and articles of association do not provide for cumulative voting in respect of any of the classes of AngloGold Ashanti’s shares.

AngloGold Ashanti’s memorandum and articles of association specify that if new classes of shares are issued, the rights relating to any class of shares may be modified or abrogated either with the consent in writing of the holders of at least 75 percent of the issued shares of that class, or with the sanction of a resolution passed as if it were a special resolution of the company at a separate general meeting of the holders of the shares of that class.

Amendment of Charter Documents

Golden Cycle	AngloGold Ashanti

Under the CBCA, amendments to the Golden Cycle articles of incorporation, other than ministerial amendments authorized by the directors without shareholder action, may be proposed by the company’s board of directors or by the holders of shares representing at least ten percent of all of the votes entitled to be cast on the amendment. The company’s board of directors must recommend the amendment to the shareholders, unless the amendment is being proposed by the shareholders, or unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the company’s shareholders with the amendment. The recommendation or lack thereof must be followed by a majority vote of the holders of the outstanding shares entitled to vote on such amendment and, in certain circumstances, of the holders of a majority of the outstanding shares of each class entitled to vote on such amendment as a class, unless a greater number or proportion is specified in the articles of incorporation or by other provisions of the CBCA.	Under the South African Companies Act, a company may amend its memorandum and articles of association by special resolution of shareholders. A resolution shall be a special resolution if it is passed, on a show of hands, by not less than 75 percent of the number of shareholders entitled to vote who are present, in person or by proxy, or, on a poll, by not less than 75 percent of the total votes to which shareholders present in person or by proxy are entitled, at a general meeting which has been called on not less than 21 clear days’ notice and at which shareholders holding an aggregate of not less than 25 percent of the total voting power of all shareholders entitled to vote at the meeting are present, in person or by proxy. “Clear days” means calendar days excluding the day on which the notice is given and the date of the meeting.
Golden Cycle’s articles of incorporation reserve the right to amend the articles of incorporation in the manner prescribed by the CBCA.
Under the CBCA, by-laws may be amended by the board, unless the articles reserve such power exclusively to the shareholders or the by-laws prohibit such amendment by the shareholders.

Golden Cycle’s by-laws provide for amendment of the by-laws by either the affirmative vote of the issued and outstanding stock at any regular meeting or special meeting of the shareholders where a quorum is present or by the affirmative vote of a majority of the board.

Appraisal Rights/Dissenters’ Rights

Golden Cycle	AngloGold Ashanti

Under the CBCA, shareholders are entitled to exercise dissenters’ rights in the event of certain mergers, share exchanges, sales, leases, exchanges or other dispositions of all or substantially all of the property of the corporation. Shareholders may also dissent in the case of a reverse stock split that reduces the number of shares owned to a fraction of a share or to scrip if such scrip is to be acquired for cash or voided. Dissenters’ rights in Colorado are available to both record holders and beneficial holders.

Under the CBCA, dissenters’ rights are not available for any shares of the constituent corporation surviving the merger if the merger did not require for its approval	Under the South African Companies Act, every shareholder has a remedy in cases of oppressive or unfairly prejudicial conduct. Any shareholder who believes that a particular act or omission of the company is unfairly prejudicial, unjust or inequitable may apply to court for an order seeking relief. The court may, with a view to ending the conduct complained of, make such orders as it deems fit. These may include orders which regulate the future conduct of the company, require the company or another shareholder to purchase the shares of any shareholder of the company or alter the company’s memorandum or articles of association.

Golden Cycle	AngloGold Ashanti

the vote of the holders of the surviving corporation. In addition, no appraisal rights are available to holders of shares of any class of shares which, as of the record date, are either: (a) listed on a national securities exchange or on the national market system of the national association of securities dealers automated quotation system or (b) held of record by more than 2,000 holders, unless such holders are required by the terms of the merger to accept anything other than: (1) shares of the surviving corporation; (2) shares of another corporation which are or will be so listed on a national securities exchange or on the national market system of the national association of securities dealers automated quotation system or held of record by more than 2,000 holders; (3) cash in lieu of fractional shares; or (4) any combination of the above.

Preemptive Rights

Golden Cycle	AngloGold Ashanti

Under the CBCA, shareholders have no preemptive rights to subscribe to additional issues of shares or to any security convertible into such shares unless, and except to the extent that, such rights are expressly provided for in the articles of incorporation.

Golden Cycle’s articles of incorporation prohibit, as a matter of right, the ability of a shareholder to subscribe for or receive additional shares of any class or any securities convertible to stock. However, the board has authority to issue and dispose of additional shares or other convertible securities as it, in its discretion, shall deem advisable.	Any unissued AngloGold Ashanti ordinary shares can be disposed of or dealt with in such manner as AngloGold Ashanti shareholders may direct in a general meeting. Holders of AngloGold Ashanti ordinary shares may resolve that all or any of such ordinary shares are at the disposal of the directors who may allot, grant options over or otherwise deal with or dispose of the ordinary shares to such persons at such times and on such terms and conditions and for such consideration as the directors may determine.

Any ordinary shares may be issued with such rights or restrictions as holders of AngloGold Ashanti shares in a general meeting may from time to time determine.

No ordinary shares may be issued at a discount except in accordance with section 81 of the South African Companies Act. Section 81 states that a company can issue shares at a discount to the par value of such shares, if such shares are of a class already in issue, if such issue is authorized by a special resolution, if the company has been trading for at least one year, if the issue is sanctioned by the court and if the issue occurs within one month of the sanction. If shares are issued at a discount, every prospectus issued by the company thereafter relating to the issue of any shares, shall contain particulars of the discount allowed on the issue of those shares, or so much of the discount as has not been written off at the date of the issue of such prospectus.

The Listings Requirements of the JSE Limited require new issues of ordinary shares for cash to be made to ordinary shareholders on a pro rata basis unless such requirement has been waived by a resolution of shareholders in general meeting passed by a 75 percent majority vote of those shareholders present at the meeting.

Action by Written Consent of Shareholders

Golden Cycle	AngloGold Ashanti

The CBCA provides that any action that may be taken at a meeting of shareholders may be taken without a meeting and without a vote, if all of the shareholders entitled to vote consent to such action in writing or, if specifically provided in a corporation’s articles of incorporation, the holders of the outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting, consent in writing.

Golden Cycle’s articles of incorporation are silent with respect to written consent of the shareholders and therefore, when acting by written consent, the shareholders may only do so unanimously.	Under the South African Companies Act, a company need not hold an annual general meeting if all shareholders entitled to attend that meeting agree in writing that an annual general meeting shall not be held. In such event, a written resolution dealing with and disposing of the matters required by the South African Companies Act to be dealt with and disposed of at an annual general meeting of a company must be signed by all shareholders entitled to vote at that meeting. The written resolution will be deemed to have been passed at an annual general meeting held on the date on which the last signatory signs the resolution.

There is no provision in AngloGold Ashanti’s memorandum and articles of association for a resolution of shareholders to be taken without a meeting.

Shareholders’ Meetings

Golden Cycle	AngloGold Ashanti

Under the CBCA, an annual meeting of shareholders must be held for the election of directors on a date and at a time designated by or in the manner provided in the by-laws. If not so designated, directors may convene general meetings of shareholders by resolution. Any other proper business may be transacted at the annual meeting.

Under the CBCA, a special meeting of shareholders must be held on call of the board where authorized by the by-laws of the corporation or upon written demand by at least ten percent of shareholders representing all the votes entitled to be cast on any issue proposed. Only business within the purpose or purposes described in the notice of meeting may be conducted at the special meeting.

Under the CBCA, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum unless otherwise provided in the articles of incorporation, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Under the CBCA, unless waived, a corporation must give notice to shareholders of each annual or special shareholders’ meeting no fewer than ten days nor more than 60 days before the meeting; except that, if the number of authorized shares is to be increased, at least 30 days’ notice shall be given.

Golden Cycle’s by-laws mandate at least a 15 day written notice to each shareholder entitled to vote for notice of the annual meeting or any special meeting and further provide that a special meeting of the shareholders may be called by a majority vote	The directors may convene general meetings of AngloGold Ashanti shareholders. Subject to the provisions of the South African Companies Act, the shareholders may requisition for the convening of a general meeting.

An AngloGold Ashanti annual general meeting and a meeting of AngloGold Ashanti shareholders for the purpose of passing a special resolution may be called by giving 21 clear days’ notice in writing of that shareholders’ meeting. For any other meeting of AngloGold Ashanti shareholders, 14 clear days’ notice must be given. All shareholders are entitled to attend.

AngloGold Ashanti’s memorandum and articles of association provide that a quorum for a general meeting of members (other than a meeting at which a special resolution will be passed) consists of three members present personally, or if the member is a corporate entity, represented and entitled to vote. If a general meeting requisitioned by shareholders is not quorate, the meeting is dissolved and a new meeting will have to be called following the relevant notice provision. In any other case the meeting stands adjourned and those shareholders present at the adjourned meeting constitute a quorum.

The quorum of a members’ meeting convened for the purpose of passing a special resolution consists of three members holding at least 25 percent of the total member votes present in person or by proxy. If the meeting is not quorate, it will be adjourned to a date between seven and 21 days after the adjourned

Golden Cycle	AngloGold Ashanti

of the board, the president and secretary of the corporation or any number of shareholders which may be provided for by the CBCA.	meeting, and the members present at the second meeting shall constitute a quorum as long as there are at least three of them at the second meeting. A special resolution must be passed, on a show of hands, by a vote of 75 percent of the members, entitled to vote who are present at the meeting, personally or by proxy, or by a vote of 75 percent of the total votes to which, on a poll, members present in person or by proxy are entitled.
If the meeting is not quorate and is convened upon the requisition of members, the meeting is dissolved.

Election of Directors and Representation

Golden Cycle	AngloGold Ashanti

Under the CBCA, the board of directors of a corporation must consist of one or more members. The number of directors must be fixed in accordance with the by-laws. Each director will hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The directors are elected at the annual meeting of shareholders. The directors may be divided into one, two or three classes. Golden Cycle’s articles of incorporation require Golden Cycle to have at least three directors.

Golden Cycle’s by-laws provide that the number of directors which will constitute its board of directors may from time to time be increased or decreased by resolution of the board of directors, provided that the number of directors shall not be less than three nor more than eleven.

Golden Cycle currently has five directors.	AngloGold Ashanti’s memorandum and articles of association require AngloGold Ashanti to have at least four directors.

The board of directors may appoint any person to be a director and any director so appointed shall hold office only until the following annual general meeting and shall then be eligible for re-election. The directors who retire at the annual general meeting in this manner shall not be taken into account in determining the directors who are to retire by rotation at such meeting.

At every annual general meeting at least one-third of the directors must retire from office, but are eligible for re- election. The directors so to retire at such annual general meeting shall be those who have been the longest in office since their last election. Where more than one director has served for an equal length of time, unless they agree between themselves, the director to resign will be determined by lot.
As a result, at least two annual general meetings of shareholders will be required for shareholders to change the majority of AngloGold Ashanti’s board of directors.

Removal of Directors

Golden Cycle	AngloGold Ashanti

Under the CBCA, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors at a meeting where special notice has been given, except (a) if the articles of incorporation provide otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively	The South African Companies Act provides that directors may be removed by the vote of the majority of shareholders at a meeting where special notice has been given.

AngloGold Ashanti’s memorandum and articles of association provide that a director will no longer act as a director of the company if he or she becomes insolvent or subject to insolvency procedures, is found to be of unsound mind, is requested to resign by at least three-quarters of the directors, is removed by a resolution of AngloGold Ashanti, is prohibited from

Golden Cycle	AngloGold Ashanti

voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Golden Cycle’s articles of incorporation are silent with respect to the vote required to remove directors and, therefore, Golden Cycle’s directors may be removed in the manner described above.	acting as a director by applicable law or is absent from board meetings without leave of the directors for six consecutive months. A director can resign with one month’s written notice unless he or she obtains the permission of the directors to shorten his or her notice period.

Filling of Vacancies

Golden Cycle	AngloGold Ashanti

The CBCA provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (1) otherwise provided in the articles of incorporation or by-laws of the corporation or (2) the articles of incorporation directs that a particular class of share is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.	AngloGold Ashanti’s memorandum and articles of association provide that the shareholders in general meeting or the directors may appoint any person as a director either to fill a casual vacancy or as an addition to the board, provided that the number of directors does not exceed the maximum number of directors, if any. Directors so appointed shall retain office until the next annual general meeting and shall then be eligible for re-election.

Golden Cycle’s by-laws state that, should a board position become vacant by reason of death, resignation, retirement, removal, enlargement of the board, disqualification or other reason, a majority of the directors then holding office, though less than a quorum, may choose a successor who shall hold office until the next election of directors.

Shareholder Nominations and Proposals

Golden Cycle	AngloGold Ashanti

Generally, the law of a corporation’s state of incorporation, together with its articles of incorporation and by-laws, govern what matters shareholders may present for a vote at a shareholder meeting, and the U.S. federal securities laws prescribe the procedural mechanisms for presentation and the related disclosures necessary to ensure informed voting decisions once proxies are solicited

Neither the CBCA nor Golden Cycle’s articles of incorporation and by-laws contain any provision regarding advance notice of shareholder nominations of directors or notice of business to be brought before meetings of shareholders. Similarly, the CBCA and Golden Cycle’s organization documents are silent as to the proper subject matter for shareholder proposals other than to direct the operation of the corporation to the board of directors.

Rule 14a-8 of the Exchange Act generally states that companies must include shareholder proposals in proxy materials unless an exception applies. Common exceptions include proposals that concern an improper matter under state law, an operational	The South African Companies Act provides that shareholders holding at least 5 percent of the votes at any general meeting of the company, or at least 100 shareholders entitled to vote at any general meeting, may requisition the directors to convene a general meeting of the company. The requisition must state the objects of the meeting. The company is then obliged to give notice to shareholders not less than 21 days but not more than 35 days before the date of the meeting. If the directors do not deliver such notice within 14 days of receipt of the requisition, the shareholders who requisitioned the general meeting or any portion of them numbering more than 50 or representing more than half of the total voting rights of all the shareholders who requisitioned the general meeting, may themselves on 21 days’ notice convene a meeting stating the objects thereof. All reasonable expenses incurred by the shareholders arising from the failure of the directors to convene a general meeting may be recovered from the company by the relevant shareholders of the company. The advance notice requirement does not give AngloGold Ashanti’s board of directors any power to approve or disapprove director

Golden Cycle	AngloGold Ashanti

matter which accounts for less than 5 percent of the issuer’s total assets, less than 5 percent of its net earnings and gross sales and is not otherwise significantly related to the issuer’s business, matters concerning the ordinary business of the corporation and matters beyond the power of the corporation to effectuate.	nominations or proposals by shareholders, but it may have the effect of precluding nominations or proposals from being considered at a meeting if the proper notice procedures are not followed.

Two or more shareholders holding not less than 10 percent of the issued share capital of a company may also call a general meeting of the company.

Dividends

Golden Cycle	AngloGold Ashanti

The CBCA states that the payment of dividends or distributions is generally permissible unless after giving effect to the dividend or distribution, the corporation would be unable to pay its debts as they became due in the usual course of business, or if the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved at the time the dividend was paid, to satisfy the preferential rights of shareholders whose preferential rights upon dissolution of the corporation are greater than those of the shareholders receiving the dividend.	The AngloGold Ashanti ordinary shares participate fully in all dividends, other distributions and entitlements as and when declared by AngloGold Ashanti in respect of ordinary shares. Under South African law, AngloGold Ashanti may declare and pay dividends from any reserves included in total shareholders’ equity calculated in accordance with IFRS, subject to compliance with the solvency and liquidity requirements of the South African Companies Act. No larger dividend may be declared by shareholders in general meeting than is recommended by the directors. Dividends are payable to shareholders registered at a record date that is after the date of declaration.
Golden Cycle’s by-laws provide that dividends may be declared by the board of directors at any regular or special meeting and paid in cash, property or in shares of capital stock.

Dividends may be declared in any currency at the discretion of the board of directors. Currently, dividends are declared in South African rand and paid in Australian dollars, South African rand, Ghanaian cedis or British pounds.

Rights of Purchase and Reduction of Share Capital

Golden Cycle	AngloGold Ashanti

Under the CBCA, a corporation may acquire its own shares, except with respect to any preemptive rights granted. Shares so acquired constitute authorized but unissued shares.	AngloGold Ashanti’s shareholders may, by way of a special resolution, approve a repurchase of AngloGold Ashanti shares by AngloGold Ashanti or a subsidiary of AngloGold Ashanti, subject to satisfaction of certain solvency and liquidity tests and provisions of the South African Companies Act, the Listing Requirements of the JSE Limited and the rules of any other stock exchange on which the shares of AngloGold Ashanti are listed.

Limitation of Directors’ Liability/Indemnification of Officers and Directors

Golden Cycle	AngloGold Ashanti

Unless limited by its articles of incorporation, the CBCA requires a corporation to indemnify any person who was wholly successful in the defense of any proceeding to which the person was a party by virtue of directorship, against reasonable expenses incurred by the person in connection with the proceeding.	Under South African common law, directors are required to comply with certain fiduciary obligations that they owe to the company and to exercise proper skill in discharging their responsibilities. In this regard, a director owes to the company a fiduciary duty to exercise his or her powers in what he or she honestly believes is in the best interest of the company. Such fiduciary duties include:

Golden Cycle	AngloGold Ashanti

The CBCA permits a corporation to include in its articles of incorporation a provision eliminating or limiting a director’s personal liability to the corporation or its shareholders for monetary damages resulting from certain of the director’s breaches of fiduciary duty. Generally, the CBCA permits a corporation to indemnify certain persons made a party to any action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. To the extent that person has been successful in any such matter, that person will be indemnified against expenses actually and reasonably incurred by him or her. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable to the corporation unless and only to the extent that the court in which the action was brought determines that despite the adjudication of liability that person is fairly and reasonably entitled to indemnity for proper expenses.

The CBCA expressly provides that the liability of a director may not be eliminated or limited for (1) breaches of his or her duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) the unlawful purchase or redemption of shares or unlawful payment of dividends or (4) any transaction from which the director derived an improper personal benefit. The CBCA further provides that no such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

The CBCA also allows a corporation to advance reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding under limited circumstances. With respect to indemnification under the CBCA, the corporation is required to give shareholders, with or before the notice for the next shareholders’ meeting, a notice of all indemnification of, or advancement of expenses to, the company’s directors in connection with a proceeding by or in the right of the company.

Golden Cycle’s articles of incorporation provide for the elimination of liability of directors to Golden Cycle or its shareholders for monetary damages for breach of fiduciary duty as a directory to the fullest extent permitted by the CBCA. It also provides for
•   to act in good faith;
•   to exercise his or her powers for a proper purpose;
•   not to fetter his or her discretion;
•   to avoid conflicts of interest;
•   not to use corporate property, information or opportunities for personal profit;
•   to exercise care and skill; and
•   to disclose or account for secret profits.

In addition to these common law duties, directors of South African companies are required to comply with a number of statutory duties imposed by the South African Companies Act. Under the South African Companies Act, shareholders are entitled to approach a court to hold a director or officer personally responsible, without any limitation of liability, for any debts or other liabilities of the company as the court may direct where that director or officer is knowingly a party to the company conducting business recklessly, or with the intent to defraud creditors of the company or any other person or for any fraudulent purpose.

Section 247 of the South African Companies Act voids any provision, whether in the company’s articles of association or contract with the company and whether express or implied, which purports to (1) exempt any director or officer of the company from any liability which by law would otherwise attach to the director or officer in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to the company or (2) indemnify the director or officer against any such liability. It is valid, however, to obtain insurance to cover claims brought by the company itself but not by creditors.

Section 247 of the South African Companies Act also provides that the prohibition described above will not be construed as prohibiting a company from indemnifying a director, officer or auditor in respect of any liability incurred by that person in defending any proceedings against them (in their capacity as director, officer or auditor of the company), whether civil or criminal (including a proceeding under U.S. securities laws), in which judgment is given in their favor or in which they are acquitted or in respect of any such proceedings which are abandoned. The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with the action, suit or proceedings. The indemnification is contained in AngloGold Ashanti’s memorandum and articles of association.

Section 248 of the South African Companies Act allows a court to grant relief to any director, officer or auditor of a company if it appears to the court that the person concerned is or may be liable in respect of the

Golden Cycle	AngloGold Ashanti

indemnification of directors, officers, employees or agents of Golden Cycle to the fullest extent permitted by the CBCA.	negligence, default, breach of duty or breach of trust, but has acted honestly and reasonably, and that having regard to all the circumstances of the case, including those connected with the appointment, that person ought fairly to be excused from such negligence, default or breach of trust, the court may relieve them, either in whole or in part, from liability on such terms as the court may deem fit.

Special Meetings

Golden Cycle	AngloGold Ashanti

See “Shareholders’ Meetings” above.	See “Shareholders’ Meetings” above.

Shareholder Votes on Certain Reorganizations

Golden Cycle	AngloGold Ashanti

Under the CBCA, a majority vote of the outstanding shares entitled to vote thereon generally is necessary to approve a merger or consolidation. However, for corporations incorporated under the CBCA prior to June 30, 1994, unless the articles of incorporation contain a provision establishing the vote of shareholders required to approve a plan of merger, a plan of merger must be approved by each voting group entitled to vote separately on the plan by two-thirds of all the votes entitled to be cast on the plan by that voting group. Golden Cycle was incorporated prior to June 30, 1994 and its articles of incorporation do not contain a provision establishing the vote of shareholders required to approve a plan of merger. Therefore, two-thirds of the outstanding shares of Golden Cycle entitled to vote thereon is necessary to approve a plan of merger.

The CBCA permits a corporation to include in its articles of incorporation a provision requiring for any corporate action the vote of a larger portion of the shares or of any class or series of shares than would otherwise be required. Golden Cycle’s articles of incorporation do not contain such a provision.

Under the CBCA, no vote of the shareholders of a surviving corporation to a merger is needed, however, unless required by the articles of incorporation, if (1) the agreement of merger does not amend in any material respect the articles of incorporation of the surviving corporation, (2) the shares of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20 percent of the surviving corporation’s common shares outstanding immediately prior to the effective date of the merger.	Under the South African Companies Act, AngloGold Ashanti may, by special resolution, amend its memorandum and articles of association.

The South African Companies Act requires, among other things, the following additional matters also to be resolved by way of a special resolution:
•   the change of name of a company;
•   any amendment to the existing share capital of a company;
•   the conversion of a company from one type or form to another; and
•   a decision to wind-up the company.

Under the South African Companies Act, a special resolution may be passed by the company at a meeting of shareholders called on not less than 21 clear days’ notice, which notice states the intention to propose a special resolution, and at least three shareholders holding at least 25 percent of the total vote of the shareholders entitled to vote are present, in person or by proxy, at the meeting. If the meeting does not have a quorum, it will stand adjourned to a date not earlier than seven days and not later than 21 days after the adjourned meeting, and the shareholders present at the second meeting shall constitute a quorum. A special resolution may only be passed, on a show of hands, by a vote of 75 percent of shareholders entitled to vote who are present, in person or by proxy, and, on a poll, by a majority vote of 75 percent of the total votes to which shareholders present in person or by proxy are entitled.

If an amendment to AngloGold Ashanti’s memorandum or articles of association will result in the amendment or cancellation of any rights attaching to a specific class of shares, shareholders of that class must approve the amendment either with the consent in writing of the holders of at least 75 percent of the

Golden Cycle	AngloGold Ashanti

issued shares of that class or by a resolution passed as if it were a special resolution at a separate general meeting of members of that class. At such meeting, at least three shareholders holding at least one-third of the issued shares of that class must be present, in person or by proxy, to constitute a quorum.

Certain Provisions Relating to Business Combinations

Golden Cycle	AngloGold Ashanti

The CBCA does not contain any business combination provisions.	Depending on the size of an acquisition in relation to thresholds established by the JSE Limited, if the acquisition constitutes a Category 1 transaction for the purposes of the Listings Requirements of the JSE Limited, the approval of AngloGold Ashanti’s shareholders for such acquisition may be required.

An acquisition of control (35 percent or more of the voting rights of a company) of a public company in South Africa or a private company in South Africa where shareholders’ interests, valued at the offer price and the shareholders’ loan capital, exceeds R5 million and where there are more than 10 beneficial shareholders, would be subject to compliance with the provisions of the South African Securities Regulation Code on Take-overs and Mergers.
Depending on the size of the merger, an acquisition of control of a South African entity may require a filing with the South African Anti-trust authorities and be subject to their approval.

Rights of Inspection

Golden Cycle	AngloGold Ashanti

Under the CBCA, any record or beneficial shareholder of the corporation may, upon five days’ written demand, inspect certain records, including shareholder actions, minutes of shareholder meetings, communications with shareholders and recent financial statements during regular business hours at the corporation’s principal office. In addition, upon five days’ written demand, any such shareholder may inspect the list of shareholders and certain other corporate records, including minutes of the meetings of the corporation’s board of directors, if the shareholder either (i) has been a shareholder for at least three months or (ii) is a shareholder of at least five percent of all outstanding shares of any class of shares when the demand is made, provided that the demand is made in good faith for a proper purpose reasonably related to such person’s interests as a shareholder.	Under the South African Companies Act, every shareholder of a company, on the payment of the prescribed fee, may obtain a copy of the company’s memorandum and articles of association, including any alteration to them. A copy of the certificate of incorporation and the memorandum and articles of association, certified by a notary public, must be kept at the registered office of the company and shareholders are entitled to make copies of them. In addition, these documents are public documents and upon payment of the prescribed fee can be obtained by any member of the public from the office of the Registrar of Companies.

Under the South African Companies Act, the register of shareholders of AngloGold Ashanti must be open for inspection during business hours by any shareholder or his or her authorized agent free of charge and by any other member of the public upon payment of a prescribed fee. Any person may apply to AngloGold Ashanti for a copy of the extract from the register of shareholders which the company must furnish upon payment of the prescribed fee. This also applies in

Golden Cycle	AngloGold Ashanti

respect of any register of share transfers kept by the company as well as the register of directors, officers, company secretaries and auditors of the company. The above registers must be kept at the registered office of AngloGold Ashanti or at any office in South Africa where the work of making up the registers is done, and if the registers are moved, the Registrar of Companies must be informed.

Shareholder Suits

Golden Cycle	AngloGold Ashanti

Under Colorado law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. A person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction which is the subject of the suit. Colorado law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile. Also, an individual shareholder or a group of shareholders may commence a suit against the corporation on behalf of such shareholder or group of shareholders. However, in such instances, the alleged injury must be “unique” to the individual or group of shareholders and not suffered generally be other shareholders.

Under the CBCA, if a court finds that a derivative action was brought without reasonable cause, the court may require the plaintiff to pay the defendants’ reasonable expenses attributable to the defense of such action, exclusive of attorneys’ fees. In addition, under the CBCA, a corporation may, at any time before final judgment, require the plaintiff to give a security for the costs and reasonable expenses which may be incurred by it or other parties named as defendants in the defense of such action, but not including attorneys’ fees, if the shareholder instituting the action holds less than five percent of the outstanding shares of any class of a corporation’s capital stock, unless the shares so held have a market value in excess of $25,000. If the court then finds that the action was instituted without cause, the corporation may have recourse to such security in the amount determined by the court.	Under the common law of South Africa, a company is the proper plaintiff to bring an action in respect of a wrong done to it. However, shareholders of a company have a choice between the common law action or a statutory derivative action to sue on behalf of the company, assert the company’s rights and to seek relief for the company. A common law derivative action may also be commenced by a shareholder of the company. It is generally accepted that such action may be instituted if a ratifiable wrong has been done to the company and the company cannot or will not institute action against the wrongdoers because such wrongdoers control the company.

Under the South African Companies Act, a statutory derivative action may be instituted by a shareholder of a company if that company has suffered damages or loss or has been deprived of any benefit as a result of a wrong, a breach of trust or a breach of faith that has been committed by any director or officer of the company or any past director or officer of the company while he or she was a director or officer of that company, where that company has refused to redress the wrong. However, this action is limited to the extent that it can only be instituted in respect of damages or loss suffered by the company and not the shareholders. Furthermore, the action is only available if the company has not itself instituted an action. Such proceedings can be instituted even if the company has ratified or condoned the cause of action or any conduct or omission relating thereto.

Conflict of Interest Transactions

Golden Cycle	AngloGold Ashanti

Colorado law and the CBCA generally permit transactions involving a Colorado corporation and an interested director of that corporation if (a) the material facts as to his or her relationship or interest are disclosed and a majority of disinterested directors consents, (b) the material facts are disclosed as to	A director who is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with AngloGold Ashanti or any of AngloGold Ashanti’s subsidiaries must declare the nature of his or her interest to AngloGold Ashanti in accordance with the South

Golden Cycle	AngloGold Ashanti

his or her relationship or interest and a majority of shares entitled to vote thereon consents or (c) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee or the shareholders.

Golden Cycle’s by-laws state that no director shall vote on a question in which he or she is interested other than as a shareholder, except the election of a president or other officer or employee, or be present at the meeting of the board while the same is being considered; but if his or her retirement from the board in such case reduces the number present below a quorum, the question may nevertheless be decided by those who remain.	African Companies Act. A director may not vote nor be counted in the quorum and if he or she shall do so his or her vote shall not be counted on any resolution for his or her own appointment to any other office or position under AngloGold Ashanti or in respect of any contract or arrangement in which he or she is interested, but this prohibition shall not apply to:

(i) any arrangement for giving to any director any security or indemnity in respect of money lent by him or her to, or obligations undertaken by him or her for the benefit of, AngloGold Ashanti,
(ii) any arrangement for the giving by AngloGold Ashanti of any security to a third party in respect of a debt or obligation of AngloGold Ashanti which the director has himself guaranteed or secured,
(iii) any contract by a director to subscribe for or underwrite securities, or

(iv) any contract or arrangement with a company in which he or she is interested by reason only of being a director, officer, creditor or member of such company (and note that these prohibitions may at any time be suspended or relaxed to any extent either generally, or in respect of any particular contract or arrangement, by AngloGold Ashanti in general meeting).

Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more directors to offices or employments with AngloGold Ashanti or any company in which AngloGold Ashanti is interested, such proposals may be divided and considered in relation to each director separately and in such cases each of the directors concerned shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his or her own appointment.

If any question arises at any meeting as to the entitlement of any directors to vote and such question is not resolved by his or her voluntarily agreeing to abstain from voting, such question must be referred to the chairman of the meeting and his or her ruling in relation to any other director must be final and conclusive except in a case where the nature or extent of the interests of the director concerned have not been fairly disclosed.

The directors may exercise the voting powers conferred by the shares in any other company held or owned by AngloGold Ashanti in such manner and in all respects as they think fit, including the exercise thereof in favor of any resolution appointing themselves or any of them to be directors or officers of such other company or voting or providing for the payment of remuneration to the directors or officers of such other company.

Financial Information Available to Shareholders

AngloGold Ashanti and Golden Cycle are each required to file Annual Reports with the SEC containing certain financial information. Golden Cycle files Annual Reports on Form 10-K, which contain audited financial statements prepared in accordance with U.S. GAAP, and Quarterly Reports on Form 10-Q, which contain unaudited quarterly financial statements prepared in accordance with U.S. GAAP, proxy statements on Schedule 14A and Current Reports on Form 8-K. AngloGold Ashanti files Annual Reports on Form 20-F, which contain audited annual financial statements prepared in accordance with U.S. GAAP. AngloGold Ashanti, as a foreign private issuer, is not required, however, to file Quarterly Reports, but chooses to furnish quarterly financial information prepared in accordance with U.S. GAAP under cover of a Report on Form 6-K.

MARKET PRICE AND DIVIDEND DATA

Market Prices

AngloGold Ashanti

AngloGold Ashanti ADSs, each representing one AngloGold Ashanti ordinary share, par value 25 South African cents per share, are listed on the New York Stock Exchange under the symbol “AU”. AngloGold Ashanti ordinary shares are listed on the JSE Limited under the symbol “ANG”, the London Stock Exchange under the symbol “AGD”, Euronext Paris under the symbol “VA”, the Australian Stock Exchange in the form of CHESS depositary interests, each representing one-fifth of an ordinary share, under the symbol “AGG”, the Ghana Stock Exchange where its shares are quoted under the symbol “AGA” and in the form of GhDSs under the symbol “AADS”, each representing one-hundredth of an ordinary share, and Euronext Brussels where its shares are quoted in the form of unsponsored international depositary receipts under the symbol “ANG”.

The following tables set forth, for the periods indicated, the high and low sales prices per share of AngloGold Ashanti ordinary shares and ADSs as reported on the JSE Limited and the New York Stock Exchange, respectively.

			New York
			Stock Exchange
			American
	JSE Limited		Depositary
	Ordinary Shares		Shares
	High	Low	High	Low
	(South African cents		(U.S. dollars per ADS)
	per share)

Year ended December 31
2003	33,900	19,100	49.95	27.10
2004	31,900	18,620	48.25	29.91
2005	31,990	18,700	49.88	30.50
2006	38,700	24,700	62.20	35.58
2007	35,899	25,400	49.42	33.80
Year ended December 31, 2005
First Quarter	24,500	18,700	39.00	31.27
Second Quarter	24,500	19,000	36.60	30.50
Third Quarter	28,400	21,951	44.13	34.11
Fourth Quarter	31,990	25,750	49.88	38.64
Year ended December 31, 2006
First Quarter	38,700	29,005	62.20	46.51
Second Quarter	35,621	24,700	58.36	37.17
Third Quarter	36,050	27,500	51.07	37.10
Fourth Quarter	35,000	28,250	48.91	35.58
Year ended December 31, 2007
First Quarter	35,889	30,300	49.34	43.00
Second Quarter	35,322	26,100	49.42	37.10
Third Quarter	33,600	25,400	47.92	33.80
Fourth Quarter	33,600	29,100	48.64	40.00
Year ended December 31, 2007
January	34,699	31,250	48.72	43.37
February	35,889	31,000	49.34	43.00
March	33,980	30,300	46.26	41.10
April	35,322	31,390	49.42	44.51
May	32,000	28,712	45.42	40.45
June	31,025	26,100	43.51	37.10
July	31,600	26,400	45.96	37.85
August	30,000	25,400	41.85	33.80
September	33,600	26,610	47.92	39.32

			New York
			Stock Exchange
			American
	JSE Limited		Depositary
	Ordinary Shares		Shares
	High	Low	High	Low
	(South African cents		(U.S. dollars per ADS)
	per share)

October	31,999	29,100	46.68	41.99
November	34,100	27,910	49.88	42.05
December	33,600	27,781	48.64	40.00
Year ended December 31, 2008
January	34,900	28,100	51.35	40.44

The trading volume of AngloGold Ashanti securities on the London Stock Exchange, Euronext Paris, the Australian Stock Exchange, the Ghana Stock Exchange and Euronext Brussels is immaterial.

As at [ • ], 2008, the latest practicable date prior to the date hereof, the quoted price of AngloGold Ashanti ordinary shares on the JSE Limited was R[ • ] and the quoted price of AngloGold Ashanti ADSs on the New York Stock Exchange was $[ • ].

Golden Cycle

As of March 6, 2006, Golden Cycle’s listing was moved to the NYSE Arca, on which it trades under the symbol “GCGC”. For the relevant periods prior to March 6, 2006, Golden Cycle common stock was listed on the Pacific Exchange. The table below sets forth the highest and lowest quoted prices of Golden Cycle common stock on the NYSE Arca or the Pacific Exchange, as applicable. All stock prices for periods in 2004 prior to the five-for-one stock split in July 2004 have been adjusted to reflect the split.

	Golden Cycle Common Stock
	High	Low
	(U.S. dollars per share)

Year ended December 31
2003	3.60	2.10
2004	5.00	0.51
2005	4.10	1.90
2006	11.00	2.00
2007	13.00	4.00
Year ended December 31, 2005
First Quarter	3.12	2.00
Second Quarter	3.30	1.90
Third Quarter	3.55	2.00
Fourth Quarter	4.10	3.25
Year ended December 31, 2006
First Quarter	4.20	3.03
Second Quarter	11.00	2.00
Third Quarter	8.50	5.25
Fourth Quarter	7.90	4.20

	Golden Cycle Common Stock
	High	Low
	(U.S. dollars per share)

Year ended December 31, 2007
First Quarter	9.74	5.00
Second Quarter	7.35	5.48
Third Quarter	8.50	4.00
Fourth Quarter	13.00	7.10
Year ended December 31, 2007
January	7.00	5.00
February	9.74	5.80
March	7.50	5.00
April	7.35	6.66
May	7.01	6.00
June	6.50	5.48
July	6.75	6.00
August	6.65	4.00
September	8.50	6.10
October	9.50	7.10
November	13.00	7.65
December	13.00	8.50
Year ended December 31, 2008
January	14.97	9.78

As at [ • ], 2008, the latest practicable date prior to the date hereof, the quoted price per share of Golden Cycle common stock on the NYSE Arca was $[ • ].

Dividends

AngloGold Ashanti

The table below sets forth, for the periods indicated, the amounts of interim, final and total dividends paid per AngloGold Ashanti ordinary share.

	Interim	Final	Total	Interim	Final	Total
	(South African cents per			(U.S. cents per ordinary
	ordinary share)			share)(1)

Year ended December 31
2003	375	335	710	50.73	49.82	100.55
2004	170	180	350	25.62	30.37	55.99
2005	170	62	232	26.09	9.86	35.95
2006	210	240	450	29.40	32.38	61.78
2007(2)	90	[N/A]	[N/A]	12.43	[N/A]	[N/A]

(1)	Dividends for these periods were declared in South African cents. U.S. dollar cents per share figures have been calculated based on exchange rates prevailing on each of the respective payment dates.

(2)	Through December 31, 2007.

Future dividends will be dependent on AngloGold Ashanti’s cash flow, earnings, planned capital expenditures, financial condition and other factors. AngloGold Ashanti does not currently intend to substantially change its practice of paying out dividends from funds available after providing for capital expenditure and long-term growth. Under South African law, AngloGold Ashanti may declare and pay dividends from any capital and reserves included in total stockholders’ equity calculated in accordance with IFRS, subject to its solvency and liquidity. As at December 31, 2006, AngloGold Ashanti’s total stockholders’ equity on an unconsolidated basis as calculated under IFRS amounted to R18,513 million ($2,644 million). Dividends are payable to shareholders registered at a record date that is after the date of declaration. Given that AngloGold Ashanti is in its highest ever capital expenditure phase, it will continue to manage capital expenditure in line with profitability and cash flow and its approach to the dividend on the basis of prudent financial management.

Under the terms of AngloGold Ashanti’s memorandum and articles of association, dividends may be declared in any currency at the discretion of its board of directors or its shareholders at a general meeting. Currently, dividends are declared in South African rand and paid in Australian dollars, South African rand, British pounds and Ghanaian cedis. Dividends paid to registered holders of AngloGold Ashanti ADSs are paid in U.S. dollars converted from South African rand by The Bank of New York Mellon, as depositary, in accordance with the deposit agreement.

Golden Cycle

Golden Cycle has never paid a dividend.

WHERE YOU CAN FIND MORE INFORMATION

AngloGold Ashanti files Annual Reports on Form 20-F with, and furnishes other information under cover of a Report on Form 6-K to, the Securities and Exchange Commission under the Exchange Act. As a foreign private issuer, AngloGold Ashanti is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and will not be required to file proxy statements with the SEC, and AngloGold Ashanti’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act. Golden Cycle files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at the above address, at prescribed rates.

The SEC also maintains an internet website that contains reports and other information about issuers, like AngloGold Ashanti and Golden Cycle, who file electronically with the SEC. The address of that site is http://www.sec.gov.

AngloGold Ashanti has filed a registration statement on Form F-4 to register with the SEC the issuance of the AngloGold Ashanti ordinary shares pursuant to the merger. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the registration statement, including the exhibits to the registration statement, on Form F-4 (and any amendments to those documents) in the manner described above.

The SEC allows AngloGold Ashanti and Golden Cycle to “incorporate by reference” information into this proxy statement/prospectus, which means that AngloGold Ashanti and Golden Cycle can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or subsequent filings deemed incorporated by reference herein.

This proxy statement/prospectus incorporates by reference the documents set forth below that AngloGold Ashanti and Golden Cycle have previously filed with the SEC. These documents contain important information about AngloGold Ashanti and Golden Cycle and their financial condition.

ANGLOGOLD ASHANTI SEC FILINGS (File No. 001-14846)	Period

Annual Report on Form 20-F	Year ended December 31, 2006, filed with the SEC on July 9, 2007
Reports on Form 6-K	Furnished to the SEC on:
• February 4, 2008 (filing regarding third quarter earnings prepared in accordance with U.S. GAAP)
• January 29, 2008 (filing regarding beginning process to restart production)
• January 28, 2008 (filing regarding update on electricity supply situation)
• January 25, 2008 (filing regarding electricity supply interruptions)
• January 18, 2008 (filing regarding fourth quarter operational guidance)
• September 4, 2007 (filing regarding second quarter earnings prepared in accordance with U.S. GAAP)
• September 4, 2007 (filing regarding first quarter earnings prepared in accordance with U.S. GAAP)

GOLDEN CYCLE SEC FILINGS (File No. 001-09385)	Period

Annual Report on Form 10-K	Year ended December 31, 2006, filed with the SEC on April 2, 2007
Quarterly Reports on Form 10-Q	Quarters ended:
• September 30, 2007, filed with the SEC on November 14, 2007
• June 30, 2007, filed with the SEC on August 13, 2007
• March 31, 2007, filed with the SEC on May 15, 2007
Current Reports on Form 8-K	Filed with the SEC on:
• January 15, 2008

AngloGold Ashanti and Golden Cycle also incorporate by reference into this proxy statement/prospectus additional documents that they may file with or furnish to the SEC from the date of this proxy statement/prospectus to the date of the special meeting of Golden Cycle shareholders. These include reports such as Annual Reports on Form 10-K or Form 20-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K filed with (as opposed to furnished to) the SEC, any Reports on Form 6-K designated as being incorporated by reference into this proxy statement/prospectus, as well as proxy statements filed by Golden Cycle.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus in deciding how to vote on the merger. No one has been authorized to provide you with information that is different from what is contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is accurate as of its date. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Golden Cycle shareholders nor the issuance of AngloGold Ashanti ordinary shares or ADSs in connection with the merger will create any implication to the contrary.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

AngloGold Ashanti is a public company incorporated under the laws of South Africa. All except one of AngloGold Ashanti’s directors, all except one of AngloGold Ashanti’s officers and certain of the experts named herein reside outside the United States, principally in South Africa. You may not be able, therefore, to effect service of process within the United States upon those persons with respect to matters arising under the federal securities laws of the United States.

In addition, substantially all of AngloGold Ashanti’s assets and the assets of AngloGold Ashanti’s directors and officers are located outside the United States. As a result, you may not be able to enforce against AngloGold Ashanti or its directors and officers judgments obtained in U.S. courts predicated on the civil liability provisions of the federal securities laws of the United States.

AngloGold Ashanti has been advised by Taback & Associates (Pty) Limited, AngloGold Ashanti’s South African counsel, that there is doubt as to the enforceability in South Africa, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated on the U.S. federal securities laws.

LEGAL MATTERS

The validity of the AngloGold Ashanti ordinary shares offered in the merger through this proxy statement/prospectus will be passed upon for AngloGold Ashanti by Taback & Associates (Pty) Limited.

The material U.S. federal income tax consequences of the merger will be passed upon for AngloGold Ashanti by Davis Graham & Stubbs LLP, Denver, Colorado. The material U.S. federal income tax consequences of the merger for Golden Cycle, and of the ownership of AngloGold Ashanti ADSs received by Golden Cycle shareholders in the merger, will be passed upon by Dorsey & Whitney LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of AngloGold Ashanti included in AngloGold Ashanti’s Annual Report on Form 20-F as of December 31, 2006, and for each of the years in the period then ended and incorporated by reference in this registration statement, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon included in the Annual Report on Form 20-F and incorporated by reference in this registration statement. These consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Société des Mines de Morila S.A. included in AngloGold Ashanti’s 2006 Annual Report on Form 20-F and incorporated in this registration statement by reference have been so incorporated, in respect of the year ended December 31, 2006, in reliance on the report by Ernst & Young, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting and, in respect of the year ended December 31, 2005 and 2004, in reliance on the report by PricewaterhouseCoopers, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Société d’Exploitation des Mines d’Or de Sadiola S.A. and the financial statements of Société d’Exploitation des Mines d’Or de Yatela S.A., included in AngloGold Ashanti’s 2006 Annual Report on Form 20-F and incorporated in this registration statement by reference have been so incorporated in reliance on the report by KPMG Inc., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Golden Cycle included in Golden Cycle’s Annual Report on Form 10-K as of December 31, 2006 and 2005, and for each of the years in the period then ended and incorporated by reference in this registration statement, have been audited by Ehrhardt Keefe Steiner & Hottman P.C., independent registered public accounting firm, as stated in their report which is incorporated by reference in this registration statement and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

Annex A

AGREEMENT AND PLAN OF MERGER
By and Among
ANGLOGOLD ASHANTI LIMITED,
ANGLOGOLD ASHANTI USA INCORPORATED,
GCGC LLC
and
GOLDEN CYCLE GOLD CORPORATION
Dated as of January 11, 2008

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated January 11, 2008 (the “Agreement Date”), by and among AngloGold Ashanti Limited, a corporation organized under the laws of the Republic of South Africa (“Parent”), AngloGold Ashanti USA Incorporated, a Delaware corporation (“Member”), GCGC LLC, a Colorado limited liability company and a direct wholly owned subsidiary of Member (“Merger Sub,” and, together with Parent and Member, the “Parent Parties”) and Golden Cycle Gold Corporation, a Colorado corporation (“Target”).

WHEREAS, the Boards of Directors of Parent, Member and Target deem it advisable and in the best interests of their respective entities and shareholders or members, as applicable, that Target merge with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth herein, and such Boards of Directors and member have approved this Agreement and the Merger;

WHEREAS, as an inducement to Parent, Member and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, with the approval of Target’s Board of Directors, Parent has entered into voting agreements with each of the Persons set forth on Exhibit A attached hereto, pursuant to which such parties have, among other things, agreed to support the Merger upon the terms and conditions set forth therein (collectively, the “Voting Agreements”); and

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  Upon the terms and subject to the conditions hereof, at the Effective Time, Target shall merge with and into Merger Sub and the separate existence of Target shall thereupon cease and Merger Sub shall be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”) as an indirect wholly owned subsidiary of Parent. The Merger shall have the effects set forth in Section 7-90-204 of the Colorado Business Corporation Act (the “CBCA”), including the Surviving Entity’s succession to and assumption of all rights and obligations of Merger Sub and Target.

1.2  Effective Time of the Merger.  The Merger shall become effective (the “Effective Time”) upon the later of (i) the date and time of filing of a properly executed Statement of Merger relating to the Merger with the Secretary of State of Colorado in accordance with the CBCA (the “Statement of Merger”) and (ii) at such later time as the parties shall agree and set forth in such Statement of Merger. The Statement of Merger shall be filed as soon as practicable on the Closing Date.

1.3  Tax Treatment.  It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code, and this Agreement shall constitute a plan of reorganization within the meaning of Treasury regulation section 1.368-2(g). Each party hereto agrees to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal income tax purposes, and to not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that such treatment is not correct.

ARTICLE II

THE SURVIVING ENTITY

2.1  Articles of Organization.  The articles of organization of Merger Sub in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Entity at and after the Effective Time until thereafter amended in accordance with the terms thereof and the CBCA.

2.2  Operating Agreement.  The Operating Agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Entity at and after the Effective Time until thereafter amended in accordance with its terms, the Surviving Entity’s articles of organization and Operating Agreement and the Colorado Limited Liability Company Act (“CLLCA”).

2.3  Officers.  At and after the Effective Time, the officers of Merger Sub shall be the officers of the Surviving Entity until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity’s Operating Agreement and the CLLCA. Effective at the Effective Time, all of the officers and employees of Target shall resign.

ARTICLE III

CONVERSION OF SHARES

3.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

(a) All shares of common stock of Target, no par value per share (“Target Common Shares”), that are held in Target’s treasury shall be canceled and cease to exist and no cash, Parent capital stock or other consideration shall be delivered in exchange therefor.

(b) Subject to Section 3.2(i), each issued and outstanding Target Common Share (other than Target Common Shares cancelled pursuant to Section 3.1(a)) shall be automatically converted into the right to receive 0.29 (the “Exchange Ratio”) American Depositary Shares of Parent (each, an “ADS”) rounded up to the next whole ADS, with each whole ADS representing one ordinary share, par value 25 South African cents per share, of Parent (the “Parent Ordinary Shares”). The ADSs to be issued for each Target Common Share pursuant to this Agreement are referred to herein as the “Common Conversion Consideration. ” All such Target Common Shares, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of a certificate that, immediately prior to the Effective Time, represented such Target Common Shares (a “Stock Certificate”), shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate in accordance with Section 3.2, the Common Conversion Consideration, without interest (the “Merger Consideration”), and any amounts payable pursuant to Section 3.2(d). Notwithstanding the foregoing, if between the Agreement Date and the Effective Time, the ADSs or Target Common Shares are changed into a different number of shares or a different class because of any stock dividend or distribution, subdivision, reorganization, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be appropriately adjusted to reflect such event.

(c) The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into membership interests of the Surviving Entity, such that the converted membership interests will represent all of the issued and outstanding membership interests of the Surviving Entity and will be held by an indirect wholly owned subsidiary of Parent.

(d) All Merger Consideration issued upon the surrender of Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Stock Certificates and the Target Common Shares formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Entity of Target Common Shares which were outstanding immediately prior to the Effective Time.

3.2  Surrender and Payment.

(a) Exchange Agent and Exchange Fund.  Parent shall authorize one or more transfer agent(s) to act as exchange agent hereunder (the “Exchange Agent”) with respect to the Merger. At or prior to the Effective Time, Parent shall: (i) deposit, or cause to be deposited, with The Bank of New York Mellon, as depositary for the ADSs, or any successor depositary thereto, a number of Parent Ordinary Shares equal to the aggregate number of ADSs to be issued as Common Conversion Consideration; and (ii) deposit, or cause to be deposited, with the Exchange Agent the receipts representing such aggregate number of ADSs (the “Exchange Fund”).

The Exchange Agent shall deliver the applicable Merger Consideration in exchange for surrendered Stock Certificates pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.2(d), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to send to each holder of record of a Stock Certificate a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the Stock Certificates shall pass, only upon delivery of the Stock Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent and Target may reasonably specify) for use in the exchange contemplated by Section 3.1 and instructions for use in effecting the surrender of Stock Certificates for payment therefor in accordance with this Agreement (together, the “Exchange Instructions”). Upon surrender of a Stock Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to the Exchange Instructions, the holder of such Stock Certificate shall be entitled to receive in exchange therefor ADSs (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of ADSs that such holder has the right to receive pursuant to Section 3.1 and Section 3.2(i), plus any amount payable pursuant to Section 3.2(d).

(c) Transferred Target Common Shares.  If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of Target Common Shares represented by the Stock Certificate(s) surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the Stock Certificate(s) so surrendered have been properly endorsed and otherwise are in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other Taxes required as a result of such issuance to a Person other than the registered holder or established to the Exchange Agent’s satisfaction that such Tax has been paid or is not applicable.

(d) Dividends and Distributions on ADSs.  No dividends or other distributions declared or made with respect to ADSs with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stock Certificate with respect to the ADSs that such holder would be entitled to receive upon surrender of such Stock Certificate in accordance with Sections 3.1 or 3.2(i). Following surrender of any such Stock Certificate, there shall be paid to such holder of ADSs issuable in exchange therefor, without interest, (a) as soon as practicable after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such ADSs, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such ADSs. For purposes of dividends or other distributions in respect of ADSs, all ADSs to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such ADSs were issued and outstanding as of the Effective Time.

(e) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of Target Common Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s Stock Certificates in accordance with this Section 3.2 prior to that time shall thereafter look only to the Surviving Entity, as a general creditor thereof, to exchange such Stock Certificates pursuant to Section 3.1 or 3.2(i) or to pay amounts to which such holder is entitled pursuant to Section 3.2(d). Neither Parent nor the Surviving Entity shall be liable to any holder of Target Common Shares for any such ADSs (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost Certificates.  If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration payable in respect of the Target Common Shares represented by such Stock Certificate, without interest.

(g) Withholding.  Each of Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Target Common Shares such amounts as Parent, the Surviving Entity or the Exchange Agent determine is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Entity or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Target Common Shares in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Exchange Agent, as the case may be.

(h) Shares Held by Target Affiliates.  Notwithstanding anything to the contrary herein, no ADSs shall be issued in exchange for any Stock Certificate to any affiliate of Target (identified pursuant to Section 7.16) until such Person shall have delivered to Parent a duly executed Affiliate Letter as contemplated by Section 7.16 (if such Section is in effect).

(i) No Fractional Shares.  No certificates or scrip or fractional ADSs or book-entry credit representing such fractional share interests shall be issued upon the surrender of Stock Certificates. Each holder of Target Common Shares exchanged pursuant to this Article III who would otherwise have been entitled to receive a fraction of an ADS (after taking into account all Stock Certificates delivered by such holder) shall receive, in lieu of such fractional share, one ADS. The parties acknowledge that rounding up fractional ADSs was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional ADSs.

3.3  Stock Options.

(a) Prior to the Effective Time, Target and Parent shall take all such action as may be necessary to cause each unexpired and unexercised option to purchase Target Common Shares (a “Target Stock Option”) granted under Target’s 1992 Stock Option Plan (the “1992 Plan”), 1997 Officers’ & Directors’ Stock Option Plan (the “1997 Plan”) and the 2002 Stock Option Plan (the “2002 Plan” and, together with the 1992 Plan and 1997 Plan, the “Target Stock Option Plans”), whether vested or unvested, to be automatically converted at the Effective Time into an option (a “Substituted Option”) to purchase a number of ADSs equal to the number of Target Common Shares that could have been purchased (assuming full vesting) under such Target Stock Option multiplied by the Exchange Ratio (rounded down to the nearest whole number of ADSs) at a price per ADS equal to the per-share option exercise price specified in the Target Stock Option divided by the Exchange Ratio (such product rounded up to the nearest whole cent). Such Substituted Option shall otherwise be subject to the same terms and conditions as such Target Stock Option. The date of grant of the Substituted Option shall be the date on which the corresponding Target Stock Option was granted. Prior to the Effective Time, Target shall make all necessary amendments under the Target Stock Option Plans to provide that no further awards shall be made thereunder following the Closing. At and after the Effective Time, (i) all references in the Target Stock Option Plans and related stock option agreements to Target shall be deemed to refer to Parent and (ii) Parent shall assume all of Target’s obligations with respect to the Target Stock Options as so amended.

(b) In respect of each Substituted Option, and the ADSs underlying such Substituted Option, Parent shall, as soon as practicable after the Effective Time, file a Form S-8 or other appropriate registration statement and use reasonable efforts to keep such registration statement current for as long as Substituted Options remain outstanding.

3.4  Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) will take place at 10:00 a.m. Mountain Standard Time on the second business day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII, other than any such conditions which by their nature cannot be satisfied until the Closing Date, or such other time agreed by the parties, at the offices of Davis Graham & Stubbs LLP, 1550 17th Street, Denver, Colorado 80202, unless another time, date or place is agreed to in writing by the parties hereto (the date upon which the Closing occurs being referred to herein as the “Closing Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

Except as set forth in the disclosure letter delivered by Target to Parent contemporaneously with the execution hereof (the “Target Disclosure Letter”), Target represents and warrants to the Parent Parties, unless another date is specifically referenced in a particular representation or warranty, as of the Agreement Date and as of the Closing Date, as follows:

4.1  Organization and Qualification.

(a) Except as set forth on Section 4.1(a) of the Target Disclosure Letter, Target and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b) Target and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect with respect to Target or the Surviving Entity. Section 4.1(b) of the Target Disclosure Letter sets forth a true and correct list of all of the jurisdictions in which Target and each of its Subsidiaries is qualified or licensed to do business as a foreign corporation.

(c) Section 4.1(c) of the Target Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of Target and their respective jurisdictions of incorporation or organization. None of Target or its Subsidiaries owns any equity interest in any Person other than as set forth in Section 4.1(c) of the Target Disclosure Letter.

(d) Target has previously delivered to Parent a true and complete copy of its articles of incorporation and bylaws, in each case as amended through the Agreement Date, and has made available the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended through the Agreement Date. Neither Target nor any of its Subsidiaries is in violation of its articles of incorporation, bylaws or similar governing documents.

4.2  Capitalization.

(a) The authorized capital stock of Target consists solely of 100,000,000 Target Common Shares. As of the Agreement Date, (i) 9,769,250 Target Common Shares are issued and outstanding, (ii) 585,000 Target Common Shares are reserved for issuance upon the exercise of outstanding Target Stock Options under the Target Stock Option Plans (and no other Target Common Shares are reserved for issuance) and (iii) no Target Common Shares are held by Target in treasury. The authorized and outstanding capital stock or other equity capitalization of each Subsidiary of Target is set forth in Section 4.2(a) of the Target Disclosure Letter. Target is, directly or indirectly, the record and beneficial owner of all of the outstanding equity interests of each Subsidiary of Target, and holds such shares or interests free and clear of all Liens other than statutory Liens for Taxes not yet due and payable. All of the outstanding Target Common Shares and all of the equity interests of each of its Subsidiaries are validly issued, fully paid and nonassessable, and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right. Neither Target nor any of its Subsidiaries has agreed to register any securities under the Securities Act or any state securities laws.

(b) There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders or other equity holders of Target or any of its Subsidiaries, whether together or as a separate class, on any matters on which such holders may vote. Except as set forth in Section 4.2(a) or in Section 4.2(b) of the Target Disclosure Letter, there are no authorized or outstanding (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, stock appreciation rights, phantom equity or other claims or commitments of any character (including “rights plans” or “poison pills”) that may obligate Target or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in Target or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest of Target or any of its Subsidiaries or any securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which Target or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Target or any of its Subsidiaries.

(c) Section 4.2(b) of the Target Disclosure Letter sets forth the following information with respect to each Target Stock Option outstanding as of the Agreement Date: (i) the name of the holder, (ii) the number of Target Common Shares issuable upon exercise thereof, (iii) the exercise price, (iv) the issue date, (v) the termination date, (vi) the stock option plan under which such option was issued and (vii) whether such option contains any put, redemption or similar feature. At the Effective Time, after giving effect to the provisions of Section 3.3, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which Target or any of its Subsidiaries will be bound providing for the purchase or issuance of any shares of capital stock or other equity interest of Target (or, following the Closing, the Surviving Entity) or any of its Subsidiaries (or securities convertible into or exchangeable for such shares) or any other such securities or agreements.

(d) Except as applicable to the Joint Venture under the terms of the Joint Venture Agreement, neither Target nor any of its Subsidiaries is obligated to make any capital contribution or loan to or other investment in any other Person.

4.3  Authority; Validity of Agreement.  Target has full corporate power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is or will be a party and, subject to obtaining the Target Shareholders’ Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is or will be a party and the consummation of the Transactions have been duly and validly authorized by Target’s Board of Directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Ancillary Agreements to which Target is or will be a party or to consummate the Transactions, other than the Target Shareholders’ Approval. This Agreement has been, and the Ancillary Agreements to which Target is or will be a party are, or upon execution will be, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Target enforceable against Target in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws relating to or affecting the rights of creditors and of general principles of equity (the “Enforceability Exception”).

4.4  No Violation; Consents and Approvals.

(a) Except as set forth on Section 4.4(a) of the Target Disclosure Letter, the execution and delivery of this Agreement and any Ancillary Agreement to which Target is or will be a party, the consummation of the Transactions and the performance by Target of its obligations hereunder and thereunder will not (i) subject to receipt of the Target Shareholders’ Approval, conflict with any provision of the articles of incorporation or bylaws of Target or the certificate of incorporation or bylaws, or other similar organizational documents of any of its Subsidiaries, (ii) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of any benefit under, or the acceleration of performance, vesting or an increase in compensation or benefit required by, or the creation of any Lien upon any equity interests in or assets of Target or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, lease, mortgage, license, plan, agreement or other instrument or obligation to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) violate the provisions of any Law applicable to Target or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), for such violations, breaches, defaults, or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Target or the Surviving Entity, materially impair the ability of Target to perform its obligations under this Agreement or any Ancillary Agreement or be reasonably likely to prevent or materially delay the consummation of any of the Transactions.

(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which Target is or will be a party and the consummation of the Transactions by Target and the performance by Target of its obligations hereunder or thereunder, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement/Prospectus in definitive form and the filing and declaration of effectiveness of the F-4, (ii) the receipt of the Target Shareholders’ Approval, (iii) such filings, authorizations or approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), (iv) the filing of the Statement of Merger, (v) any consents, authorizations, approvals, filings or exemptions in connection with applicable stock exchange rules and (vi) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (x) as are customarily made or obtained in connection with the transfer of interests in or change of control of ownership of mining properties and (y) the failure of which to be obtained or made, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Target or the Surviving Entity, materially impair the ability of Target to perform its obligations under this Agreement or any Ancillary Agreement or be reasonably likely to prevent or materially delay the consummation of any of the Transactions.

4.5  Target Reports

(a) Copies of Target’s registration statements, reports, schedules, proxies or information statements and other documents (including exhibits and amendments thereto) filed with or furnished to the SEC (collectively, the “Target SEC Reports”) are available online with the SEC and through the EDGAR system. Target has timely filed with or furnished to the SEC each of the Target SEC Reports required to be filed or submitted by it with the SEC or mailed to its shareholders pursuant to the Securities Act, the Exchange Act or rules promulgated thereunder . As of their respective dates (or, if any Target SEC Reports were amended, as of the date such amendment was filed with the SEC), each Target SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing clause (b) shall not apply to the extent that any information regarding the Joint Venture provided by Parent or the Joint Venture to Target for inclusion in the Target SEC Reports was false or misleading or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, at the time such information was provided by Parent or Joint Venture. No event since the date of the last Target SEC Report has occurred that would require Target to file a Current Report on Form 8-K other than the execution of this Agreement.

(b) The Chief Executive Officer and Chief Financial Officer of Target have made all certifications (without qualification or exception to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) if required to do so as of such dates pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. Neither Target nor any of its officers has received any notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Except as set forth in the Target SEC Reports, Target is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the applicable rules of NYSE Arca.

4.6  Financial Statements.  Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Target (including any related notes and schedules) included or incorporated by reference in the Target SEC Reports has been or will be prepared from, and is or will be in accordance with, the books and records of Target and its consolidated Subsidiaries, complies or will comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be indicated in the notes thereto and subject, in the case of interim financial statements, to normal and recurring year-end adjustments that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Target) and fairly presents or will fairly present the consolidated financial position of Target and its Subsidiaries as of the date thereof and the consolidated results of operations, cash flows and changes in financial position of Target and its Subsidiaries for the periods presented therein.

4.7  Absence of Undisclosed Liabilities.  Except as and to the extent set forth on the consolidated balance sheet of Target and its Subsidiaries as at December 31, 2006, including the notes thereto (the “2006 Target Balance Sheet”) or as specifically and individually described in Section 4.7 of the Target Disclosure Letter or the Target SEC Reports filed and publicly available prior to the Agreement Date, including the unaudited balance sheet as at September 30, 2007, neither Target nor any of its Subsidiaries has any Liability required to be reflected or reserved against in a consolidated balance sheet of Target prepared in accordance with GAAP as applied in preparing the 2006 Target Balance Sheet, except for Liabilities that would not reasonably be expected to exceed $75,000, individually, or $200,000, in the aggregate.

4.8  Absence of Certain Changes.  Except as (i) disclosed in the Target SEC Reports filed and publicly available prior to the Agreement Date, including the unaudited balance sheet as at September 30, 2007, (ii) set forth in Section 4.8 of the Target Disclosure Letter or (iii) contemplated by this Agreement, since December 31, 2006:

(a) Other than with respect to actions taken by the Cripple Creek & Victor Gold Mining Company (the “Joint Venture”) pursuant to the Amended and Restated Joint Venture Agreement between AngloGold Ashanti (Colorado) Corp. (as successor-in-interest to Pikes Peak Mining Company) and Target, dated January 1, 1991, and any and all subsequent amendments thereto (as so amended, the “Joint Venture Agreement”), as to which this Section 4.8(a) shall not apply, Target and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and there (i) have not been any changes or developments that, individually or in the aggregate, have had or would be reasonably likely to have a Material Adverse Effect with respect to Target or (ii) has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Target or its Subsidiaries, whether or not covered by insurance; and

(b) Neither Target nor any of its Subsidiaries has (i) except as required pursuant to the terms of the Target Benefit Plans as in effect on December 31, 2006 or as required to comply with applicable Law, (A) increased or agreed to increase the wages, salaries or compensation payable to any officer, employee or director from the amount thereof in effect as of December 31, 2006, other than increases in wages, salaries and other cash compensation in the ordinary course of business consistent with past practice, (B) granted any severance or termination pay, (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons or (D) adopted or amended, or accelerated the payment or vesting of benefits under, any Target Benefit Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Target’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of Target’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Target’s capital stock, except for issuances of Target Common Shares upon the exercise of Target Stock Options, in each case, in accordance with their terms at the time of exercise, (iv) changed in any material respect, or had knowledge of any reason that required any material change in, any accounting methods (or underlying assumptions), principles or practices of Target or its Subsidiaries, (v) made or changed any material Tax election, or settled or compromised any material income Tax liability, or materially amended any Tax Return, (vi) acquired any material assets, or sold, leased, exchanged, transferred, licensed, farmed-out or otherwise disposed of any material assets, in each case other than in the ordinary course of business consistent with past practice, (vii) amended its articles of incorporation, bylaws or other organizational documents, (viii) discharged or satisfied any Indebtedness or paid any obligation or Liability, other than current Liabilities incurred and paid in the ordinary course of business and consistent with past practice, (ix) suffered or permitted any Lien to arise or be granted or created against or upon any of its assets other than Liens which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Target, (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing or (xi) take any other action that would have been prohibited by Section 6.1 if this Agreement had been in effect since December 31, 2006.

4.9  Taxes.  Except as set forth in Section 4.9 of the Target Disclosure Letter:

(a) Target and each of its Subsidiaries have timely filed or will file all Tax Returns required by applicable Law to be filed by any of them prior to or as of the Closing Date. As of the Closing Date, the foregoing Tax Returns correctly reflected or will reflect, in all material respects, all relevant facts regarding the income, business, assets, operations, activities, status, or other matters of Target or any other information required to be shown thereon. The unpaid Taxes of Target or its Subsidiaries did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2006 Target Balance Sheet (rather than in any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target and its Subsidiaries in filing their Tax Returns. Neither Target, nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Target has made available or will make available prior to the Closing Date true and complete copies of its income Tax Returns to Parent for all periods beginning on or after January 1, 2004.

(b) Target and each of its Subsidiaries have paid all material Taxes due with respect to any period ending prior to or as of the Closing Date. Target and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, director, officer, agent, independent contractor, creditor, shareholder, or other third party.

(c) No Audit by a Tax Authority is pending or, to the knowledge of Target, threatened, with respect to any Tax Returns filed by, or Taxes due from, Target or any of its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of Target or any of its Subsidiaries that, if raised with respect to any other period not so audited, could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed or, to the knowledge of Target, threatened, against Target or any of its Subsidiaries. No claim has ever been made by an authority in a jurisdiction where Target or any of its Subsidiaries does not file Tax Returns that Target or any of its Subsidiaries is or maybe subject to taxation by that jurisdiction. There are no Liens for Taxes upon the assets of Target or any of its Subsidiaries, except Liens for current Taxes not yet delinquent.

(d) Neither Target nor any of its Subsidiaries has given any waiver of statutes of limitations relating to Taxes or executed a power of attorney with respect to Tax matters that, in either case, will be outstanding as of the Closing Date.

(e) There are no Tax sharing, Tax indemnity or similar agreements to which Target or any of its Subsidiaries is a party or bound by or pursuant to which Target or any of its Subsidiaries has any obligation or liability for Taxes.

(f) Except for the group of which Target is currently the parent corporation, Target has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or a group of corporations filing combined or unitary returns.

(g) Target has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

(h) None of Target or any of its Subsidiaries has any liability for Taxes of any Person (other than Target and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(i) Neither Target nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361 within the two-year period preceding the date of this Agreement.

(j) None of Target or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing

Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date or (iii) an installment sale or open transaction disposition made on or prior to the Closing Date.

(k) Neither Target nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c) (or any predecessor of such Treasury Regulation), in (i) any “listed transaction” within the meaning of Code Section 6011 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax Law) or (ii) any transaction required to be registered with the Internal Revenue Service under Code Section 6111 as in effect on or prior to October 22, 2004 and the Treasury Regulation thereunder (or any corresponding or similar provision of state, local, or foreign income Tax Law).

(l) Neither Target nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax Law) and (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of state, local or foreign Tax Law).

(m) Target operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations § 1.368-1(d).

4.10  Litigation.  Except as specifically disclosed in the Target SEC Reports filed and publicly available prior to the Agreement Date or Section 4.10 of the Target Disclosure Letter, there is no suit, claim, action, proceeding or investigation pending or, to Target’s knowledge, threatened against or directly affecting Target, any Subsidiary of Target or any of the directors or officers of Target or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor, that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect with respect to Target if determined adversely to Target, a Subsidiary of Target or any such director or officer. Neither Target nor any of its Subsidiaries, nor any officer, director or employee of Target or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority that names such Person from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Target or such Subsidiary nor, to the knowledge of Target, is Target, any Subsidiary of Target or any officer, director or employee of Target or any of its Subsidiaries under investigation by any Governmental Authority.

4.11  Employee Benefit Plans; ERISA.

(a) Section 4.11(a) of the Target Disclosure Letter contains a true and complete list of each plan, fund, contract, program, agreement and arrangement (whether written or not) for the benefit of present or former employees or directors, including those intended to provide pension, profit sharing, retirement, supplemental retirement, deferred compensation, equity incentive, or bonus or other incentive benefits (whether or not tax qualified and whether or not defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); disability, medical, dental, or other health insurance benefits, life insurance or other death benefit benefits (whether or not defined in Section 3(1) of ERISA); salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA) (i) to which Target or any of its Subsidiaries is a party or by which it is bound, or (ii) with respect to which Target or any of its Subsidiaries has made any payments or contributions or may otherwise have any liability, whether direct or indirect, (including any such plan or other arrangement formerly maintained by Target or any of its Subsidiaries), (iii) that Target or any of its Subsidiaries has committed to implement, establish, adopt or contribute to in the future, (iv) for which Target or any of its Subsidiaries is or may be financially liable as a result of Target’s affiliation with any company or any company’s shareholders which together with Target or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a “Target ERISA Affiliate”) (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is maintained by the Target or any of its Subsidiaries for the benefit of its employees or former employees), (v) for or with respect to which Target or any of its Subsidiaries is or may become liable under any common law successor doctrine, express successor liability provision of Law, labor or employment Law or agreement with a predecessor employer (“Target Benefit Plan”). Target Benefit Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither Target nor any of its affiliates has any present or potential Liability.

(b) With respect to each Target Benefit Plan, (i) such plan has been administered in compliance with its terms and applicable Law in all material respects, (ii) neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Target or any Target ERISA Affiliate to any liability for a material breach of fiduciary duty under ERISA, (iii) no disputes are pending or, to the knowledge of Target or any Target ERISA Affiliate, threatened, other than ordinary claims for benefits, nor is there any basis for such a proceeding, (iv) neither Target nor any Target ERISA Affiliate has engaged in, and neither Target nor any Target ERISA Affiliate has any knowledge of any Person that has engaged in, any transaction prohibited by Section 406 of ERISA or Section 4975 of the Code, (v) all contributions due have been made on a timely basis, (vi) all required reports, notices and descriptions related to the Target Benefit Plan (including, but not limited to, those required by Target Benefit Plan provisions, ERISA and the Code) have been distributed to participants or filed with the appropriate Governmental Authority, (vi) all contributions made or that will be made under any Target Benefit Plan meet the requirements for deductibility under the Code, (vii) Target is not liable (either directly or as a result of indemnification) for any excise Taxes, penalties, damages or equitable relief as a result of any violation under ERISA or any other applicable Law, and (viii) no audit or examination by a Governmental Authority is currently pending (nor has notice been received regarding a potential audit or examination) and there are no pending submissions to a Governmental Authority.

(c) Any Benefit Plan, individual employment, severance or other compensatory agreement or arrangement with respect to which the Target or any Target ERISA Affiliate has any current or future obligation that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), complies in form with the requirements under Code Section 409A and the Treasury Regulations issued thereunder (without regard to the effective date of such regulations) so as not to result in the imposition of additional Tax or interest to a service provider. No Target Benefit Plan is a multiple employer plan (as defined in Section 413(c) of the Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, a plan that is intended to be qualified under Section 401(a), a welfare plan that is self funded, a plan that owns employer stock or a plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(d) No present or former employees or directors of Target or any of its Subsidiaries are covered by any employee agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980(B) of the Code) or any similar benefits.

(e) Neither Target nor any Target ERISA Affiliate is or ever has been subject to the requirements of Section 4980B of the Code or Section 406 of ERISA.

(f) No condition, agreement or Target Benefit Plan provision limits the right of Parent or Merger Sub to amend, cut back or terminate any Target Benefit Plan (except to the extent such limitation arises under ERISA). Each Target Benefit Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(g) The execution, delivery, and performance by Target of this Agreement or any Ancillary Agreement to which Target is or will be a party and the consummation of the Transactions will not constitute an event under any Target Benefit Plan that will (i) cause any Target Benefit Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee or director of Target or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, benefit or award, (iii) modify or result in any payment (whether as severance pay or otherwise), acceleration, vesting, or increases in benefits, awards or compensation with respect to any employee of the Company, or (iv) cause any payments or benefits to any employee or director to be either subject to an excise Tax or non-deductible to Target under Sections 4999 and 280G of the Code.

4.12  Environmental Liability.  Except (i) as set forth in Section 4.12 of the Target Disclosure Letter and (ii) operations and properties of the Joint Venture, as to which the representations and warranties contained in this Section 4.12 shall not apply:

(a) The businesses of Target and its Subsidiaries have been and are operated in compliance in all material respects with all applicable Laws relating to the protection or regulation of the environment or human health, including the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Toxic Substance Control Act, Hazardous Materials Transportation Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, Superfund Amendments and Reauthorization Act, Endangered Species Act, National Environmental Policy Act, Mine Safety and Health Act, General Mining Law of 1872, Federal Land Policy and Management Act, 1897 Organic Act, National Historic Preservation Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect as well as all state counterparts of such federal requirements (collectively, “Environmental Laws”).

(b) Neither Target nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (collectively, “Hazardous Substances”), except in compliance in all material respects with all Environmental Laws and in a manner that does not give rise to any Liability under any Environmental Laws, and, to Target’s knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has otherwise occurred at any property or facility owned, leased or operated by Target or any of its Subsidiaries, except in compliance in all material respects with all Environmental Laws and in a manner that does not give rise to any Liability under any Environmental Laws.

(c) Neither Target nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Target, any other communication alleging or concerning any material violation by Target or any of its Subsidiaries of, or responsibility or liability of Target or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Target, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Target or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Target have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

(d) Target and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation and ownership of the businesses of Target and its Subsidiaries as currently conducted. There are no pending or, to the knowledge of Target, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations. Target does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any such approvals, permits, licenses, registrations and authorizations.

(e) Without in any way limiting the generality of the foregoing, to Target’s knowledge, (i) all offsite locations where Target or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are and have been licensed and operating as required by Law and (ii) no polychlorinated biphenyls (“PCBs”), PCB-containing items, asbestos-containing materials, or radioactive materials are now or have been used or stored at any property owned, leased or operated by Target or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws and in a manner that does not give rise to any Liability under any Environmental Laws.

(f) No claims have been asserted or, to Target’s knowledge, threatened to be asserted against Target or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed of by Target or its Subsidiaries.

4.13  Compliance with Applicable Laws.  Target and each of its Subsidiaries hold all material approvals, licenses, permits, registrations, exemptions and similar authorizations from Governmental Authorities and other Persons necessary for the lawful conduct of their respective businesses as now conducted (the “Target Permits”). Target and each of its Subsidiaries have been and are in compliance with the terms of the Target Permits and all applicable Laws in all material respects, and neither Target nor any of its Subsidiaries has received any notice from any Person that the business of Target or any of its Subsidiaries has been or is being conducted in violation of any applicable Law or the terms of any Target Permit in any material respect. Neither Target nor any Subsidiary has received any notice that any material Target Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Target has no knowledge of any reasonable basis for any such termination, modification or non-renewal. Notwithstanding the foregoing, this Section 4.13 shall not apply in respect of the operations of the Joint Venture.

4.14  Insurance.  Section 4.14 of the Target Disclosure Letter sets forth a complete and accurate list of each insurance policy under which Target or its Subsidiaries has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time during the past three years (other than any such policy maintained by the Joint Venture). Target has made available or will make available prior to the Closing Date to Parent a true and complete copy of each such policy. With respect to each such policy, none of Target, its Subsidiaries or, to Target’s knowledge, any other party to the policy is in material breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Target does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy. Neither Target nor any Subsidiary has received any notice that any of its policies (other than any policies maintained by the Joint Venture) cannot be renewed in the ordinary course of business, and has no knowledge of any reasonable basis for any such non-renewal. Section 4.14 of the Target Disclosure Letter describes any self-insurance arrangements affecting Target or its Subsidiaries (other than any such arrangements maintained by the Joint Venture).

4.15  Properties; Mining Claims.  Set forth in Section 4.15 of the Target Disclosure Letter is a complete and accurate list of each and every interest in real property owned by Target or any of its Subsidiaries (collectively, the “Owned Real Property”), as well as a complete and accurate list of each and every contractual interest in real property held by Target or any of its Subsidiaries (collectively, those contracts are referred to as the “Property Agreements”). Section 4.15 of the Target Disclosure Letter sets forth for each Owned Real Property the owner of such property and for each Property Agreement the parties thereto. Except (i) as set forth in Section 4.15 of the Target Disclosure Letter, and (ii) for properties owned or held by the Joint Venture, as to which properties the representations and warranties contained in this Section 4.15 do not apply:

(a) Target or one of its Subsidiaries owns good and marketable title to the Owned Real Property (other than that portion of the Owned Real Property comprising unpatented mining claims), free and clear of all Liens, other than Permitted Liens. Neither Target nor any of its Subsidiaries has assigned to any third party any interest or right to acquire any interest in the Owned Real Property, and there are no actions, suits, administrative or other proceedings pending, or, to Target’s knowledge, threatened against any of the Owned Property. All ad valorem property and other Taxes assessed against the Owned Real Property have been timely and properly paid.

(b) Each of the Property Agreements is in full force and effect, Target and its Subsidiaries have performed all of their respective obligations thereunder, and there are no defaults under (or conditions that with the passage of time could reasonably be expected to result in any such default) or breach of any of the terms and conditions of those Property Agreements by Target or any of its Subsidiaries, or to Target’s knowledge, by any of the other parties to those Property Agreements. Except as set forth on Section 4.15(b) of the Target Disclosure Letter, to Target’s knowledge, the party granting Target or its Subsidiaries rights to the properties covered by those Property Agreements owns good and marketable title to those properties, free and clear of all Liens, other than Permitted Liens.

4.16  Material Contracts.  Set forth in Section 4.16 of the Target Disclosure Letter is a complete and accurate list of each Material Contract (which list sets forth the parties to each such agreement and the date on which such agreement was entered into) to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their respective assets are bound (except for any agreement relating to the Joint Venture to which Parent or one of its Subsidiaries is a party to which such agreements the representations and warranties contained in this Section 4.16 shall not apply). Target has provided or will make available to Parent prior to the Closing Date true and complete copies of all Material Contracts. Except as set forth in Section 4.16 of the Target Disclosure Letter, each Material Contract is valid and binding and in full force and effect and Target and each of its Subsidiaries have performed all obligations required to be performed by them under each Material Contract in all material respects. To Target’s knowledge, there does not exist, nor has Target or any of its Subsidiaries received written notice of, any material breach of or violation or default under, any of the terms, conditions or provisions of any Material Contract and neither Target nor any of its Subsidiaries has received written notice of the desire of the other party or parties to any such contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Subject to the Enforceability Exception, each Material Contract is enforceable by Target or its applicable Subsidiary in accordance with its terms.

4.17  Required Shareholder Vote.  The affirmative vote of the holders of a two-thirds of the Target Common Shares outstanding as of the record date for the Target Meeting (the “Target Shareholders’ Approval”) is the only vote required of the holders of any class or series of Target’s capital stock that shall be necessary to adopt this Agreement and to consummate the Transactions.

4.18  F-4 and Proxy Statement/Prospectus.  None of the information to be supplied by Target for inclusion in (a) the registration statement on Form F-4 (the “F-4”) to be filed by Parent with the SEC in connection with the issuance of ADSs in the Merger or (b) the proxy statement on Schedule 14A relating to the Target Meeting to be filed by Target, which will also constitute the prospectus in respect of ADSs registered by means of the F-4 to be filed by Parent (the “Proxy Statement/Prospectus”), to be filed by Target and Parent with the SEC, in each case, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the Target shareholders, at the time of the Target Meeting and at the Effective Time, and, in the case of the F-4, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing provision shall not apply to any information contained in the Proxy Statement/Prospectus regarding the Joint Venture to the extent such information was provided by the Joint Venture or Parent.

4.19  Intellectual Property.  Section 4.19 of the Target Disclosure Letter sets forth a complete and accurate list of all material patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs owned by or licensed to Target (other than for the conduct of the business of the Joint Venture, as to which intellectual property the representations and warranties contained in this Section 4.19 shall not apply) (“Target Intellectual Property”). No Person has notified either Target or any of its Subsidiaries, and Target does not have any knowledge, that their use of the Target Intellectual Property infringes on the rights of any Person in any material respect. To Target’s knowledge, no Person is infringing on any right of Target or any of its Subsidiaries with respect to any such Intellectual Property in any material respect.

4.20  Affiliate Transactions.  Section 4.20 of the Target Disclosure Letter contains a complete and accurate list of all agreements, contracts, commitments or transactions (other than Target Benefit Plans), whether or not entered into in the ordinary course of business, to or by which Target or any of its Subsidiaries, on the one hand, and any of their officers, directors or affiliates (or any affiliates of such officers or directors), on the other hand, are or have been a party or are otherwise bound or affected and that (a) are currently pending or proposed, in effect or have been in effect at any time since December 31, 2006 or (b) involve continuing Liabilities and obligations to or of Target or any of its Subsidiaries.

4.21  Brokers.  No broker, finder or investment banker (other than PI Financial (US) Corp. (“PI Financial”), the fees and expenses of which will be paid by Target at Closing) is entitled to any brokerage, finder’s fee or other fee or commission payable by Target or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Target or any of its Subsidiaries. Target has heretofore furnished to Parent a true and complete copy of all agreements between Target and PI Financial pursuant to which such firm would be entitled to any payment relating to the Transactions.

4.22  Tax-Free Reorganization.  None of Target, any of its affiliates or, to the knowledge of Target, any of its shareholders has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Target and its affiliates are not aware of any fact or circumstance that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code or from satisfying the requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(1). As of the Closing Date, the Target Common Shares shall be regularly traded on an established securities exchange within the meaning of Treasury Regulation Section 1.897-9T(d).

4.23  Fairness Opinion; Board Approval.

(a) Target’s Board of Directors has received a written opinion from PI Financial to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of the Target Common Shares (other than Parent and its affiliates). A true and complete copy of such opinion has been provided to Parent.

(b) Target’s Board of Directors, at a meeting duly called and held, (i) determined that this Agreement and the Transactions are advisable and are fair to, and in the best interests of, the shareholders of Target, (ii) approved this Agreement and the Transactions and (iii) recommended approval and adoption of this Agreement and the Merger by the shareholders of Target.

4.24  Controls and Procedures.  Except as set forth in the Target SEC Reports, Target has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Target in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Target’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Target required under the Exchange Act with respect to such reports. Except as set forth in Section 4.24 of the Target Disclosure Letter or in the Target SEC Reports, neither Target nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in Target’s or any of its Subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act. Target has made or will make available to Parent prior to the Closing Date true and complete copies of any disclosures made by management to Target’s auditors and audit committee regarding such significant deficiencies or material weaknesses. Target has no knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Target or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Target or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Target or any of its Subsidiaries, whether or not employed by Target or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Target or any of its officers, directors, employees or agents to the Board of Directors of Target or any committee thereof or to any director or officer of Target. Target has not granted any waivers with respect to its policies regarding ethical conduct.

4.25  Takeover Matters.  Target and Target’s Board of Directors have each taken all actions necessary to be taken such that no “rights plans” or “poison pill plans” or restrictive provision of any “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination,” or other anti-takeover Law of any state, or any applicable anti-takeover provision in the articles of incorporation or bylaws of the Target, is, or at the Effective Time will be, applicable to Target, Parent, Merger Sub, the Target Common Shares, the Voting Agreements, this Agreement or the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Parent, Merger Sub and, only to the extent that each representation below relates to Member, Member represent and warrant to Target, as of the Agreement Date and as of the Closing Date, as follows:

5.1  Organization and Qualification.

(a) Each of the Parent Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Member is organized under the laws of Delaware.

(b) Each of Parent and Member is not in violation of its memorandum and articles of association or other similar governing documents. Merger Sub is not in violation of its Operating Agreement.

(c) Parent owns all of the issued and outstanding stock and other equity interests of Member. Member is the sole member of Merger Sub and Member owns all of the issued and outstanding equity interests of Merger Sub.

5.2  Authority; Validity of Agreement.  Each of the Parent Parties has full corporate and limited liability company, respectively, power and authority to execute and deliver this Agreement and any Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each of the Parents Parties is or will be a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Parent Parties are necessary to authorize this Agreement and any Ancillary Agreements to which it is or will be a party or to consummate the Transactions. This Agreement has been, and the Ancillary Agreements to which each of the Parent Parties is or will be a party are, or upon execution will be, duly and validly executed and delivered by the Parent Parties, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of the Parent Parties, as the case may be, enforceable against the Parent Parties, as the case may be, in accordance with their respective terms, subject to the Enforceability Exception.

5.3  No Violation; Consents and Approvals.

(a) The execution and delivery of this Agreement and any Ancillary Agreement to which Parent or Merger Sub is or will be a party, the consummation of the Transactions and the performance by each of Parent or Merger Sub of its obligations hereunder and thereunder will not (i) conflict with any provision of the memorandum and articles of association of Parent or the Operating Agreement of Merger Sub or (ii) violate the provisions of any Law applicable to Parent or Merger Sub, except, in the case of clause (ii), for such violations that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Parent or Merger Sub, materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or any Ancillary Agreement or be reasonably likely to prevent or materially delay the consummation of any of the Transactions.

(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement and the consummation of the Transactions by Parent or Merger Sub and the performance by either Parent or Merger Sub of its obligations hereunder, except for (i) the filing with the SEC of the Proxy Statement/Prospectus in definitive form and the filing and declaration of effectiveness of the F-4, (ii) such filings, authorizations or approvals as may be required under the HSR Act, (iii) the filing of the Statement of Merger, (iv) any consents, authorizations, approvals, filings or exemptions in connection with applicable stock exchange rules, (v) the approval of the South African Reserve Bank and (vi) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to Parent or Merger Sub, materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or any Ancillary Agreement or be reasonably likely to prevent or materially delay the consummation of any of the Transactions.

5.4  Parent SEC Reports.  Parent has timely filed with or furnished to the SEC, and has heretofore made available to Target true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), required to be filed or submitted by it with the SEC or mailed to its shareholders pursuant to the Securities Act, the Exchange Act or rules promulgated thereunder (collectively, the “Parent SEC Reports”). As of their respective dates (or, if any Parent SEC Reports were amended, as of the date such amendment was filed), each Parent SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Parent SEC Report has occurred that would require Parent to file a Current Report on Form 6-K other than the execution of this Agreement.

5.5  No Vote Required.  No vote of the shareholders of Parent is required by Law, Parent’s memorandum and articles of association or otherwise in order for Parent, Member and Merger Sub to consummate the Transactions.

5.6  Operations of Merger Sub.  Merger Sub is a direct, wholly owned subsidiary of Member and is an indirect, wholly owned limited liability company subsidiary of Parent, and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

5.7  F-4 and Proxy Statement/Prospectus.  None of the information to be supplied by Parent or Merger Sub expressly for inclusion in (a) the F-4 or (b) the Proxy Statement/Prospectus, in each case, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the Target shareholders, at the time of the Target Meeting and at the Effective Time, and, in the case of the F-4, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.8  Joint Venture Transaction.  Neither Parent nor any of its affiliates have, directly or indirectly, engaged in any discussions or negotiations with any Person regarding the sale of all or substantially all of the assets or membership interests of the Joint Venture.

5.9  Tax-Free Reorganization.  None of Parent, Member, Merger Sub, their affiliates or, to the knowledge of Parent, any of Parent’s shareholders has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. The Parent Parties and their affiliates are not aware of any fact or circumstance that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. Parent satisfies the “active trade or business test” and the “substantiality test” as set forth in Treasury Regulation Section 1.367(a)-3(c)(3).

5.10  Controls and Procedures.  Except as set forth in the Parent SEC Reports, Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Except as set forth in the Parent SEC Reports, neither Parent nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in Parent’s or any of its Subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act. Parent has no knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its

Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

5.11  Parent Ordinary Shares.  The Parent Ordinary Shares will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

5.12  Substituted Options.  The Substituted Options will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued and binding obligations of Parent, enforceable against Parent in accordance with their terms, and any Parent Ordinary Shares issued upon exercise thereof in accordance with the terms of the relevant option plan and option agreement will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.1  Conduct of Business by Target Pending the Merger.  From the Agreement Date until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article X, except as set forth in Section 6.1 of the Target Disclosure Letter or as otherwise specifically contemplated by this Agreement, including costs related to the Transactions, Target agrees that it shall conduct its business and the business of its Subsidiaries in the ordinary course consistent with past practice, shall use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties, subject to the terms of this Agreement, and, by way of amplification and not limitation, shall not, and shall cause its Subsidiaries not to (without the prior written consent of Parent, which consent shall not be unreasonably withheld):

(a) adopt or propose any change to its articles of incorporation or bylaws or other organizational documents;

(b) (i) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock, (ii) repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other securities or (iii) split, combine or reclassify any shares of its capital stock;

(c) issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise, other than upon the exercise of Target Stock Options outstanding on the Agreement Date and disclosed in the Target Disclosure Letter), or enter into any amendment of any term of any outstanding security;

(d) (i) incur or assume any Indebtedness except Indebtedness incurred in the ordinary course of business and consistent with past practice and in no event exceeding $25,000 in the aggregate, (ii) modify the terms of any Indebtedness, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a wholly owned Subsidiary of Target), except in the ordinary course of business and consistent with past practice and in no event exceeding $25,000 in the aggregate, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of Target, or by such Subsidiaries to Target and other than short-term investments of cash in the ordinary course of business);

(e) subject any assets to any Lien other than a Permitted Lien;

(f) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business in salaries or wages of employees of Target or any of its Subsidiaries who are not directors or officers of Target, (ii) adopt, amend (other than amendments that reduce the amounts payable by Target or any relevant Subsidiary, or amendments required by Law or otherwise to comply with ERISA, the Code or other applicable Law) or assume an obligation to contribute to, any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person or amend any such existing contracts to increase or accelerate the payment or provision of any amounts payable or benefits provided thereunder, (iii) engage in any transaction in connection with which Target or any of its Subsidiaries could be subject (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iv) terminate any of the Target Benefit Plans, or take any other action with respect to a Target Benefit Plan that could result in Liability to any Person, (v) take any action that could adversely affect a Target Benefit Plan’s compliance with the applicable requirements of ERISA, (vi) fail to make full payment when due of all amounts which, under the provisions of any Target Benefit Plans, any agreement relating thereto or applicable Law, such party is required to pay as contributions thereto, or (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Target Benefit Plans;

(g) acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or in any other manner, any business or Person, or enter a new line of business or commence business operations in any country in which it is not operating as of the Agreement Date;

(h) sell, lease, license or otherwise surrender, relinquish or dispose of any assets with an aggregate fair market value exceeding $25,000;

(i) incur or commit to any capital expenditures, or become bound or obligated to participate in any operation, or consent to participate in any operation;

(j) make any change to any material Tax method of accounting, make or change any material Tax election, authorize any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of Target and its Subsidiaries taken as a whole;

(k) (i) except as set forth in clause (ii), pay, discharge or satisfy any material account payable or other material Liability beyond or in advance of its due date or the date when such account payable or Liability would have been paid in the ordinary course of business and consistent with past practice or (ii) compromise, settle, grant any waiver or release relating to any action, suit or proceeding, other than settlements or compromises where the amount paid or to be paid does not exceed $25,000 in the aggregate for all claims;

(l) change any method of accounting or accounting practice or procedure except for any such change required by GAAP;

(m) enter into any agreement, understanding or commitment that materially restrains, limits or impedes its ability, or would materially limit the ability of the Surviving Entity or any affiliate of the Surviving Entity after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time;

(n) enter into any joint venture, partnership or other similar arrangement or materially amend or modify the terms of (or waive any material rights under) any existing joint venture, partnership or other similar arrangement (other than (i) any such action between Target and its wholly owned Subsidiaries and (ii) the Joint Venture);

(o) terminate or modify any Material Contract to which it is a party or waive or assign any of its rights or claims under any such contract or enter into any new Material Contract;

(p) enter into any agreement or transaction that would be required to be disclosed in the Target Disclosure Letter pursuant to Section 4.20 regarding affiliate transactions if such agreement or transaction had been entered into prior to the Agreement Date;

(q) adopt a plan of complete or partial liquidation, dissolution, or reorganization; or

(r) agree or commit to do any of the foregoing.

6.2  Further Assurances.  Each of Parent and Target shall use its commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with applicable Law, to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of third parties.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1  Access and Information.  From the Agreement Date until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article X, Target shall (i) provide to Parent (and Parent’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives) reasonable access during normal business hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of Target and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, Liabilities, personnel and other aspects of Target and its Subsidiaries as reasonably requested. Each of Parent and Target shall use its reasonable efforts to give prompt notice to the other party of any event or circumstance of which it becomes aware that results in any representation or warranty made by such party contained in this Agreement being untrue or inaccurate in any material respect or Target, Parent or Merger Sub, as the case may be, being unable to comply with or satisfy any of its covenants or agreements hereunder; provided, however, that the receipt of any information or the delivery of any notice pursuant hereto shall not limit or otherwise affect either party’s rights or obligations under this Agreement. Each party shall hold in confidence all nonpublic information so received until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

7.2  Acquisition Proposals.

(a) Target agrees that neither it nor any of its Subsidiaries shall, and Target shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to:

(i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by furnishing non-public information) any inquiries regarding, or the making or submission of any proposal that constitutes, or that may reasonably be expected to lead to, an Acquisition Proposal;

(ii) participate or engage in discussions or negotiations with, or disclose any non-public information regarding Target or any of its Subsidiaries or afford access to the properties, books or records of Target or any of its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person that Target, any of its Subsidiaries or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal; or

(iii) accept an Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, an Acquisition Proposal (other than a confidentiality agreement in the circumstances contemplated by Section 7.2(b)(iii)) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other Transaction (each, an “Alternative Acquisition Agreement”).

(b) Notwithstanding the foregoing, Target and its Board of Directors may take any actions described Section 7.2(a)(ii) with respect to any Person at any time prior to obtaining the Target Shareholders’ Approval if, prior to such time:

(i) Target receives a bona fide written Acquisition Proposal from such Person (and such Acquisition Proposal was not initiated, solicited or knowingly encouraged or facilitated by Target or any of its Subsidiaries or any of their respective Representatives after the Agreement Date and in violation of this Agreement);

(ii) the Board of Directors of Target determines in good faith by resolution duly adopted (after consultation with outside legal counsel and receipt of the written opinion of PI Financial or another independent investment bank of similar stature in the industry that such Acquisition Proposal constitutes a “Superior Proposal” hereunder, a copy of which shall immediately be provided to Parent) that such proposal constitutes a Superior Proposal from such Person, and that such action is necessary for the Board of Directors of Target to comply with its fiduciary duties under applicable Law;

(iii) contemporaneously with furnishing such information to, or entering into discussions with, such Person, Target (A) enters into a confidentiality agreement with such Person on terms no less restrictive than those in the Confidentiality Agreement and (B) provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person; and

(iv) to the extent permitted by applicable Law (it being understood that that any contractual prohibition against the activities set forth in this Section 7.2(b)(iv) and any judicial remedies arising from the enforcement thereof shall not render the activities set forth in this Section 7.2(b)(iv) impermissible under applicable Law for purposes of this Section 7.2(b)(iv)), Target keeps Parent promptly informed, in all material respects, of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and promptly provides to Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto.

(c) Nothing contained in this Section 7.2 shall prohibit Target or its Board of Directors from taking and disclosing to Target’s shareholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in each case, to the extent required by applicable Law.

(d) Any violation of this Section 7.2 by any of Target’s Subsidiaries or Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Target or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by Target.

(e) As promptly as practicable after receipt thereof (but in no event more than 48 hours after its receipt thereof), Target shall advise Parent in writing of any request for information from a Person that has made, or Target reasonably believes may be contemplating, an Acquisition Proposal, or any Acquisition Proposal received from any Person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Target shall promptly provide to Parent copies of any written materials received by Target, any of its Subsidiaries or their respective Representatives in connection with any of the foregoing and any correspondence related thereto, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Target agrees that it shall provide to Parent any non-public information concerning Target or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal that was not previously provided to Parent at the same time that it provides such information to such other Person. Target shall keep Parent fully and currently informed of the status of any Acquisition Proposals, including the identity of the parties and price involved and any material changes to any terms and conditions thereof.

7.3  Board Recommendations.

(a) Neither (i) the Board of Directors of Target nor any committee thereof shall directly or indirectly (A) withdraw or amend in a manner adverse to Parent, or (i) resolve to withdraw or amend or (ii) publicly propose to withdraw or amend in a manner adverse to Parent, the approval, recommendation or declaration of advisability by the Board of Directors of Target or any such committee thereof of this Agreement, the Merger or the other Transactions or (B) recommend, adopt or approve (or resolve to recommend, adopt or approve), or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in clauses (A) or (B) being referred to as an “Adverse Recommendation Change”) nor (ii) shall Target or any of its Subsidiaries execute or enter into any Alternative Acquisition Agreement.

(b) Notwithstanding the foregoing, at any time prior to obtaining the Target Shareholders’ Approval and subject to Target’s compliance at all times with the provisions of Section 7.2, this Section 7.3 and Section 7.11, the Board of Directors of Target may make an Adverse Recommendation Change if (i) Target receives a bona fide written Acquisition Proposal from a third party (and such Acquisition Proposal was not initiated, solicited or knowingly encouraged or facilitated in violation of this Agreement), (ii) the Board of Directors of Target determines in good faith, after consultation with its outside legal counsel and receipt of the written opinion from PI Financial or another independent investment bank of similar stature in the industry that such Acquisition Proposal constitutes a “Superior Proposal” hereunder, a copy of which shall immediately be provided to Parent, that the Acquisition Proposal constitutes a Superior Offer and that the Adverse Recommendation Change is necessary in order for the Board of Directors of Target to comply with its fiduciary duties under applicable Law and (iii) Target provides written notice to Parent (a “Notice of Change”) advising Parent that it is contemplating making such an Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination, together with a copy of the written opinion of PI Financial or another independent investment bank of similar stature in the industry; provided, however, that (x) the Board of Directors of Target may not make such an Adverse Recommendation Change until the fourth business day after receipt by Parent of the Notice of Change and (y) during such four business day period, at the request of Parent, Target shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Board of Directors of Target not to make such Adverse Recommendation Change consistent with its fiduciary duties.

7.4  Existing Negotiations.  Immediately after the execution and delivery of this Agreement, Target shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person heretofore conducted relating to any possible Acquisition Proposal with respect to it or its Subsidiaries. Target agrees that it shall take the necessary steps to promptly inform its Representatives involved in any such activities, discussions or negotiations, or in the Transactions, of the obligations undertaken in this Section 7.4.

7.5  Definitions.  For the purposes of this Agreement:

(a) “Acquisition Proposal” means any proposal or indication of interest (other than by Parent or any of its Subsidiaries), whether or not in writing, for the (i) merger, consolidation or other business combination of Target or any Subsidiary, (ii) a restructuring, recapitalization or liquidation of Target or any Subsidiary, or (iii) an acquisition or disposition of any stock or material assets of Target or any Subsidiary.

(b) “Superior Proposal” means any bona fide written Acquisition Proposal with respect to Target that was not initiated, solicited or knowingly facilitated or encouraged in violation of this Agreement, made by a third party on terms which the majority of the Board of Directors of Target determines (after consultation with its outside legal counsel and having received the written opinion of PI Financial or another independent investment bank of similar stature in the industry concluding that such Acquisition Proposal constitutes a “Superior Proposal” hereunder, a copy of which shall promptly be provided to Parent) in good faith by resolution duly adopted (i) would result in a transaction that, if consummated, is more favorable to the shareholders of Target (in their capacity as shareholders) from a financial point of view, than the Merger and the other Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise), and (ii) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not committed (unless it is reasonable to conclude that the proposed acquiror has adequate financial resources to consummate the transaction without such financing).

7.6  Directors’ and Officers’ Indemnification and Insurance.  For six years after the Effective Time, the Surviving Entity shall honor all rights to indemnification and exculpation existing in favor of a director or officer of Target and its Subsidiaries under Target’s articles of incorporation and bylaws as in effect on the date of this Agreement. From the Closing Date until the third anniversary of the Closing Date, the Surviving Entity will maintain in effect, for the benefit of the officers and directors of Target with respect to acts or omissions occurring prior to the Closing Date, the existing policy of directors’ and officers’ liability insurance maintained by Target as of the date of this Agreement in the form disclosed by Target to Parent prior to the date of this Agreement; provided, however, that the Surviving Entity may substitute for such existing policy a policy or policies of comparable coverage; provided, further, that if the aggregate amount paid for such insurance at any time during such period shall exceed $42,000, then the Surviving Entity shall provide only such coverage as may be obtained for an aggregate amount equal to $42,000.

7.7  Cooperation.  Subject to compliance with applicable Law, from the Agreement Date until the Effective Time, Target shall confer on a regular and frequent basis with one or more representatives of Parent to report Target’s material operational matters and the general status of ongoing operations and each party shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

7.8  Publicity.  Neither Target, Parent nor any of their respective affiliates or representatives shall issue or cause the publication of any press release or other announcement with respect to the Transactions without the prior consultation of the other party, except as may be required by applicable Law, and each party shall use its reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to such release or other announcement.

7.9  Filings.  Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, including all required or advisable filings under or relating to the HSR Act as well as the approval of the South African Reserve Bank, shall respond as promptly as practicable to all inquiries or requests for information received from a Governmental Authority in relation to such filings or notices for additional information or documentation and shall cooperate as needed with respect to any such filings by any other party. Each party agrees to take whatever action may be necessary to resolve any objection as may be asserted under the HSR Act. Notwithstanding the foregoing, neither Parent nor Target shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Authority, any requirement to divest or hold separate or in trust (or the imposition of any other material condition or restriction with respect to) any of the respective businesses or assets of Parent, Merger Sub, Target or any of their respective Subsidiaries.

7.10  Employee Matters.  All Target Benefit Plans covering employees of Target and its Subsidiaries will be terminated on or before the Effective Time. All obligations of Target to employees as of the Effective Date shall have been paid by the Target on or before the Effective Date. Effective as of the Effective Time, all officers and employees of Target or its Subsidiaries shall resign and, following payment at the Closing of any severance obligation specifically disclosed in the Target Disclosure Letter and except, in the case of Target’s officers, for the obligations set forth in Section 7.6, the Surviving Entity shall have no Liability to any such persons following the Effective Time.

7.11  Target Shareholders’ Meeting.  Target shall, as promptly as reasonably practicable after the Agreement Date (i) take all steps reasonably necessary to call, give notice of, convene and hold a special or annual meeting of its shareholders (the “Target Meeting”) for the purpose of securing the Target Shareholders’ Approval, (ii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable Law and its articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Target Board of Directors that its shareholders approve this Agreement, (iii) use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and to secure the Target Shareholders’ Approval and (iv) cooperate and consult with Parent with respect to each of the foregoing matters.

Notwithstanding any Adverse Recommendation Change by the Target Board of Directors or the commencement, public proposal, public disclosure or communication to Target of any Acquisition Proposal with respect to Target or any of its Subsidiaries, or any other fact or circumstance (except for termination of this Agreement pursuant to Article X), this Agreement shall be submitted to the shareholders of Target at the Target Meeting for the purpose of adopting this Agreement, with such disclosures as shall be required by applicable Law.

7.12  Preparation of the F-4 and Proxy Statement/Prospectus.

(a) Parent and Target shall each promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and each will use its commercially reasonable efforts to respond to any comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. Each of Parent and Target shall use its commercially reasonable best efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of the ADSs in the Merger and Target shall furnish all information concerning Target and the holders of shares of Target capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the F-4, Target shall cause the Proxy Statement/Prospectus to be mailed to Target’s shareholders, and if necessary, after the definitive Proxy Statement/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies. If at any time prior to the Effective Time, Parent or Target discover any statement which, in light of the circumstances under which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the Proxy Statement/Prospectus not misleading, then such party shall immediately notify the other party of such misstatements or omissions. Parent shall advise Target and Target shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the F-4 becomes effective or any supplement or amendment has been filed, of the issuance of any stop order or that any proceedings for that purpose are pending before or threatened by the SEC, the suspension of the qualification of the ADSs for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the F-4 or comments thereon and responses thereto or requests by the SEC for additional information.

(b) Target shall use its reasonable best efforts to cause to be delivered a letter from its independent auditors, dated (i) the date that is two business days prior to the effectiveness of the F-4 and (ii) the Closing Date, and addressed to Parent and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the F-4.

7.13  Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the ADSs to be issued in the Merger to be approved for listing on the New York Stock Exchange at or prior to the Effective Time, subject to official notice of issuance.

7.14  Notice of Certain Events.  Target shall give prompt notice to Parent of any fact, event or circumstance as to which Target obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 8.2(a), (b) or (c). Parent shall give prompt notice to Target of any fact, event or circumstance as to which Parent obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 8.3(a) or (b). Prior to the Closing, Target may deliver to Parent a supplement or update to the Target Disclosure Letter that reflects any event, condition or circumstance occurring or arising after the Agreement Date that is not otherwise prohibited pursuant to this Agreement and which, in the aggregate taking into account all supplemental disclosures (the “Supplemental Disclosures”) provided pursuant to this Section 7.14, have not had and would not reasonably be expected to have a Material Adverse Effect on Target, in which case, prior to the Closing, the specified representations and warranties made by Target will be deemed modified to reflect such event as of the date that such event occurs or arises for purposes of determining whether the conditions set forth in Section 8.2 have been satisfied.

7.15  Tax Treatment.  Each party shall use its reasonable best efforts to cause the Merger to qualify, and shall not take, and shall use its reasonable best efforts to prevent any affiliate or shareholder of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

7.16  Affiliate Letter.  Prior to the date of the Target Meeting, Target shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of Target, as of the time of the Target Meeting, “affiliates” of Target within the meaning of Rule 145 under the Securities Act. Target shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or Target as a Person who may be deemed to be such an affiliate of Target. Target shall exercise its commercially reasonable efforts to deliver or cause to be delivered to Parent, prior to the date of the Target Meeting, from each affiliate of Target identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit B (the “Affiliate Letter”). Parent shall not be required to maintain the effectiveness of the F-4 or any other registration statement under the Securities Act for the purposes of resale by such affiliates of ADSs received pursuant to the Merger and Parent may direct the Exchange Agent not to issue certificates representing ADSs to any such affiliate until Parent has received from such Person an Affiliate Letter. Notwithstanding the foregoing, this Section 7.16 shall have no effect if Rule 145(c) under the Securities Act no longer deems “affiliates” of Target within the meaning of Rule 145 under the Securities Act to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

7.17  Joint Venture Transaction.  During the period commencing on the Agreement Date and ending on the 90th day following the Closing Date, none of Parent, any of its Subsidiaries or any of their respective Representatives shall, directly or indirectly, participate or engage in discussions or negotiations with, or disclose any non-public information regarding Target or the Joint Venture or afford access to the properties, books or records of Target or the Joint Venture to, any Person that has made an offer to purchase all or substantially all of the capital stock or assets of Target or the Joint Venture (“Target Proposal”) or to any Person that Parent, any of its Subsidiaries or any of their respective Representatives knows or has reason to believe is contemplating making a Target Proposal.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1  Conditions to the Obligation of Each Party.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) The Target Shareholders’ Approval shall have been obtained.

(b) No action, suit or proceeding instituted by any Governmental Authority of competent jurisdiction shall be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case, that would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that, subject to Section 7.9, the party seeking to terminate this Agreement pursuant to this Section 8.1(b) must have used its reasonable best efforts to cause this condition to be satisfied.

(c) The F-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the F-4 shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

(d) The ADSs to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(e) Any applicable waiting period under the HSR Act shall have expired or been terminated.

(f) Any other approval of any Governmental Authority of competent jurisdiction (including the South African Reserve Bank) or waiting periods under any applicable Law of any Governmental Authority of competent jurisdiction shall have been obtained or have expired (without the imposition of any condition that is reasonably likely to have a Material Adverse Effect).

8.2  Conditions to the Obligations of the Parent Parties.  The obligation of the Parent Parties to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Target that are not subject to materiality or Material Adverse Effect set forth in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties that are not subject to materiality or Material Adverse Effect to be so true and correct individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect with respect to Target, and the representations and warranties of Target that are subject to materiality or Material Adverse Effect set forth in this Agreement shall be true and correct as of the Agreement Date and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received a certificate signed on behalf of Target by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Target shall have performed or complied in all material respects with each of its obligations under this Agreement and any Ancillary Agreement to which it is a party required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms of such Agreement. Parent shall have received a certificate signed on behalf of Target by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(c) From the Agreement Date through the Effective Time, there shall not have occurred any Material Adverse Effect with respect to Target or any event, change or circumstance that would reasonably be likely to result in a Material Adverse Effect with respect to Target.

(d) Target must have delivered to its counsel, Parent and Parent’s counsel a certificate signed on behalf of Target by a duly authorized officer of Target certifying the representations set forth in a Target Tax Certificate in a form reasonably agreed to by the parties hereto (the “Target Tax Certificate”).

(e) Parent shall have received an opinion, dated the Closing Date, of counsel to Parent, in form and substance reasonably satisfactory to Parent, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts at the Effective Time, to the effect that the acquisition of Target Common Shares pursuant to this Agreement and the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon factual representations contained in certificates of the officers of the Parent Parties and Target.

(f) Each consent, waiver and approval set forth in Section 8.2(f) of the Target Disclosure Letter must have been obtained, and Target must have provided Parent with copies thereof.

(g) Parent shall have received a “comfort” letter from Target’s independent public accountants in the form contemplated by Section 7.12(b).

(h) Parent shall have received evidence reasonably satisfactory to it that the aggregate amount of all unpaid costs and expenses incurred by Target or its Subsidiaries in connection with this Agreement and the Transactions is not in excess of $200,000 (it being understood and agreed that any costs and expenses that Target shall pay from its available cash at Closing shall be considered paid from such available cash for purposes of this Section 8.2(h)).

8.3  Conditions to the Obligations of Target.  The obligation of Target to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Agreement Date and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect with respect to Parent;

provided, however, that the representations and warranties of Parent set forth in Sections 5.1 and 5.2 shall be true and correct at such times in all material respects without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein. Target shall have received a certificate signed on behalf of Parent by an authorized officer to the foregoing effect.

(b) Each of Parent and Merger Sub shall have performed or complied in all material respects with each of its obligations under this Agreement and any Ancillary Agreement to which it is a party required to be performed or complied with by it at or prior to the Effective Time pursuant to the terms of such Agreement. Target shall have received a certificate signed on behalf of Parent by an authorized officer to the foregoing effect.

(c) Parent must have delivered to its counsel, Target and Target’s counsel a certificate signed on behalf of each of the Parent Parties by a duly authorized officer of the Parent Parties certifying certain factual representations as reasonably required by counsel to Target for purposes of the opinion described in Section 8.3(d) (the “Parent Tax Certificate”).

(d) Target shall have received an opinion, dated the Closing Date, of counsel to Target, in form and substance reasonably satisfactory to Target, based upon facts, representations and assumptions set forth in such opinion which are consistent with the state of facts at the Effective Time, to the effect that the acquisition of Target Common Shares pursuant to this Agreement and the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that the requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(1) (other than subsections (iii)(A) and (B)) are satisfied with respect to the Merger. In rendering such opinion, counsel may require and rely upon factual representations contained in certificates of the officers of the Parent Parties and Target.

ARTICLE IX

SURVIVAL

9.1  Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

9.2  Survival of Covenants and Agreements.  The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after its approval by the shareholders of Target:

(a) by the mutual written consent of Parent and Target;

(b) by either Parent or Target, if the Effective Time has not occurred on or before June 30, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c) by either Target or Parent, if any applicable Law that makes consummation of the Merger illegal is extant or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree becomes final and nonappealable; provided, however, that, subject to Section 7.9, the right to terminate pursuant to this Section 10.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in such action;

(d) by Target, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b) and (ii) if susceptible to cure, has not been cured in all material respects prior to the earlier to occur of (x) 20 business days following delivery by Target and receipt by Parent of written notice of such breach or (y) the Termination Date;

(e) by Parent, if there has been a breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement which breach (i) would give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) and (ii) if susceptible to cure, has not been cured in all material respects prior to the earlier to occur of (x) 20 business days following delivery by Parent and receipt by Target of written notice of such breach and (y) the Termination Date;

(f) by either Target or Parent, if the Target Shareholders’ Approval is not obtained because of the failure to obtain such approval upon a vote at the Target Meeting;

(g) by Parent, if (i) Target shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 7.2, 7.3 or 7.11 or (ii) the Board of Directors of Target or any committee thereof shall have made an Adverse Recommendation Change;

(h) by Target, if (i) Target will have delivered to Parent a written notice of Target’s intent to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal received by Target (a “Notice of Superior Proposal”), (ii) five business days have elapsed following delivery to Parent of a Notice of Superior Proposal, (iii) during such five business day period Target has fully cooperated with Parent, including informing Parent of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and providing a copy of the merger, acquisition or other agreement effecting such Superior Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transaction contemplated hereby may be effected, (iv) at the end of such five business day period the Board of Directors of Target will have continued to reasonably believe that such Acquisition Proposal constitutes a Superior Proposal, (v) Target pays to Parent the termination fee specified in Section 11.1(b) and (vi) Target will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of Target will have resolved to do so. It is understood and agreed that, prior to any termination pursuant to this Section 10.1(h) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new five business day period with respect to such Modified Superior Proposal.

10.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision of this Agreement pursuant to which such termination is made, and except with respect to Section 4.21, the last two sentences of Section 7.1, this Section 10.2 and Article XI, this Agreement shall forthwith become null and void after such termination and there shall be no liability on the part of Parent, Merger Sub or Target; provided, however, that nothing herein shall relieve any party from any liability with respect to any willful or knowing breach of any representation, warranty, covenant or other obligation under this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1  Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses, except as provided in this Section 11.1.

(b) Target shall pay Parent a termination fee in the amount of $5,760,000 (the “Target Termination Fee”), in any of the following circumstances:

(i) Parent terminates this Agreement pursuant to Section 10.1(g) (breach by Target of Sections 7.2, 7.3 or 7.11 or in the event of an Adverse Recommendation Change by the Board of Directors of Target); provided, however, that, in the event of a termination pursuant to Section 10.1(g) as a result of an Adverse Recommendation Change, Target shall not be required to pay the Termination Fee to Parent pursuant to this Section 11.1(b)(i) prior to the consummation of a transaction constituting an Acquisition Proposal, and shall in no event be required to pay such fee if such consummation occurs more than eighteen months after the termination of this Agreement;

(ii) Target terminates this Agreement pursuant to Section 10.1(h) (Superior Proposal); or

(iii) (A) Parent terminates this Agreement pursuant to Section 10.1(b) (failure to complete by Termination Date), or (B) either Parent or Target terminates this Agreement pursuant to Section 10.1(f) (failure to obtain the Target Shareholders’ Approval), and, after the date hereof and prior to such termination, an Acquisition Proposal with respect to Target is publicly proposed by any Person (other than Parent or any of its affiliates) or any Person publicly announces its intention (whether or not conditional) to make an Acquisition Proposal with respect to Target or such intention has otherwise become known to Target’s shareholders generally; provided, however, that Target shall not be required to pay the Termination Fee to Parent pursuant to this Section 11.1(b)(iii) prior to the consummation of a transaction constituting an Acquisition Proposal, and shall in no event be required to pay such fee if such consummation occurs more than eighteen months after the termination of this Agreement;

(iv) Parent terminates this Agreement pursuant to Section 10.1(e) (breach by Target of a representation, warranty, covenant or agreement); or

(v) Target terminates this Agreement pursuant to Section 10.1(b) (failure to complete by Termination Date) and at the time of such termination all of the conditions set forth in Article VIII have been satisfied or waived by Parent and Parent is willing and able to consummate the Merger.

(c) Parent shall pay Target a termination fee in the amount of $1,440,000 (the “Parent Termination Fee”), in any of the following circumstances:

(i) Target terminates this Agreement pursuant to Section 10.1(d) (breach by Parent of a representation, warranty, covenant or agreement); or

(ii) Parent terminates this Agreement pursuant to Section 10.1(b) (failure to complete by Termination Date) and at the time of such termination all of the conditions set forth in Article VIII have been satisfied or waived by Target and Target is willing and able to consummate the Merger.

(d) Target shall pay Parent the reasonable, documented costs and expenses incurred by Parent or its Subsidiaries in connection with this Agreement and the Transactions up to an amount equal to $500,000 (the “Parent Expenses”) in the event that Parent terminates this Agreement pursuant to Section 10.1(g) as the result of an Adverse Recommendation Change; provided, however, that, in the event that Target is required to pay a Target Termination Fee pursuant to the proviso set forth in Section 11.1(b)(i), then, upon payment of such Target Termination Fee, the amount of the Parent Expenses previously paid by Target shall be deducted therefrom. Any payment of Parent Expenses pursuant to this Section 11.1(d) shall be made within ten (10) business day after any such termination.

(e) Except as otherwise set forth above, any payment required pursuant to this Section 11.1 shall be made within one business day after termination of this Agreement by wire transfer of immediately available funds to an account designated by Parent or Target, as applicable.

(f) Each of Target and Parent acknowledges that the agreements contained in this Section 11.1 are an integral part of the Transactions and that, without these agreements, neither Parent nor Target would not enter into this Agreement; accordingly, if either Target or Parent fails promptly to pay any amount due pursuant to this Section 11.1, and, in order to obtain such payment, Parent or Target, as the applicable, commences a suit that results in a judgment against Target or Parent for such payment, Target or Parent, as applicable shall pay to Parent or Target, as applicable, its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the payment at a rate of 8% per annum. The parties hereto agree that any remedy or amount payable pursuant to this Section 11.1 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.

11.2  Notices.  All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Parent, Member or Merger Sub:

AngloGold Ashanti Limited
76 Jeppe Street, Newtown, 2001
PO Box 62117 Marshalltown 2107
Johannesburg 2001 T3 00000
South Africa
Attention: Richard Duffy, Executive Vice President
Telephone: +27 11 637 6000
Facsimile: +27 11 637 6624

And to:

AngloGold Ashanti North America Inc.
7400 East Orchard Road, Suite 350
Greenwood Village, CO 80111
Attention: General Counsel
Telephone: 303-889-0700
Facsimile: (303) 889-0737

With a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202-1500
Attention: Ronald R. Levine II, Esq.
Facsimile: (303) 893-1379

To Target:

Golden Cycle Gold Corporation
1515 S. Tejon, Suite 201
Colorado Springs, CO 80906
Attention: R. Herbert Hampton
Telephone: (719) 471-9013
Facsimile: (719) 520-1442

With a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
Republic Plaza Building
Suite 4700
370 17th Street
Denver, CO 80202-5647
Attention: Kenneth G. Sam, Esq.
Facsimile: (303) 629-3450

Any such notice or communication shall be deemed given (a) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (b) one business day after being deposited with a next-day courier, postage prepaid or (c) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

11.3  Severability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.

11.4  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that, except for Merger Sub, the rights of which may be assigned to another wholly owned Subsidiary of Parent, neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

11.5  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to “dollars” or “$” shall mean United States dollars. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party.

11.6  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

11.7  Entire Agreement.  This Agreement, together with all documents contemplated herein or required hereby and the Confidentiality Agreement, represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.

11.8  Governing Law.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the state of Colorado, without reference to rules relating to conflicts of law.

11.9  Submission to Jurisdiction.  Each party to this Agreement submits to the exclusive jurisdiction of any state or federal court sitting in the State of Colorado in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

11.10  Attorneys’ Fees.  If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

11.11  No Third Party Beneficiaries.  Except as provided in Section 7.6, no Person other than the parties is an intended beneficiary of this Agreement or any portion hereof.

11.12  Disclosure Letters.  The disclosures made on any disclosure letter, including the Target Disclosure Letter and the Parent Disclosure Letter, with respect to any representation or warranty, shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably apparent from the face of the disclosure letter. The inclusion of any matter on any disclosure letter will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Material Adverse Effect with respect to Parent or Target, as applicable, or would otherwise be material to any party.

11.13  Amendments and Supplements.  At any time before or after approval of the matters presented in connection with the Merger by the shareholders of Target and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Target with respect to any of the terms contained in this

Agreement, except as otherwise provided by Law; provided, however, that following approval of this Agreement by the shareholders of Target, there shall be no amendment or change to the provisions hereof unless permitted by the CBCA without further approval by the shareholders of Target.

11.14  Extensions, Waivers, Etc.  At any time prior to the Effective Time, either party may extend the time for the performance of any of the obligations or acts of the other party;

(a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(b) subject to the proviso of Section 11.13, waive compliance with any of the agreements or conditions of the other party contained herein.

Notwithstanding the foregoing, no failure or delay by Parent or Target in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XII

DEFINITIONS

12.1  Defined Terms.  The following terms shall have the following meanings for the purposes of this Agreement:

(a) “Ancillary Agreement” means each Voting Agreement and any other agreement, document or instrument to be entered into by any party hereto in connection with the Merger, any other Transaction or this Agreement.

(b) “Audit” means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

(c) “Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

(d) “Hedging Agreement” means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity price protection agreement, foreign exchange protection agreement, and any other agreement or arrangement designed to protect such Person against fluctuations in interest rates, commodity prices or foreign exchange rates, as any such agreement is amended, supplemented or modified from time to time.

(e) “Indebtedness” means, with respect to any Person, (a) all indebtedness of such party or any of its Subsidiaries for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, (b) all other indebtedness and obligations of such party or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, under loan agreements, security agreements, mortgages, deeds of trust, Hedging Agreements or letter of credit reimbursement agreements, (c) other commitments or obligations by which such party or any of its Subsidiaries assures against loss (including contingent reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar instruments), (d) commitments (contingent or otherwise) of such party or any of its Subsidiaries to pay deferred purchase amounts for property or services, including all notes, “earn-out” payments, purchase price adjustment payments and non-competition payments and (e) guarantees or similar contingent liabilities of such party or any of its Subsidiaries (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or Liability of any other Person.

(f) “Law” means any federal, state, local or foreign law, statute, rule, regulation, ordinance, judgment, common law, order, code, decree, restriction, approval, directive, injunction, award, administrative requirement, license, permit, writ or any other requirement or rule of law of, or issued by, any Governmental Authority, or any listing rule of any applicable stock exchange.

(g) “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(h) “Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

(i) “Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, is materially adverse to the financial condition, business, assets, Liabilities or results of operations of Target and its Subsidiaries or Parent and its Subsidiaries, as applicable, in each case taken as a whole; provided, however, when determining whether any Material Adverse Effect has occurred with respect to Target and its Subsidiaries, taken as a whole, any result, occurrence, condition, fact, change, violation, event or effect affecting the Joint Venture that is either (i) caused by Parent or its affiliates or (ii) within the reasonable control of Parent or its affiliates acting in a commercially reasonable manner, shall not be taken into account.

(j) “Material Contract” means, with respect to Target, any contract, arrangement, commitment or understanding (whether written or oral), that (i) is a material contract (as defined in Item 601(b)(10) of SEC Regulation S-K) with respect to Target to be performed after the Agreement Date, (ii) materially restrains, limits or impedes the ability of Target or any of its Subsidiaries or other affiliates to compete with or conduct any business or any line of business (including (A) agreements that impose geographic limitations on activities, (B) agreements that impose restraints on the right to solicit employees and (C) any confidentiality agreement, area of mutual interest or standstill agreement with any Person (or any agent thereof) that contains any exclusivity or standstill provisions that are or will be binding on Target or any of its Subsidiaries or other affiliates (including, after the Effective Time, Parent or any of its Subsidiaries)), (iii) contains a provision of the type commonly referred to as a “most favored nation” provision for the benefit of a party other than Target or its Subsidiaries, (iv) contains a put, call or other right of acquisition or disposition pursuant to which Target or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests (including licensing or leasehold interests) of any Person or assets that have a market value or purchase price of more than $25,000, (v) is a partnership or joint venture relating to the formation, creation, operation, management or control of any material partnership or joint venture, or (vi) relates to Indebtedness in excess of $25,000 of Target or any of its Subsidiaries.

(k) “Permitted Lien” means (i) Liens for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending or deferred against the Owned Real Property) that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Liens of carriers, warehousemen, mechanics’ and materialmen and other like Liens arising in the ordinary course of business (provided lien statements have not been filed as of the Closing Date), (iii) easements, rights of way and restrictions, zoning ordinances and other similar Liens affecting the Owned Real Property and which do not adversely affect title to, detract from the value of, or impair the existing or proposed use of, the property affected by such lien or imperfection or (iv) statutory Liens in favor of lessors arising in connection with any property leased to Target or any Subsidiary.

(l) “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Authority.

(m) “Subsidiary” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person). For the purposes of clarity, “Subsidiary” shall not include the Joint Venture.

(n) “Tax Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

(o) “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

(p) “Taxes” means all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

12.2  Additional Defined Terms.

Term	Section

1992 Plan	3.3(a)
1997 Plan	3.3(a)
2002 Plan	3.3(a)
2006 Target Balance Sheet Date	4.7
Acquisition Proposal	7.5(a)
ADS	3.1(b)
Adverse Recommendation Change	7.3(a)
Affiliate Letter	7.16
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	7.2(a)(iii)
CBCA	1.1
Closing Date	3.4
Closing	3.4
Code	Preamble
Common Conversion Consideration	3.1(b)
Target Proposal	7.17
Effective Time	1.2
Enforceability Exception	4.3
Environmental Laws	4.12(a)
ERISA	4.11(a)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Instructions	3.2(b)
Exchange Ratio	3.1(b)
F-4	4.18
GAAP	4.6
Hazardous Substances	4.12(b)
HSR Act	4.4(b)
Joint Venture	4.8(a)
Joint Venture Agreement	4.8(a)
Merger	Preamble
Merger Consideration	3.1(b)

Term	Section

Merger Sub	Preamble
Notice of Change	7.3(b)
Notice of Superior Proposal	10.1(h)
Owned Real Property	4.15
Parent	Preamble
Parent Expenses	11.1(d)
Parent Ordinary Shares	3.1(b)
Parent Parties	Preamble
Parent SEC Reports	5.4
Parent Tax Certificate	8.3(c)
PCBs	4.12(e)
PI Financial	4.21
Property Agreements	4.15
Proxy Statement/Prospectus	4.18
Representatives	7.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	4.4(b)
Statement of Merger	1.2
Stock Certificate	3.1(b)
Substituted Option	3.3(a)
Superior Proposal	7.5(b)
Supplemental Disclosures	7.14
Surviving Entity	1.1
Target	Preamble
Target Balance Sheet	4.6
Target Benefit Plan	4.11(a)
Target Common Shares	3.1(a)
Target Disclosure Letter	Introduction to Article IV
Target ERISA Affiliate	4.11(a)
Target Intellectual Property	4.19
Target Meeting	7.11
Target Permits	4.13
Target SEC Reports	4.5(a)
Target Shareholders’ Approval	4.17
Target Stock Option	3.3(a)
Target Stock Option Plans	3.3(a)
Target Tax Certificate	8.2(d)
Termination Date	10.1(b)
Termination Fee	11.1(b)
Transactions	3.4
Voting Agreements	Preamble

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ANGLOGOLD ASHANTI LIMITED

By:	/s/ Donald C. Ewigleben
Name:     Donald C. Ewigleben

Title:	Executive Officer — Law, Health,
Safety and Environment

ANGLOGOLD ASHANTI USA INCORPORATED

By:	/s/ Donald C. Ewigleben
Name:     Donald C. Ewigleben

Title:	Chairman and President

GCGC LLC
AngloGold Ashanti USA Incorporated
Its: Sole Member

By:	/s/ Peter O’Connor
Name:     Peter O’Connor

Title:	Secretary

GOLDEN CYCLE GOLD CORPORATION

By:	/s/ R. Herbert Hampton
Name:     R. Herbert Hampton

Title:	President, Chief Executive Officer
and Treasurer

EXHIBIT A

Signatories to Voting Agreements

1.  David W. Tice & Associates, Inc. (1,298,265 common shares)

2.  OCM Gold Fund (457,000 common shares)

3.  Rex H. Hampton Jr. (56,110 common shares)

4.  Estate of Rex H. Hampton (57,400 common shares)

5.  Dr. Taki N. Anagnoston (484,280 common shares)

6.  James C. Ruder (1,000 common shares)

7.  Robert T. Thul (125 common shares)

8.  Donald L. Gustafson (0 common shares)

9.  Midas Fund, Inc./Midas Management Corporation (1,964,500 common shares)

Annex B

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT, dated as of January 11, 2007 (this “Agreement”), by the undersigned shareholder (the “Shareholder”) of Golden Cycle Gold Corporation, a Colorado corporation (“Target”), for the benefit of AngloGold Ashanti Limited, a corporation organized under the laws of the Republic of South Africa (“Parent”).

RECITALS

WHEREAS, Parent, GCGC LLC, a Colorado limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Target are entering into the Agreement and Plan of Merger, dated as of January 11, 2008 (the “Merger Agreement”), which provides for the merger of Target with and into Merger Sub (the “Merger”);

WHEREAS, the Shareholder owns that number of shares of common stock, no par value per share, of Target (“Target Common Stock”), appearing on the signature page hereof (such shares of Target Common Stock, together with any other shares of capital stock of Target acquired by such Shareholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholder agree, and in order to induce Parent to enter into the Merger Agreement the Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Shareholder agrees as follows:

1.  Covenants of Shareholder.  Until the termination of this Agreement in accordance with Section 3:

(a) The Shareholder shall attend the Target Meeting, in person or by proxy, and at the Target Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares in favor of (i) the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement and (ii) any other matter necessary to the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

(b) At any meeting of shareholders of Target or at any adjournment thereof or in any other circumstances upon which the Shareholder’s vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Target or any of its Subsidiaries or any other Acquisition Proposal, (ii) any amendment of Target’s articles of incorporation or bylaws or other proposal or transaction involving Target or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of Target or (iii) any action that would result in a breach of any representation, warranty or covenant made by Target in the Merger Agreement. The Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(c) The Shareholder agrees not to (i) sell, transfer (including by operation of law), pledge, assign, encumber or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement (other than this Agreement), whether by proxy, voting agreement or otherwise, or grant or appoint any power of attorney in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.

(d) The Shareholder shall not, nor shall the Shareholder authorize any investment banker, consultant, attorney, agent or other advisor or representative of the Shareholder to, (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by furnishing non-public information) any inquiries regarding, or the making or submission of any proposal that constitutes, or that may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate or engage in discussions or negotiations with, or disclose any non-public information regarding Target or any of its Subsidiaries or afford access to the properties, books or records of Target or any of its Subsidiaries to, any Person that has made an Acquisition Proposal or to any Person that the Shareholder knows or has reason to believe is contemplating making an Acquisition Proposal.

(e) The Shareholder shall use the Shareholder’s commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Target and Parent in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

(f) The Shareholder agrees to promptly notify Parent in writing of the nature and amount of any acquisition by the Shareholder of any voting securities of Target acquired by the Shareholder hereafter and promptly notify Parent in writing of the nature and amount of any inquiry regarding, or the making or submission of any proposal that would constitute, or that may reasonably be expected to lead to, an Acquisition Proposal.

(g) The Shareholder hereby irrevocably grants to, and appoints any individual or individuals who shall hereafter be designated by Parent, and each of them, the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote, or cause to be voted, the Shareholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, at every annual, special or other meeting of the shareholders of Target, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise, solely in the manner specified in Section 1(a) and (b) hereof; provided, however, that the foregoing grant of proxy shall terminate immediately upon termination of this Agreement in accordance with its terms, including with respect to matters as to which a record date has heretofore passed.

(h) The Shareholder specifically recognizes and agrees that this grant of proxy is coupled with an interest. This appointment of proxy shall survive the bankruptcy, merger, dissolution, liquidation, death or incapacity of the Shareholder. The Shareholder represents that any proxies heretofore given in respect of the Shareholder’s Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

2.  Representations and Warranties.  The Shareholder represents and warrants to Parent as follows:

(a) The Shareholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, free and clear of any liens, claims, options or other encumbrances. The Shareholder does not own, of record or beneficially, or have the right to vote any shares of capital stock of Target other than the Subject Shares. The Shareholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement. [The failure of the spouse of the Shareholder to be a party or signatory to this Agreement shall not (i) prevent the Shareholder from performing [his/her] obligations and consummating the transactions contemplated hereunder or (ii) prevent this Agreement from constituting the legal, valid and binding obligation of such Shareholder in accordance with its terms.]1

(b) This Agreement has been duly executed and delivered by the Shareholder. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, arrangement, moratorium fraudulent transfer, statutes of limitation, or other similar laws and

1 For individual with spouse only.

judicial decisions affecting or relating to the rights of creditors generally. The execution and delivery of this Agreement by the Shareholder does not and will not conflict with, result in a breach of, or constitute a default under, or give rise to any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any agreement, order or other instrument binding upon the Shareholder, nor require any regulatory registration, filing or approval.

(c) The Shareholder acknowledges receipt and review of the Merger Agreement.

3.  Termination.  The obligations of the Shareholder hereunder shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement pursuant to Section 10.1 thereof and (ii) the Effective Time.

4.  Further Assurances.  The Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

5.  Successors, Assigns and Transferees Bound.  Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Shareholder, such as an executor or heir) shall be bound by the terms hereof, and the Shareholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

6.  Remedies.  The Shareholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Shareholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

7.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.  Amendment.  This Agreement may be amended only by means of a written instrument executed and delivered by both the Shareholder and Parent.

9.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Colorado or any Colorado state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12 shall be deemed effective service of process on such party.

10.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law rules of such state.

12.  Notice.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

(a) if to Parent, to:

If to Parent, to:

AngloGold Ashanti Limited
76 Jeppe Street, Newtown, 2001
PO Box 62117 Marshalltown 2107
Johannesburg 2001 T3 00000
South Africa
Attention: Richard Duffy, Executive Vice President
Telephone: +27 11 637 6000
Facsimile: +27 11 637 6624

with a copy to:

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Attention: Ronald R. Levine II, Esq.
Facsimile No.: 303-893-1379

(b) if to the Shareholder to:

Attention:

Facsimile No.:

with a copy to:

Attention:

Facsimile No.:

All such notices, requests and other communications shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when sent by facsimile (with a confirmatory copy sent by such overnight courier).

13.  Capitalized Terms.  Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

14.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

15.  [Capacity.  The parties hereto agree and acknowledge that the Shareholder does not make any agreement or understanding in his capacity as a director or officer of Target. Shareholder has entered into this Agreement solely in [his/her] capacity as the beneficial owner of the Subject Shares and nothing herein shall expand, limit or affect any actions taken by the Shareholder in [his/her] capacity as an officer or director of Target.]2

2 To be included for shareholders who are also Target directors or officers.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Name:

Number of shares of Target Common Stock owned on the date hereof:

Accepted and Agreed to
as of the date set forth above:

ANGLOGOLD ASHANTI LIMITED

By:	Name: Title:

Annex C

Board of Directors	PI Financial (US) Corp.
Golden Cycle Gold Corporation	1900 - 666 Burrard Street
1515 South Tejon Street, Suite 201	Vancouver, BC Canada
Colorado Springs, Colorado 80906	V6C 3N1

Phone 604-664-2900
Fax 604-664-3660
Toll Free 800-810-7022
www.pius.ca
January 11, 2008

OPINION OF PI FINANCIAL (US) CORP.

Members of the Board:

Description of Proposed Transaction

We understand that Golden Cycle Gold Corporation (the “Company”), AngloGold Ashanti Limited (“Anglogold”), AngloGold Ashanti USA Incorporated and GCGC LLC, an indirect wholly-owned subsidiary of Anglogold (the “Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the agreement dated January 11, 2008 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Merger Sub. Pursuant to the Merger, the Company will become an indirect wholly-owned subsidiary of Anglogold and each outstanding common share, no par value per share, of the Company (the “Company Common Stock”) shall be cancelled and automatically converted into the right to receive 0.29 (the “Exchange Ratio”) American Depository Shares of Anglogold (“ADS”) (the “Merger Consideration”).

Engagement of PI Financial (US) Corp.

By letter agreement (“Agreement”) dated December 18, 2007, the Company retained us to render an opinion (the “Opinion”) as to whether the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Credentials of PI Financial (US) Corp.

We are a wholly-owned subsidiary of PI Financial Corp. We are focused on serving the needs of institutional investors and publicly traded companies located in the United States. PI is a registered securities firm engaged in corporate finance, mergers and acquisitions, equity and fixed income sales and trading. We are a member of FINRA, the Securities Investor Protection Corporation and the International Financial Centre (British Columbia). The Opinion expressed herein is our opinion and the form and content herein have been approved for release by an established fairness committee.

Terms of Engagement

We were first contacted in respect of the Merger on December 5, 2007 and were retained as per the Agreement dated December 18, 2007. We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services of US$500,000, which, in its entirety, is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this Opinion). We have not been engaged to conduct a formal valuation of the Company or Anglogold. In the past, we and our affiliates have provided financial advisory services for the Company but have not received fees for the rendering of these services. We may also provide investment banking or other services to the parties hereto and their affiliates in the future for which we may receive compensation.

In the ordinary course of our trading, brokerage and financing activities, we or our affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Anglogold, the Company or any other company or any currency or commodity that may be involved in this transaction.

Effective Date of Opinion

The effective date (“Effective Date”) of this Opinion is January 11, 2008.

Scope of Review

For purposes of the Opinion set forth herein, we have:

i)	reviewed the Merger Agreement, dated January 11, 2008, and certain related documents;

ii)	reviewed certain publicly available financial statements and other business and financial information of the Company and Anglogold, respectively;

iii)	reviewed certain internal financial statements and other financial and operating data concerning the Cripple Creek & Victor Joint Venture (“CC&V JV”) prepared by the operator of the CC&V JV;

iv)	reviewed certain financial forecasts of the CC&V JV prepared by Anglogold;

v)	discussed the past and current operations and financial condition and the prospects of the Company and the CC&V JV, with Anglogold management and senior executives of the Company;

vi)	discussed the past and current operations and financial condition and the prospects of the CC&V JV, with senior executives of Anglogold;

vii)	discussed certain information relating to strategic, financial and operational benefits anticipated from the Merger and the strategic rationale for the Merger, with senior executives of the Company;

viii)	reviewed the Exchange Ratio in relation to certain trading multiples and the estimated net asset value of the Company;

ix)	reviewed the reported prices and trading activity for the Company’s Common Stock and the Anglogold ADSs;

x)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xi)	participated in discussions and negotiations among representatives of the Company and their legal advisors;

xii)	reviewed the draft Merger Agreement, dated December 17, 2007, and certain related documents; and

xiii)	considered such other factors and performed such other analyses as we have deemed appropriate.

The Company represented to us, in a certificate of two senior officers of the Company delivered as at the date hereof, among other things, that the information, data and other material (financial and otherwise) provided to us by or on behalf of the Company, including written information and discussions concerning the Company, the CC&V JV and Anglogold and referred to above under the heading “Scope of Review” (collectively, the “Information”) are complete and correct at the date the Information was provided to us and that, since the date of the information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on this Opinion.

Assumptions and Limitations

Our Opinion is subject to the assumptions, explanations and limitations set forth herein.

We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company and Anglogold for the purposes of this Opinion.

With respect to the financial forecasts supplied to us or discussed with us, including information relating to strategic, financial and operational benefits anticipated from the Merger, we have assumed they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company, Anglogold and the CC&V JV.

We have also relied without independent verification on the assessments of managements of the Company and Anglogold, respectively, of the strategic rationale of the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement dated January 11, 2008 with no waiver, delay or amendment of any other terms or conditions.

We have assumed that in connection with the receipt of all the necessary governmental, regulatory and other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger.

We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and veracity of assessments by such advisors to the Company and Anglogold with respect to such issues.

We have also relied upon, without independent verification, the assessment by the managements of Anglogold and the Company, respectively, of the timing and risks associated with the integration of Anglogold and the Company.

We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Anglogold, nor have we been furnished with any such appraisals.

Our Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this Opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this Opinion.

In arriving at our Opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company or any of its assets, nor did we negotiate with any parties, with respect to the possible acquisition of the Company or certain of its constituent businesses.

We do not express an opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of the Company.

This Opinion is addressed to and for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and is not a recommendation to the holders of the outstanding shares of Company Common Stock to approve the Merger and we express no opinion as to the merits of the underlying decision by the Company to engage in the Merger. This Opinion is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excerpts or summaries) for any other purposes, unless (a) it is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission and it is included in full (and we have had an opportunity, if we deem it appropriate, to update the Opinion to the date of the document in which it is included) and the Company has received our prior written consent with respect to all of the references to it and/or the Opinion included in any such registration statement, proxy statement or any other document filed with the Securities and Exchange Commission or (ii) it is to be introduced into evidence or referred to in connection with any litigation relating to the Merger to which the Opinion relates, in which case the Company will us written notice at least three (3) business days in advance of such introduction or reference.

In addition, this Opinion does not in any manner address the prices at which the Anglogold ADSs will trade following the announcement of the Merger or any other time, and we express no opinion or recommendation as to how the shareholders of the Company and Anglogold should vote at any shareholders’ meetings held in connection with the Merger.

Analysis & Methodology

In conducting our analysis of the Merger we considered:

i)	The process undertaken by the Company prior to receiving the Anglogold offer to consider and pursue strategic alternatives;

ii)	Historical share trading prices and share price ratios in comparison with the Exchange Ratio;

iii)	Comparison of the consideration offered for the Company to current market trading values for selected comparable companies;

iv)	Comparison of the consideration offered for the Company to values paid in selected recent and historical comparable transactions;

v)	Comparison of the consideration offered for the Company with estimated net asset values for the Company;

vi)	Various other considerations including strategic benefits and risks associated with the Merger.

Opinion

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

PI FINANCIAL (US) CORP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 247 of the South African Companies Act provides that a company may indemnify a director, officer or auditor in respect of any liability incurred by that person in defending any proceedings against them (in their capacity as director, officer or auditor of the company), whether civil or criminal, in which judgment is given in their favor or in which they are acquitted, or in the circumstance where the proceedings are abandoned.

Section 248 of the South African Companies Act allows the court to grant relief to any director, officer or auditor of a company if it appears to the court that the person concerned is or may be liable for negligence, default, breach of duty or breach of trust, but has acted honestly and reasonably, and that, in light of all the circumstances, including those connected with such person’s appointment, that person ought fairly to be excused for the negligence, default, breach of duty or breach of trust. In this situation, the court may relieve the person, either wholly or partly, from his or her liability on such terms as the court may deem fit.

AngloGold Ashanti’s memorandum and articles of association provide that, subject to the provisions of the South African Companies Act, AngloGold Ashanti will indemnify its directors, managers, secretaries, and other officers or servants against all costs, losses and expenses they may incur or become liable to pay by reason of any contract entered into, or any act or deed done by them in the discharge of their duties as such.

AngloGold Ashanti has purchased director’s and officer’s liability insurance.

Item 21.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith unless otherwise indicated:

Exhibit No.		Description

2.1		Agreement and Plan of Merger, dated as of January 11, 2008, by and among AngloGold Ashanti Limited, AngloGold Ashanti USA Incorporated, GCGC LLC and Golden Cycle Gold Corporation (included as Annex A to the proxy statement/prospectus)
3.1		Memorandum and Articles of Association of AngloGold Ashanti Limited (incorporated by reference to Exhibit 19.1 to AngloGold Ashanti’s Form 20-F filed with the SEC on July 9, 2007)
4.1		Deposit Agreement, dated August 5, 1998, with The Bank of New York Mellon (incorporated by reference to Exhibit 1 to AngloGold Ashanti’s registration statement on Form F-6 (Registration No. 333-133049))
5	.1*	Opinion of Taback & Associates (Pty) Limited, South African counsel to AngloGold Ashanti Limited, regarding the validity of the securities being registered
8	.1*	Opinion of Davis Graham & Stubbs LLP regarding material United States federal income tax consequences relating to the merger
8	.2*	Opinion of Dorsey & Whitney LLP regarding material United States federal income tax consequences relating to the merger
10.1		Shareholder Support Agreement, dated January 11, 2008, between David W. Tice & Associates, LLC and AngloGold Ashanti Limited
10.2		Shareholder Support Agreement, dated January 11, 2008, between Donald L. Gustafson and AngloGold Ashanti Limited
10.3		Shareholder Support Agreement, dated January 11, 2008, between Dr. Taki N. Anagnoston and AngloGold Ashanti Limited
10.4		Shareholder Support Agreement, dated January 11, 2008, between Robert T. Thul and AngloGold Ashanti Limited
10.5		Shareholder Support Agreement, dated January 11, 2008, between Estate of Rex H. Hampton and AngloGold Ashanti Limited
10.6		Shareholder Support Agreement, dated January 11, 2008, between Rex H. Hampton Jr. and AngloGold Ashanti Limited

Exhibit No.		Description

10.7		Shareholder Support Agreement, dated January 11, 2008, between James C. Ruder and AngloGold Ashanti Limited
10.8		Shareholder Support Agreement, dated January 11, 2008, between Midas Fund, Inc. and AngloGold Ashanti Limited
10.9		Shareholder Support Agreement, dated January 11, 2008, between OCM Gold Fund and AngloGold Ashanti Limited
10.10		Registration Rights Agreement, dated March 3, 2006, between AngloGold Ashanti Limited and Anglo South African Capital (Proprietary) Limited (incorporated by reference to AngloGold Ashanti’s Form 6-K filed with the SEC on March 23, 2006)
21.1		List of subsidiaries of AngloGold Ashanti Limited (incorporated by reference to Exhibit 19.6 to AngloGold Ashanti’s Form 20-F filed with the SEC on July 9, 2007)
23.1		Consent of Ernst & Young, independent registered public accounting firm to AngloGold Ashanti Limited
23.2		Consent of KPMG Inc., independent registered public accounting firm to Société d’Exploitation des Mines d’Or de Sadiola S.A.
23.3		Consent of KPMG Inc., independent registered public accounting firm to Société d’Exploitation des Mines d’Or de Yatela S.A.
23.4		Consent of PricewaterhouseCoopers, independent registered public accounting firm to Société des Mines de Morila S.A.
23.5		Consent of Ernst & Young, independent registered public accounting firm to Société des Mines de Morila S.A.
23.6		Consent of Ehrhardt Keefe Steiner & Hottman P.C., independent registered public accounting firm to Golden Cycle Gold Corporation
23.7		Consent of PI Financial (US) Corp.
23	.8*	Consent of Taback & Associates (Pty) Limited, South African counsel to AngloGold Ashanti Limited (included in the opinion filed as Exhibit 5.1 to this registration statement)
23	.9*	Consent of Davis Graham & Stubbs LLP (included in the opinion filed as Exhibit 8.1 to this registration statement)
23	.10*	Consent of Dorsey & Whitney LLP (included in the opinion filed as Exhibit 8.2 to this registration statement)
99.1		Form of Golden Cycle Gold Corporation Proxy

* To be filed by amendment.

(b) Financial Statement Schedules

Not applicable.

Item 22.	Undertakings

(a) In accordance with Item 512 of Regulation S-K, the undersigned registrant hereby undertakes:

i. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

iii. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

iv. to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly period that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on February 5, 2008.

ANGLOGOLD ASHANTI LIMITED

By:	/s/ Donald C. Ewigleben
Name:    Donald C. Ewigleben

Title:	President and Chief Executive Officer — AngloGold Ashanti North America Inc.

Pursuant to the requirements of the Securities Act, the registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Russell P. Edey Russell P. Edey	Non-Executive Director and Chairman	February 5, 2008 Date

/s/ Thokoana J. Motlatsi Thokoana J. Motlatsi	Non-Executive Director and Deputy Chairman	February 5, 2008 Date

/s/ Mark Cutifani Mark Cutifani	Executive Director and Chief Executive Officer	February 5, 2008 Date

/s/ Frank B. Arisman Frank B. Arisman	Non-Executive Director	February 5, 2008 Date

/s/ Reginald E. Bannerman Reginald E. Bannerman	Non-Executive Director	February 5, 2008 Date

/s/ Elisabeth Le R. Bradley Elisabeth Le R. Bradley	Non-Executive Director	February 5, 2008 Date

/s/ Joseph H. Mensah Joseph H. Mensah	Non-Executive Director	February 5, 2008 Date

/s/ William A. Nairn William A. Nairn	Non-Executive Director	February 5, 2008 Date

/s/ Wiseman L. Nkuhlu Wiseman L. Nkuhlu	Non-Executive Director	February 5, 2008 Date

Sipho M. Pityana	Non-Executive Director	Date

/s/ Simon R. Thompson Simon R. Thompson	Non-Executive Director	February 5, 2008 Date

/s/ Srinivasan Venkatakrishnan Srinivasan Venkatakrishnan (Venkat)	Executive Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 5, 2008 Date

Authorized Representative in the United States

By:	/s/ Donald C. Ewigleben
Name:   Donald C. Ewigleben

Title:	President and Chief Executive Officer — AngloGold Ashanti North America Inc.

EXHIBIT INDEX

Exhibit No.		Description

2.1		Agreement and Plan of Merger, dated as of January 11, 2008, by and among AngloGold Ashanti Limited, AngloGold Ashanti USA Incorporated, GCGC LLC and Golden Cycle Gold Corporation (included as Annex A to the proxy statement/prospectus)
3.1		Memorandum and Articles of Association of AngloGold Ashanti Limited (incorporated by reference to Exhibit 19.1 to AngloGold Ashanti’s Form 20-F filed with the SEC on July 9, 2007)
4.1		Deposit Agreement, dated August 5, 1998, with The Bank of New York Mellon (incorporated by reference to Exhibit 1 to AngloGold Ashanti’s registration statement on Form F-6 (Registration No. 333-133049))
5	.1*	Opinion of Taback & Associates (Pty) Limited, South African counsel to AngloGold Ashanti Limited, regarding the validity of the securities being registered
8	.1*	Opinion of Davis Graham & Stubbs LLP regarding material United States federal income tax consequences relating to the merger
8	.2*	Opinion of Dorsey & Whitney LLP regarding material United States federal income tax consequences relating to the merger
10.1		Shareholder Support Agreement, dated January 11, 2008, between David W. Tice & Associates, LLC and AngloGold Ashanti Limited
10.2		Shareholder Support Agreement, dated January 11, 2008, between Donald L. Gustafson and AngloGold Ashanti Limited
10.3		Shareholder Support Agreement, dated January 11, 2008, between Dr. Taki N. Anagnoston and AngloGold Ashanti Limited
10.4		Shareholder Support Agreement, dated January 11, 2008, between Robert T. Thul and AngloGold Ashanti Limited
10.5		Shareholder Support Agreement, dated January 11, 2008, between Estate of Rex H. Hampton and AngloGold Ashanti Limited
10.6		Shareholder Support Agreement, dated January 11, 2008, between Rex H. Hampton Jr. and AngloGold Ashanti Limited
10.7		Shareholder Support Agreement, dated January 11, 2008, between James C. Ruder and AngloGold Ashanti Limited
10.8		Shareholder Support Agreement, dated January 11, 2008, between Midas Fund, Inc. and AngloGold Ashanti Limited
10.9		Shareholder Support Agreement, dated January 11, 2008, between OCM Gold Fund and AngloGold Ashanti Limited
10.10		Registration Rights Agreement, dated March 3, 2006, between AngloGold Ashanti Limited and Anglo South African Capital (Proprietary) Limited (incorporated by reference to AngloGold Ashanti’s Form 6-K filed with the SEC on March 23, 2006)
21.1		List of subsidiaries of AngloGold Ashanti Limited (incorporated by reference to Exhibit 19.6 to AngloGold Ashanti’s Form 20-F filed with the SEC on July 9, 2007)
23.1		Consent of Ernst & Young, independent registered public accounting firm to AngloGold Ashanti Limited
23.2		Consent of KPMG Inc., independent registered public accounting firm to Société d’Exploitation des Mines d’Or de Sadiola S.A.
23.3		Consent of KPMG Inc., independent registered public accounting firm to Société d’Exploitation des Mines d’Or de Yatela S.A.
23.4		Consent of PricewaterhouseCoopers, independent registered public accounting firm to Société des Mines de Morila S.A.
23.5		Consent of Ernst & Young, independent registered public accounting firm to Société des Mines de Morila S.A.

Exhibit No.		Description

23.6		Consent of Ehrhardt Keefe Steiner & Hottman P.C., independent registered public accounting firm to Golden Cycle Gold Corporation
23.7		Consent of PI Financial (US) Corp.
23	.8*	Consent of Taback & Associates (Pty) Limited, South African counsel to AngloGold Ashanti Limited (included in the opinion filed as Exhibit 5.1 to this registration statement)
23	.9*	Consent of Davis Graham & Stubbs LLP (included in the opinion filed as Exhibit 8.1 to this registration statement)
23	.10*	Consent of Dorsey & Whitney LLP (included in the opinion filed as Exhibit 8.2 to this registration statement)
99.1		Form of Golden Cycle Gold Corporation Proxy

* To be filed by amendment.